As filed with the Securities and Exchange Commission on May 30, 2007
Registration No. 333-141730
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Chart Industries, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3443	34-1712937
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Infinity Corporate Centre Drive
Suite 300
Garfield Heights, Ohio 44125-5370
Tel.: (440) 753-1490
Fax: (440) 753-1491
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew J. Klaben, Esq.
Vice President, General Counsel and Secretary
One Infinity Corporate Centre Drive
Suite 300
Garfield Heights, Ohio 44125-5370
Tel.: (440) 753-1490
Fax: (440) 753-1491
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Edward P. Tolley III, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 Tel: (212) 455-2000 Fax: (212) 455-2502	James S. Scott Sr., Esq. Michael Benjamin, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022-6069 Tel.: (212) 848-4000 Fax: (212) 848-7179

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount to	Aggregate Offering	Amount of
Securities to be Registered	be Registered(1)	Price(2)	Registration Fee(3)
Common stock, par value $0.01 per share	14,504,545 shares	$296,037,763	$9,088

(1)	Includes shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”), based on average of the high and low prices of the common stock on May 17, 2007, as reported on the Nasdaq Global Market.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued May 30, 2007

12,612,648 Shares

Chart Industries, Inc.

Common Stock

The selling stockholders, consisting of FR X Chart Holdings LLC and certain of our executive officers, including our Chief Executive Officer, and other employees are selling 12,612,648 shares of our common stock. We will grant the underwriters an option to purchase up to 1,891,897 additional shares of newly issued common stock to cover over-allotments. We will not receive any proceeds from the sale of shares by the selling stockholders. We intend to use the proceeds we receive from any shares sold pursuant to the underwriters’ over-allotment option for general corporate purposes, including reduction of our indebtedness.

Our common stock is listed on the Nasdaq Global Market under the symbol “GTLS.” On May 25, 2007, the last reported sale price of our common stock was $21.86 per share.

Investing in the common stock involves risks. See “Risk Factors” beginning on page 11.

Proceeds, Before
	Public	Underwriting	Expenses, to the
	Offering Price	Discount	Selling Stockholders

Per Share	$	$	$
Total	$	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about          , 2007.

Morgan Stanley	Lehman Brothers	Goldman, Sachs & Co.

Natexis Bleichroeder Inc.	Simmons & Company

International

          , 2007

Darwin LNG liquefaction facility in Northern Territory, Australia, including Chart vacuum-insulated pipe and
vacuum-insulated pipe riser modules for large storage tanks

Chart brazed aluminum heat exchanger core
for use in an air separation cold box

Atlantic LNG Company plant, Point Fortin, Trinidad & Tobago, including Chart liquefaction cold boxes and vacuum-insulated pipe for jetty cool-down lines
(Photo courtesy Atlantic LNG Company, Point Fortin, Trinidad & Tobago)

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it may not contain all of the information that is important to you. We urge you to read this entire prospectus including the section entitled “Risk Factors” and the financial statements and related notes, before investing in our common stock.

Unless the context otherwise requires, as used in this prospectus, (i) the terms “we,” “our,” “us,” “the Company,” “Chart Industries” and similar terms refer to Chart Industries, Inc. and its consolidated subsidiaries, (ii) the term “issuer” refers to Chart Industries, Inc. and not any of its subsidiaries and (iii) the term “initial public offering” refers to our initial public offering of common stock which was completed on July 31, 2006.

Chart Industries, Inc.

Our Company

We are a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, based on our sales and the estimated sales of our competitors. We supply engineered equipment used throughout the global liquid gas supply chain. The largest portion of end-use applications for our products is energy-related, accounting for 56% of sales and 58% of orders in 2006, and 79% of backlog at December 31, 2006. We are a leading manufacturer of standard and engineered equipment primarily used for low-temperature and cryogenic, or very low temperature, applications. We have developed an expertise in cryogenic systems and equipment, which operate at low temperatures sometimes approaching absolute zero (0 kelvin; −273o Centigrade; −459o Fahrenheit). The majority of our products, including vacuum-insulated containment vessels, heat exchangers, cold boxes and other cryogenic components, are used throughout the liquid gas supply chain for the purification, liquefaction, distribution, storage and end-use of hydrocarbon and industrial gases.

We have attained this position by capitalizing on our low-cost global manufacturing footprint, technical expertise and know-how, broad product offering, reputation for quality, and by focusing on attractive, growing markets. We have an established sales and customer support presence across the globe and low-cost manufacturing operations in the United States, Central Europe and China. We believe we are the number one or two equipment supplier in all of our primary end-use markets. For the three months ended March 31, 2007 and 2006, we generated sales of $152.5 million and $120.8 million, respectively. For the year ended December 31, 2006, the combined year ended December 31, 2005 and the year ended December 31, 2004, we generated sales of $537.5 million, $403.1 million and $305.6 million, respectively.

We believe that we are well-positioned to benefit from a variety of long-term trends driving demand in our industry, including:

•	increasing demand for natural gas and the geographic dislocation of supply and consumption, which is resulting in the need for a global network for liquefied natural gas, or LNG;

•	increasing demand for natural gas processing, particularly in the Middle East, as crude oil producers look to utilize the gas portions of their reserves; and

•	increased demand for natural and industrial gases resulting from rapid economic growth in developing areas, particularly Central and Eastern Europe and China.

We operate in three segments: (i) Energy and Chemicals, or E&C, (ii) Distribution and Storage, or D&S, and (iii) BioMedical. While each segment manufactures and markets different cryogenic equipment and systems to distinct end-users, they all share a reliance on our heat transfer and low temperature storage know-how and expertise. The E&C and D&S segments manufacture products used in energy-related and other applications, such as the separation, liquefaction, distribution and storage of hydrocarbon and industrial gases. Through our BioMedical segment, we supply cryogenic equipment used in the storage and distribution of biological materials and oxygen, used primarily in the medical, biological research and animal breeding industries.

Competitive Strengths

We believe that the following competitive strengths position us to enhance our growth and profitability:

Focus on Attractive Growing End Markets.  We anticipate growing demand in the end markets we serve, with particularly strong growth in LNG, natural gas processing, specific international markets across all segments, and biomedical equipment. Rapid economic development in developing areas, particularly Central and Eastern Europe and China, has caused a significant increase in the demand for natural and industrial gases.

Substantial Revenue Visibility.  We have a large and growing backlog, which provides us with a high degree of visibility in our forecasted revenue. Our backlog as of March 31, 2007, December 31, 2006, December 31, 2005 and December 31, 2004 was $342.2 million, $319.2 million, $233.6 million and $129.3 million, respectively. Projects for energy-related applications totaled approximately $251.0 million in backlog as of December 31, 2006.

Leading Market Positions.  We believe we are the #1 or #2 equipment supplier in each of our primary end markets both domestically and internationally. We believe that our strong industry positioning makes us typically one of only two or three suppliers qualified to provide certain products to key customers.

Diverse, Long-Standing Customer Base.  We currently serve over 2,000 customers worldwide. Our primary customers are large, multinational producers and distributors of hydrocarbon and industrial gases that provide us with revenue stability. Customers and end-users also include high growth LNG processors, petrochemical processors and biomedical companies. We have developed strong, long-standing relationships with these customers.

Highly Flexible and Low-Cost Manufacturing Base.  Given our long-term investment in global manufacturing facilities and specialized equipment, we have developed a substantial comparative scale and geographic advantage within the markets for the cryogenic products that we manufacture with more than 1.9 million square feet of manufacturing space across 12 primary facilities and three continents. This scale and the related substantial operational flexibility enable us to be a low-cost producer for our products.

Product Expertise, Quality, Reliability and Know-How.  Within our end markets, we have established a reputation for quality, reliability and technical innovation. We believe that the main drivers of our target customers’ purchasing decisions are a supplier’s product expertise, quality, reliability and know-how rather than pricing and terms, giving us an advantage based on our reputation and consequent brand recognition. We believe it would be difficult for a new entrant to duplicate our capabilities.

Experienced Management Team.  We have assembled a strong senior management team with over 250 combined years of related experience and complementary skills. This team is largely responsible for our strong performance since 2003.

Business Strategy

We believe that we are well-positioned to maintain our leadership in providing highly engineered equipment for use in low-temperature and cryogenic applications and to meet the world’s growing demand for hydrocarbon and industrial gases with more economical, reliable and environmentally friendly systems. The principal elements of our strategy are as follows:

Continue to develop innovative, high-growth, energy-specific products.  We plan to continue to focus on extending our cryogenic technological leadership, both to capitalize on increasing demand for energy and to create new applications.

Leverage our global platform to capitalize on growing international demand.  We expect growth in hydrocarbon and industrial gas demand and investment over the next five years in the Middle East, Central and Eastern Europe, Russia and China. We believe that our investment in manufacturing, sales and marketing capabilities positions us to increase our market share in these growing international markets.

Capitalize on our position as a market leader.  We plan to continue to grow our long-standing relationships with the leading users of cryogenic equipment and expand our customer base.

Maintain our position as a low-cost producer while continuing to improve operating performance.  We believe we are the lowest cost manufacturer for most of our products and we intend to continue to leverage our scale, scope, technical expertise and know-how to deliver to our customers higher quality and more reliable products and services at lower cost. Our disciplined approach to capital expenditures is intended to enhance capacity where we expect to realize significant and timely returns.

Recent Developments

On March 19, 2007, Mr. Ben A. Guill announced his resignation from our board of directors effective March 19, 2007. Mr. Guill’s resignation from the board of directors, where he served as our Chairman, did not involve any disagreement with us on any matter relating to our operations, policies or practices. Mr. Guill resigned from the board of directors in connection with his resignation from First Reserve Corporation, or First Reserve, to explore new challenges which may include deal sourcing and/or another affiliation with First Reserve while allowing him more time with his family and to pursue other personal interests. On March 27, 2007, the board of directors designated Mr. Samuel F. Thomas, our Chief Executive Officer and President, to serve as Chairman.

In the first quarter of 2007, Mr. John T. Romain resigned as President of our E&C segment and left our company in the second quarter of 2007. On May 14, 2007, Michael T. Bright joined our company as President of our E&C segment.

Primarily as a result of the vesting of the performance-based options based on First Reserve achieving a specified investment return upon completion of this offering, we estimate that we will incur a pre-tax, non-cash stock-based compensation expense of approximately $7.0 million in the period in which this offering is consummated (assuming a sale price equal to the last reported sale price of our common stock on May 25, 2007).

Mr. Thomas established a Rule 10b5-1 stock sale plan in late 2006. Under the plan, Mr. Thomas sold 60,000 shares of our common stock between March 22, 2007 and March 28, 2007 at prices ranging from $17.11 to $18.61 per share in accordance with the plan.

Risk Factors

Investing in our common stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. Our ability to execute our strategy is subject to the risks that are generally associated with the production, storage and end-use of hydrocarbon and industrial gases. We are also subject to a number of risks related to our competitive position, operations and business strategies. For example, our strategy relating to potential acquisitions exposes us to the risks involved in consummating and integrating acquisitions, including the risk that in a future acquisition we could incur additional debt and contingent liabilities which could adversely affect our operating results. For additional risks relating to our business and the offering, see “Risk Factors” beginning on page 11 of this prospectus.

Company Information

Chart Industries, Inc. is a Delaware corporation incorporated in 1992. Our principal executive offices are located at One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio, 44125 and our telephone number is (440) 753-1490. On July 8, 2003, we and all of our then majority-owned U.S. subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. On September 15, 2003, we and those subsidiaries emerged from Chapter 11 proceedings. On August 2, 2005, we entered into an agreement and plan of merger with certain of our stockholders, First Reserve, and CI Acquisition, Inc., which provided for the sale of shares of common stock of Chart Industries, Inc. by certain of its stockholders to CI Acquisition and the merger of CI Acquisition with and into Chart Industries, with Chart Industries surviving the merger as an indirect, wholly-owned subsidiary of First Reserve. We refer to the stock purchase, the merger and the related financing thereof collectively as the “Acquisition.”

Before the closing of the Acquisition by First Reserve on October 17, 2005, we filed periodic and other reports with the Securities and Exchange Commission. We ceased filing those reports upon the closing of the Acquisition when our pre-Acquisition securities were cancelled and ceased to be outstanding. Since the completion of our initial public offering on July 31, 2006, we have filed periodic and other reports with the Securities and Exchange Commission. The financial statements and other financial data presented in this prospectus are of Chart Industries, Inc. and its direct and indirect subsidiaries.

Equity Sponsor

First Reserve is the oldest and largest private equity firm specializing in the energy industry. Founded in 1983, First Reserve was the first private equity investment firm to actively pursue building a broadly diversified global investment portfolio of companies involved in the various sectors of the energy industry. Since 1992, First Reserve has raised over $12.7 billion for its buyout-focused funds and made more than 65 principal transactions. In addition, First Reserve portfolio companies have completed 230 add-on transactions. Past and present public First Reserve portfolio companies include Chicago Bridge and Iron N.V., Weatherford International, Dresser-Rand Group Inc., Pride International, Inc., Alpha Natural Resources, Foundation Coal, China Coal Energy Company Limited, T-3 Energy Services Inc. and Quintana Maritime Limited.

The Offering

Selling Stockholders	FR X Chart Holdings LLC, certain of our executive officers, including Messrs. Thomas and Biehl, and other employees. Our executive officers and other employees are selling 236,434 shares in the aggregate.

Shares of common stock offered by the selling stockholders	12,612,648 shares.

Shares of common stock outstanding after this offering	25,647,791 shares (including shares currently subject to options that are expected to be exercised in connection with this offering).

Over-allotment option	1,891,897 shares.

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders. The selling stockholders will receive all the net proceeds from the sale of shares of common stock offered by this prospectus.

In the event the underwriters exercise any part of their over-allotment option, we intend to use the proceeds for general corporate purposes, including reduction of our indebtedness. See “Use of Proceeds.”

Nasdaq Global Market	“GTLS”

Unless we specifically state otherwise, all information in this prospectus:

•	assumes no exercise by the underwriters of their option to purchase additional shares; and

•	excludes 2,391,860 shares of common stock reserved for issuance under stock options granted before the date of this prospectus that we expect to continue to be outstanding under our plans after this offering, which options would be exercisable at a weighted average exercise price of $7.43.

Summary Historical Financial Information

The financial statements referred to as the Predecessor Company financial statements include the consolidated audited financial statements of Chart Industries, Inc. and its subsidiaries prior to the Acquisition. The financial statements referred to as the Company financial statements include the consolidated audited financial statements of Chart Industries, Inc. and its subsidiaries after the Acquisition.

The following table sets forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The Predecessor Company summary historical financial statements and other data for the year ended December 31, 2004 and the period from January 1, 2005 to October 16, 2005 are derived from our audited financial statements for such periods included elsewhere in this prospectus, which have been audited by Ernst & Young LLP. The Company summary historical financial statements and other data as of and for the period from October 17, 2005 to December 31, 2005 and the year ended December 31, 2006 are derived from our audited financial statements for such periods included elsewhere in this prospectus, which have been audited by Ernst & Young LLP. The Company unaudited summary historical financial information and other data for the three months ended March 31, 2006 and as of and for the three months ended March 31, 2007, respectively, have been derived from the unaudited condensed consolidated financial statements and related notes which are included elsewhere in this prospectus, and reflect all adjustments, consisting of normal, recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position, results of operation and cash flows for the three months ended March 31, 2006 and as of and for the three months ended March 31, 2007 and are not necessarily indicative of our results of operations for the full year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

The historical consolidated financial data presented below is not necessarily indicative of our future performance. This information is only a summary and should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor Company		Company
		January 1,	October 17,		Three Months	Three Months
	Year Ended	2005 to	2005 to	Year Ended	Ended	Ended
	December 31,	October 16,	December 31,	December 31,	March 31,	March 31,
	2004	2005	2005	2006	2006	2007
	(Dollars and shares in thousands, except per share data)				(Unaudited)
Statement of Operations Data:
Sales	$305,576	$305,497	$97,652	$537,454	$120,840	$152,463
Cost of sales(1)	211,770	217,284	75,733	382,535	83,853	112,604

Gross Profit	93,806	88,213	21,919	154,919	36,987	39,859
Selling, general and administrative expenses(2)	53,374	59,826	16,632	87,652	21,039	22,473
Restructuring and other operating expenses, net(3)	3,353	7,528	217	396	162	99

	56,727	67,354	16,849	88,048	21,201	22,572

Operating income	37,079	20,859	5,070	66,871	15,786	17,287
Interest expense, net(4)	4,712	4,164	5,556	25,461	6,545	6,346
Other expense (income)	(465)	659	409	1,003	222	50

	4,247	4,823	5,965	26,464	6,767	6,396

Income (loss) from operations before income taxes and minority interest	32,832	16,036	(895)	40,407	9,019	10,891
Income tax expense (benefit)	10,134	7,159	(441)	13,044	2,980	3,713

Income (loss) from operations before minority interest	22,698	8,877	(454)	27,363	6,039	7,178
Minority interest, net of taxes and other	(98)	(19)	(52)	(468)	(6)	—

Net income (loss)	$22,600	$8,858	$(506)	$26,895	$6,045	$7,178

Earnings (loss) per share data:
Basic earnings (loss) per share	$4.22	$1.65	$(0.06)	$1.70	$0.76	$0.28
Diluted earnings (loss) per share(5)(6)	$4.10	$1.57	$(0.06)	$1.65	$0.73	$0.28
Weighted average shares — basic	5,351	5,366	7,952	15,835	7,952	25,604
Weighted average shares — diluted	5,516	5,649	7,952	16,269	8,285	25,810
Cash flow data:
Net cash provided by operating activities	$35,059	$15,641	$14,635	$36,398	$11,895	$1,037
Net cash (used in) investing activities	$(3,317)	$(20,799)	$(362,250)	$(38,664)	$(2,566)	$(6,646)
Net cash (used in) provided by financing activities	$(35,744)	$1,708	$348,489	$9,235	$(5,839)	$(928)
Other financial data:
Depreciation and amortization(7)	$8,490	$6,808	$4,396	$22,449	$5,194	$4,991
EBITDA(8)	$45,936	$26,989	$9,005	$87,849	$20,764	$22,228
Capital expenditures	$9,379	$11,038	$5,601	$22,253	$2,566	$5,024
Backlog	$129,278	$206,215	$233,639	$319,153	$237,033	$342,182

	As of December 31,	As of March 31,
	2006	2007
	(In thousands)	(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$18,854	$12,359
Working capital(9)	$73,290	$84,286
Total assets(10)	$724,875	$736,316
Debt:
Short-term debt	$750	$—
Long-term debt	$290,000
Total debt	$290,750	$290,000
Shareholder’s equity	$219,734	$226,963

(1)	The period from October 17, 2005 to December 31, 2005 includes non-cash inventory valuation charges of $8.9 million related to purchase accounting.

(2)	Includes amortization expense related to intangible assets for the year ended December 31, 2004, the period from January 1, 2005 to October 16, 2005, the period from October 17, 2005 to December 31, 2005, the year ended December 31, 2006, the three months ended March 31, 2006 and the three months ended March 31, 2007 of $2.8 million, $2.7 million, $3.0 million, $15.4 million, $3.6 million and $3.0 million, respectively. Includes charges (income), net of insurance recoveries, related to Hurricane Rita of $1.1 million, $0.4 million and ($2.3 million) for the period from January 1, 2005 to October 16, 2005, the period from October 17, 2005 to December 31, 2005 and the year ended December 31, 2006, respectively.

(3)	Includes gain or loss on sale of assets.

(4)	Includes derivative contract valuation income or expense for interest rate collars to manage interest exposure relative to term debt.

(5)	The basic and diluted loss or earnings per share for the period from October 17, 2005 to December 31, 2005 are the same because incremental shares issuable upon conversion are anti-dilutive.

(6)	Diluted earnings (loss) per share for the three months ended March 31, 2007 are not comparable to diluted earnings (loss) per share for the three months ended March 31, 2006 due to the change in our capital structure upon completion of our initial public offering in July 2006.

(7)	The period from October 17, 2005 to December 31, 2005, the year ended December 31, 2006, the three months ended March 31, 2006 and the three months ended March 31, 2007 include financing costs amortization of $0.3 million, $1.5 million, $0.4 million and $0.4 million, respectively

(8)	“EBITDA” is calculated as net income (loss) before income tax expense and interest expense plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted as indicated below. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by U.S. GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are included in this prospectus because they are a basis upon which our management assesses financial performance. The senior secured credit facility also includes the definition of pro forma EBITDA which is used in the calculation of certain covenants. Pro forma EBITDA is calculated based on EBITDA and is adjusted in a manner similar to that described herein. While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. The following table reconciles EBITDA to net income (loss):

	Predecessor Company		Company
		January 1,	October 17,		Three Months	Three Months
	Year Ended	2005 to	2005 to	Year Ended	Ended	Ended
	December 31,	October 16,	December 31,	December 31,	March 31,	March 31,
	2004	2005	2005	2006	2006	2007
Statement of Operations Data:
Net income (loss)	$22,600	$8,858	$(506)	$26,895	$6,045	$7,178
Income tax expense (benefit)	10,134	7,159	(441)	13,044	2,980	3,713
Interest expense — net(a)	4,712	4,164	5,556	25,461	6,545	6,346
Depreciation and amortization(b)	8,490	6,808	4,396	22,449	5,194	4,991

EBITDA	$45,936	$26,989	$9,005	$87,849	$20,764	$22,228

(a)	Includes derivative contract valuation income or expense for interest rate collars to manage interest exposure relative to term debt.

(b)	The period from October 17, 2005 to December 31, 2005, the year ended December 31, 2006, the three months ended March 31, 2006 and the three months ended March 31, 2007 include financing costs amortization of $0.3 million, $1.5 million, $0.4 million and $0.4 million, respectively.

The following table reconciles EBITDA to Adjusted EBITDA as such terms are defined in our senior secured credit facility and the indenture governing the notes. Certain covenants under the senior secured credit facility are also tied to ratios based on Adjusted EBITDA and our ability to engage in activities such as incurring additional debt, making investments and paying dividends under both our indenture and senior secured credit facility are also tied to ratios based on Adjusted EBITDA:

	Predecessor Company		Company
		January 1,	October 17,		Three Months	Three Months
	Year Ended	2005 to	2005 to	Year Ended	Ended	Ended
	December 31,	October 16,	December 31,	December 31,	March 31,	March 31,
	2004	2005	2005	2006	2006	2007
	(In thousands)
EBITDA	$45,936	$26,989	$9,005	$87,849	$20,764	$22,228
Stock-based compensation expense(a)	2,433	9,508	437	1,907	321	361
Inventory valuation charge(b)	—	—	8,903	—	—	—
Acquisition expenses(c)	—	6,602	—	—	—	—
In-process research and development charge(d)	—	2,768	—	—	—	—
Hurricane & storm costs (recoveries)(e)	—	1,057	406	(1,593)	182	—
Offering expenses(f)	—	—	—	—	—	260
Employee separation and plant closure costs(g)	3,346	1,700	255	396	162	99
Reorganization expenses(h)	706	1,470	88	162	45	—
Appraisal rights settlement(i)	—	—	500	—	—	—
Management fees(j)	380	306	—	—	—	—
Loss (gain) on sale of assets(k)	133	(131)	78	—	—	—

Adjusted EBITDA	$52,934	$50,269	$19,672	$88,721	$21,474	$22,948

(a)	Represents stock-based compensation charges for stock and stock options issued to key employees and directors, and an additional charge for the cash-out of stock options in the period from January 1, 2005 to October 16, 2005 as a result of the Acquisition. Although it may be of limited relevance to holders of our debt instruments, it may be of more relevance to our equity holders, since such equity holders ultimately bear such expenses

(b)	Represents a non-cash inventory valuation charge recorded in cost of sales for the adjustment of inventory to fair value as a result of purchase accounting as of October 17, 2005, the closing date of the Acquisition. Under purchase accounting, inventory was adjusted to the fair value as of the date indicated above, and a corresponding charge was taken in the subsequent period from October 17, 2005 to December 31, 2005 cost of sales as the inventory was sold.

(c)	Represents acquisition expenses, primarily professional fees, incurred by us as a result of the Acquisition.

(d)	Represents a non-cash charge for purchased in-process research and development in conjunction with the acquisition of Changzhou CEM Cryo Equipment Co., Ltd., or CEM, in 2005.

(e)	Represents losses and costs incurred related to Hurricane Rita at our New Iberia, Louisiana facilities, net of insurance recoveries.

(f)	Represents offering expenses, primarily professional fees, incurred by us as a result of this offering.

(g)	Includes inventory valuation charges recorded in cost of sales, and severance expenses, facility exit costs and non-operating expenses related to the execution of our operational restructuring plan, which primarily included moving the Burnsville, Minnesota manufacturing operations to Canton, Georgia and closing the Plaistow, New Hampshire manufacturing facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

(h)	Represents pre-bankruptcy debt restructuring-related fees, professional fees and expenses, and a claim settlement related to our 2003 bankruptcy reorganization. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

(i)	Represents a charge for the settlement of former Predecessor Company stockholders’ appraisal rights claims as a result of the Acquisition.

(j)	Represents non-recurring management fees charged by our Predecessor Company majority stockholders, which are not charged by First Reserve.

(k)	Includes non-recurring gains and losses and charges on the sale, disposal or impairment of assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

(9)	Working capital is defined as current assets, excluding cash, less current liabilities, excluding short-term debt.

(10)	Includes $247.1 million of goodwill and $146.6 million of finite-lived and indefinite-lived intangible assets as of December 31, 2006. Includes $246.8 million of goodwill and $143.6 million of finite-lived and indefinite-lived intangible assets as of March 31, 2007.

RISK FACTORS

Investing in our common stock involves substantial risk. You should carefully consider the risks described below as well as the other information contained in this prospectus, prior to investing in our common stock. Any of the following risks could materially adversely affect our business, financial condition and results of operations. In such case, you may lose all or part of your original investment.

Risks Related to our Business

The markets we serve are subject to cyclical demand, which could harm our business and make it difficult to project long-term performance.

Demand for our products depends in large part upon the level of capital and maintenance expenditures by many of our customers and end users, in particular those customers in the global hydrocarbon and industrial gas markets. These customers’ expenditures historically have been cyclical in nature and vulnerable to economic downturns. Decreased capital and maintenance spending by these customers could have a material adverse effect on the demand for our products and our business, financial condition and results of operations. In addition, this historically cyclical demand limits our ability to make accurate long-term predictions about the performance of our company.

For example, certain of our core businesses underperformed in the years prior to 2004 due to a general downturn in capital spending in the global and domestic industrial gas markets. While we have experienced demand growth since late 2003 in the global hydrocarbon and industrial gas markets, this growth may not continue and our businesses’ performance may not be markedly better or may be worse in the future. For example, while we have recently experienced increased order activity for smaller LNG projects and industrial gas plants, we have experienced delay in the receipt of some large LNG liquefier and GTL projects resulting from industry cost growth, constrained resources and local political uncertainty. In addition, changing world economic and political conditions may reduce the willingness of our customers and prospective customers to commit funds to purchase our products and services. Further, in 2005, the U.S. government announced the reduction of the amount of dollars it offered as reimbursement to our customers for purchasing our medical oxygen therapy products, which has adversely affected demand for these products.

The loss of, or significant reduction or delay in, purchases by our largest customers could reduce our revenues and profitability.

Although no single customer accounted for more than 10% of our total sales for the year ended December 31, 2006, a small number of customers has accounted for a substantial portion of our historical net sales, and we expect that a limited number of customers will continue to represent a substantial portion of our sales for the foreseeable future. Approximately 35%, 33% and 39% of our sales for the years ended December 31, 2006, 2005 and 2004, respectively, were made to Praxair, Air Liquide, Air Products, Bechtel, Airgas, Linde and JGC, which management believes are the largest producers and distributors of hydrocarbon and industrial gases, and their suppliers. The loss of any of our major customers or a decrease or delay in orders or anticipated spending by such customers could materially reduce our revenues and profitability. Our largest customers, could also engage in business combinations which could increase their size, reduce their demand for our products as they recognize synergies or rationalize assets and increase or decrease the portion of our total sales concentration to any single customer. For example, Linde and BOC, or combined known as The Linde Group, engaged in a business combination in 2006. Additionally, we currently sell all of our magnetic resonance imaging, or MRI, components to GE, a leading worldwide manufacturer of MRI equipment, which accounted for $8.8 million in sales for the year ended December 31, 2006. The loss of, or significant reduction in, purchases of our MRI components by GE could reduce revenues and profitability in our BioMedical segment.

We may be unable to compete successfully in the highly competitive markets in which we operate.

Although many of our products serve niche markets, a number of our direct and indirect competitors in these markets are major corporations, some of which have substantially greater technical, financial and marketing resources than we, and other competitors may enter these markets. Any increase in competition may cause us to lose market share or compel us to reduce prices to remain competitive, which could result in reduced sales and earnings.

Companies that operate in our industry are Air Products, Kobe, The Linde Group, Nordon, Puritan-Bennett, a division of Tyco International, Ltd., Sumitomo and Taylor-Wharton, a Harsco Company. Additionally, we compete with several suppliers owned by global industrial gas producers and many smaller fabrication-only facilities around the world. Increased competition with these companies could prevent the institution of price increases or could require price reductions or increased spending on research and development and marketing and sales, any of which could materially reduce our revenues, profitability or both. In the event of an industry downturn, customers who typically outsource their need for cryogenic systems to us may use their excess capacity to produce such systems themselves. We also compete in the sale of a limited number of products with certain of our major customers.

We will soon be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

The initial public offering resulted in our becoming subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Beginning with the year ending December 31, 2007, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to furnish a report by our management on our internal control over financial reporting, and our auditors will be required to deliver an attestation report on management’s assessment of and operating effectiveness of internal controls. The report by our management must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting and audited consolidated financial statements as of the end of our fiscal year. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

Unlike many companies whose shares are publicly traded, we are not presently required to be in compliance with Section 404’s internal control requirements. We have substantial effort ahead of us to complete documentation of our internal control system and financial processes, information systems, assessment of their design, remediation of control deficiencies identified in these efforts and management testing of the designs and operation of internal controls. We may not be able to complete the required management assessment by our reporting deadline or may not meet applicable standards in following years. An inability to complete and document this assessment or to comply in following years could result in our receiving less than an unqualified report from our auditors with respect to our internal controls. This could cause investors to lose confidence in the accuracy and completeness of our financial reports, which could decrease the price of our stock.

As a global business, we are exposed to economic, political and other risks in different countries which could materially reduce our revenues, profitability or cash flows, or materially increase our liabilities.

Since we manufacture and sell our products worldwide, our business is subject to risks associated with doing business internationally. In 2006, 52% of our sales were made in international markets. Our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	exchange controls and currency restrictions;

•	changes in a specific country’s or region’s political, social or economic conditions, particularly in emerging markets;

•	civil unrest, turmoil or outbreak of disease in any of the countries in which we operate;

•	tariffs, other trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in U.S. and international tax laws;

•	difficulty in staffing and managing geographically widespread operations;

•	differing labor regulations;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	different regulatory regimes controlling the protection of our intellectual property;

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

•	restrictions on our ability to repatriate dividends from our foreign subsidiaries;

•	difficulty in collecting international accounts receivable;

•	difficulty in enforcement of contractual obligations under non-U.S. law;

•	transportation delays or interruptions;

•	changes in regulatory requirements; and

•	the burden of complying with multiple and potentially conflicting laws.

Our international operations also expose us to different local political and business risks and challenges. For example, we are faced with potential difficulties in staffing and managing local operations and we have to design local solutions to manage credit and legal risks of local customers and distributors. In addition, because some of our international sales are to suppliers that perform work for foreign governments, we are subject to the political risks associated with foreign government projects. For example, certain foreign governments may require suppliers for a project to obtain products solely from local manufacturers or may prohibit the use of products manufactured in certain countries.

International growth and expansion into emerging markets, such as China, Central and Eastern Europe, and the Middle East, may cause us difficulty due to greater regulatory barriers than in the United States, the necessity of adapting to new regulatory systems, problems related to entering new markets with different economic, social and political systems, and significant competition from the primary participants in these markets, some of which may have substantially greater resources than us.

Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not succeed in developing and implementing policies and strategies to counter the foregoing factors effectively in each location where we do business and the foregoing factors may cause a reduction in our revenues, profitability or cash flows, or cause an increase in our liabilities.

If we are unable to successfully manage our growth, it may place a significant strain on our management and administrative resources and lead to increased costs and reduced profitability.

We expect to continue to expand our operations in the United States and abroad, particularly in China and the Czech Republic. Our ability to operate our business successfully and implement our strategies depends, in part, on our ability to allocate our resources optimally in each of our facilities in order to maintain efficient operations as we expand. Ineffective management of our growth could cause manufacturing inefficiencies, increase our operating costs, place significant strain on our management and administrative resources and prevent us from implementing our business plan.

For example, we have invested or plan to invest up to $30 million in new capital expenditures in the United States and China in 2006 and 2007 related to the expected growth of our E&C and D&S segments. If we fail to implement these capital projects in a timely and effective manner, we may lose the opportunity to obtain some customer orders. Even if we effectively implement these projects, the orders needed to support the capital expenditure may not be obtained, may be delayed or may be less than expected, which may result in sales or profitability at lower levels than anticipated. We have experienced some delay in orders related to our E&C segment expansion from the timing initially anticipated in connection with that expansion, which has resulted in the underutilization of some of our capacity, and we cannot provide assurance when those orders will be obtained, if ever. In addition, potential cost overruns, delays or unanticipated problems in any capital expansion could make the expansion more costly than originally predicted.

If we lose our senior management or other key employees, our business may be adversely affected.

Our ability to successfully operate and grow our business and implement our strategies is largely dependent on the efforts, abilities and services of our senior management and other key employees. Our future success will also depend on, among other factors, our ability to attract and retain qualified personnel, such as engineers and other skilled labor, either through direct hiring or the acquisition of other businesses employing such professionals. Our products, many of which are highly engineered, represent specialized applications of cryogenic or low temperature technologies and know-how, and many of the markets we serve represent niche markets for these specialized applications. Accordingly, we rely heavily on engineers, salespersons, business unit leaders, senior management and other key employees who have experience in these specialized applications and are knowledgeable about these niche markets, our products, and our company. Additionally, we may modify our management structure from time to time. We recently named a new president to lead our E&C segment, and the change of leadership in that segment may create marketing, operational and other business risks. The loss of the services of these senior managers or other key employees, any modification of our management structure or the failure to attract or retain other qualified personnel could reduce the competitiveness of our business or otherwise impair our business prospects.

Fluctuations in the prices and availability of raw materials and our exposure to fixed-price contracts, including exposure to fixed pricing on long-term customer contracts, could negatively impact our financial results.

The pricing and availability of raw materials for use in our businesses can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition, consumer demand, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for us, and may, therefore, increase the short-term or long-term costs of raw materials.

The commodity metals we use, including aluminum and stainless steel, have experienced significant upward fluctuations in price. On average, over half of our cost of sales is represented by the cost of commodities metals. We have generally been able to recover the cost increases through price increases to our customers; however, during periods of rising prices of raw materials, such as in 2004, 2005, 2006 and 2007, we may be unable to pass a portion of such increases on to our customers. Conversely, when raw material prices decline, customer demands for lower prices could result in lower sale prices and, to the extent we have existing inventory, lower margins. As a result, fluctuations in raw material prices could result in lower revenues and profitability.

In addition, a substantial portion of our sales is derived from fixed-price contracts for large system projects, which may involve long-term fixed price commitments to customers. Among our long-term fixed-price contracts, we presently are executing two large projects each involving over $20 million of revenue on which our margins have deteriorated significantly, as previously disclosed. On one of these projects, we have experienced significant cost overruns, and the other was disrupted by a storm and related damage. The customer for one of these projects made the decision in the first quarter of 2007 to repair the damage through costly purchases of new replacement materials and has asserted we are responsible for other repairs. We may be required to pay for some of these or other repair costs in the future to the extent the customer successfully asserts that we are responsible for the damage occurring, which we would contest vigorously. To the extent that any of our fixed-price contracts are delayed, contract counterparties successfully assert claims against us, the original cost estimates in these or other contracts prove to be inaccurate or the contracts do not permit us to pass increased costs on to our customers, profitability from a particular contract may decrease, which, in turn, could decrease our revenues and overall profitability. The uncertainties associated with our fixed-price contracts make it more difficult to predict our future results and exacerbate the risk that our results will not match expectations, which has happened in the past.

We may fail to successfully acquire or integrate companies that provide complementary products or technologies.

A component of our business strategy is the acquisition of businesses that complement our existing products and services. Such a strategy involves the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. In addition, any acquisition of a foreign business may increase our exposure to certain risks inherent in doing business outside the United States.

From time to time, we may have acquisition discussions with potential target companies. If a large acquisition opportunity arises and we proceed, a substantial portion of our surplus borrowing capacity could be used for the acquisition or we may seek additional debt or equity financing.

We are not presently engaged in any negotiations concerning any acquisition which may be material in size and scope to our business. We anticipate, however, that one or more potential acquisition opportunities could become available in the future. If and when appropriate acquisition opportunities become available, we may pursue them actively. Any acquisition may or may not occur and, if an acquisition does occur, it may not be successful in enhancing our business for one or more of the following reasons:

•	Any business acquired may not be integrated successfully and may not prove profitable;

•	The price we pay for any business acquired may overstate the value of that business or otherwise be too high;

•	We may fail to achieve acquisition synergies; or

•	The focus on the integration of operations of acquired entities may divert management’s attention from the day-to-day operation of our businesses.

Inherent in any future acquisition is the risk of transitioning company cultures and facilities. The failure to efficiently and effectively achieve such transitions could increase our costs and decrease our profitability.

If we are unable to continue our technological innovation in our business and successful introduction of new commercial products, our profitability could be adversely affected.

The industries we serve, particularly the energy and biomedical industries, experience periodic technological change and product improvement. Manufacturers periodically introduce new generations of products or require new technological capacity to develop customized products or respond to industry developments or needs. Our future growth will depend on our ability to gauge the direction of the commercial and technological progress in our markets, as well as our ability to acquire new product technology or fund and successfully develop, manufacture and market products in this constantly changing environment. We must continue to identify, develop, manufacture and market innovative products on a timely basis to replace existing products in order to maintain our profit margins and competitive position. We may not be successful in acquiring and developing new products or technology and any of our new products may not be accepted by our customers. If we fail to keep pace with evolving technological innovations in the markets we serve, our profitability may decrease.

We carry significant goodwill and indefinite-lived intangible assets on our balance sheet, which are subject to impairment testing and could subject us to significant charges to earnings in the future if impairment occurs.

As of March 31, 2007, we had goodwill and indefinite-lived intangible assets of $281.3 million, which represented approximately 38% of our total assets. Goodwill and indefinite-lived intangible assets are not amortized but are tested for impairment annually or more often if events or changes in circumstances indicate a potential impairment may exist. Factors that could indicate that our goodwill or indefinite-lived intangible assets are impaired include a decline in stock price and market capitalization, lower than projected operating results and cash flows, and slower growth rates in our industry. To test for impairment, a model to estimate the fair market value of our reporting segments has been developed. This fair market value model incorporates our estimates of future operating results and cash flows, estimates of allocations of certain assets and cash flows among reporting segments, estimates of future growth rates and our judgment regarding the applicable discount rates to use to discount those estimated operating results and cash flows. If an impairment is determined to exist, we are required to record a charge to earnings in our financial statements, which may be significant, as in 2002 when we recorded a non-cash impairment charge of $92.4 million to write off non-deductible goodwill of the D&S segment. While we do not presently anticipate that any of our goodwill or indefinite-lived intangible assets will be impaired in the foreseeable future, if an impairment is determined to exist and we are required to record a charge to earnings, it may result in significantly decreased profitability and shareholders’ equity.

We may be required to make material expenditures in order to comply with environmental, health and safety laws, or incur additional liabilities under these laws.

We are subject to numerous environmental, health and safety laws and regulations that impose various environmental controls on us or otherwise relate to environmental protection and various health and safety matters, including the discharge of pollutants in the air and water, the handling, use, treatment, storage and clean-up of solid and hazardous materials and wastes, the investigation and remediation of soil and groundwater affected by hazardous substances, and the requirement to obtain and maintain permits and licenses. These laws and regulations often impose strict, retroactive and joint and several liability for the costs of, and damages resulting from, cleaning up our, or our predecessors’, past or present facilities and third party disposal sites. Compliance with these laws generally increases the costs of transportation and storage of raw materials and finished products, as well as the costs of storing and disposing waste, and could decrease our liquidity and profitability and increase our liabilities. Health and safety and other laws in the jurisdictions in which we operate, impose various requirements on us including state licensing requirements that may benefit our customers. If we are found to have violated any of these laws, we may become subject to corrective action orders and fines or penalties, and incur substantial costs, including substantial remediation costs and commercial liability to our customers. For example, in a project involving over $20 million in total revenue, we were subject to an investigation that commenced in the fourth quarter of 2006 by state regulators concerning whether one of our subsidiaries is required to have a license to install our manufactured equipment. Although we do not believe we are required to be licensed, if we were formally found to be in violation of the licensing requirement, we could owe substantial penalties to the state or be required to return job revenues to the customer. Further, we also could be subject to future liability resulting from conditions that are currently unknown to us that could be discovered in the future.

We are currently remediating or developing work plans for remediation of environmental conditions involving certain current or former facilities. For example, the discovery of contamination arising from historical industrial operations at our Clarksville, Arkansas property has exposed us, and in the future may continue to expose us, to remediation obligations. To date, our environmental remediation expenditures and costs for otherwise complying with environmental laws and regulations have not been material, but the uncertainties associated with the investigation and remediation of contamination and the fact that such laws or regulations change frequently makes predicting the cost or impact of such laws and regulations on our future operations uncertain. Stricter environmental, safety and health laws, regulations or enforcement policies could result in substantial costs and liabilities to us and could subject us to more rigorous scrutiny. Consequently, compliance with these laws could result in significant expenditures as well as other costs and liabilities that could decrease our liquidity and profitability and increase our liabilities.

The insolvency of our formerly consolidated subsidiary, Chart Heat Exchangers Limited, could have a material adverse impact on our liquidity and financial position.

On March 28, 2003, our U.K. subsidiary, Chart Heat Exchangers Limited, or CHEL, which previously operated the closed Wolverhampton, United Kingdom manufacturing facility, filed for a voluntary administration under the U.K. Insolvency Act of 1986. CHEL’s application for voluntary administration was approved on April 1, 2003 and an administrator was appointed. Additionally, we received information that indicated that CHEL’s net pension plan obligations had increased significantly, primarily due to a decline in plan asset values and interest rates, as well as increased plan liabilities, resulting in an estimated plan deficit of approximately $12 million as of March 2003. Based on our financial condition in March 2003, we determined not to advance funds to CHEL in amounts necessary to fund CHEL’s obligations. Since CHEL was unable to fund its net pension deficit, the trustees of the CHEL pension plan requested a decision to wind-up the plan from a U.K. pension regulatory board. That board approved the wind-up as of March 28, 2003. While no claims related to the CHEL insolvency presently are pending against us, persons impacted by the insolvency or others could bring pension and/or benefit related claims against us. Claims may be asserted against us for pension or other obligations of CHEL related to these matters. To the extent we are found to have significant liability with respect to CHEL’s obligations, such liability could have a material adverse impact on our liquidity, profitability and financial condition as a result of CHEL’s insolvency.

Due to the nature of our business and products, we may be liable for damages based on product liability and warranty claims.

Due to the high pressures and low temperatures at which many of our products are used and the fact that some of our products are relied upon by our customers or end users in their facilities or operations, or are manufactured for relatively broad consumer use, we face an inherent risk of exposure to claims in the event that the failure, use or misuse of our products results, or is alleged to result, in bodily injury, property damage or economic loss. We believe that we meet or exceed existing professional specification standards recognized or required in the industries in which we operate. We have been subject to claims in the past, none of which have had a material adverse effect on our financial condition or results of operations, and we may be subject to claims in the future. Although we currently maintain product liability coverage, which we believe is adequate for the continued operation of our business, such insurance may become difficult to obtain or unobtainable in the future on terms acceptable to us and may not cover warranty claims. A successful product liability claim or series of claims against us, including one or more consumer claims purporting to constitute class actions, in excess of our insurance coverage or a significant warranty claim or series of claims against us could materially decrease our liquidity and impair our financial condition.

Increases in labor costs, potential labor disputes and work stoppages at our facilities could materially decrease our revenues and profitability.

Our financial performance is affected by the availability of qualified personnel and the cost of labor. As of March 31, 2007, we had 2,686 employees, including 906 salaried, 324 bargaining unit hourly and 1,456 non-bargaining unit hourly employees. Employees represented by a union were subject to one collective bargaining agreement in the United States that expired in February 2007. A new three-year agreement was entered into in February 2007, and expires in February 2010. In connection with negotiating this new collective bargaining agreement, we experienced a work stoppage from the time that the previous agreement expired on February 3, 2007 until the terms of the new agreement were reached on February 7, 2007. If we are unable to enter into new, satisfactory labor agreements with our unionized employees when necessary in the future or other labor controversies or union organizing efforts arise, we could experience a significant disruption to our operations, lose business or experience an increase in our operating expenses, which could reduce our profit margins.

We may have to make significant cash payments to our defined benefit pension plans, reducing the cash available for our business.

We have four defined benefit pension plans covering certain U.S. hourly and salaried employees. All of these plans have been frozen. Our current funding policy is to contribute at least the minimum funding amounts required by law. Based on current actuarial estimates, we contributed $1.3 million to our U.S. defined benefit pension plans during 2006 and expect to contribute $0.7 million during 2007. If the performance of our assets in our pension plans does not meet our expectations or if other actuarial assumptions are modified, our contributions could be higher than we expect, thus reducing the available cash for our business.

Fluctuations in exchange and interest rates may affect our operating results.

Fluctuations in the value of the U.S. dollar may decrease our sales or earnings. Because our consolidated financial results are reported in U.S. dollars, if we generate sales or earnings in other currencies, the translation of those results into U.S. dollars can result in a significant increase or decrease in the amount of those sales or earnings. We also bid for certain foreign projects in U.S. dollars. If the U.S. dollar strengthens relative to the value of the local currency, we may be less competitive on those projects. In addition, our debt service requirements are primarily in U.S. dollars and a portion of our cash flow is generated in euros or other foreign currencies. Significant changes in the value of the foreign currencies relative to the U.S. dollar could limit our ability to meet interest and principal payments on our debt and impair our financial condition.

In addition, fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations. For purposes of accounting, the assets and liabilities of our foreign operations, where the local currency is the functional currency, are translated using period-end exchange rates, and the revenues and expenses of our foreign operations are translated using average exchange rates during each period.

In addition to currency translation risks, we incur currency transaction risk whenever we or one of our subsidiaries enters into either a purchase or a sales transaction using a currency other than the local currency of the transacting entity. Given the volatility of exchange rates, we may not be able to effectively manage our currency and/or translation risks. Volatility in currency exchange rates may decrease our revenues and profitability and impair our financial condition. We have purchased and may continue to purchase foreign currency forward purchase and sales contracts to manage the risk of adverse currency fluctuations.

Our operations could be impacted by the effects of hurricanes, which could be more severe than the damage and impact that our New Iberia, Louisiana operations encountered from hurricanes in 2005.

Some of our operations, including our operations in New Iberia, Louisiana and Houston, Texas, are located in geographic regions and physical locations that are susceptible to physical damage and longer-term economic disruption from hurricanes. We also could make significant capital expenditures in hurricane-susceptible locations from time to time. These weather events can disrupt our operations, result in damage to our properties and negatively affect the local economy in which these facilities operate. In 2005, for example, our New Iberia, Louisiana operations encountered some damage from the storm surge and flooding caused by Hurricane Rita. Future hurricanes may cause production or delivery delays as a result of the physical damage to the facilities, the unavailability of employees and temporary workers, the shortage of or delay in receiving certain raw materials or manufacturing supplies and the diminished availability or delay of transportation for customer shipments, any of which may have an adverse affect on our revenues and profitability. Although we maintain insurance subject to certain deductibles, which may cover some of our losses, that insurance may become unavailable or prove to be inadequate.

Failure to protect our intellectual property and know-how could reduce or eliminate any competitive advantage and reduce our sales and profitability.

We rely on a combination of internal procedures, nondisclosure agreements, intellectual property rights assignment agreements, licenses, patents, trademarks and copyright law to protect our intellectual property and know-how. Our intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented or challenged. For example, we frequently explore and evaluate potential relationships and projects with other parties, which often requires that we provide the potential partner with confidential technical information. While confidentiality agreements are typically put in place, there is a risk the potential partner could violate the confidentiality agreement and use our technical information for its own benefit or the benefit of others or compromise the confidentiality. In addition, the laws of certain foreign countries in which our products may be sold or manufactured do not protect our intellectual property rights to the same extent as the laws of the United States. For example, we are increasing our manufacturing capabilities and sales in China, where laws may not protect our intellectual property rights to the same extent as in the United States. Failure or inability to protect our proprietary information could result in a decrease in our sales or profitability.

We have obtained and applied for some U.S. and foreign trademark and patent registrations and will continue to evaluate the registration of additional trademarks and patents, as appropriate. We cannot guarantee that any of our pending applications will be approved. Moreover, even if the applications are approved, third parties may seek to oppose or otherwise challenge them. A failure to obtain registrations in the United States or elsewhere could limit our ability to protect our trademarks and technologies and could impede our business. The patents in our patent portfolio are scheduled to expire between 2007 and 2024.

In addition, we may be unable to prevent third parties from using our intellectual property rights and know-how without our authorization or from independently developing intellectual property that is the same as or similar to ours, particularly in those countries where the laws do not protect our intellectual property rights as fully as in the United States. We compete in a number of industries (for example, heat exchangers and cryogenic storage) that are small or specialized, which makes it easier for a competitor to monitor our activities and increases the risk that ideas will be stolen. The unauthorized use of our know-how by third parties could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business or increase our expenses as we attempt to enforce our rights.

We may be subject to claims that our products or processes infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages, modify our products or processes or prevent us from selling our products.

Although it is our intention to avoid infringing or otherwise violating the intellectual property rights of others, third parties may nevertheless claim (and have in the past claimed) that our processes and products infringe their intellectual property and other rights. For example, a third party has claimed that we may infringe certain patents related to cryogenic pipe technology and may have breached an undertaking relating to same, although we believe that these claims are without merit. In addition, our BioMedical business manufactures products for relatively broad consumer use, is actively marketing these products in multiple jurisdictions internationally and risks infringing technologies that may be protected in one or more of these international jurisdictions as the scope of our international marketing efforts expands. Our strategies of capitalizing on growing international demand as well as developing new innovative products across multiple business lines present similar infringement claim risks both internationally and in the United States as we expand the scope of our product offerings and markets. We compete with other companies for contracts in some small or specialized industries, which increases the risk that the other companies will develop overlapping technologies leading to an increased possibility that infringement claims will arise. Whether or not these claims have merit, we may be subject to costly and time-consuming legal proceedings, and this could divert our management’s attention from operating our businesses. In order to resolve such proceedings, we may need to obtain licenses from these third parties or substantially re-engineer or rename our products in order to avoid infringement. In addition, we might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to reengineer or rename our products successfully.

We are subject to regulations governing the export of our products.

Due to our significant foreign sales, our export activities are subject to regulation, including the U.S. Treasury Department’s Office of Foreign Assets Control’s regulations. While we believe we are in compliance with these regulations, we may currently or may in the future be in violation of these regulations. Any violations may subject us to government scrutiny, investigation and civil and criminal penalties and may limit our ability to export our products.

Additional liabilities related to taxes could adversely impact our financial results, financial condition and cash flow.

We are subject to tax and related obligations in the jurisdictions in which we operate or do business, including state, local, federal and foreign taxes. The taxing rules of the various jurisdictions in which we operate or do business often are complex and subject to varying interpretations, and tax authorities may challenge tax positions that we take or historically have taken, and may assess taxes where we have not made tax filings or may audit the tax filings we have made and assess additional taxes. Some of these assessments may be substantial, and also may involve the imposition of substantial penalties and interest. For example, a state in which we operate has asserted that we may be liable for substantial state income taxes, penalties and interest related to our operations in the state from 1993 to 2000. The taxes asserted by the state pre-date the Acquisition, and we believe that if the state issued a formal assessment and was successful in pursuing that assessment against us, the amounts owed, except for penalties and interest for periods after the Acquisition, would increase our goodwill instead of being charged against our earnings, but the negative cash flow impact could be significant and there could be a negative impact on our earnings related to post-Acquisition penalties and interest. We would vigorously contest any such assessment, if issued, including through administrative and court proceedings, but we may be unsuccessful and ultimately required to pay additional taxes, penalties and interest. Also, our federal income tax returns for 2004 and 2005 are currently under routine audit by the Internal Revenue Service. These audits could possibly result in additional taxes, penalties and interest. The payment of substantial additional taxes, penalties or interest resulting from these assessments could materially and adversely impact our financial results, financial condition and cash flow.

As a provider of products to the U.S. government, we are subject to federal rules, regulations, audits and investigations, the violation or failure of which could adversely affect our business.

We sell certain of our products to the U.S. government and, therefore, we must comply with and are affected by laws and regulations governing purchases by the U.S. government. Government contract laws and regulations affect how we do business with our government customers and, in some instances, impose added costs on our business. For example, a violation of specific laws and regulations could result in the imposition of fines and penalties or the termination of our contracts or debarment from bidding on contracts. In some instances, these laws and regulations impose terms or rights that are more favorable to the government than those typically available to commercial parties in negotiated transactions.

Depending upon the number of shares sold by First Reserve in this offering, we may be influenced by First Reserve whose interests may not be aligned with yours or ours.

FR X Chart Holdings, LLC, an affiliate of First Reserve, owns a significant portion of our common stock. If FR X Chart Holdings, LLC continues to own a significant portion of our stock after this offering, First Reserve may have the ability to influence our policies and operations, including the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions, future issuances of our common stock or other securities, the implementation of stock repurchase programs, the payments of dividends, if any, on our common stock, the incurrence of debt by us and amendments to our certificate of incorporation and bylaws. In addition, if FR X Chart Holdings, LLC continues to hold 10% of our common stock, FR X Chart Holdings, LLC has the right to designate members of our board of directors as described below under the caption “Certain Related Party Transactions — Stockholders Agreement.” Additionally, First Reserve is in the business of advising investment partnerships on making investments in companies and may from time to time cause them to acquire and hold interests in businesses that compete directly or indirectly with us or which may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as FR X Chart Holdings, LLC continues to own a significant amount of our equity, even if it is less than 50%, First Reserve will continue to be able to strongly influence or effectively control our decisions.

Risks Related to our Leverage

Our substantial leverage and significant debt service obligations could adversely affect our financial condition, limit our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, impact the way we operate our business, expose us to interest rate risk to the extent of our variable rate debt and prevent us from fulfilling our debt service obligations.

We are highly leveraged and have significant debt service obligations. Our financial performance could be affected by our substantial leverage. As of March 31, 2007, our total indebtedness was $290.0 million. In addition, at that date, we had approximately $22.6 million of letters of credit and bank guarantees outstanding and borrowing capacity of approximately $92.4 million under the revolving portion of our senior secured credit facility, after giving effect to the letters of credit and bank guarantees outstanding. We may also incur additional indebtedness in the future. This high level of indebtedness could have important negative consequences to us and you, including:

•	we may have difficulty generating sufficient cash flow to pay interest and satisfy our debt obligations;

•	we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

•	we will need to use a substantial portion of our available cash flow to pay interest and principal on our debt, which will reduce the amount of money available to finance our operations and other business activities;

•	some of our debt, including our borrowings under our senior secured credit facility, has variable rates of interest, which exposes us to the risk of increased interest rates;

•	our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

•	our substantial amount of debt and the amount we must pay to service our debt obligations could place us at a competitive disadvantage compared to our competitors that have less debt;

•	our customers may react adversely to our significant debt level and seek or develop alternative suppliers; and

•	our failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

Our net cash flow generated from operating activities was $1.0 million, $36.4 million, $30.3 million (on a combined basis) and $35.1 million for the three months ended March 31, 2007 and the years 2006, 2005 and 2004, respectively. Our high level of indebtedness requires that we use a substantial portion of our cash flow from operations to pay principal of, and interest on, our indebtedness, which will reduce the availability of cash to fund working capital requirements, capital expenditures, research and development or other general corporate or business activities, including future acquisitions.

In addition, a substantial portion of our indebtedness bears interest at variable rates. If market interest rates increase, debt service on our variable-rate debt will rise, which would adversely affect our cash flow. Although our senior secured credit facility requires us to employ hedging strategies such that not less than 50% of our total debt carries a fixed rate of interest for a period of three years following consummation of the Acquisition, any hedging arrangement put in place may not offer complete protection from this risk. Additionally, the remaining portion of the senior secured credit facility may not be hedged and, accordingly, the portion that is not hedged will be subject to changes in interest rates.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our senior secured credit facility or otherwise in an amount sufficient to permit us to pay the principal and interest on our indebtedness or fund our other liquidity needs. We may be unable to refinance any of our debt, including our senior secured credit facility or the notes, on commercially reasonable terms. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our senior secured credit facility and the indenture under which the notes were issued restrict our ability to use the proceeds from asset sales. We may be unable to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may be inadequate to meet any debt service obligations then due. See “Description of Indebtedness.”

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we face.

We may be able to incur substantial additional indebtedness in the future. The terms of our debt instruments do not fully prohibit us from doing so. The revolving credit portion of our senior secured credit facility provides commitments of up to $115.0 million, approximately $92.4 million of which would have been available for future borrowings (after giving effect to letters of credit and bank guarantees outstanding) as of March 31, 2007. We may also further increase the size of our senior secured credit facility. See “Description of Indebtedness — Senior Secured Credit Facility.” If new debt is added to our current debt levels, the related risks that we now face could intensify.

The senior secured credit facility and the indenture governing the notes contain a number of restrictive covenants which limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

The senior secured credit facility and the indenture governing the notes impose, and the terms of any future indebtedness may impose, operating and other restrictions on us and our subsidiaries. Such restrictions affect or will affect, and in many respects limit or prohibit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	pay dividends and make other distributions in respect of our capital stock;

•	redeem our capital stock;

•	make certain investments or certain other restricted payments;

•	sell certain kinds of assets;

•	enter into certain types of transactions with affiliates; and

•	effect mergers or consolidations.

The senior secured credit facility also requires us to achieve certain financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the senior secured credit facility and the indenture governing the notes could:

•	limit our ability to plan for or react to market or economic conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, acquisitions, investments or strategic alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior secured credit facility and/or the indenture governing the notes. If an event of default occurs under our senior secured credit facility, which includes an event of default under the indenture governing the notes the lenders could elect to:

•	declare all borrowings outstanding, together with accrued and unpaid interest, to be immediately due and payable;

•	require us to apply all of our available cash to repay the borrowings; or

•	prevent us from making debt service payments on the notes;

any of which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further financing.

If we were unable to repay or otherwise refinance these borrowings when due, our lenders could sell the collateral securing the senior secured credit facility, which constitutes substantially all of our and our domestic wholly-owned subsidiaries’ assets.

We are a holding company and we depend upon cash from our subsidiaries to service our debt. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may be unable to meet our obligations.

We are a holding company and all of our operations are conducted through our subsidiaries. Accordingly, we are dependent upon the earnings and cash flows of, and cash distributions, dividends and other payments from, our subsidiaries to provide the funds necessary to meet our debt service obligations. If we do not receive such cash distributions, dividends or other payments from our subsidiaries, we may be unable to pay the principal or interest on our debt. In addition, certain of our subsidiaries are holding companies that rely on subsidiaries of their own as a source of funds to meet any obligations that might arise.

Generally, the ability of a subsidiary to make cash available to its parent is affected by its own operating results and is subject to applicable laws and contractual restrictions contained in its debt instruments and other agreements.

Moreover, there may be restrictions on payments by our subsidiaries to us under applicable laws, including laws that require companies to maintain minimum amounts of capital and to make payments to shareholders only from profits. As a result, although our subsidiaries may have cash, we may be unable to obtain that cash to satisfy our obligations and make payments to our stockholders, if any.

Risks Related to this Offering

Future sales of our shares could depress the market price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after the offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We, the selling stockholders (except FR X Chart Holdings LLC, assuming it sells all of its shares in this offering) and each of our executive officers and directors have agreed with the underwriters not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date that is 90 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See “Underwriting.”

After this offering, we will have 25,647,791 shares of common stock outstanding (including shares currently subject to options that are expected to be exercised in connection with this offering). Of those shares, the 12,500,000 shares of common stock sold in our initial public offering, the 12,612,648 shares being offered hereby and the approximately 120,000 shares previously sold under applicable securities law resale exemptions will be freely tradable. The approximately 410,000 shares that were not sold in our initial public offering, under the resale exemption provided by Rule 701 under the Securities Act or this offering will be eligible for resale from time to time after the expiration of the 90-day lock-up period, subject to contractual and Securities Act restrictions, including those relating to volume, manner of sale and other conditions of Rule 144. None of those shares may currently be resold under Rule 144(k). If First Reserve’s affiliates do not sell all their shares, upon the expiration of 60 days after the date of this prospectus, they will have the ability to cause us to register the resale of their remaining shares and certain other holders of our unregistered common stock will be able to participate in such registration, subject to the expiration of their 90-day lock-up period.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of securities analysts and investors, and in response, the market price of our common stock could decrease significantly. Further, the trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. You may be unable to resell your shares of our common stock at or above the offering price. Factors affecting the trading price of our common stock may include:

•	actual or anticipated variations in our operating results;

•	changes in financial estimates by research analysts, or any failure by us to meet or exceed any such estimates, or changes in the recommendations of any research analysts that elect to follow our common stock or the common stock of our competitors;

•	actual or anticipated changes in economic, political or market conditions, such as recessions or international currency fluctuations;

•	actual or anticipated changes in the regulatory environment affecting our industry;

•	changes in the market valuations of our industry peers; and

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and a diversion of management attention and resources, which could significantly harm our profitability and reputation.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law may discourage a takeover attempt.

Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us. Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Therefore, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements.” These forward-looking statements include statements relating to our business. In some cases, forward-looking statements may be identified by terminology such as “may,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue” or the negative of such terms or comparable terminology. Forward-looking statements contained herein (including future cash contractual obligations) or in other statements made by us are made based on management’s expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. We believe that the following factors, among others (including those described in “Risk Factors”), could affect our future performance and the liquidity and value of our securities and cause our actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	the cyclicality of the markets which we serve;

•	the loss of, or a significant reduction or delay in purchases by, our largest customers;

•	competition in our markets;

•	our compliance obligations with the Sarbanes-Oxley Act of 2002;

•	general economic, political, business and market risks associated with our non-U.S. operations;

•	our ability to successfully manage our growth;

•	the loss of key employees;

•	the pricing and availability of raw materials and our ability to manage our fixed-price contract exposure, including exposure to fixed pricing on long-term customer contracts;

•	our ability to successfully acquire or integrate companies that provide complementary products or technologies;

•	our ability to continue our technical innovation in our product lines;

•	the impairment of our goodwill and other indefinite-lived intangible assets;

•	the costs of compliance with environmental, health and safety laws and responding to potential liabilities under these laws;

•	the insolvency of our formerly consolidated subsidiary, Chart Heat Exchangers Limited, or CHEL, and CHEL’s administration proceedings in the United Kingdom, including claims that may be asserted against us with respect to CHEL’s obligations;

•	litigation and disputes involving us, including the extent of product liability, warranty, pension and severance claims asserted against us;

•	labor costs and disputes;

•	our relations with our employees;

•	our funding requirements in connection with our defined benefit pension plans;

•	fluctuations in foreign currency exchange and interest rates;

•	disruptions in our operations due to hurricanes;

•	our ability to protect our intellectual property and know-how;

•	regulations governing the export of our products;

•	additional liabilities related to taxes;

•	the possibility that our controlling stockholders’ interests will conflict with ours or yours;

•	risks associated with our substantial indebtedness, leverage, debt service and liquidity;

•	risks related to this offering; and

•	other factors described in this prospectus.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

MARKET AND INDUSTRY DATA

This prospectus includes industry data and forecasts that we have prepared based, in part, upon industry data and forecasts obtained from industry publications and surveys. These sources include publications by Energy Ventures Analysis, the Energy Information Administration, the International Energy Agency and Spiritus Consulting. Third-party industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information or whether this information reflects current market data. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Forecasts are particularly likely to be inaccurate, especially over long periods of time. As an example of the unpredictable nature of these forecasts, in 1983, the U.S. Department of Energy forecast that oil would cost $74 per barrel in 1995; however, the price of oil was actually $17 per barrel. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements made herein as to our leading positions in our industry and segments are based on our sales volumes measured against management’s estimates of our competitors’ sales volumes, coupled with management’s knowledge and experience in the markets that we serve.

USE OF PROCEEDS

The selling stockholders, including FR X Chart Holdings LLC, will receive all the net proceeds from the sale of our common stock in this offering. The net proceeds received by FR X Chart Holdings LLC will be distributed to affiliates of First Reserve. In addition, certain of our executive officers, including our Chief Executive Officer, are selling an aggregate of 140,000 shares in this offering as follows: Mr. Thomas (120,000 shares); and Mr. Biehl (20,000 shares). Assuming a sale price equal to the last reported sale price of our common stock on May 25, 2007, the proceeds to be received by certain of our executive officers (before payment of underwriting discounts) would be: Mr. Thomas ($2,623,200); and Mr. Biehl ($437,200). Other employees are selling an aggregate of 96,434 shares in this offering.

We will not receive any of the proceeds from the sale of common stock in this offering. In connection with this offering, selling stockholders who are employees will pay us approximately $0.3 million to purchase shares of our common stock underlying stock options for sale in this offering. In the event the underwriters fully exercise their over-allotment option, we will issue new shares to cover the over-allotment and we will use the approximately $      million of net proceeds for general corporate purposes, including reduction of our indebtedness with interest rates ranging from an average of 6.93% to 9.125% at March 31, 2007 and maturities of October 2012 and October 2015, respectively.

DIVIDEND POLICY

In connection with our initial public offering, we distributed approximately $150.3 million of the net proceeds to pay a dividend to our stockholders existing immediately prior to the initial public offering, consisting of affiliates of First Reserve and certain members of management. FR X Chart Holdings LLC, an affiliate of First Reserve, received approximately $142.1 million, approximately $8.2 million in the aggregate was received by certain of our executive officers and other members of our management, consisting of Mr. Thomas ($5,866,697) and Mr. Biehl ($328,493), and $1,979,953 was received by seven other employees in the aggregate. In addition, upon the expiration of the underwriters’ over-allotment option, we issued 1,733,022 shares to FR X Chart Holdings LLC, 101,978 shares to certain of our executive officers and other members of our management, consisting of Mr. Thomas (73,181 shares) and Mr. Biehl (4,097 shares), and 24,700 shares to seven other employees in the aggregate as a stock dividend.

We do not currently intend to pay any cash dividends on our common stock, and instead intend to retain earnings, if any, for future operations and debt reduction. The amounts available to us to pay cash dividends will be restricted by our senior secured credit facility. The indenture governing the notes also limits our ability to pay dividends. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant.

PRICE RANGE OF OUR COMMON STOCK

Trading in our common stock commenced on the Nasdaq Global Market on July 26, 2006 under the symbol “GTLS.” Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Nasdaq Global Market.

	High	Low

2006
Quarter ended September 30, 2006	$16.60	$11.43
Quarter ended December 31, 2006	$16.33	$11.16
2007
Quarter ended March 31, 2007	$18.89	$14.94
Quarter ended June 30, 2007 (through May 25, 2007)	$23.10	$17.00

CAPITALIZATION

The information in this table should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Indebtedness” and our consolidated financial statements and related notes included elsewhere in this prospectus. The table excludes cash and cash equivalents as of March 31, 2007 of $12.4 million.

As of
March 31,
2007
(In millions)

Debt:
Senior secured credit facility:
Revolving credit facility(1)	$—
Term loan facility	120.0
9 1/8% senior subordinated notes due 2015	170.0

Total debt	$290.0

Shareholders’ equity:
Common stock, par value $0.01 per share, 150,000,000 shares authorized, 25,588,835 shares issued and outstanding	0.3
Additional paid-in capital	185.9
Retained earnings	33.6
Accumulated other comprehensive income	7.2

Total shareholders’ equity	$227.0

Total capitalization	$517.0

(1)	As of March 31, 2007, we had approximately $92.4 million available for borrowing under the revolving portion of the senior secured credit facility, subject to certain conditions, after giving effect to approximately $22.6 million of letters of credit and bank guarantees outstanding thereunder. See “Description of Indebtedness.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The financial statements referred to as the Pre-Predecessor Company financial statements include the consolidated audited financial statements of Chart Industries, Inc. and its subsidiaries prior to our Chapter 11 bankruptcy proceedings. Our emergence from Chapter 11 bankruptcy proceedings resulted in a new reporting entity and the adoption of Fresh-Start accounting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” The financial statements referred to as the Predecessor Company financial statements include the consolidated audited financial statements of Chart Industries, Inc. and its subsidiaries after our emergence from Chapter 11 bankruptcy proceedings and prior to the Acquisition and related financing thereof. The financial statements referred to as the Company financial statements include the consolidated audited financial statements of Chart Industries, Inc. and its subsidiaries after the Acquisition and the related financing thereof.

The following table sets forth the selected historical consolidated financial information as of the dates and for each of the periods indicated. The Pre-Predecessor Company selected historical consolidated financial data as of and for the year ended December 31, 2002 and as of and for the nine months ended September 30, 2003 is derived from our audited financial statements for such period, which have been audited by Ernst & Young LLP and which are not included in this prospectus. The Predecessor Company selected historical consolidated financial data as of and for the three months ended December 31, 2003, as of December 31, 2004 and October 16, 2005 are derived from our audited financial statements for such periods which have been audited by Ernst & Young LLP, and which are not included in this prospectus. The Predecessor Company selected historical consolidated financial data for the year ended December 31, 2004 and for the period from January 1, 2005 to October 16, 2005 is derived from our audited financial statements for such periods included elsewhere in this prospectus, which have been audited by Ernst & Young LLP. The Company selected historical consolidated financial statements and other data as of December 31, 2005 and December 31, 2006 and for the period from October 17, 2005 to December 31, 2005 and for the year ended December 31, 2006 is derived from our audited financial statements for such periods included elsewhere in this prospectus, which have been audited by Ernst & Young LLP. The Company selected historical consolidated financial data for the three months ended March 31, 2006, and as of and for the three months ended March 31, 2007, respectively, have been derived from the unaudited condensed consolidated financial statements and related notes which are included elsewhere in this prospectus, and reflect all adjustments, consisting of normal, recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the three months ended March 31, 2006 and as of and for the three months ended March 31, 2007 and are not necessarily indicative of our results of operations for the full year.

You should read the following table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, included elsewhere in this prospectus.

								Three Months Ended
								March 31,
	Pre-Predecessor Company		Predecessor Company			Company
			Three
		Nine Months	Months		January 1,	October 17,
	Year Ended	Ended	Ended	Year Ended	2005 to	2005 to	Year Ended
	December 31,	September 30,	December 31,	December 31,	October 16,	December 31,	December 31,
	2002	2003	2003	2004	2005	2005	2006	2006	2007
	(In thousands, except per share data)							(Unaudited)
Statement of Operations Data:
Sales	$276,353	$197,017	$68,570	$305,576	$305,497	$97,652	$537,454	$120,840	$152,463
Cost of sales(1)	205,595	141,240	52,509	211,770	217,284	75,733	382,535	83,853	112,604

Gross profit	70,758	55,777	16,061	93,806	88,213	21,919	154,919	36,987	39,859
Selling, general and administrative expenses(2)(3)	65,679	44,211	14,147	53,374	59,826	16,632	87,652	21,039	22,473
Restructuring and other operating expenses, net(4)(5)(6)	104,477	13,503	994	3,353	7,528	217	396	162	99

	170,156	57,714	15,141	56,727	67,354	16,849	88,048	21,201	22,572

Operating (loss) income	(99,398)	(1,937)	920	37,079	20,859	5,070	66,871	15,786	17,287
Interest expense, net(7)	19,176	10,300	1,344	4,712	4,164	5,556	25,461	6,545	6,346
Other expense (income)	4,240	(3,737)	(350)	(465)	659	409	1,003	222	50

	23,416	6,563	994	4,247	4,823	5,965	26,464	6,767	6,396

(Loss) income from continuing operations before income taxes and minority interest	(122,814)	(8,500)	(74)	32,832	16,036	(895)	40,407	9,019	10,891
Income tax expense (benefit)	11,136	1,755	(125)	10,134	7,159	(441)	13,044	2,980	3,713

(Loss) income from continuing operations before minority interest	(133,950)	(10,255)	51	22,698	8,877	(454)	27,363	6,039	7,178
Minority interest, net of taxes and other	(52)	(63)	(20)	(98)	(19)	(52)	(468)	(6)	—

(Loss) income from continuing operations	(134,002)	(10,318)	31	22,600	8,858	(506)	26,895	6,045	7,178
Income from discontinued operation, including gain on sale, net of tax(8)	3,217	3,233	—	—	—	—	—	—	—

Net (loss) income	$(130,785)	$(7,085)	$31	$22,600	$8,858	$(506)	$26,895	$6,045	$7,178

(Loss) Earnings per share data(9):
Basic (loss) earnings per share	$(5.22)	$(0.27)	$0.01	$4.22	$1.65	$(0.06)	$1.70	$0.76	$0.28
Diluted (loss) earnings per share	$(5.22)	$(0.27)	$0.01	$4.10	$1.57	$(0.06)	$1.65	$0.73	$0.28
Weighted average shares — basic	25,073	26,336	5,325	5,351	5,366	7,952	15,835	7,952	25,604
Weighted average shares — diluted	25,073	26,336	5,325	5,516	5,649	7,952	16,269	8,285	25,810
Cash Flow Data:
Net cash provided by operating activities	$5,249	$19,466	$4,988	$35,059	$15,641	$14,635	$36,398	$11,895	$1,037
Net cash provided by (used in) investing activities	1,288	15,101	154	(3,317)	(20,799)	(362,250)	(38,664)	(2,566)	(6,646)
Net cash (used in) provided by financing activities	(17,614)	(15,907)	(13,976)	(35,744)	1,708	348,489	9,235	(5,839)	(928)
Other Financial Data:
Depreciation and amortization(10)	$14,531	$9,260	$2,225	$8,490	$6,808	$4,396	$22,449	$5,194	$4,991

	Pre-Predecessor Company			Predecessor Company			Company
	As of		As of	As of	As of	As of	As of		As of		As of
	December 31,		September 30,	December 31,	December 31,	October 16,	December 31,		December 31,		March 31,
	2002		2003	2003	2004	2005	2005		2006		2007
Balance Sheet Data:
Cash and cash equivalents	$7,225		$27,815	$18,600	$14,814	$11,470	$11,326		18,854		12,359
Working capital(11)	48,563		35,826	47,161	51,292	43,486	59,561		73,290		84,286
Total assets	279,294		299,745	299,637	307,080	343,107	635,641	(13)	724,875	(13)	736,316	(13)
Long-term debt	1,161	(12)	122,537	109,081	76,406	74,480	345,000		290,000		290,000
Total debt	263,900	(12)	126,012	112,561	79,411	80,943	347,304		290,750		290,000
Shareholders’ equity (deficit)	(81,617)		89,865	90,807	115,640	121,321	116,330		219,734		226,963

(1)	The three months ended December 31, 2003 and the period from October 17, 2005 to December 31, 2005 include non-cash inventory valuation charges of $5.4 million and $8.9 million, respectively, related to Fresh-Start and purchase accounting.

(2)	Includes amortization expense related to intangible assets for the year ended December 31, 2002, the nine months ended September 30, 2003, the three months ended December 31, 2003, the year ended December 31, 2004, the period from January 1, 2005 to October 16, 2005, the period from October 17, 2005 to December 31, 2005, the year ended December 31, 2006, the three months ended March 31, 2006 and the three months ended March 31, 2007 of $1.7 million, $1.2 million, $0.7 million, $2.8 million, $2.7 million $3.0 million, $15.4 million, $3.6 million and $3.0 million, respectively.

(3)	Includes charges (income), net of insurance recoveries, related to Hurricane Rita of $1.1 million, $0.4 million and ($2.3 million) for the period from January 1, 2005 to October 16, 2005, the period from October 17, 2005 to December 31, 2005 and the year ended December 31, 2006, respectively.

(4)	In March 2003, we completed the closure of our Wolverhampton, United Kingdom manufacturing facility, operated by CHEL. On March 28, 2003, CHEL filed for voluntary administration under the U.K. Insolvency Act of 1986. CHEL’s application for voluntary administration was approved on April 1, 2003 and an administrator was appointed. In accordance with SFAS No. 94, “Consolidation of All Majority-Owned Subsidiaries,” we are not consolidating the accounts or financial results of CHEL subsequent to March 28, 2003 due to the assumption of control of CHEL by the insolvency administrator. Effective March 28, 2003, we recorded a non-cash impairment charge of $13.7 million to write off our net investment in CHEL.

(5)	In 2002, we recorded a non-cash impairment charge of $92.4 million to write off non-deductible goodwill of the D&S segment.

(6)	In September 2003, in accordance with Fresh-Start accounting, all assets and liabilities were adjusted to their fair values. The adjustment to record the assets and liabilities at fair value resulted in net other income of $5.7 million for the nine months ended September 30, 2003.

(7)	Includes derivative contracts valuation income or expense for interest rate collars to manage interest exposure relative to term debt.

(8)	This discontinued operation relates to the sale of our former Greenville Tube, LLC business in July 2003.

(9)	The basic and diluted loss and earnings per share for the year ended December 31, 2002, the nine months ended September 30, 2003, the three months ended December 31, 2003 and the period from October 17, 2005 to December 31, 2005 are the same because incremental shares issuable upon conversion are anti-dilutive. Diluted earnings (loss) per share for the three months ended March 31, 2007 are not comparable to diluted earnings (loss) per share for the three months ended March 31, 2006 due to the change in our capital structure upon completion of our initial public offering in July 2006.

(10)	Includes financing costs amortization for the year ended December 31, 2002, the nine months ended September 30, 2003, the period from October 17, 2005 to December 31, 2005, the year ended December 31, 2006, the three months ended March 31, 2006 and the three months ended March 31, 2007 of $3.2 million, $1.7 million, $0.3 million, $1.5 million, $0.4 million and $0.4 million, respectively.

(11)	Working capital is defined as current assets, excluding cash minus current liabilities, excluding short-term debt.

(12)	As of December 31, 2002, we were in default on our senior debt due to violation of financial covenants. In April 2003, the lenders under our then-existing credit facility waived all defaults existing at December 31, 2002 and through April 30, 2003. Since the waiver of defaults did not extend until January 1, 2004, this debt was classified as a current liability on our consolidated balance sheet as of December 31, 2002.

(13)	Includes $236.7 million of goodwill and $154.1 million of finite-lived and indefinite-lived intangible assets as of December 31, 2005. Includes $247.1 million of goodwill and $146.6 million of finite-lived and indefinite-lived intangible assets as of December 31, 2006. Includes $246.8 million of goodwill and $143.6 million of finite-lived and indefinite-lived intangible assets as of March 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations includes periods prior to the consummation of the Acquisition and periods after the consummation of the Acquisition. Accordingly, the discussion and analysis of historical periods does not reflect fully the significant impact that the Acquisition will have on us, including significantly increased leverage and liquidity requirements. You should read the following discussion of our results of operations and financial condition in conjunction with the “Selected Historical Consolidated Financial Data” section and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Actual results may differ materially from those discussed below. This discussion contains forward-looking statements. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.

Overview

We are a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. We supply engineered equipment used throughout the global liquid gas supply chain. The largest portion of end-use applications for our products is energy-related. We are a leading manufacturer of standard and engineered equipment primarily used for low-temperature and cryogenic applications. We have developed an expertise in cryogenic systems and equipment, which operate at low temperatures sometimes approaching absolute zero (0 kelvin; −273o Centigrade; −459o Fahrenheit). The majority of our products, including vacuum-insulated containment vessels, heat exchangers, cold boxes and other cryogenic components, are used throughout the liquid gas supply chain for the purification, liquefaction, distribution, storage and end-use of hydrocarbon and industrial gases.

For the three months ended March 31, 2007, orders remained strong at $174.8 million and backlog increased to $342.2 million compared to $319.2 million at December 31, 2006. This increase was primarily due to increased demand in the hydrocarbon processing and industrial gas markets served by our Energy and Chemicals (“E&C”) and Distribution and Storage (“D&S”) segments and continued penetration of the international markets served by our BioMedical segment. Also, we experienced growth in our sales, gross profit and operating income for the three months ended March 31, 2007 compared to the same period in 2006, which was primarily attributable to higher volume across all of our business segments, and the timing of product price increases, particularly in our D&S segment. Sales for the three months ended March 31, 2007 were $152.5 million compared to sales of $120.8 million for the three months ended March 31, 2006, reflecting an increase of $31.7 million, or 26.2%. Our gross profit for the three months ended March 31, 2007 was $39.9 million, or 26.1% of sales, as compared to $37.0 million, or 30.6% of sales, for the same period in 2006. In addition, our operating income for the three months ended March 31, 2007 was $17.3 million compared to $15.8 million for the same period in 2006. Our gross profit margin decline was attributed to our E&C segment as margins in our D&S and BioMedical segments improved.

For the year ended December 31, 2006, we experienced significant increases in our backlog, orders, sales, gross profit and operating income compared to the combined year ended December 31, 2005. These increases were primarily due to continued growth in the global hydrocarbon processing and industrial gas markets served by our E&C and D&S segments and the acquisition of an air cooled heat exchanger business that is included in our E&C segment. Backlog as of December 31, 2006 was $319.2 million compared to $233.6 million as of December 31, 2005, representing an increase of $85.6 million or 36.6%. Orders for the year ended December 31, 2006 were $605.8 million compared to $511.2 for the combined year ended December 31, 2005, representing an increase of $94.6 million or 18.5%. Sales for 2006 were $537.5 million compared to sales of $403.1 million for the combined year 2005, reflecting an increase of $134.3 million, or 33.3%. Gross profit for the year ended December 31, 2006 was $155.0 million, or 28.8% of sales, as compared to $110.1 million, or 27.3% of sales, for the combined year ended December 31, 2005. In addition, operating income for the year ended December 31, 2006 was $66.9 million compared to $25.9 million for combined year 2005. Increased sales volume in all three of our operating segments, manufacturing productivity improvements in our D&S and BioMedical segments, and the timing of product price increases in our D&S segment, were contributing factors to the growth in our gross profit in 2006. Our gross profit and operating income for the combined year ended December 31, 2005 was negatively impacted by $8.9 million, or

2.2% of sales and $26.5 million or 6.6% of sales, respectively, of non-recurring charges primarily as a result of the Acquisition.

On May 26, 2006, we acquired Cooler Service Company, Inc., an air-cooled heat exchanger business (“CSC”), which was included in our E&C segment. Our results of operations for the last seven months of 2006 include the results from CSC.

As a result of the continued growth in many of the markets we serve, our present and anticipated customer order trends, our backlog level of $342.2 million as of March 31, 2007, and our focus on energy-related industries, we presently expect to experience continued sales and operating income growth for the remainder of 2007 as compared to the same period in 2006. While overall growth is expected in the global industrial gas market during the remainder of 2007, more of this growth is forecasted from international markets, particularly Central Europe and Asia, as the U.S. market is experiencing signs of moderating growth. We also believe that our cash flow from operations, available cash and available borrowings under the senior secured credit facility should be adequate to meet our working capital, capital expenditure, debt service and other funding requirements for the remainder of 2007.

Stock-Based Compensation Expense

We granted options to purchase an aggregate of 266,390 shares of our common stock (93,179 time-based options and 173,221 performance-based options) in 2006 under the Amended and Restated 2005 Stock Incentive Plan to certain members of management. In connection with these time-based options, we will record pre-tax stock-based compensation expense of approximately $1.3 million in the aggregate. This expense will be amortized over the five-year vesting period of the 93,179 time-based options, including approximately $0.4 million in 2006. Further, we may also record additional stock-based compensation expense, which may be substantial, in future periods related to the 1,580,607 performance-based options granted in 2005 and 2006 under the Amended and Restated 2005 Stock Incentive Plan to certain members of management if it becomes probable that any of the future performance criteria will be achieved. We presently believe that the maximum share-based compensation expense relating to the performance-based options is approximately $7.7 million, which will be recognized if and to the extent it becomes probable that the specified actual returns on First Reserve Fund X, L.P.’s investment will be achieved. Primarily as a result of the vesting of the performance-based options based on First Reserve Fund X, L.P. achieving a specified investment return upon completion of this offering, we estimate that we will incur a pre-tax, non-cash stock-based compensation expense of approximately $7.0 million in the period in which this offering is consummated (assuming a sale price equal to the last reported sale price of our common stock on May 25, 2007).

Operating Results

The following table sets forth the percentage relationship that each line item in our consolidated statements of operations represents to sales for the year ended December 31, 2004, the period from January 1, 2005 to October 16, 2005, the period from October 17, 2005 to December 31, 2005, the year ended December 31, 2006, the three months ended March 31, 2006 and the three months ended March 31, 2007. The Predecessor Company and the Company

are further described in our audited financial statements and related notes thereto included elsewhere in this prospectus.

	Predecessor Company		Company
		January 1,	October 17,		Three Months
	Year Ended	2005 to	2005 to	Year Ended	Ended
	December 31,	October 16,	December 31,	December 31,	March 31,
	2004	2005	2005	2006	2006	2007
Sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales(1)	69.3	71.1	77.6	71.2	69.4	73.9
Gross profit	30.7	28.9	22.4	28.8	30.6	26.1
Selling, general and administrative expenses(2)(3)(4)(5)(6)	16.6	18.7	13.9	13.4	14.5	12.8
Amortization expense	0.9	0.9	3.1	2.9	3.0	2.0
Acquisition expense(7)	—	2.2	—	—	—	—
Employee separation and plant closure costs	1.0	0.3	0.1	0.1	—	—
(Loss) on sale of assets	—	—	(0.1)	—	—	—
Equity expense in joint venture	—	—	—	—	—	—
Operating income	12.2	6.8	5.2	12.4	13.1	11.3
Interest expense, net	(1.6)	(1.4)	(5.7)	(4.7)	(5.4)	(4.1)
Financing costs amortization	—	—	(0.3)	(0.3)	(0.3)	(0.3)
Derivative contracts valuation income (expense)	—	—	—	—	—	—
Foreign currency income (loss)	0.1	(0.2)	(0.1)	0.1	0.1	0.2
Income (loss) before income taxes and minority interest	10.7	5.2	(0.9)	7.5	7.5	7.1
Income tax (benefit) expense	3.3	2.3	(0.5)	2.4	2.5	2.4
Income (loss) before minority interest	7.4	2.9	(0.4)	5.1	5.0	4.7
Minority interest, net of taxes	—	—	—	0.1	—	—
Net income (loss)	7.4	2.9	(0.4)	5.0	5.0	4.7

(1)	Includes non-cash inventory valuation charges of $8.9 million, $0.6 million and $0.2 million, representing, 9.2%, 0.2%, and 0.1% of sales, for the period from October 17, 2005 to December 31, 2005, the period from January 1, 2005 to October 16, 2005 and the year ended December 31, 2004, respectively.

(2)	Includes $1.5 million and $0.7 million, representing 0.5% and 0.2% of sales, for claim settlements, professional fees incurred by us related to our debt restructuring and bankruptcy reorganization activities for the period from January 1, 2005 to October 16, 2005 and the year ended December 31, 2004, respectively.

(3)	Includes stock-based compensation expense of $0.4 million, $1.9 million, $0.3 million, $0.4 million, $9.5 million, and $2.4 million, representing 0.2%, 0.4%, 0.3%, 0.4%, 3.1%, and 0.8% of sales, for the three months ended March 31, 2007, the year ended December 31, 2006, the three months ended March 31, 2006, the period from October 17, 2005 to December 31, 2005, the period from January 1, 2005 to October 16, 2005, and the year ended December 31, 2004, respectively.

(4)	Includes charges (income), net of insurance recoveries, related to Hurricane Rita of ($2.3) million, $0.2 million, $0.4 million and $1.1 million, representing (0.4)%, 0.2%, 0.4% and 0.3% of sales, for the year ended December 31, 2006, the three months ended March 31, 2006, the period from October 17, 2005 to December 31, 2005 and the period from January 1, 2005 to October 16, 2005, respectively.

(5)	Includes a charge for the settlement of former shareholders’ appraisal rights claims related to the Acquisition of $0.5 million, or 0.5% of sales, and a charge for the write-off of purchased in-process research and development of $2.8 million, or 0.1% of sales, for the period from October 17, 2005 to December 31, 2005 and the period from January 1, 2005 to October 16, 2005, respectively.

(6)	Includes amortization expense for intangible assets of $3.0 million, $15.4 million, $3.6 million, $3.0 million, $2.7 million and $2.8 million, representing 2.0%, 2.8%, 3.0%, 3.0%, 0.9% and 0.9% of sales, for the three months ended March 31, 2007, the year ended December 31, 2006, the three months ended March 31, 2006, the period from October 17, 2005 to December 31, 2005, the period from January 1, 2005 to October 16, 2005 and the year ended December 31, 2004.

(7)	Represents expenses, primarily professional fees, incurred by us related to the Acquisition.

Segment Information

The following table sets forth sales, gross profit, gross profit margin and operating income or loss for our operating segments for the periods indicated during the last three years:

	Predecessor Company		Company
		January 1,	October 17,
	Year Ended	2005 to	2005 to	Year Ended	Three Months Ended
	December 31,	October 16,	December 31,	December 31,	March 31,
	2004	2005	2005	2006	2006	2007
	(Dollars in thousands)
Sales
Energy & Chemicals	$69,609	$86,920	$34,135	$190,673	$41,174	$52,277
Distribution and Storage	162,508	161,329	47,832	268,303	60,318	76,779
BioMedical	73,459	57,248	15,685	78,478	19,348	23,407

Total	$305,576	$305,497	$97,652	$537,454	$120,840	$152,463

Gross Profit
Energy & Chemicals	$21,475	$23,391	$10,494	$39,676	$11,648	$6,026
Distribution and Storage	46,588	47,120	8,861	87,283	18,822	25,751
BioMedical	25,743	17,702	2,564	27,960	6,517	8,082

Total	$93,806	$88,213	$21,919	$154,919	$36,987	$39,859

Gross Profit Margin
Energy & Chemicals	30.9%	26.9%	30.7%	20.8%	28.3%	11.5%
Distribution and Storage	28.7%	29.2%	18.5%	32.5%	31.2%	33.5%
BioMedical	35.0%	30.9%	16.4%	35.6%	33.7%	34.5%
Total	30.7%	28.9%	22.4%	28.8%	30.6%	26.1%
Operating Income (Loss)
Energy & Chemicals	$11,545	$13,717	$5,092	$18,957	$5,933	$150
Distribution & Storage	27,951	27,005	3,947	54,545	11,053	18,038
BioMedical	14,208	8,343	714	15,969	3,714	4,910
Corporate	(16,625)	(28,206)	(4,683)	(22,600)	(4,914)	(5,811)

Total	$37,079	$20,859	$5,070	$66,871	$15,786	$17,287

Results of Operations for the Three Months Ended March 31, 2007 and 2006

Sales

Sales for the three months ended March 31, 2007 were $152.5 million compared to $120.8 million for the three months ended March 31, 2006, reflecting an increase of $31.7 million, or 26.2%. E&C segment sales were $52.3 million for the three months ended March 31, 2007 compared with sales of $41.2 million for three months ended March 31, 2006, which reflected an increase of $11.1 million, or 27.0%. This increase in sales resulted primarily from $9.9 million of air cooled heat exchanger sales from CSC, which was acquired in the second quarter of 2006, and to a lesser extent from higher volume for brazed aluminum heat exchangers and process systems. D&S segment sales increased $16.5 million, or 27.4%, to $76.8 million for the three months ended March 31, 2007 from $60.3 million for the three months ended March 31, 2006. Sales of bulk storage systems and packaged gas systems increased $12.4 million and $4.0 million, respectively, for the three months ended March 31, 2007 compared to the same period in 2006, primarily due to higher volume as a result of continued growth in the global industrial gas market, and price increases to absorb escalating raw material costs. Another contributing factor to the increased D&S sales in the first quarter of 2007 compared with the same period in 2006 was favorable foreign currency translation of approximately $2.5 million as a result of the weakened U.S. dollar compared to the Euro and Czech Koruna. BioMedical segment sales for the three months ended March 31, 2007 were $23.4 million compared to $19.3 million for the same period in 2006, which reflected an increase of $4.1 million, or 21.0%. Medical respiratory product and biological storage system sales increased $1.1 million and $1.7 million, respectively, due to higher volume in international markets. Other products sales in the BioMedical segment increased $1.2 million, primarily due to higher volume compared to the same period in 2006.

Gross Profit and Margin

Gross profit for the three months ended March 31, 2007 was $39.9 million, or 26.1% of sales, versus $37.0 million, or 30.6% of sales, for the three months ended March 31, 2006 and reflected an increase of $2.9 million. E&C segment gross profit decreased $5.6 million and its margin decreased 16.8 percentage points, primarily due to lower margins on two complex field installation projects and lower productivity at our La Crosse, Wisconsin brazed aluminum heat exchanger facility as a result of a strike in February 2007, which has since settled. The two installation projects and the La Crosse strike had a $3.3 million unfavorable impact on E&C gross profit for the three months ended March 31, 2007. Also contributing to the E&C margin decline was the increase in costs on several other fixed price contracts that were completed or near completion at March 31, 2007. The cost increases were primarily attributable to escalating labor costs for engineers and skilled welders and higher raw material costs due to a rapid increase in stainless steel surcharges. In addition, the gross profit for the three months ended March 31, 2006 included a high margin heat exchanger and process systems emergency order that increased the E&C margin by approximately six percentage points. Gross profit for the D&S segment increased $6.9 million, or 2.3 percentage points, in the 2007 three month period compared to the 2006 three month period, primarily due to higher sales volume, manufacturing productivity improvements, and to a lesser extent the timing of product price increases in both bulk storage and packaged gas systems to absorb escalating raw material costs. BioMedical gross profit increased $1.6 million, or 0.8 percentage points, in the 2007 period compared to the 2006 period, primarily due to higher sales volume.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the three months ended March 31, 2007 were $19.4 million, or 12.8% of sales, compared to $17.5 million, or 14.5% of sales, for the three months ended March 31, 2006. SG&A expenses for the E&C segment were $4.6 million for the three months ended March 31, 2007 compared to $4.4 million for the three months ended March 31, 2006, an increase of $0.2 million. D&S segment SG&A expenses for the three months ended March 31, 2007 were $6.4 million compared to $5.8 million for the three months ended March 31, 2006, an increase of $0.6 million. This increase was primarily attributable to higher employee-related and infrastructure costs to support business growth. SG&A expenses for the BioMedical segment were $2.7 million for the three months ended March 31, 2007, an increase of $0.4 million compared to the three months ended March 31, 2006, which was primarily due to higher sales volume and increased research and development costs. Corporate SG&A expenses for the three months ended March 31, 2007 were $5.7 million compared to $4.9 million for the three months ended March 31, 2006. This increase of $0.8 million was primarily attributable to Sarbanes-Oxley implementation costs and expenses associated with this offering aggregating approximately $0.7 million.

Amortization Expense

Amortization expense for the three months ended March 31, 2007 was $3.0 million, or 2.0% of sales, compared to $3.6 million, or 3.0% of sales, for the three months ended March 31, 2006. The decrease of $0.6 million was due to certain intangible assets being fully amortized at December 31, 2006.

Employee Separation and Plant Closure Costs

For the three months ended March 31, 2007 and 2006, employee separation and plant closure costs were $0.1 million and $0.2 million, respectively. The costs for the both periods were related to the idle Plaistow, New Hampshire facility that is being held for sale. The sale of this facility is expected to be completed in the second or third quarter of 2007.

Operating Income

As a result of the foregoing, operating income for the three months ended March 31, 2007 was $17.3 million, or 11.3% of sales, an increase of $1.5 million compared to operating income of $15.8 million, or 13.1% of sales, for the same period in 2006.

Interest Expense, Net

Net interest expense for the three months ended March 31, 2007 and 2006 was $6.3 million and $6.5 million, respectively. The decrease in interest expense of $0.2 million for the three months ended March 31, 2007 compared to the same period in 2006 was primarily attributable to decreased long-term debt outstanding as a result of voluntary principal payments of $50.0 million made on the term loan portion of our senior secured credit facility with proceeds from the exercise of warrants and options and the Company’s IPO during 2006, partially offset by higher interest rates on our senior secured credit facility and the additional interest incurred in the three months ended March 31, 2007 on our senior subordinated notes, since the exchange offer was not completed until April 2007.

Other Expense and Income

Financing costs amortization were $0.4 million for both the three months ended March 31, 2007 and 2006, respectively.

For the three months ended March 31, 2007, foreign currency gains were $0.4 million as compared to foreign currency gains of $0.1 million for the same period in 2006. This increase in income was the result of the timing of transactions in currencies other than functional currencies, primarily in the D&S and BioMedical segments.

Income Tax Expense

Income tax expense of $3.7 million and $3.0 million for the three months ended March 31, 2007 and 2006, respectively, represented taxes on both U.S. and foreign earnings at an annual effective income tax rate of 34.1% and 33.0%, respectively. The increase in the annual effective income tax rate was primarily due to a greater proportion of U.S. earnings that are taxed at higher rates than the Company’s foreign earnings.

Net Income

As a result of the foregoing, reported net income for the three months ended March 31, 2007 and 2006 was $7.2 million and $6.0 million, respectively.

Results of Operations for the Year Ended December 31, 2006

Sales

Sales for the year ended December 31, 2006 were $537.5 million. E&C segment sales were $190.7 million and benefited from higher volume, particularly large heat exchanger and process systems projects, which were driven by continued growth in the LNG and natural gas segments of the hydrocarbon processing market and $17.8 million of air cooled heat exchanger sales as a result of the acquisition of CSC in the second quarter of 2006. D&S segment sales were $268.3 million as both bulk storage and packaged gas system volume were favorably affected by continued growth in the global industrial gas markets, product price increases to absorb escalating raw material costs and to a lesser extent favorable foreign currency translation of $4.3 million as a result of the weaker U.S. dollar compared to the Czech Koruna. BioMedical segment sales for the year ended December 31, 2006 were $78.5 million and benefited primarily from continued growth in medical respiratory product volume due to higher demand in international markets and volume growth in both the domestic and international biological storage systems. U.S. medical respiratory products sales were negatively impacted in 2006 by U.S. Government reimbursement reductions for liquid oxygen therapy systems announced in 2005.

Gross Profit and Margin

Gross profit for the year ended December 31, 2006 was $155.0 million, or 28.8% of sales. E&C segment gross profit was $40.0 million, or 20.8% of sales. The gross profit was favorably affected by the higher volume of large heat exchanger and process systems projects and the inclusion of the air cooled heat exchanger sales as explained above. The margin, however, was unfavorably impacted by lower margins on certain process projects, and in particular two complex long-term field installation projects. D&S segment gross profit was $87.0 million, or 32.5% of sales. The gross profit and related margin benefited from higher sales volume, particularly for bulk storage systems, timing of bulk storage system and packaged gas system price increases to absorb escalating raw material costs, and to a lesser extent manufacturing productivity improvements. BioMedical segment gross profit was $28.0 million, or 35.6% of sales, and was favorably impacted by higher sales volume and improved manufacturing productivity, particularly for the medical respiratory product line. In 2005, the transition of the medical respiratory product line manufacturing from our closed Burnsville, Minnesota facility to our Canton, Georgia facility was completed.

SG&A

SG&A Expenses for the year ended December 31, 2006 were $72.2 million, or 13.4% of sales. E&C segment SG&A expenses were $14.0 million, or 7.3% of sales. During 2006, the E&C segment incurred additional employee-related and infrastructure expenses to support the growth in business. Also, the E&C segment received $2.2 million of insurance proceeds, net of costs, related to the settlement of an insurance claim for losses and costs incurred primarily in 2005 at its New Iberia, Louisiana facility as a result of Hurricane Rita. These proceeds partially offset the increase in SG&A expenses in 2006. D&S segment SG&A expenses in 2006 were $25.5 million, or 9.5% of sales. The D&S segment had growth in employee-related and infrastructure expenses to support their business growth. In 2006, BioMedical segment SG&A expenses were $10.2 million, or 13.0% of sales. Corporate SG&A expenses for the year ended December 31, 2006 were $22.5 million and were unfavorably affected by higher employee-related and infrastructure expenses primarily to support the growth in business and higher public company expenses, particularly Sarbanes-Oxley implementation expenses, since the initial public offering in July 2006. In addition, all operating segments and Corporate were unfavorably impacted by higher health care expenses.

Amortization Expense

Amortization expense for the year ended December 31, 2006 was $15.4 million, or 2.9% of sales. The amortization expense relates to finite-lived intangible assets that were recorded at fair value on October 17, 2005 as a result of the Acquisition. Amortization expense for the E&C, D&S and BioMedical segments was $6.7 million, $6.9 million and $1.8 million, respectively.

Employee Separation and Plant Closure Costs

For the year ended December 31, 2006, employee separation and plant closure costs were $0.4 million and were related to the idle D&S segment Plaistow, New Hampshire facility that is being held for sale.

Operating Income (Loss)

As a result of the foregoing, operating income for the year ended December 31, 2006 was $66.9 million, or 12.4% of sales. Operating income (loss) for the E&C, D&S and BioMedical segments and Corporate were $19.0 million, or 10.0% of sales, $54.5 million, or 20.2% of sales, $16.0 million, or 20.3% of sales, and ($22.6) million, respectively.

Interest Expense, Net

For the year ended December 31, 2006, interest expense, net was $25.5 million and is primarily attributable to the senior secured credit facility entered into and senior subordinated notes issued on October 17, 2005 in conjunction with the Acquisition. The senior secured credit facility has a variable interest rate and the senior subordinated notes have a 9 1/8% interest rate. The registration rights agreement required us to file an Exchange Offer Registration Statement and complete the exchange offer for the senior subordinated notes by August 14, 2006. Since the exchange offer was not completed when required, additional interest at a rate of 0.25% above the stated rate was incurred for the 90-day period ending November 11, 2006, and additional interest at a rate 0.50% above the stated rate was incurred commencing November 12, 2006 and additional interest at a rate of 0.75% above the stated rate was incurred for the 90-day period commencing February 10, 2007. The exchange offer was completed in April 2007 at which time this additional interest ceased accruing. Further information regarding our debt is located in Note C to our consolidated financial statements included elsewhere in this prospectus.

Other Expense and Income

Financing costs amortization expense was $1.5 million for the year ended December 31, 2006 and is attributable to the senior secured credit facility entered into and senior subordinated notes issued on October 17, 2005 in conjunction with the Acquisition.

For the year ended December 31, 2006, net foreign currency gains were $0.5 million and were the result of transactions in currencies other than functional currencies across all business segments.

Income Tax Expense

Income tax expense for the year ended December 31, 2006 was $13.0 million at an effective tax rate of 32.3%. Our income taxes were favorably affected by higher mix of foreign earnings, foreign tax credits and research and development tax credits.

Net Income

As a result of the foregoing, net income for the year ended December 31, 2006 was $26.9 million.

October 17, 2005 to December 31, 2005 Period

Sales

Sales for the period from October 17, 2005 to December 31, 2005 were $97.6 million. E&C segment sales were $34.1 million and benefited from volume increases in both heat exchangers and process systems, primarily due to continued demand growth in the hydrocarbon processing market. D&S segment sales were $47.8 million as bulk storage systems and packaged gas systems volume remained strong due to stable demand in the global industrial gas market and higher product pricing. BioMedical segment sales for the period from October 17, 2005 to December 31, 2005 were $15.7 million. Sales of medical respiratory products were unfavorably affected by lower volume in the United States, and in particular to one of our major customers, due to announced reductions in government reimbursement programs for liquid oxygen therapy systems. This unfavorable volume trend in U.S. medical respiratory product sales was partially offset by continued volume growth in medical respiratory product sales in Europe and Asia and biological storage systems sales in the U.S., Europe and Asia as we further penetrated these markets. On an annual basis, 2005 U.S. medical respiratory product sales were 45% of total medical respiratory product sales and in 2004 U.S. medical respiratory products sales represented 61% of total medical respiratory sales. In addition, annual 2005 biological storage systems sales increased 16% compared to 2004 annual sales.

Gross Profit and Margin

For the period from October 17, 2005 to December 31, 2005, gross profit was $21.9 million, or 22.4% of sales. Overall, the gross profit was favorably affected by higher volumes in the D&S and E&C segments. The E&C gross profit of $10.5 million, or 30.7% of sales, benefited from the completion of a high margin ethylene heat exchanger and process system emergency order. The D&S segment gross profit of $8.9 million, or 18.5% of sales, was also favorably impacted by improved product pricing. The BioMedical gross profit of $2.6 million, or 16.4% of sales, benefited from productivity improvements at the Canton, Georgia facility related to the manufacturing of medical respiratory products. The BioMedical segment margins in the period from January 1, 2005 to October 16, 2005 were negatively impacted by higher costs related to inefficiencies from ramping-up production of the medical respiratory product line after completing the move from the Burnsville, Minnesota facility to the Canton, Georgia facility. In addition, overall company gross profit included a $8.9 million, or 9.1% of sales, charge for the fair value adjustment of finished goods and work-in-process inventory recorded under purchase accounting as a result of the Acquisition. This fair value inventory adjustment was charged to cost of sales as the inventory was sold. The D&S and BioMedical segments’ gross profit charges were $6.4 million, or 13.4% of sales, and $2.5 million, or 15.9% of sales, respectively, for this fair value inventory adjustment. The E&C segment was not required to record an inventory fair value adjustment due to the use of the percentage of completion method for revenue recognition in this segment.

SG&A

SG&A expenses for the period from October 17, 2005 to December 31, 2005 were $13.6 million, or 14.0% of sales. SG&A expenses for the E&C segment were $4.3 million, or 12.6% of sales, and were affected by higher marketing and employee-related costs to support the business growth and $0.4 million of losses and charges related to damage caused by Hurricane Rita at our New Iberia, Louisiana facilities. D&S segment SG&A expenses for the period from October 17, 2005 to December 31, 2005 were $3.2 million, or 6.7% of sales, and were affected by higher marketing and employee-related costs to support business growth. SG&A expenses for the BioMedical segment were $1.5 million, or 9.6% of sales, for the period from October 17, 2005 to December 31, 2005. Corporate SG&A expenses for the period from October 17, 2005 to December 31, 2005 were $4.6 million and included a charge of $0.5 million for the settlement of former shareholders’ appraisal rights claims as a result of the Acquisition.

Amortization Expense

Amortization expense for the period from October 17, 2005 to December 31, 2005 was $3.0 million, or 3.1% of sales. The amortization expense relates to finite-lived intangible assets that were recorded at fair value on October 17, 2005 as a result of the Acquisition. Amortization expense for the E&C, D&S and BioMedical segments were $1.0 million, $1.7 million and $0.3 million, respectively.

Employee Separation and Plant Closure Costs

For the period from October 17, 2005 to December 31, 2005, we recorded $0.1 million of employee separation and plant closure costs, primarily related to the closure of the D&S segment Plaistow, New Hampshire and BioMedical segment Burnsville, Minnesota facilities.

Operating Income

As a result of the foregoing, operating income for the period from October 17, 2005 to December 31, 2005 was $5.1 million, or 5.2% of sales.

Other Expenses and Income

Net interest expense and financing costs amortization for the period from October 17, 2005 to December 31, 2005, was $5.6 million and $0.3 million, respectively, and related to the senior secured credit facility that was entered into, and the notes that were issued, on October 17, 2005 in connection with the Acquisition.

Foreign Currency Loss

We recorded $0.1 million of foreign currency losses due to certain of our subsidiaries entering into transactions in currencies other than their functional currencies.

Income Tax Expense

Income tax benefit of $0.4 million for the period from October 17, 2005 to December 31, 2005 represents taxes on both domestic and foreign earnings at an annual effective income tax rate of 49.3%. Our taxes were affected by tax benefits from foreign sales and research and development and foreign tax credits.

Net Loss

As a result of the foregoing, we reported a net loss for the period from October 17, 2005 to December 31, 2005 of $0.5 million.

January 1, 2005 to October 16, 2005 Period

Sales

Sales for the period from January 1, 2005 to October 16, 2005 were $305.5 million. E&C segment sales were $86.9 million and benefited from volume increases in both heat exchangers and process systems as a result of strong order levels over the past several quarters, which have included three large orders each of approximately $20.0 million, driven by continued growth in the LNG and natural gas segments of the hydrocarbon processing market. D&S segment sales were $161.3 million as bulk storage systems and packaged gas systems volume remained strong due to continued demand growth in the global industrial gas market. Other factors contributing favorably to D&S segment sales for this period were higher product pricing, and favorable foreign currency translation of approximately $3.5 million as a result of the weaker U.S. dollar compared to the Euro and Czech Koruna. BioMedical segment sales were $57.2 million. Sales of medical respiratory products were unfavorably affected by lower volume in the United States, and in particular to one of our major customers, primarily resulting from announced U.S. government reimbursement reductions for liquid oxygen therapy systems. This unfavorable volume trend in U.S. medical respiratory product sales was partially offset by continued sales volume growth in medical respiratory product sales in Europe and Asia and biological storage systems in the United States, Europe and Asia as we further penetrated these markets. See the discussion under the caption “— October 17, 2005 to December 31, 2005 Period — Sales” above for information regarding the BioMedical segment volume trends.

Gross Profit and Margin

For the period from January 1, 2005 to October 16, 2005 gross profit was $88.2 million, or 28.9% of sales. Overall, gross profit was favorably affected by higher volumes in the D&S and E&C segments, while gross profit margin was unfavorably affected by higher manufacturing costs in the BioMedical segment and a shift in product mix in the E&C segment. The gross profit margins in the E&C segment of $23.4 million, or 26.9% of sales, during the period saw overall mix shifts in sales from higher margin heat exchanger projects to lower margin process systems projects and also a shift within heat exchangers to lower margin projects. In addition, the D&S segment gross profit of $47.1 million, or 29.2% of sales, benefited from price increases that were implemented during the year to offset higher raw material steel costs that had been incurred in previous years. Gross profit in the BioMedical segment of $17.7 million, or 30.9% of sales, deteriorated primarily due to lower U.S. medical respiratory product volume, higher manufacturing costs and inventory valuation adjustments of $0.6 million primarily in the first half of 2005, as a result of lower productivity associated with moving the medical respiratory product line manufacturing from Burnsville, Minnesota to Canton, Georgia. This transition and ramp-up of manufacturing to the productivity levels previously being achieved at the Burnsville, Minnesota facility took most of 2005 to complete and cost more than originally planned.

SG&A

SG&A expenses for the period from January 1, 2005 to October 16, 2005 were $57.1 million, or 18.7% of sales. E&C segment SG&A expenses were $9.4 million, or 10.8% of sales, and were affected by higher marketing and employee-related costs to support business growth, and also included $1.1 million of losses and charges related to damage caused by Hurricane Rita at our New Iberia, Louisiana facilities. SG&A expenses for the D&S segment were $18.0 million, or 11.1% of sales and were affected by higher marketing and employee-related costs to support business growth, and also included a $2.8 million charge for the write-off of in-process research and development related to the acquisition of Changzhou CEM Cryo Equipment Co., Ltd. (“CEM”). SG&A expenses for the BioMedical segment were $7.0 million, or 12.2% of sales for the period from January 1, 2005 to October 16, 2005.

Corporate SG&A expenses were $22.7 million and included a $1.1 million charge for the settlement of a finders’ fee claim asserted by a former shareholder in connection with our 2003 bankruptcy reorganization, and $9.5 million of stock-based compensation expense. A significant portion of this stock-based compensation was incurred as a result of the vesting of stock options in conjunction with the Acquisition.

Amortization Expense

Amortization expense for the period from January 1, 2005 to October 16, 2005 was $2.7 million, or 0.9% of sales, and related to finite-lived intangible assets that were recorded in September 2003 under Fresh-Start accounting and acquisition of CEM in 2005. Amortization expense for the E&C, D&S and BioMedical segment was $0.1 million, $1.5 million and $1.1 million, respectively.

Acquisition Expenses

During the period from January 1, 2005 to October 16, 2005, we incurred $6.6 million of investment banking, legal and other professional fees related to the Acquisition.

Employee Separation and Plant Closure Costs

For the period from January 1, 2005 to October 16, 2005, we recorded $1.1 million of employee separation and plant closure costs, primarily related to the closure of the D&S segment Plaistow, New Hampshire and BioMedical segment Burnsville, Minnesota facilities. The costs (benefits) recorded for this period by the E&C, D&S and BioMedical segments, and by Corporate were $0.1 million, $0.5 million, $0.5 million and ($0.1 million), respectively.

Gain on Sale of Assets

We recorded a net gain on the sale of assets of $0.1 million, including a gain recorded at Corporate of $1.7 million on the settlement of a promissory note receivable related to the 2003 sale of our former Greenville Tube, LLC stainless tubing business, a loss of $0.5 million recorded at Corporate for the write down of the Plaistow facility held for sale to its estimated fair value and a $1.2 million loss for the write-off of several assets that were deemed to be impaired. This impairment loss was $0.1 million, $0.9 million and $0.2 million for the E&C segment, BioMedical segment and Corporate, respectively.

Operating Income

As a result of the foregoing, operating income for the period from January 1, 2005 to October 16, 2005 was $20.9 million, or 6.8% of sales.

Interest Expense, Net

Net interest expense for the period from January 1, 2005 to October 16, 2005 was $4.2 million. We experienced higher interest expense during this period as a result of higher interest rates and the increase in the outstanding balance under the revolving credit line of our then existing credit facility.

Foreign Currency Loss

We recorded $0.7 million of foreign currency losses due to certain of our subsidiaries entering into transactions in currencies other than their functional currencies.

Income Tax Expense

Income tax expense of $7.2 million for the period from January 1, 2005 to October 16, 2005 represents taxes on both domestic and foreign earnings at an annual effective income tax rate of 44.6%. Our income tax expense was unfavorably impacted by approximately $1.4 million due to the non-deductible charge for purchased in-process research and development of $2.8 million and Acquisition costs of $1.2 million.

Net Income

As a result of the foregoing, we reported net income of $8.9 million for the period from January 1, 2005 to October 16, 2005.

Year Ended December 31, 2004

Sales

Sales for 2004 of $305.6 million were positively affected by volume and price increases, a recovery of the global industrial gas market and favorable foreign currency translation as a result of the weakening of the U.S. dollar compared to the Euro and Czech Koruna. Sales in the E&C segment for 2004 were $69.6 million and both the heat exchanger and LNG system product lines benefited from higher volume primarily in the Asian, African and Middle Eastern markets. D&S segment sales were $162.5 million in 2004 and benefited favorably from volume increases in cryogenic bulk storage systems, cryogenic packaged gas systems and beverage liquid CO2 systems driven primarily by a recovery in the global industrial gas market. Price increases and surcharges driven by higher raw material costs and favorable foreign currency translation as a result of the weakening of the U.S. Dollar compared to the Euro and Czech Koruna also had a positive impact on D&S segment sales. Sales in the BioMedical segment were $73.4 million. Sales of our biological storage systems and medical products experienced volume increases in both the U.S. and European markets. Sales of MRI and other products deteriorated in 2004 as this product line’s primary customer continued to transfer volume to lower cost manufacturing regions.

Gross Profit and Margin

Gross profit for 2004 was $93.8 million or 30.7% of sales. The gross profit was positively affected by volume increases across all operating segments, and product price increases and favorable foreign currency translation in the D&S segment. The E&C segment gross profit and related margin were $21.5 million and 30.9% of sales, respectively, in 2004. The E&C segment benefited from higher volumes and the delivery of a premium-priced, expedited order that was needed to put a natural gas producer’s ethane recovery plant back in service. A shift to lower margin industrial heat exchangers and LNG vacuum-insulated pipe, or LNG VIP, had an unfavorable impact on the E&C segment gross profit margin. D&S segment gross profit and related margin were $46.6 million and 28.7% of sales, respectively. The D&S segment gross profit margin was positively affected by product price increases and surcharges to offset higher raw material costs that had been incurred, higher sales volume and the realization of savings from our restructuring efforts. The D&S segment gross profit margin was unfavorably affected by a shift to lower margin bulk products. Gross profit and related margin for the BioMedical segment were $25.7 million and 35.0% of sales, respectively. Gross profit margins for medical and biological storage systems products were positively impacted by higher volume and cost reductions, and MRI and other product margins were unfavorably affected by higher material costs and unabsorbed overhead costs due to lower sales volume.

SG&A

SG&A expenses for 2004 were $50.6 million, or 16.6% of sales, and benefited from cost savings realized as a result of our continued restructuring efforts. In addition, we incurred employee incentive compensation expense of $5.3 million for achieving our operating targets, which was significant compared to the incentive compensation that had been earned in prior years. E&C segment SG&A expenses were $8.9 million, or 12.8% of sales and included $1.2 million of employee incentive compensation expense, and $0.5 million of selling expense related to the settlement of a specific customer product claim outside the normal warranty period. SG&A expenses for the D&S segment were $16.6 million, or 10.2% of sales, and included $1.8 million of employee incentive compensation expense, and $0.4 million of selling expense related to the settlement of a specific customer product claim outside the normal warranty period. SG&A expenses for the BioMedical segment were $9.1 million, or 12.4% of sales, for 2004 and included $0.6 million of employee incentive compensation expense. Corporate SG&A expenses were $15.9 million and included $1.7 million of employee incentive compensation expense, $2.4 million of stock-based compensation expense resulting from the sale of 28,797 shares of common stock to our chief executive officer at a price below the closing market price at the date of sale and the issuance of stock options to certain key employees. In addition, Corporate recorded $0.9 million of income from life insurance proceeds related to our voluntary deferred compensation plan.

Amortization Expense

Amortization expense for 2004 was $2.8 million, or 0.9% of sales, and related to finite-lived intangible assets that were recorded in September 2003 under Fresh-Start accounting. Amortization expense for the E&C, D&S and BioMedical segments was $0.3 million, $1.1 million and $1.4 million, respectively.

Employee Separation and Plant Closure Costs

In 2004, we continued our manufacturing facility restructuring plan, which commenced with the 2003 closure of our E&C segment sales and engineering office in Westborough, Massachusetts. We announced in December 2003 and January 2004 the closure of our D&S segment manufacturing facility in Plaistow, New Hampshire and the BioMedical segment manufacturing and office facility in Burnsville, Minnesota, respectively. In each of these facility closures, we did not exit the product lines manufactured at those sites, but moved manufacturing to other facilities with available capacity, most notably New Prague, Minnesota for engineered tank production and Canton, Georgia for medical respiratory product manufacturing. The Plaistow facility closure was completed in the third quarter of 2004. We incurred capital expenditures in 2004 of $2.5 million for improvements and additions to the Canton, Georgia facility, and completed the closure of the Burnsville, Minnesota facility in the first quarter of 2005.

During 2004, we recorded employee separation and plant closure costs of $3.2 million related to the manufacturing facility reduction efforts and overall headcount reduction programs described above. The costs recorded by the E&C, D&S and BioMedical segments and by Corporate were $0.7 million, $1.3 million, $0.8 million and $0.4 million, respectively. The total charges for 2004 included $0.4 million of expense for contract termination costs, $1.3 million severance and other benefits related to terminating certain employees at these and other sites, and $1.5 million for other associated costs. In addition, we recorded a non-cash inventory valuation charge of $0.2 million, included in cost of sales, for the write-off of inventory at these sites. At December 31, 2004, we had a reserve of $2.8 million remaining for the closure of these facilities, primarily for lease termination and severance costs.

Loss on Sale of Assets

In 2004, we recorded a net loss on the sale of assets of $0.1 million. In conjunction with the closure of the BioMedical segment Burnsville, Minnesota facility, we sold this facility in October 2004 for gross proceeds of $4.5 million and recorded a loss on the sale of $0.4 million. The proceeds of this sale were used to pay down $0.9 million of debt outstanding under an industrial revenue bond and the balance was used for working capital purposes. In April 2004, we sold for $0.6 million of cash proceeds a vacant building and a parcel of land at our D&S segment New Prague, Minnesota facility that was classified as an asset held for sale in our consolidated balance sheet as of December 31, 2003. In August 2004, we sold for $1.1 million in cash proceeds, equipment at our D&S segment Plaistow, New Hampshire facility, resulting in a $0.6 million gain on the sale of assets. In addition, we recorded a $0.4 million loss related to adjusting the Plaistow land and building to fair value less selling costs based upon an agreement executed in September 2004. The land and building related to the Plaistow facility were included as “assets held for sale” on our consolidated balance sheet as of December 31, 2004.

Operating Income

As a result of the foregoing, operating income for the year ended December 31, 2004 was $37.1 million, or 12.1% of sales.

Equity Loss

We recorded $0.1 million of equity loss related to our Coastal Fabrication joint venture in 2004. In February 2004, our Coastal Fabrication joint venture executed an agreement to redeem the joint venture partner’s 50% equity interest. As a result of the elimination of the joint venture partner and the assumption of 100% of control by us, the assets, liabilities and operating results of Coastal Fabrication are included in the consolidated financial statements subsequent to February 2004.

Interest Expense, Net

Net interest expense for 2004 was $4.8 million. This lower expense is attributable primarily to our debt restructuring in September 2003 in conjunction with the Reorganization Plan and the reduction in the debt balance as a result of $40.0 million of aggregate voluntary prepayments on our then existing term loan at the end of 2003 and during 2004.

Derivative Contracts Valuation Income and Expense

We entered into an interest rate derivative contract in the form of a collar in March 1999 to manage interest rate risk exposure relative to our debt. This collar had a notional value of $19.1 million at December 31, 2004 and expired in March 2006. The fair value of the contract related to the collar outstanding at December 31, 2004 is a liability of $0.3 million and is recorded in accrued interest. The change in fair value of the contracts related to the collars during 2004 of $0.1 million is recorded in derivative contracts valuation income.

Foreign Currency Gain

We recorded $0.5 million of foreign currency remeasurement gain in 2004 as result of certain of our subsidiaries entering into transactions in currencies other than their functional currency.

Income Tax Expense

In 2004, we recorded income tax expense of $10.1 million, which primarily reflects the income tax expense associated with U.S. and foreign earnings and a reduction in tax accruals for prior tax periods at an annual effective tax rate of 30.9%.

Net Income

As a result of the foregoing, we recorded net income of $22.6 million in 2004.

Orders and Backlog

We consider orders to be those for which we have received a firm signed purchase order or other written contractual commitment from the customer. Backlog is comprised of the portion of firm signed purchase orders or other written contractual commitments received from customers that we have not recognized as revenue upon shipment or under the percentage of completion method. Backlog can be significantly affected by the timing of orders for large projects, particularly in the E&C segment, and is not necessarily indicative of future backlog levels or the rate at which backlog will be recognized as sales. Orders included in our backlog may include customary cancellation provisions under which the customer could cancel part or all of the order at times subject to the payment of certain costs and/or penalties. Our backlog as of March 31, 2007 and as of December 31, 2006, 2005 and 2004 was $342.2 million, $319.2 million, $233.6 million and $129.3 million, respectively. This significant increase in backlog is primarily attributable to the growth in the global industrial gas and the LNG and natural gas segments of the hydrocarbon processing markets served by the E&C and D&S segments. In addition, the E&C segment backlog at December 31, 2006 included $20.2 million of air-cooled heat exchangers as a result of the CSC acquisition in May 2006.

The table below sets forth orders and backlog by segment for the periods indicated:

	Predecessor Company		Company
		January 1,	October 17,		Three Months
	Year Ended	2005 to	2005 to	Year Ended	Ended
	December 31,	October 16,	December 31,	December 31,	March 31,
	2004	2005	2005	2006	2007
	(In thousands)

Orders
Energy & Chemicals	$121,793	$130,786	$67,232	$230,460	$71,310
Distribution & Storage	193,156	191,188	45,859	296,136	76,568
BioMedical	77,893	62,396	13,768	79,171	26,935

Total	$392,842	$384,370	$126,859	$605,767	$174,813

Backlog
Energy & Chemicals	$70,766	$114,633	$147,732	$207,668	$226,696
Distribution & Storage	53,900	83,194	79,524	105,070	105,666
BioMedical	4,613	8,388	6,383	6,415	9,820

Total	$129,279	$206,215	$233,639	$319,153	$342,182

Orders for the three months ended March 31, 2007 were $174.8 million. E&C segment orders for the three months ended March 31, 2007 were $71.3 million compared to $111.2 million for the three months ended December 31, 2006. E&C backlog totaled $226.7 million at March 31, 2007 compared to $207.7 million at December 31, 2006. The decline in orders of $39.9 million, or 36%, was primarily attributable to the receipt of a process systems order in excess of $40.0 million for a significant project in West Africa in the fourth quarter of 2006. Orders for brazed aluminum and air cooled heat exchangers remained at constant levels for the past two quarters. D&S orders for the three months ended March 31, 2007 were $76.6 million compared to $75.4 million for the three months ended December 31, 2006. D&S backlog totaled $105.7 million at March 31, 2007 compared to $105.1 million at December 31, 2006. Overall, D&S orders have remained strong in recent quarters due to continued demand in the global industrial gas market. Packaged gas systems orders for the three months ended March 31, 2007 increased $2.6 million while bulk storage systems orders decreased by $1.4 million. BioMedical orders for the three months ended March 31, 2007 were $26.9 million compared to $16.7 million for the three months ended December 31, 2006. BioMedical backlog at March 31, 2007 totaled $9.8 million compared to $6.4 million at December 31, 2006. The increase in orders of $10.3 million, or 62%, was primarily due to increased demand in the international medical respiratory market, increased demand in both the U.S. and international biological storage markets, and seasonality. Medical respiratory product, biological storage systems and other BioMedical product orders increased $4.3 million, $5.1 million and $0.9 million, respectively.

Orders for the year ended December 31, 2006 were $605.8 million. E&C segment orders were $230.5 million and benefited from the continued strength of the global industrial gas and LNG and natural gas segments of the hydrocarbon gas processing market and $19.9 million of air cooled heat exchanger orders from the acquisition of CSC in May 2006. In addition, the E&C segment received in the fourth quarter of 2006 a process systems order in excess of $40 million for a significant overseas LNG project in West Africa. D&S segment orders for 2006 were $296.1 million and were driven by continued growth in the global industrial gas market. Bulk storage system and packaged gas system orders were $187.6 million and $108.5 million, respectively. Orders for the BioMedical segment for the year ended December 31, 2006 were $79.2 million. Orders for medical respiratory products, biological storage systems, and MRI components and other liquid oxygen products were $34.0 million, $32.5 million and $12.7 million, respectively. The medical respiratory products and biological systems orders were driven by continued penetration and growth of the international markets.

For the period from October 17, 2005 to December 31, 2005, orders were $126.9 million. E&C segment orders of $67.2 million remained strong during this period and included several large heat exchanger and LNG systems orders, including an air separation heat exchanger order of $16.0 million. D&C segment orders of $45.9 million were driven by continued strong packaged gas system orders. Bulk storage systems and packaged gas systems orders were $26.9 million and $18.9 million, respectively for this period. BioMedical segment orders were $13.8 million during this period as orders in the European and Asian market medical respiratory and U.S. biological storage system products order levels remained strong, while U.S. medical respiratory product orders continued to decline. This decline is explained further below.

Orders for the period from January 1, 2005 to October 16, 2005 were $384.4 million. E&C segment orders of $130.8 million remained strong during this period and included a $21.0 million LNG VIP order and a $10.7 million hydrocarbon processing heat exchanger order. D&C segment orders of $191.2 million were driven by continued strong bulk storage systems orders and strong packaged gas system orders, which were $118.5 million and $72.7 million, respectively. This strong order level in the D&S segment was driven by continued demand in the global industrial gas markets served by us. BioMedical segment orders were $62.4 million, as orders for international medical respiratory products and U.S. biological storage system products continued favorable growth trends due to both continued market penetration and market growth. U.S. medical respiratory product orders during this period were unfavorably impacted by lower orders from a significant customer and announced government reimbursement reductions for liquid oxygen therapy systems.

For the year ended December 31, 2004, orders of $392.9 million were positively affected by improvements in the markets served by all three segments. During 2004, the E&C segment showed a significant increase in orders to $121.8 million, due to increased orders for both the heat exchangers and LNG systems product lines, including orders of $20.4 million and $19.3 million. The demand increase was mainly due to the recovery of the global industrial gas markets and the continuing development of a worldwide natural gas market. The D&S segment orders significantly increased in 2004 to $193.2 million as bulk storage and packaged gas products experienced increased demand as a result of a recovery in the global industrial gas market. During 2004, the BioMedical segment continued its previous trend of increasing order performance with orders of $77.9 million, driven by strong demand for medical respiratory products and biological storage systems both in the U.S. and international markets. Orders for MRI components continued to decline during 2004 as the product line’s single customer continued to move business to lower cost manufacturing countries.

Liquidity and Capital Resources

On July 31, 2006, we completed our initial public offering of 12,500,000 shares of our common stock for cash proceeds, before expenses, of $175.3 million. We used $25.0 million of the net proceeds to repay a portion of the term loan under our senior secured credit facility. The remaining $150.3 million of net proceeds was used to pay a dividend to our stockholders existing immediately prior to the initial public offering, consisting of affiliates of First Reserve and certain members of management. On August 25, 2006, a stock dividend of 1,875,000 shares was issued to the stockholders existing immediately prior to the completion of the initial public offering. In addition, the senior secured credit facility was amended upon the completion of the initial public offering. The amendment primarily increased the size of the revolving credit facility by $55.0 million to $115.0 million and increased the amount available for letters of credit extending beyond one year from their issuance date to $55.0 million from $35.0 million.

Debt Instruments and Related Covenants

In connection with the Acquisition, we entered into a $240.0 million senior secured credit facility and completed the $170.0 million offering of 9 1/8% senior subordinated notes due in 2015. We repaid the term loan portion of our then existing credit facility (the term loan portion and revolving credit portion of the facility are referred to collectively as the 2003 Credit Facility) and certain other debt on or before October 17, 2005, the closing date of the Acquisition. The senior secured credit facility consists of a $180.0 million term loan credit facility and a $115.0 million revolving credit facility, of which the entire $115.0 million may be used for the issuance of letters of credit and bank guarantees, $55.0 million of which may be letters of credit extending more than one year from their date of issuance. The term loan was fully funded on the closing date. The term loan matures on October 17, 2012 and the revolving credit portion of the senior secured credit facility matures on October 17, 2010. As a result of an aggregate of $60.0 million voluntary principal prepayments since October 2005, the term loan requires no principal payments until the remaining balloon payment is due on the maturity date. The interest rate under the senior secured credit facility is, at our option, the Alternative Base Rate, or ABR, plus 1.0% or LIBOR plus 2.0% on the term loan, and ABR plus 1.5% or LIBOR plus 2.5% on the revolving credit portion of the senior secured credit facility. In addition, we are required to pay an annual administrative fee of $0.1 million, a commitment fee of 0.5% on the unused revolving credit balance, a letter of credit participation fee of 2.5% per annum on the letter of credit exposure and letter of credit issuance fee of 0.25%. The obligations under the senior secured credit facility are secured by substantially all of the assets of our domestic subsidiaries and 65% of the capital stock of our non-U.S. subsidiaries.

As of March 31, 2007, we had $120.0 million outstanding under the term loan portion of the senior secured credit facility, $170.0 million outstanding under the senior subordinated notes and $22.6 million of letters of credit and bank guarantees supported by the revolving portion of the senior secured credit facility. Availability on the revolving portion of the senior secured credit facility was $92.4 million at March 31, 2007.

The registration rights agreement related to our senior subordinated notes required us to file an Exchange Offer Registration Statement and complete the exchange offer for the senior subordinated notes by August 14, 2006. Since the exchange offer was not completed when required, additional interest at a rate of 0.25% was incurred for the 90-day period commencing August 14, 2006, additional interest at a rate of 0.50% was incurred for the 90-day period commencing November 12, 2006 and additional interest at a rate of 0.75% was incurred for the 90-day period commencing February 10, 2007. The exchange offer was completed on April 6, 2007 and the additional interest ceased accruing as of that date.

The senior secured credit facility and provisions of the indenture governing the senior subordinated notes contain a number of customary covenants, including, but not limited to, restrictions on our ability to incur additional indebtedness, create liens or other encumbrances, sell assets, enter into sale and lease-back transactions, make certain payments, investments, loans, advances and guarantees, make acquisitions and engage in mergers and consolidations, pay dividends and distributions, and make capital expenditures. Our senior secured credit facility and indenture governing the senior subordinated notes also include covenants relating to leverage, interest coverage and fixed charge coverage ratios. We believe that we are in compliance with all covenants, including its financial covenants, under the senior secured credit facility and the indenture.

Chart Ferox, a.s., or, Ferox, our wholly-owned subsidiary that operates in the Czech Republic, maintains secured revolving credit facilities with borrowing capacity, including overdraft protection, of up to $9.6 million, of which $4.4 million is available only for letters of credit and bank guarantees. Under the revolving credit facilities, Ferox may make borrowings in Czech Koruna, Euros and U.S. dollars. Borrowings in Koruna are at PRIBOR, borrowings in Euros are at EUROBOR and borrowings in U.S. dollars are at LIBOR, each with a fixed margin of 0.6%. Ferox is not required to pay a commitment fee to the lenders under the revolving credit facilities with respect to the unutilized commitments thereunder. Ferox must pay letter of credit and guarantee fees equal to 0.75% on the face amount of each guarantee. Ferox’s land and buildings, and accounts receivable secure $4.6 million and $2.5 million, respectively, of the revolving credit facilities. At March 31, 2007, there were no borrowings outstanding under, and $1.4 million of bank guarantees supported by the Ferox revolving credit facilities.

Our debt and related covenants are further described in Note C to our consolidated financial statements included elsewhere in this prospectus.

Sources and Uses of Cash

Three Months Ended March 31, 2007 and 2006

Cash provided by operations for the three months ended March 31, 2007 was $1.0 million compared with cash provided by operations of $11.9 million for the three months ended March 31, 2006. The decrease in the cash provided by operations in the 2007 period was primarily attributable to increased inventory to support business growth and an increase in net unbilled contract revenues due to higher sales and the timing of progress billings under existing contracts with customers.

Cash used in investing activities for the three months ended March 31, 2007 was $6.6 million compared to $2.6 million for the three months ended March 31, 2006. Capital expenditures for the three months ended March 31, 2007 were $5.0 million compared with $2.6 million for the three months ended March 31, 2006 and consisted primarily of capital expenditures for the E&C segment brazed aluminum heat exchanger facility expansion in La Crosse, Wisconsin and D&S segment expansion in China to support business growth. Capital expenditures during the same period in 2006 were primarily for expansion of existing facilities and construction of a new manufacturing facility in China to support growth in business. Also, during the three months ended March 31, 2007, $1.6 million of cash was used to purchase the remaining minority interest of Chart Ferox a.s.

For the three months ended March 31, 2007 and 2006, cash used in financing activities was $0.9 million and $5.8 million, respectively. During the three months ended March 31, 2006, $5.0 million of cash was used for voluntary principal prepayment under the term loan portion of our senior secured credit facility.

Year Ended December 31, 2006

Cash provided by operating activities for the year ended December 31, 2006 was $36.4 million, and was driven by net income before changes in assets and liabilities and a focus on working capital management.

For the year ended December 31, 2006, cash used for investing activities was $38.7 million. $15.9 million of cash, net of cash acquired, was used to purchase CSC in May 2006. Cash used for capital expenditures for 2006 was $22.3 million and primarily consisted of E&C segment heat exchanger and process system facility expansions in La Crosse, Wisconsin, Houston, Texas, and Tulsa, Oklahoma; D&S segment bulk tank facility expansions in New Prague, Minnesota, Decin, Czech Republic, Changzhou, China, and normal equipment purchases and replacements across all facilities.

Cash provided by financing activities for the year ended December 31, 2006 was $9.2 million. In May 2006, $37.1 million and $2.1 million of cash was received from the exercise of warrants and Rollover Options, respectively. On July 31, 2006, we completed our initial public offering and received $172.5 million of cash proceeds, net of expenses, and paid a cash dividend of $150.3 million to stockholders existing immediately prior to the completion of the initial public offering. For the year ended December 31, 2006, $55.0 million of cash was primarily used to make voluntary principal payments under the term loan portion of the senior secured credit facility and $1.5 million to repay seller notes related to the CEM acquisition.

October 17, 2005 to December 31, 2005 Period

Cash provided by operating activities for the period from October 17, 2005 to December 31, 2005 was $14.6 million, which included cash provided by changes in working capital components of $3.5 million.

During the period from October 17, 2005 to December 31, 2005, we used $362.3 million of cash for investing activities. Cash of $356.6 million was used to pay proceeds to our former shareholders as a result of the Acquisition and $5.6 million was used for capital expenditures. The significant capital expenditures were for the construction of the new manufacturing facility in China, the expansion of the biological storage product line manufacturing facility in New Prague, Minnesota and reinvestment to upgrade existing facilities to support business growth.

Cash provided by financing activities for the period from October 17, 2005 to December 31, 2005,was $348.5 million. In connection with the Acquisition, we received proceeds of $350.0 million from the senior secured credit facility and senior subordinated notes and proceeds of $111.3 million from the sale of stock to affiliates of First Reserve. These proceeds were used to pay our former shareholders, repay $76.5 million of long-term debt under the 2003 Credit Facility, pay former stock option holders $15.8 million and pay financing and transaction costs of $11.6 million and $1.8 million, respectively. In addition, we made a voluntary principal prepayment of $5.0 million on the term loan.

January 1, 2005 to October 16, 2005 Period

Cash provided by operating activities for the period from January 1, 2005 to October 16, 2005 was $15.6 million and included cash used in working capital components of $10.6 million to support the growth in business, particularly in the E&C and D&S segments.

During the period from January 1, 2005 to October 16, 2005, we used $20.8 million of cash for investing activities. Cash of $12.0 million, net of cash acquired, was used to acquire 100% of the equity interest in CEM. The CEM acquisition is further described in the notes to our consolidated financial statements included elsewhere in this prospectus. Cash used for capital expenditures for the period was $11.0 million. The significant capital expenditures were for the construction of the new manufacturing facility in China, the expansion of the biological storage product line manufacturing facility in New Prague, Minnesota and reinvestments to upgrade existing facilities to support growth in our businesses. In addition, we received proceeds of $1.7 million from the settlement of a promissory note related to the 2003 sale of our former Greenville Tube, LLC stainless steel tubing business.

For the period from January 1, 2005 to October 16, 2005, $1.7 million of cash was provided by financing activities. We borrowed $18.9 million under our revolving credit facilities, including $10.0 million in the second quarter of 2005 under the revolving credit portion of the 2003 Credit Facility to finance our acquisition of CEM. In addition, we made net payments under the revolving credit portion of our 2003 Credit Facility and other revolving credit facilities of $15.9 million and $1.9 million of scheduled principal payments under the term loan portion of the 2003 Credit Facility, and $1.1 million of payments on other long-term debt. Proceeds from the sale of stock during this period were $1.7 million.

Year Ended December 31, 2004

Cash provided by operating activities was $35.1 million for the year ended December 31, 2004, which was primarily a result of improved operating performance of all of our business segments, including increased sales, realized savings due to continued restructuring efforts and our successful reorganization under the Bankruptcy Code enabling us to return to normal payment terms with most of our vendors. This positive cash flow was partially offset by increased inventory levels, particularly at the BioMedical segment to ensure uninterrupted service to customers during the transfer of manufacturing operations from the Burnsville, Minnesota facility to the Canton, Georgia facility.

In 2004, net cash used for investing activities was $3.3 million. Capital expenditures were $9.4 million and included the expansion of the Canton, Georgia facility to accommodate the transfer of medical product line manufacturing to that facility from the Burnsville, Minnesota facility, the expansion of our operations in China and reinvestment into other facilities. In addition, we received cash proceeds on the sale of assets of $6.1 million in 2004, which included $4.3 million from the sale of the Burnsville, Minnesota facility, $0.6 million from the sale of a vacant building and parcel of land at the New Prague, Minnesota facility, and $1.1 million from the sale of equipment at the Plaistow, New Hampshire facility.

We used $35.7 million of cash for financing activities in 2004. We paid $33.1 million to reduce our long-term debt. This amount included voluntary prepayments made in April, September and December 31, 2004, of $10.0 million, $12.0 million and $8.0 million respectively, on the term loan portion of our 2003 Credit Facility. The prepayments were made due to the significant amount of cash provided by the operating activities in 2004. Each prepayment reduced all future scheduled quarterly amortization payments on a pro-rata basis. Also, we used $1.9 million of cash for our debt restructuring initiatives including costs associated with the reorganization. We were required to delay until January 2004, when our fee applications were approved by the U.S. Bankruptcy Court, payments of approximately $0.9 million in bankruptcy related fees to various professional service providers.

Cash Requirements

We do not anticipate any unusual cash requirements for working capital needs, but expect to use $23.0 million to $25.0 million of cash for capital expenditures for the remaining nine months of 2007. A significant portion of the capital expenditures are expected to be used for continued facility expansions to increase capacity at the E&C segment La Crosse, Wisconsin facility and the D&S segment China, Czech Republic and New Prague, Minnesota facilities. Management believes that these expansions are necessary to support our current backlog levels and our expected growth due to an increase in global demand for our products.

For the remaining nine months of 2007, cash requirements for debt service are forecasted to be approximately $23.0 million for scheduled interest payments under our senior secured credit facility and the senior subordinated notes. We are not required to make any scheduled principal payments during the remaining nine months of 2007 under the term loan portion of the senior secured credit facility or senior subordinated notes, but we will consider making voluntary principal payments on our senior secured credit facility or repurchasing our senior subordinated notes on the open market to the extent permitted by our debt covenants with excess cash flow that is generated. For the remainder of 2007, we expect to use approximately $21.0 million of cash for both U.S. and foreign income taxes and contribute approximately $0.6 million of cash to our four defined benefit pension plans to meet ERISA minimum funding requirements.

Contractual Obligations

Our known contractual obligations as of December 31, 2006 and cash requirements resulting from those obligations are as follows:

	Payments Due by Period
					2012 and
	Total	2007	2008-2009	2010-2011	Thereafter
	(Dollars in thousands)

Long-term debt	$290,000	$—	$—	$—	$290,000
Interest on long-term debt(1)	197,976	27,115	49,123	49,123	72,615
Operating leases	15,727	3,905	5,882	3,634	2,306
Pension obligations	875	674	201	—	—

Total contractual cash obligations	$504,578	$31,694	$55,206	$52,757	$364,921

(1)	The interest payments in the above table were estimated based upon our existing debt structure at December 31, 2006, which included the senior secured credit facility and senior subordinated notes, less scheduled debt payments each year, and the interest rates in effect at December 31, 2006. The planned funding of the pension and other post-employment obligations were based upon actuarial and management estimates taking into consideration the current status of the plans.

Our commercial commitments as of December 31, 2006, which include standby letters of credit and bank guarantees, represent potential cash requirements resulting from contingent events that require performance by us or our subsidiaries pursuant to funding commitments, and are as follows:

	Total	2007	2008-2010
	(Dollars in thousands)

Standby letters of credit	$13,629	$12,603	$1,026
Bank guarantees	18,452	15,646	2,806
Total commercial commitments	$32,081	$28,249	$3,832

Capital Structure

As a result of the Acquisition, we had 7,952,180 shares of common stock issued and outstanding at December 31, 2005. Also, in connection with the Acquisition, a warrant to purchase 2,651,012 shares of our common stock was issued in November 2005 to FR X Chart Holdings LLC and 2,174,800 stock options, which we refer to as the New Options, under the Amended and Restated 2005 Stock Incentive Plan (“2005 Stock Incentive Plan”) were granted to management to purchase shares of our common stock at an exercise price of $6.50 per share. In addition, certain members of management rolled over 609,851 stock options in the Acquisition from our 2004 Stock Option and Incentive Plan, the exercise price of which was adjusted to $3.50 per share. In addition, 566,581 of the Rollover Options were vested on the closing date of the Acquisition and the remaining 43,270 Rollover Options vested in the first six months of 2006. On October 17, 2005, we adopted SFAS 123(R) “Share-Based Payments” to account for our 2005 Stock Incentive Plan. See “— Recently Adopted Accounting Standards” below for further information regarding the adoption of SFAS 123(R).

In 2006, we granted 266,390 New Options under the 2005 Stock Incentive Plan at an exercise price of $12.16 per share. The New Options are exercisable for a period of ten years and have two different vesting schedules. As of December 31, 2006, there were 2,441,190 New Options outstanding. 860,840 of the New Options are time-based, or Time-based Options, and vest 20% per year over a five-year period, and 1,580,350 of the New Options are performance-based, or Performance-based Options, and vest based upon specified returns on First Reserve Fund X, L.P.’s investment in us.

In May 2006, the warrant was exercised at a price of $14.00 per share, resulting in proceeds of $37.1 million and 2,651,012 shares were issued to FR X Chart Holdings LLC and the 609,851 Rollover Options were exercised for an equivalent number of shares at a price of $3.50 per share, resulting in proceeds of $2.1 million.

On July 31, 2006, we completed our initial public offering of 12,500,000 shares of our common stock for cash proceeds, net of expenses, of $175.3 million. We used $25.0 million of the net proceeds to repay a portion of the term loan under our senior secured credit facility. The remaining $150.3 million of net proceeds was used to pay a dividend to our stockholders existing immediately prior to the initial public offering, consisting of affiliates of First Reserve and certain members of management. On August 25, 2006, a stock dividend of 1,875,000 shares was issued to the stockholders existing immediately prior to the completion of the initial public offering. As of December 31, 2006, there were 25,588,043 shares of common stock issued and outstanding.

In July and August 2006, we granted restricted stock units covering 15,980 shares of common stock to non-employee directors. Each of the six grants of restricted stock units had a fair market value of $40,000 on the date of grant. The restricted stock units are expected to fully vest on the first anniversary of the date of grant or earlier in the event of a change of control as defined in the 2005 Stock Incentive Plan. The 2,666 unvested restricted stock units received by Mr. Ben Guill were forfeited to us as a result of Mr. Guill’s March 19, 2007 resignation from our board of directors.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in the Securities Act.

Contingencies

We are involved with environmental compliance, investigation, monitoring and remediation activities at certain of our operating facilities, and accrue for these activities when commitments or remediation plans have been developed and when costs are probable and can be reasonably estimated. Historical annual cash expenditures for these activities have been charged against the related environmental reserves. Future expenditures relating to these environmental remediation efforts are expected to be made over the next 8 to 14 years as ongoing costs of remediation programs. Management believes that any additional liability in excess of amounts accrued, which may result from the resolution of such matters should not have a material adverse effect on our financial position, liquidity, cash flows or results of operations.

In March 2003, CHEL filed for a voluntary administration under the U.K. Insolvency Act of 1986. It is uncertain whether we will be subject to any significant liability resulting from CHEL’s insolvency administration. See “Business — Legal Proceedings.”

In 2004, as part of the Plaistow, New Hampshire manufacturing facility closure, we withdrew from the multiemployer pension plan related to the Plaistow employees. We continue to carry a related estimated withdrawal liability of $0.2 million at December 31, 2006. Any additional liability in excess of the amount accrued is not expected to have a material adverse impact on our financial position, liquidity, cash flow or results of operations.

We are occasionally subject to various other legal claims related to performance under contracts, product liability, taxes and other matters, several of which claims assert substantial damages, in the ordinary course of our business. Based on our historical experience in litigating these claims, as well as our current assessment of the underlying merits of the claims and applicable insurance, if any, we currently believe the resolution of these other legal claims will not have a material adverse effect on our financial position, liquidity, cash flows or results of operations. Future developments may, however, result in resolution of these legal claims in a way that could have a material adverse effect. See “Risk Factors.”

Foreign Operations

During 2006, we had operations in Australia, China, the Czech Republic, Germany and the United Kingdom, which accounted for approximately 25.0% of consolidated sales and 17.0% of total assets at December 31, 2006. Functional currencies used by these operations include the Australian Dollar, the Chinese Renminbi Yuan, the Czech Koruna, the Euro and the British Pound. We are exposed to foreign currency exchange risk as a result of transactions by these subsidiaries in currencies other than their functional currencies, and from transactions by our domestic operations in currencies other than the U.S. Dollar. The majority of these functional currencies and the other currencies in which we record transactions are fairly stable. The use of these currencies, combined with the use of foreign currency forward purchase and sale contracts, has enabled us to be sheltered from significant gains or losses resulting from foreign currency transactions. This situation could change if these currencies experience significant fluctuations in their value as compared to the U.S. Dollar.

Application of Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and are based on the selection and application of significant accounting policies, which require management to make estimates and assumptions. Although Fresh-Start accounting required the selection of appropriate accounting policies for the Predecessor Company, the significant accounting policies previously used by the Predecessor Company have generally continued to be used by us. Management believes the following are some of the more critical judgmental areas in the application of its accounting policies that affect its financial position and results of operations.

Allowance for Doubtful Accounts.  We evaluate the collectibility of accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filings, substantial downgrading of credit scores), a specific reserve is recorded to reduce the receivable to the amount we believe will be collected. We also record allowances for doubtful accounts based on the length of time the receivables are past due and historical experience. If circumstances change (e.g., higher-than-expected defaults or an unexpected material adverse change in a customer’s ability to meet its financial obligations), our estimates of the collectibility of amounts due could be changed by a material amount.

Inventory Valuation Reserves.  We determine inventory valuation reserves based on a combination of factors. In circumstances where we are aware of a specific problem in the valuation of a certain item, a specific reserve is recorded to reduce the item to its net realizable value. We also recognize reserves based on the actual usage in recent history and projected usage in the near-term. If circumstances change (e.g., lower-than-expected or higher-than-expected usage), estimates of the net realizable value could be changed by a material amount.

Long-Lived Assets.  We monitor our long-lived assets for impairment indicators on an ongoing basis in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” If impairment indicators exist, we perform the required analysis and record impairment charges in accordance with SFAS No. 144. In conducting our analysis, we compare the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. If the undiscounted cash flows exceed the net book value, the long-lived assets are considered not to be impaired. If the net book value exceeds the undiscounted cash flows, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived assets. Fair value is estimated based upon either discounted cash flow analyses or estimated salvage values. Cash flows are estimated using internal forecasts as well as assumptions related to discount rates. Changes in economic or operating conditions impacting these estimates and assumptions could result in the impairment of long-lived assets.

Goodwill and Other Indefinite-Lived Intangible Assets.  Under SFAS No. 142, “Goodwill and Other Intangible Assets”, we evaluate goodwill and indefinite-lived intangible assets for impairment on an annual basis. To test for impairment, we are required to estimate the fair market value of each of our reporting units. We developed a model to estimate the fair market value of our reporting units. This fair market value model incorporates our estimates of future cash flows, estimates of allocations of certain assets and cash flows among reporting units, estimates of future growth rates and management’s judgment regarding the applicable discount rates to use to discount those estimated cash flows. Changes to these judgments and estimates could result in a significantly different estimate of the fair market value of the reporting units, which could result in a different assessment of the recoverability of goodwill and other indefinite-lived intangible assets.

Pensions.  We account for our defined benefit pension plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” which requires that amounts recognized in financial statements be determined on an actuarial basis. Our funding policy is to contribute at least the minimum funding amounts required by law. SFAS No. 87 and the policies used by us, notably the use of a calculated value of plan assets (which is further described below), generally reduce the volatility of pension expense from changes in pension liability discount rates and the performance of the pension plans’ assets.

A significant element in determining our pension expense in accordance with SFAS No. 87 is the expected return on plan assets. We have assumed that the expected long-term rate of return on plan assets as of December 31, 2006 will be 8.25%. These expected return assumptions were developed using a simple averaging formula based upon the plans’ investment guidelines and the historical returns of equities and bonds. While over the long term, the investment strategy employed with our pension plan assets has earned in excess of such rates, we believe our assumptions for expected future returns are reasonable. However, we cannot guarantee that we will achieve these returns in the future. The assumed long-term rate of return on assets is applied to the market value of plan assets. This produces the expected return on plan assets that reduces pension expense. The difference between this expected return and the actual return on plan assets is deferred. The net deferral of past asset gains or losses affects the calculated value of plan assets and, ultimately, future pension expense.

At the end of each year, we determine the rate to be used to discount plan liabilities. The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the end of the year. In estimating this rate, we look to rates of return on high quality, fixed-income investments that receive one of the two highest ratings given by a recognized rating agency and the expected timing of benefit payments under the plan. At December 31, 2006, we determined this rate to be 5.75%. Changes in discount rates over the past three years have not materially affected pension expense, and the net effect of changes in the discount rate, as well as the net effect of other changes in actuarial assumptions and experience, has been deferred as allowed by SFAS No. 87.

At December 31, 2006, our consolidated net pension liability recognized was $3.3 million, a decrease of $4.0 million from December 31, 2005. This reduction in liability was due to the increase in fair value of plan assets during 2006 and employer contributions to the plans of $1.3 million partially offset by benefit payments of $1.1 million. For the year ended December 31, 2006, the period from October 17, 2005 to December 31, 2005 and the period from January 1, 2005 to October 16, 2005, we recognized approximately $0.4 million, $0.01 million and $0.2 million, respectively, of pension income. The pension income has increased in 2006 compared to 2005 combined periods primarily due to a higher return on assets and the elimination of service costs in 2006 as the last one of our four plans was frozen in February 2006.

On September 29, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). SFAS 158 was effective for public companies for fiscal years ending after December 15, 2006. We adopted the balance sheet recognition provisions of SFAS 158 at December 31, 2006, the end of our fiscal year 2006. See Note H of the notes to our consolidated financial statements included elsewhere in this prospectus regarding the incremental effect of adopting SFAS 158.

Environmental Remediation Obligations.  Our obligation for known environmental problems at our current and former manufacturing facilities have been recognized on an undiscounted basis based on estimates of the cost of investigation and remediation at each site. Management reviews our environmental remediation sites quarterly to determine if additional cost adjustments or disclosures are required. The characteristics of environmental remediation obligations, where information concerning the nature and extent of clean-up activities is not immediately available and changes in regulatory requirements frequently occur, result in a significant risk of increase to the obligations as they mature. Expected future expenditures are not discounted to present value and potential insurance recoveries are not recognized until realized.

Product Warranty Costs.  We estimate product warranty costs and accrue for these costs as products are sold. Estimates are principally based upon historical product warranty claims experience over the warranty period for each product line. Due to the uncertainty and potential volatility of these warranty estimates, changes in assumptions could materially affect net income.

Revenue Recognition — Long-Term Contracts.  We recognize revenue and gross profit as work on long-term contracts progresses using the percentage of completion method of accounting, which relies on estimates of total expected contract revenues and costs. We follow this method since reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made. Since the financial reporting of these contracts depends on estimates, which are assessed continually during the term of the contract, recognized revenues and profit are subject to revisions as the contract progresses toward completion. Revisions in profit estimates are reflected in the period in which the facts that give rise to the revision become known. Accordingly, favorable changes in estimates result in additional profit recognition, and unfavorable changes will result in the reversal of previously recognized revenue and profits. When estimates indicate a loss is expected to be incurred under a contract, cost of sales is charged with a provision for such loss. As work progresses under a loss contract, revenue and cost of sales continue to be recognized in equal amounts, and the excess of costs over revenues is charged to the contract loss reserve. Change orders resulting in additional revenue and profit are recognized upon approval by the customer based on the percentage that incurred costs to date bear to total estimated costs at completion. We use the percentage of completion method of accounting primarily in the E&C segment, with the balance made up by the D&S segment.

Recently Adopted Accounting Standards

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 requires abnormal amounts of inventory costs related to idle facility, freight handling and wasted material expenses to be recognized as current period charges. Additionally, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The standard is effective for fiscal years beginning after June 15, 2005. The adoption of this statement did not have a material effect on our financial position, results of operations, liquidity or cash flows.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle. SFAS 154 also requires that a change in method of depreciating and amortizing a long-lived asset be accounted for prospectively as a change in estimate, and the correction of errors in previously issued financial statements should be termed a restatement. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The implementation of SFAS 154 did not have an impact on our present consolidated financial statements and will only affect financial statements to the extent there are future accounting changes or errors.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Pension Benefit Plans and Other Postretirement Plans.” This statement requires recognition on the balance sheet of the underfunded or overfunded status of pension and postretirement benefit plans. SFAS No. 158 also requires the recognition of changes in the funded status through other comprehensive income in the year that the changes occur. The amount of net periodic benefit cost recognized in an entity’s results of operation will not change. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted SFAS No. 158 as of December 31, 2006. The adoption of this statement had no material effect on our financial position, results of operations, liquidity or cash flows.

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. Previously, we had accounted for tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies. As required by FIN 48, which clarifies SFAS No. 109, Accounting for Income Taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, we applied FIN 48 to all tax positions for which the statute of limitations remained open. As a result of the implementation of FIN 48, we did not recognize material adjustments in the liability for unrecognized tax benefits.

Recently Issued Accounting Standards

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157) which is effective for fiscal years beginning after November 15, 2007. SFAS No. 157 defines fair value to be applied to U.S. GAAP guidance requiring use of fair value, establishes a framework for measuring fair value and expands the disclosure requirements for fair value measurements. We are currently evaluating the impact of SFAS No. 157 on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, with unrealized gains and losses related to these financial instruments reported in earnings at each subsequent reporting date. This statement is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of SFAS No. 159 on its financial position and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business, our operations are exposed to continuing fluctuations in foreign currency values and interest rates that can affect the cost of operating and financing. Accordingly, we address a portion of these risks through a program of risk management.

Our primary interest rate risk exposure results from the current senior secured credit facility’s various floating rate pricing mechanisms. We entered into an interest rate derivative contract, or collar, in March 1999 to manage interest rate risk exposure relative to our debt. This collar had a notional amount of $4.4 million at December 31, 2005 and expired in March 2006. The fair value of the contract related to the collar outstanding December 31, 2005 is a liability of less than $0.1 million and is recorded in accrued interest. If interest rates were to increase 200 basis points (2%) from March 31, 2007 rates, and assuming no changes in debt from the March 31, 2007 levels, our additional annual expense would be approximately $2.4 million on a pre-tax basis.

The Company has assets, liabilities and cash flows in foreign currencies creating exposure to foreign currency exchange fluctuations in the normal course of business. Chart’s primary exchange rate exposure is with the Euro, the British pound, the Czech koruna and the Chinese yuan. Monthly measurement, evaluation and forward exchange rate contracts are employed as methods to reduce this risk. The Company enters into foreign exchange forward contracts to hedge anticipated and firmly committed foreign currency transactions. Chart does not use derivative financial instruments for speculative or trading purposes. The terms of the contracts are one year or less. The Company held immaterial positions in foreign exchange forward contracts at March 31, 2007.

Covenant Compliance

We believe that our senior secured credit facility and the indenture governing our outstanding notes are material agreements, that the covenants are material terms of these agreements and that information about the covenants is material to an investor’s understanding of our financial condition and liquidity. The breach of covenants in the senior secured credit facility that are tied to ratios based on Adjusted EBITDA, as defined below, could result in a default under the senior secured credit facility and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under our indenture. Additionally, under the senior secured credit facilities and indenture, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.

Covenant levels and pro forma ratios for the four quarters ended March 31, 2007 are as follows:

			Four Quarters Ended
			March 31,
	Covenant Level		2007 Ratio

Senior Secured Credit Facility(1)
Minimum Adjusted EBITDA to cash interest ratio	2.00	x	3.58x
Maximum funded indebtedness to Adjusted EBITDA ratio	6.25	x	3.07x
Indenture(2)
Minimum pro forma Adjusted EBITDA to pro forma fixed charge coverage ratio required to incur additional debt pursuant to ratio provisions(3)	2.0	x	3.6x

(1)	The senior secured credit facility requires us to maintain an Adjusted EBITDA to cash interest ratio starting at a minimum of 2.00x and a funded indebtedness to Adjusted EBITDA ratio starting at a maximum of 6.50x. Failure to satisfy these ratio requirements would constitute a default under the senior secured credit facility. If lenders under the senior secured credit facility failed to waive any such default, repayment obligations under the senior secured credit facility could be accelerated, which would also constitute a default under the indenture.

(2)	Our ability to incur additional debt and make certain restricted payments under our indenture, subject to specified exceptions, is tied to an Adjusted EBITDA to fixed charge ratio of at least 2.0 to 1.0.

(3)	The ratio is calculated giving pro forma effect to the Acquisition and the incurrence of debt under the indenture and the senior secured credit facility.

Adjusted EBITDA as used herein is defined as net income before interest expense, provision for income taxes, depreciation and amortization and further adjusted to exclude non-recurring items, non-cash items and other adjustments permitted in calculating covenants contained in the related senior secured credit facility and indenture governing the notes, as shown in the table below. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with financing covenants and our ability to pay dividends. The presentation of Adjusted EBITDA, a non-GAAP financial measure, and ratios based thereon, do not comply with U.S. generally accepted accounting principles.

	Predecessor Company		Company
		January 1,	October 17,
	Year Ended	2005 to	2005 to	Year Ended	Three Months Ended
	December 31,	October 16,	December 31,	December 31,	March 31,
	2004	2005	2005	2006	2006	2007
	(In Thousands)
Net income (loss)	$22,600	$8,858	$(506)	$26,895	$6,045	$7,178
Income tax expense (benefit)	10,134	7,159	(441)	13,044	2,980	3,713
Interest expense — net(a)	4,712	4,164	5,556	25,461	6,545	6,346
Depreciation and amortization(b)	8,490	6,808	4,396	22,449	5,194	4,991

EBITDA	$45,936	$26,989	$9,005	$87,849	$20,764	$22,228

EBITDA	$45,936	$26,989	$9,005	$87,849	$20,764	$22,228
Stock-based compensation expense(c)	2,433	9,508	437	1,907	321	361
Inventory valuation charge(d)	—	—	8,903	—	—	—
Acquisition expenses(e)	—	6,602	—	—	—	—
In-process research and development charge(f)	—	2,768	—	—	—	—
Hurricane and storm costs (recoveries)(g)	—	1,057	406	(1,593)	182	—
Offering costs(h)	—	—	—	—	—	260
Employee separation and plant closure costs(i)	3,346	1,700	255	396	162	99
Reorganization expenses(j)	706	1,470	88	162	45	—
Appraisal rights settlement(k)	—	—	500	—	—	—
Management fees(l)	380	306	—	—	—	—
(Gain) loss on sale of assets(m)	133	(131)	78	—	—	—

Adjusted EBITDA	$52,934	$50,269	$19,672	$88,721	$21,474	$22,948

(a)	Includes derivative contract valuation income or expense for interest rate collars to manage interest exposure relative to term debt.

(b)	The period from October 17, 2005 to December 31, 2005, the year ended December 31, 2006, the three months ended March 31, 2006 and the three months ended March 31, 2007 include financing costs amortization of $0.3 million, $1.5 million, $0.4 million and $0.4 million, respectively.

(c)	Represents stock-based compensation charges for stock and stock options issued to key employees and directors, and an additional charge for the cash-out of stock options in the period from January 1, 2005 to October 16, 2005 as a result of the Acquisition. Although it may be of limited relevance to holders of our debt instruments, it may be of more relevance to our equity holders, since such equity holders ultimately bear such expenses

(d)	Represents a non-cash inventory valuation charge recorded in cost of sales for the adjustment of inventory to fair value as a result of purchase accounting as of October 17, 2005, the closing date of the Acquisition. Under purchase accounting, inventory was adjusted to the fair value as of the date indicated above, and a corresponding charge was taken in the subsequent period from October 17, 2005 to December 31, 2005 cost of sales as the inventory was sold.

(e)	Represents acquisition expenses, primarily professional fees, incurred by us as a result of the Acquisition.

(f)	Represents a non-cash charge for purchased in-process research and development in conjunction with the acquisition of CEM in 2005.

(g)	Represents losses and costs incurred related to Hurricane Rita at our New Iberia, Louisiana facilities, net of insurance recoveries.

(h)	Represents offering expenses, primarily professional fees, incurred by us as a result of this offering.

(i)	Includes inventory valuation charges recorded in cost of sales, and severance expenses, facility exit costs and non-operating expenses related to the execution of our operational restructuring plan, which primarily included moving the Burnsville, Minnesota manufacturing operations to Canton, Georgia and closing the Plaistow, New Hampshire manufacturing facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

(j)	Represents pre-bankruptcy debt restructuring-related fees, professional fees and expenses, and a claim settlement related to our 2003 bankruptcy reorganization. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

(k)	Represents a charge for the settlement of former Predecessor Company stockholders’ appraisal rights claims as a result of the Acquisition.

(l)	Represents non-recurring management fees charged by our Predecessor Company majority stockholders, which are not charged by First Reserve.

(m)	Includes non-recurring gains and losses and charges on the sale, disposal or impairment of assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

INDUSTRY OVERVIEW

Our products and services are important components to the liquid gas supply chain. They are employed in cryogenic liquid production, purification, transportation, distribution, storage and other processes in which cryogenic liquids are converted into the desired gases. These processes are important to the use of hydrocarbon and industrial gases. Important applications include LNG liquefaction and regasification, gas to liquids, natural gas and petrochemical processing, industrial gas production, transportation and storage, home healthcare applications and biomedical research. Accordingly, global demand for natural gas and industrial gases are fundamental drivers of our business.

Natural gas usage is increasing rapidly due to its advantageous environmental characteristics, superior heat efficiency, and growth in other applications such as petrochemical feedstock. According to the International Energy Agency or IEA, the consumption of natural gas will exceed that of coal by 2015. The Energy Information Administration or EIA, projects that global natural gas usage will grow 2.4% annually from 2002 to 2020 compared to 2.0% for oil and 2.3% for coal.

Growing Natural Gas Consumption

Source: “LNG World Energy Outlook” May 19-20, 2005 International Energy Agency presentation

Source: “Industrial Energy Outlook 2005” July 2005 Energy Information Administration Publication

LNG is expected to be the fastest growing segment of the natural gas value chain. New supplies of natural gas are largely found in areas that are long distances from the consumers of natural gas. In circumstances where pipeline transport is not feasible, natural gas must be converted into a more compact, liquid form, in order to effectively transport it to the required location. Products that enable the liquefaction of natural gas and re-gasification of LNG for transportation and storage are critical to the LNG industry.

The LNG liquefaction process is currently the largest LNG market for our products. Our heat exchangers, cold boxes, vacuum-insulated pipe, or VIP, and other products are used by customers in the LNG market to liquefy, transport, distribute and store natural gas. According to the IEA, investments in global LNG facilities are expected to total approximately $250 billion from 2001 to 2030.

Energy Ventures Analysis projects LNG liquefaction capacity to increase 15.2% per annum from 2005 through 2011.

Source: Energy Ventures Analysis, 2005

Commensurate with the increased LNG liquefaction investment and capacity, transportation of LNG is expected to outpace pipeline transport of natural gas over the next couple decades. The IEA expects the transportation of LNG in 2030 to be more than six times the level in 2001. Once this LNG reaches its end market it will either be re-gasified for pipeline distribution or distributed or stored in LNG format using cryogenic tanks where there is no pipeline infrastructure.

Source: “LNG World Energy Outlook” May 19-20, 2005 International Energy Agency presentation

Hydrocarbon processing is another substantial market for our products. In natural gas processing, customers employ cryogenic equipment to separate and purify natural gas and then to further separate natural gas into its component elements such as ethane, propane, butane, other natural gas to liquids and by-products such as helium. In petrochemical processing, customers use cryogenic separation and purification processes to convert natural gas elements into ethylene (the basic building block of plastics), propylene and numerous other industrial chemicals. The hydrocarbon processing market uses many of the products from our cryogenic categories in the gas separation and purification processes and the subsequent storage and distribution of liquid gases. Major customers for our products in the hydrocarbon processing markets are large multinational firms in the oil and gas industry, and large engineering and construction firms.

Industrial gas demand is another fundamental driver of our business. Growth in the industrial gas market is driven by the underlying demand for products that require oxygen, nitrogen, argon and other air gases. Producers of industrial gases separate atmospheric air into its component gases using cryogenic processes. The resultant liquid gases are then stored and transported for ultimate use by a wide variety of customers in the petrochemical, electronics, glass, paper, metals, food, fertilizer, welding, enhanced oil recovery and medical industries. The industrial gas market uses our products throughout this process, for the separation, purification, storage and distribution of gases. Notably, the oil and chemicals sector is a substantial user of industrial gases, for stimulating well pressure, refining oil, producing petrochemicals and other applications.

According to Spiritus Consulting, or Spiritus, revenue in the industrial gas market grew at 6.6% per annum from 1999 to 2004. Spiritus projects the global industrial gas market to grow at 7.0% per annum through 2009, fueled by growth of 9.0% per annum in Asia, the Middle East and Africa. The following graph was prepared by us using data from the Spiritus Consulting Report, 2004.

Industrial Gas Sales Growth by Region

Source: Spiritus Consulting Report, 2004

Our BioMedical segment is primarily driven by growth in home healthcare and biomedical research. Growth in the home healthcare market is being driven by the trend of decreased hospital inpatient stays in favor of lower cost outpatient treatments as well as by the aging U.S. population. According to U.S. Census data, the U.S. population aged 65 and over will grow from 35.0 million in 2000 to 46.8 million by 2015.

Growth in U.S. Elderly Population
Aged 65+

Source: U.S. Census Bureau, 2000

Growth in an aging population as well as increases in the number of respiratory disease cases is expected to increase demand for respiratory therapy and home-based oxygen devices. Respiratory therapy, which includes liquid oxygen systems, oxygen compression systems and oxygen concentrators, is a primary product service of our BioMedical segment.

Similarly, the global expansion of bio-tech and stem cell research, and cord blood storage is expected to increase demand for our biological storage products for storing biological material. Additionally, U.S. Homeland Security initiatives in response to acts of bio-terrorism should drive greater demand for our biological storage products. Global artificial insemination is expected to grow as countries are moving toward independence in their dairy and beef production.

We believe that equipment suppliers that are diversified in terms of product offerings that span the entire supply chain for users of hydrocarbon and industrial gases will continue to be industry leaders.

BUSINESS

Overview

We are a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, based on our sales and the estimated sales of our competitors. We supply engineered equipment used throughout the global liquid gas supply chain. The largest portion of end-use applications for our products is energy-related, accounting for 56% of sales and 58% of orders in 2006, and 79% of backlog at December 31, 2006. We are a leading manufacturer of standard and engineered equipment primarily used for low-temperature and cryogenic applications. We have developed an expertise in cryogenic systems and equipment, which operate at low temperatures sometimes approaching absolute zero (0 kelvin; −273o Centigrade; −459o Fahrenheit). The majority of our products, including vacuum-insulated containment vessels, heat exchangers, cold boxes and other cryogenic components, are used throughout the liquid gas supply chain for the purification, liquefaction, distribution, storage and end-use of hydrocarbon and industrial gases.

Our primary customers are large, multinational producers and distributors of hydrocarbon and industrial gases and their suppliers. We sell our products and services to more than 2,000 customers worldwide. We have developed long-standing relationships with leading companies in the gas production, gas distribution, gas processing, LNG, chemical and industrial gas industries, including Air Products, Praxair, Airgas, Air Liquide, JGC Corporation, or JGC, Bechtel Corporation, General Electric, or GE, ExxonMobil, British Petroleum, or BP, and ConocoPhillips, many of whom have been purchasing our products for over 20 years.

We have attained this position by capitalizing on our low-cost global manufacturing footprint, technical expertise and know-how, broad product offering, reputation for quality, and by focusing on attractive, growing markets. We have an established sales and customer support presence across the globe and low-cost manufacturing operations in the United States, Central Europe and China. We believe we are the number one or two equipment supplier in all of our primary end-use markets. For the three months ended March 31, 2007 and 2006, we generated sales of $152.5 million and $120.8 million, respectively. For the year ended December 31, 2006, the combined year ended December 31, 2005 and the year ended December 31, 2004, we generated sales of $537.5 million, $403.1 million and $305.6 million, respectively.

We believe that we are well-positioned to benefit from a variety of long-term trends driving demand in our industry, including:

•	increasing demand for natural gas and the geographic dislocation of supply and consumption, which is resulting in the need for a global network for LNG;

•	increasing demand for natural gas processing, particularly in the Middle East, as crude oil producers look to utilize the gas portions of their reserves; and

•	increased demand for natural and industrial gases resulting from rapid economic growth in developing areas, particularly Central and Eastern Europe and China.

The following charts show the proportion of our revenues generated by each operating segment as well as our estimate of the proportion of revenue generated by end-user for the combined year ended December 31, 2006.

Sales By Segment	Sales By End-User

Our Competitive Strengths

Although we are subject to a number of competitive factors that we describe at the end of this competitive strengths section, we believe that the following competitive strengths position us to enhance our growth and profitability:

Focus on Attractive Growing End Markets.  We anticipate growing demand in the end markets we serve, with particularly strong growth in LNG, natural gas processing, specific international markets across all segments and biomedical equipment. Energy Ventures Analysis projects global LNG liquefaction capacity to increase 15.2% per annum from 2005 through 2011 and the International Energy Agency expects the natural gas industry to invest approximately $250 billion in LNG facilities from 2001 to 2030. In addition, international demand for our products is being driven by growing manufacturing capacity and industrial activity in developing areas, particularly Central and Eastern Europe and China. Rapid economic development in these areas has caused a significant increase in the demand for natural and industrial gases. According to Spiritus Consulting, the global market for industrial gas is projected to grow 7.0% per annum from 2004 through 2009.

Substantial Revenue Visibility.  We have a large and growing backlog, which provides us with a high degree of visibility in our forecasted revenue. Our backlog is comprised of the portion of signed purchase orders or other written contractual commitments received from customers that we have not recognized as revenue under the percentage of completion method or based upon shipment. Our backlog as of March 31, 2007, December 31, 2006, December 31, 2005 and December 31, 2004 was $342.2 million, $319.2 million, $233.6 million and $129.3 million, respectively. Projects for energy-related applications totaled approximately $251.0 million in backlog as of December 31, 2006.

Leading Market Positions.  We believe we are the #1 or #2 equipment supplier in each of our primary end markets both domestically and internationally. Based on our relationships with key customers, we believe that our strong industry positioning makes us typically one of only two or three suppliers qualified to provide certain products to key customers. As our customers continue to rationalize their vendors, we expect to gain additional market share and that the benefit of our leading position will become more pronounced.

Diverse, Long-Standing Customer Base.  We currently serve over 2,000 customers worldwide. Our primary customers are large, multinational producers and distributors of hydrocarbon and industrial gases that provide us with revenue stability. Customers and end-users also include high growth LNG processors, petrochemical processors and biomedical companies. We have developed strong, long-standing relationships with these customers, many of whom have been purchasing products from us or one of our predecessors for over 20 years.

Our primary customers and end-users include Air Products, Praxair, Airgas, Air Liquide, JGC, Bechtel Corporation, GE, ExxonMobil, BP and ConocoPhillips.

Highly Flexible and Low-Cost Manufacturing Base.  Given our long-term investment in global manufacturing facilities and specialized equipment, we have developed a substantial comparative scale and geographic advantage within the markets for the cryogenic products that we manufacture. The scale enables cost efficiencies and the geographic reach provides access to customers that we believe would be difficult for a potential competitor to replicate. With more than 1.9 million square feet of manufacturing space across 12 primary facilities and three continents, we have substantial operational flexibility. We are a low-cost producer for our products across all segments. In addition, the high cost of capital and economies of scale required for this type of manufacturing create significant barriers for new entrants.

Product Expertise, Quality, Reliability and Know-How.  Within our end markets, we have established a reputation for quality, reliability and technical innovation. We believe that the main drivers of our target customers’ purchasing decisions are a supplier’s product expertise, quality, reliability and know-how rather than pricing and terms, giving us an advantage based on our reputation and consequent brand recognition. The value of this brand recognition is significantly enhanced by the extended life cycle of our products and the high cost to our target customers of product failure. As a focused provider of highly engineered cryogenic equipment, we believe it would be difficult for a new entrant to duplicate our capabilities.

Experienced Management Team.  We have assembled a strong senior management team with over 250 combined years of related experience. We have a balance of entrepreneurs, internally developed leaders and experienced managers from analogous industries. The team has grown into a cohesive unit with complementary management and operational skills. The current management team is largely responsible for the strong financial performance experienced since 2003.

We compete in a number of niche markets with a number of competitors that are major corporations, some of which have substantially greater technical, financial and marketing resources than we do. Our ability to capitalize on our strengths could be hampered by our competitors’ ability to use their resources to adapt to changing market demands earlier than we are able to do so. For an additional discussion regarding our ability to compete in the highly competitive markets in which we operate, see “Risk Factors.”

Business Strategy

We believe that we are well-positioned to maintain our leadership in providing highly engineered equipment for use in low-temperature and cryogenic applications and to meet the world’s growing demand for hydrocarbon and industrial gases with more economical, reliable and environmentally friendly systems. The principal elements of our strategy are as follows:

Continue to develop innovative, high-growth, energy-specific products.  We plan to continue to focus on extending our cryogenic technological leadership, both to capitalize on increasing demand for energy and to create new applications. We believe that we are well positioned to benefit from increased demand for LNG, natural gas processing and gas to liquid, or GTL, solutions. Our engineering, technical and marketing employees actively assist customers in specifying their needs and in determining appropriate products to meet those needs. Current product development includes subsea VIP, synthetic gas, hydrogen recovery, small-scale bulk gas distribution solutions and LNG/GTL production systems.

Leverage our global platform to capitalize on growing international demand.  We expect growth in hydrocarbon and industrial gas demand and investment over the next five years in the Middle East, Central and Eastern Europe, Russia and China. We believe that our historic and planned investment in our manufacturing facilities in the Czech Republic and China and the investment in sales and marketing capabilities in these markets, supplemented by our continuing investment in our U.S. facilities, has positioned us to increase our market share in these growing international markets. We believe we are well-positioned to make acquisitions of complementary businesses to expand our global infrastructure.

Capitalize on our position as a market leader.  We plan to continue to grow our long-standing relationships with the leading users of cryogenic equipment. Our engineering and development teams partner with our customers to better understand and meet their cryogenic equipment needs, particularly in the growing LNG and international markets. We intend to grow our customer base as industrial gas producers increasingly outsource bulk tank storage and other non-core parts of their business.

Maintain our position as a low-cost producer while continuing to improve operating performance.  We believe we are the lowest cost manufacturer for most of our products and we intend to continue to leverage our scale, scope, technical expertise and know-how to deliver to our customers higher quality and more reliable products and services at lower cost. Our largest manufacturing facility is in the Czech Republic, which allows us to achieve considerable cost savings versus our competitors. In addition, we believe China, where we are experiencing significant growth, will be a sustainable low-cost labor environment. We maintain a disciplined approach to capital expenditures. We intend to make capacity investments in energy-related and growing international industrial markets where we expect to realize significant and timely returns, and to also leverage our existing operating capacity in other markets.

Segments and Products

We operate in three segments: (i) E&C, (ii) D&S and (iii) BioMedical. While each segment manufactures and markets different cryogenic equipment and systems to distinct end-users, they all share a reliance on our heat transfer and low temperature storage know-how and expertise. The E&C and D&S segments manufacture products used in energy-related applications.

Energy and Chemicals Segment

Our principal products within the E&C segment, which accounted for 35% of sales for the year ended December 31, 2006, are focused on process equipment, primarily heat exchangers and LNG systems, which include cold boxes and LNG vacuum-insulated pipe, used by major natural gas, petrochemical processing and industrial gas companies in the production of their products. Our products in the E&C segment include the following:

Heat Exchangers

We are a leading designer and manufacturer of brazed aluminum and air cooled heat exchangers. Using technology pioneered by us, our brazed aluminum heat exchangers are incorporated into systems such as cold boxes to facilitate the progressive cooling and liquefaction of air or hydrocarbon mixtures for the subsequent recovery or purification of component gases. In hydrocarbon processing industries, our brazed aluminum heat exchangers allow producers to obtain purified hydrocarbon by-products, such as methane, ethane, propane and ethylene, which are commercially marketable for various industrial or residential uses. In the industrial gas market, our brazed aluminum heat exchangers are used to obtain high purity atmospheric gases, such as oxygen, nitrogen and argon, which have numerous diverse industrial applications. Our air cooled heat exchangers are used in multiple markets, including hydrocarbon, petrochemical and industrial gas processing, and power generation. Heat exchangers are engineered to the customer’s requirements and range in price from very minimal for a relatively simple unit to as high as $10 million for multiple units on a major project.

The heat exchangers market has seen significant demand improvement over the last few years, resulting primarily from increased activity in the LNG and natural gas segments of the hydrocarbon processing market as well as the Asian industrial gas market. In the future, management believes that continuing efforts by petroleum producing countries to better utilize stranded natural gas and previously flared gases, as well as efforts to broaden their industrial base, present a promising source of demand for our heat exchangers and cold box systems. Demand for heat exchangers in developed countries is expected to continue as firms upgrade their facilities for greater efficiency and regulatory compliance.

Our principal competitors for brazed aluminum heat exchangers are The Linde Group, Sumitomo, Kobe and Nordon, and we face competition from a variety of competitors for air cooled heat exchangers. Management believes that we are the only producer of large brazed aluminum heat exchangers in the United States and that we are the leader in the global cryogenic heat exchanger market. Major customers for our heat exchangers in the industrial gas market include Air Liquide, Air Products and Praxair. In the hydrocarbon processing market, major customers and end-users include BP, ConocoPhillips, ExxonMobil, Saudi Aramco and contractors such as JGC, Bechtel, Jacobs and KBR.

Cold Boxes

We are a leading designer and fabricator of cold boxes. Cold boxes are highly engineered systems used to significantly reduce the temperature of gas mixtures to the point where component gases liquefy and can be separated and purified for further use in multiple industrial, scientific and commercial applications. In the hydrocarbon processing market, our cold box systems are used in natural gas processing and in the petrochemical industry. In the industrial gas market, cold boxes are used to separate air into its major atmospheric components, including nitrogen, oxygen and argon, where the gases are used in a diverse range of applications such as the quick-freezing of food, wastewater treatment and industrial welding. The construction of a cold box generally consists of one or more brazed aluminum heat exchangers and other equipment packaged in a “box” consisting of metal framing and a complex system of piping and valves. Cold boxes, which are designed and fabricated to order, sell in the price range of $1 million to $20 million, with the majority of cold boxes priced between $1 million and $2 million.

We have a number of competitors for fabrication of cold boxes, including The Linde Group, Air Products and many smaller fabrication-only facilities around the world. Principal customers and end-users for our cold boxes include Air Liquide, ABB Lummus, BP, Bechtel, Saudi Aramco, Stone and Webster, and KBR.

LNG Vacuum Insulated Pipe

This product line consists of vacuum-insulated pipe used for LNG transportation, or LNG VIP, within both export and import terminals. This is a new and growing market as new LNG infrastructure is added around the world. LNG VIP is fabricated to order with projects varying in size from $500,000 to $25 million. Our competitors in the LNG VIP market include Technip and ITP. In general, our customers are the major contractors such as Technip and Bechtel. LNG VIP competes directly with mechanically insulated pipe which takes longer to install and requires higher maintenance over its life.

Distribution and Storage Segment

Through our D&S segment, which accounted for 50% of our sales for the year ended December 31, 2006, we are a leading supplier of cryogenic equipment to the global bulk and packaged industrial gas markets. Demand for the products supplied by this segment is driven primarily by the significant installed base of users of cryogenic liquids as well as new applications and distribution technologies for cryogenic liquids. Our products span the entire spectrum of the industrial gas market from small customers requiring cryogenic packaged gases to large users requiring custom engineered cryogenic storage systems. Our products in the D&S segment include the following:

Cryogenic Bulk Storage Systems

We are a leading supplier of cryogenic bulk storage systems of various sizes ranging from 500 gallons to 180,000 gallons. Using sophisticated vacuum insulation systems placed between inner and outer vessels, these bulk storage systems are able to store and transport liquefied industrial gases and hydrocarbon gases at temperatures from -100o Fahrenheit to temperatures nearing absolute zero. End use customers for our cryogenic storage tanks include industrial gas producers and distributors, chemical producers, manufacturers of electrical components, health care organizations, food processors and businesses in the oil and natural gas industries. Prices for our cryogenic bulk storage systems range from $10,000 to $1 million. Global industrial gas producers and distributors, including Air Products, Air Liquide, The Linde Group, Praxair and Messer, are significant customers for our cryogenic bulk storage systems. In addition, Airgas is a significant customer in the North American industrial gas market. On a worldwide basis, we compete primarily with Taylor-Wharton, a Harsco company in this product area. In the European and Asian markets, we compete with several suppliers owned by the global industrial gas producers as well as independent regional suppliers.

Cryogenic Packaged Gas Systems

We are a leading supplier of cryogenic packaged gas systems of various sizes ranging from 160 liters to 2,000 liters. Cryogenic liquid cylinders are used extensively in the packaged gas industry to allow smaller quantities of liquid to be easily delivered to the customers of the industrial gas distributors on a full-for-empty or fill on site basis. Principal customers for our liquid cylinders are the same global industrial gas producers as the North American industrial gas distributors who purchase our cryogenic bulk storage systems. We compete on a worldwide basis primarily with Harsco in this product area. We have developed two technologies in the packaged gas product area: ORCA Micro-Bulk systems and Tri-fecta® Laser Gas assist systems. ORCA Micro-Bulk systems bring the ease of use and distribution economics of bulk gas supply to customers formerly supplied by high pressure or cryogenic liquid cylinders. The ORCA Micro-Bulk system is the substantial market leader in this growing product line. The Tri-fecta® Laser Gas assist system was developed to meet the “assist gas” performance requirements for new high powered lasers being used in the metal fabrication industry.

Cryogenic Systems and Components

Our line of cryogenic components, including VIP, engineered bulk gas installations and specialty liquid nitrogen end-use equipment are recognized in the market for their reliability, quality and performance. These products are sold to industrial gas producers, as well as to a diverse group of distributors, resellers and end users. We compete with a number of suppliers of cryogenic systems and components, including Acme Cryogenics, Vacuum Barrier Corporation and others.

LNG Vehicle Fuel Systems

This product line consists of LNG and liquid/compressed natural gas refueling systems for centrally fueled fleets of vehicles powered by natural gas, such as fleets operated by metropolitan transportation authorities, refuse haulers and heavy-duty truck fleets. Competition for LNG fueling and storage systems is based primarily on product design, customer support and service, dependability and price.

Beverage Liquid CO2 Systems

This product line consists primarily of vacuum-insulated, bulk liquid CO2 containers used for beverage carbonation in restaurants, convenience stores and cinemas, in sizes ranging from 100 pounds to 750 pounds of liquid CO2 storage. We also manufacture and market non-insulated, bulk fountain syrup containers for side-by-side installation with our CO2 systems. Our beverage systems are sold to national restaurant chains, soft drink companies and CO2 distributors. Our primary competitors for our bulk liquid CO2 beverage delivery systems are Taylor-Wharton and other producers of high-pressure gaseous CO2 cylinders.

Cryogenic Services

We operate three locations in the United States providing installation, service and maintenance of cryogenic products including storage tanks, liquid cylinders, cryogenic trailers, cryogenic pumps and VIP.

BioMedical Segment

The BioMedical segment, which accounted for 15% of our sales for the year ended December 31, 2006, consists of various product lines built around our core competencies in cryogenics, but with a focus on the medical and biological users of the liquids and gases instead of the large producers and distributors of cryogenic liquids. Our products in the BioMedical segment include the following:

Medical Products

Our medical oxygen product line is comprised of a limited range of medical respiratory products, including liquid oxygen systems and ambulatory oxygen systems, both of which are used for the in-home supplemental oxygen treatment of patients with chronic obstructive pulmonary diseases, such as bronchitis, emphysema and asthma.

Individuals for whom supplemental oxygen is prescribed generally receive an oxygen system from a home healthcare provider, medical equipment dealer, or gas supplier. The provider or physician usually selects which type of oxygen system to recommend to its customers: liquid oxygen systems, oxygen concentrators or high-pressure oxygen cylinders. Of these modalities, physicians generally believe that liquid oxygen offers greater long-term therapeutic benefits by providing the option of increased patient ambulation.

Our primary competitor in the medical products line is Puritan-Bennett, a division of Tyco International, Ltd. We believe that competition for liquid oxygen systems is based primarily upon product quality, performance, reliability, ease-of-service and price and focus our marketing strategies on these considerations.

Biological Storage Systems

This product line consists of vacuum-insulated containment vessels for the storage of biological materials. The primary markets for this product line include medical laboratories, biotech/pharmaceutical, research facilities, blood and tissue banks, veterinary laboratories, large-scale repositories and artificial insemination, particularly in the beef and dairy industry.

The significant competitors for biological storage systems include a few large companies worldwide, such as Taylor-Wharton, Air Liquide and IBP. These products are sold through multiple channels of distribution specifically applicable to each market sector. The distribution channels range from highly specialized cryogenic storage systems providers to general supply and catalogue distribution operations to breeding service providers. Historically, competition in this field has been focused on design, reliability and price. Additionally, we believe our understanding of the end-user’s applications and concerns enables us to sell a “total value” package. Alternatives to vacuum insulated containment vessels include mechanical, electrically powered refrigeration.

MRI Components

The basis of the MRI technique is that the magnetic properties of certain nuclei of the human body can be detected, measured and converted into images for analysis. MRI equipment uses high-strength magnetic fields, applied radio waves and high-speed computers to obtain cross-sectional images of the body. The major components of the MRI assembly are a series of concentric thermal shields and a supercooled electromagnet immersed in a liquid helium vessel, a cryostat, that maintains a constant, extremely low temperature (4 kelvin; -452o Fahrenheit) to achieve superconductivity. We manufacture large cryostats, various cryogenic interfaces, electrical feed-throughs and various other MRI components that are used to transfer power and/or cryogenic fluids from the exterior of the MRI unit to the various layers of the cryostat and superconducting magnet. We currently sell all of our MRI components to GE, a leading worldwide manufacturer of MRI equipment.

Engineering and Product Development

Our engineering and product development activities are focused on developing new and improved solutions and equipment for the users of cryogenic liquids. Our engineering, technical and marketing employees actively assist customers in specifying their needs and in determining appropriate products to meet those needs. Portions of our engineering expenditures typically are charged to customers, either as separate items or as components of product cost.

Competition

We believe we can compete effectively around the world and that we are a leading competitor in our markets. Competition is based primarily on performance and the ability to provide the design, engineering and manufacturing capabilities required in a timely and cost-efficient manner. Contracts are usually awarded on a competitive bid basis. Quality, technical expertise and timeliness of delivery are the principal competitive factors within the industry. Price and terms of sale are also important competitive factors. Because independent third-party prepared market share data is not available, it is difficult to know for certain our exact position in our markets, although we believe we rank among the leaders in each of the markets we serve. We base our statements about industry and market positions on our reviews of annual reports and published investor presentations of our competitors and augment this data with information received by marketing consultants conducting competition interviews and our sales force and field contacts.

Marketing

We market our products and services throughout the world primarily through direct sales personnel and through independent sales representatives and distributors. The technical and custom design nature of our products requires a professional, highly trained sales force. While each salesperson and sales representative is expected to develop a highly specialized knowledge of one product or group of products within one of our segments, each salesperson and certain sales representatives are able to sell many products from different segments to a single customer. We use independent sales representatives and distributors to market our products and services in certain foreign countries that we serve and in certain North American markets. These independent sales representatives supplement our direct sales force in dealing with language and cultural matters. Our domestic and foreign independent sales representatives earn commissions on sales, which vary by product type.

Backlog

The dollar amount of our backlog as of March 31, 2007, December 31, 2006, December 31, 2005 and December 31, 2004 was $342.2 million, $319.1 million, $233.6 million and $129.3 million, respectively. Backlog is comprised of the portion of firm signed purchase orders or other written contractual commitments received from customers that we have not recognized as revenue under the percentage of completion method or based upon shipment. Backlog can be significantly affected by the timing of orders for large products, particularly in the E&C segment, and the amount of backlog at March 31, 2007, described above is not necessarily indicative of future backlog levels or the rate at which backlog will be recognized as sales. For further information about our backlog, including backlog by segment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Customers

We sell our products to gas producers, distributors and end-users across the industrial gas, hydrocarbon and chemical processing industries in countries throughout the world. While no single customer exceeded 10% of consolidated sales in 2006, 2005 or 2004, sales to our top ten customers accounted for 42%, 39% and 45% of consolidated sales in 2006, 2005 and 2004, respectively. Our sales to particular customers fluctuate from period to period, but the global gas producer and distributor customers tend to be a consistently large source of revenue for us. Our supply contracts are generally contracts for “requirements” only. While our customers are obligated to purchase a certain percentage of their supplies from us, there are no minimum requirements. Also, many of our contracts may be cancelled on as little as one month’s notice. To minimize credit risk from trade receivables, we review the financial condition of potential customers in relation to established credit requirements before sales credit is extended and monitor the financial condition of customers to help ensure timely collections and to minimize losses. In addition, for certain domestic and foreign customers, particularly in the E&C segment, we require advance payments, letters of credit and other such guarantees of payment. Certain customers also require us to issue letters of credit or performance bonds, particularly in instances where advance payments are involved, as a condition of placing the order. We believe our relationships with our customers are generally good.

Intellectual Property

Although we have a number of patents, trademarks and licenses related to our business, no one of them or related group of them is considered by us to be of such importance that its expiration or termination would have a material adverse effect on our business. In general, we depend upon technological capabilities, manufacturing quality control and application of know-how, rather than patents or other proprietary rights, in the conduct of our business.

Raw Materials and Suppliers

We manufacture most of the products we sell. The raw materials used in manufacturing include aluminum products (including sheets, bars, plate and piping), stainless steel products (including sheets, plates, heads and piping), palladium oxide, carbon steel products (including sheets, plates and heads), 9% nickel steel products (including heads and plates), valves and gauges and fabricated metal components. Most raw materials are available from multiple sources of supply. We believe our relationships with our raw material suppliers and other vendors are generally good. The commodity metals we use have experienced significant cost increases. We have generally been able to recover these cost increases through product price increases and surcharges in our contracts with customers. However, there are no assurances that we will be able to recover future increases in commodity metal costs through our customer contracts. We foresee no acute shortages of any raw materials that would have a material adverse effect on our operations.

Employees

As of March 31, 2007, we had 2,686 employees, including 1,694 domestic employees and 992 international employees. These employees consisted of 906 salaried, 324 bargaining unit hourly and 1,456 non-bargaining unit hourly.

We are a party to one collective bargaining agreement with the International Association of Machinists and AerospaceWorkers covering 324 employees at our La Crosse, Wisconsin heat exchanger facility. In February 2007, we entered into a new three-year agreement to replace the previous agreement, which expired at that time. In 2005, through another one of our operating subsidiaries, we were a party to the agreement with the United Steel Workers of America, which covered 222 employees at our New Prague, Minnesota facility. On November 16, 2005, pursuant to an approved stipulation election agreement, the bargaining unit employees voted to decertify the United Steel Workers of America as its bargaining representative. The election results were certified on November 23, 2005. Over the past several years, we have experienced one work stoppage. In connection with the negotiation of the new collective bargaining agreement for our La Crosse, Wisconsin facility described above, we experienced a work stoppage from the time that the previous agreement expired on February 3, 2007, until the terms of the new agreement were reached on February 7, 2007. The brief work stoppage had no material impact on the Company, and we continue to believe that our relationships with our employees are generally good.

Environmental Matters

Our operations have historically included and currently include the handling and use of hazardous and other regulated substances, such as various cleaning fluids used to remove grease from metal, that are subject to federal, state and local environmental laws and regulations. These regulations impose limitations on the discharge of pollutants into the soil, air and water, and establish standards for their handling, management, use, storage and disposal. We monitor and review our procedures and policies for compliance with environmental laws and regulations. Our management is familiar with these regulations, and supports an ongoing program to maintain our adherence to required standards.

We are involved with environmental compliance, investigation, monitoring and remediation activities at certain of our owned manufacturing facilities and at one owned facility that is leased to a third party. We believe that we are currently in substantial compliance with all known environmental regulations. We accrue for certain environmental remediation-related activities for which commitments or remediation plans have been developed and for which costs can be reasonably estimated. These estimates are determined based upon currently available facts regarding each facility. Actual costs incurred may vary from these estimates due to the inherent uncertainties involved. Future expenditures relating to these environmental remediation efforts are expected to be made over the next 8 to 14 years as ongoing costs of remediation programs. Although we believe we have adequately provided for the cost of all known environmental conditions, additional contamination or changes in regulatory posture concerning our on-going remedial efforts could result in more costly remediation measures than budgeted, or those we believe are adequate or required by existing law. We believe that any additional liability in excess of amounts accrued which may result from the resolution of such matters will not have a material adverse effect on our financial position, liquidity, cash flows or results of operations.

Properties

We occupy 26 principal facilities totaling approximately 2.3 million square feet, with the majority devoted to manufacturing, assembly and storage. Of these manufacturing facilities, approximately 1.7 million square feet are owned and 0.6 million square feet are occupied under operating leases. We consider our manufacturing facilities sufficient to meet our current and planned operational needs in the BioMedical segment. However, we have commenced the expansion of our E&C and D&S segment facilities over the next few years to meet significant current order backlog levels and expected growth in business as both we and our competitors reach capacity. We lease approximately 15,200 square feet for our corporate office in Garfield Heights, Ohio. Our major owned facilities in the United States are subject to mortgages securing our senior secured credit facility.

As a result of our operational restructuring activities, we closed our D&S manufacturing facility in Plaistow, New Hampshire in the third quarter of 2004. We have entered into an agreement to sell the idle building and a portion of the land at our Plaistow, New Hampshire facility. We expect to complete the sale in the second or third quarter of 2007. The Plaistow, New Hampshire facility is classified as an “asset held for sale” in our unaudited consolidated balance sheet as of March 31, 2007.

The following table sets forth certain information about facilities occupied by us as of March 31, 2007:

Location	Segment	Square Feet	Ownership	Use

La Crosse, Wisconsin	Energy & Chemicals	149,000	Owned	Manufacturing/Office
New Iberia, Louisiana	Energy & Chemicals	62,400	Leased	Manufacturing
New Iberia, Louisiana	Energy & Chemicals	35,000	Leased	Manufacturing
The Woodlands, Texas	Energy & Chemicals	29,000	Leased	Office
Houston, Texas	Energy & Chemicals	103,000	Leased	Manufacturing/Office
Tulsa, Oklahoma	Energy & Chemicals	58,500	Owned	Manufacturing/Office
Tulsa, Oklahoma	Energy & Chemicals	140,000	Leased	Manufacturing/Office
Wolverhampton, United Kingdom	Energy & Chemicals	1,600	Leased	Office
Changzhou, China	Distribution & Storage	130,000	Owned	Manufacturing/Office
Changzhou, China	Distribution & Storage	55,000	Leased	Manufacturing/Office
Changzhou, China	Distribution & Storage	40,000	Leased	Manufacturing
Decin, Czech Republic	Distribution & Storage	638,000	Owned	Manufacturing/Office
Houston, Texas	Distribution & Storage	22,000	Owned	Service
Plaistow, New Hampshire(1)	Distribution & Storage	164,400	Owned	Manufacturing/Office
Shanghai, China	Distribution & Storage	1,900	Leased	Office
Solingen, Germany	Distribution & Storage	3,000	Leased	Office
Canton, Georgia	Distribution & Storage/BioMedical	154,000	Owned	Manufacturing/Office
Jasper, Georgia	Distribution & Storage/BioMedical	32,500	Leased	Warehouse/Service
New Prague, Minnesota	Distribution & Storage/BioMedical	254,000	Owned	Manufacturing/Service/Office
Denver, Colorado	BioMedical	109,000	Owned	Manufacturing
Marietta, Georgia	BioMedical	11,100	Leased	Office/Lab
Bracknell, United Kingdom	BioMedical	12,500	Leased	Office/Warehouse
Lidcombe, Australia	BioMedical	2,400	Leased	Office/Warehouse
New Prague, Minnesota	BioMedical	11,700	Leased	Warehouse
Burnsville, Minnesota(2)	Corporate/Distribution & Storage	7,000	Leased	Office
Garfield Heights, Ohio	Corporate	15,200	Leased	Office
Clarksville, Arkansas(3)	Discontinued operation	110,000	Owned	Manufacturing/Office

(1)	This facility is being held for sale.

(2)	This facility was vacated in early May 2007; however, the lease expires in January 2008.

(3)	This facility is leased from us, with a purchase option, by the company that owns certain assets of the former Greenville Tube LLC stainless steel tubing business.

Regulatory Environment

We are subject to federal, state and local regulations relating to the discharge of materials into the environment, production and handling of our hazardous and regulated materials and our products and the conduct and condition of our production facilities. We do not believe that these regulatory requirements have had a material effect upon our capital expenditures, earnings or competitive position. We are not anticipating any material capital expenditures in 2007 that are directly related to regulatory compliance matters. We are also not aware of any pending or potential regulatory changes that would have a material adverse impact on our business.

Legal Proceedings

In March 2003, we completed the closure of our Wolverhampton, United Kingdom manufacturing facility, operated by CHEL, and all current heat exchanger manufacturing is being conducted at our LaCrosse, Wisconsin facility. On March 28, 2003, CHEL filed for a voluntary administration under the U.K. Insolvency Act of 1986. CHEL’s application for voluntary administration was approved on April 1, 2003 and an administrator was appointed. Additionally, we received information that indicated that CHEL’s net pension plan obligations had increased significantly primarily due to a decline in plan asset values and interest rates as well as an increase in plan liabilities, resulting in an estimated plan deficit of approximately $12.0 million. Based on our financial condition, in March 2003 we determined not to advance funds to CHEL in amounts necessary to fund CHEL’s obligations. Since CHEL was unable to fund its net pension plan deficit, pay remaining severance due to former employees or pay other creditors, the trustees of the CHEL pension plan requested a decision to wind-up the plan from a U.K. pension regulatory board. That board approved the wind-up as of March 28, 2003.

We do not believe that we are legally obligated to fund the net pension deficit of the CHEL pension plan because CHEL, which is no longer one of our consolidated subsidiaries, was the sponsor of the pension plan and the entity with primary responsibility for the plan. In addition, we considered ourselves and our consolidated subsidiaries legally released from being the primary obligor of any CHEL liabilities. Further, at the time the insolvency administrator assumed control of CHEL, we no longer had control of the assets or liabilities of CHEL. As a result, in March 2003, we wrote-off our net investment in CHEL. In addition, any claims of CHEL against us were discharged in bankruptcy as part of our Reorganization Plan.

While no claims presently are pending against us related to CHEL’s insolvency, persons impacted by the insolvency or others could bring a claim against us asserting that we are directly responsible for pension and benefit related liabilities of CHEL. Although we would contest any claim of this kind, we can provide no assurance that claims will not be asserted against us in the future. To the extent we have a significant liability related to CHEL’s insolvency and pension wind-up, satisfaction of that liability could have a material adverse impact on our liquidity, results of operations and financial position.

On July 8, 2003, we and all of our then majority-owned U.S. subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware to implement an agreed upon senior debt restructuring plan through a prepackaged plan of reorganization. None of our non-U.S. subsidiaries were included in the filing in the Bankruptcy Court. On September 15, 2003, we and all of our then majority-owned U.S. subsidiaries emerged from Chapter 11 bankruptcy proceedings pursuant to the Amended Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries, dated September 3, 2003. We have resolved all proofs of claim asserted in the bankruptcy proceedings, including the settlement in July 2005 of a finders’ fee claim in the amount of $1.1 million asserted by one of our former stockholders, against which we had filed an objection in the Bankruptcy Court. All bankruptcy proceedings were closed in May 2006.

We are occasionally subject to various other legal claims related to performance under contracts, product liability, taxes and other matters, several of which claims assert substantial damages, in the ordinary course of our business. Based on our historical experience in litigating these claims, as well as our current assessment of the underlying merits of the claims and applicable insurance, if any, we currently believe the resolution of these other legal claims will not have a material adverse effect on our financial position, liquidity, cash flows or results of operations. Future developments may, however, result in resolution of these legal claims in a way that could have a material adverse effect. See “Risk Factors.”

MANAGEMENT

The following table sets forth the name, age as of April 30, 2007 and position of each person that serves as an executive officer or director of our company. Our directors each serve for a term of one year until the next annual meeting of stockholders and our executive officers each serve for a term of one year at the discretion of the board of directors.

Name	Age	Position

Samuel F. Thomas	55	Chairman of the Board of Directors, Chief Executive Officer and President
Michael F. Biehl	51	Executive Vice President, Chief Financial Officer and Treasurer
Matthew J. Klaben	38	Vice President, General Counsel and Secretary
James H. Hoppel, Jr.	43	Chief Accounting Officer, Controller and Assistant Treasurer
Kenneth W. Moore	37	Director
Timothy H. Day	36	Director
Steven W. Krablin	57	Director
Michael W. Press	60	Director
Richard E. Goodrich	63	Director

Samuel F. Thomas was elected Chairman of our board of directors on March 27, 2007 and has served as our Chief Executive Officer and President and as a member of our board of directors since October 2003. Prior to joining our company, Mr. Thomas was Executive Vice President of Global Consumables at ESAB Holdings Ltd., a provider of welding consumables and equipment. In addition to his most recent position at ESAB, Mr. Thomas was responsible for ESAB N. America during his employment at ESAB Holdings Ltd. Prior to joining ESAB in February 1999, Mr. Thomas was Vice President of Friction Products for Federal Mogul, Inc. Prior to its acquisition by Federal Mogul in 1998, Mr. Thomas was employed by T&N plc from 1976 to 1998, where he served from 1991 as chief executive of several global operating divisions, including industrial sealing, camshafts and friction products.

Michael F. Biehl has been our Executive Vice President since April 2006, served as our Chief Accounting Officer from October 2002 until March 2006, and has been our Chief Financial Officer and Treasurer since July 2001. Prior to joining us, Mr. Biehl served as Vice President, Finance and Treasurer at Oglebay Norton Company, an industrial minerals mining and processing company. Prior to joining Oglebay Norton in 1992, Mr. Biehl worked in the audit practice of Ernst & Young LLP in Cleveland, Ohio from 1978 to 1992.

Matthew J. Klaben is our Vice President, General Counsel and Secretary. Prior to joining us in March 2006, Mr. Klaben was a partner at the law firm of Calfee, Halter & Griswold LLP in Cleveland, Ohio from January 2005 until March 2006, and an associate from April 1998 until December 2004. Before that, Mr. Klaben was an associate at the law firm of Jones Day in Cleveland, Ohio from September 1995 until April 1998.

James H. Hoppel, Jr. is our Chief Accounting Officer, Controller and Assistant Treasurer and has served in this position since April 2006. Mr. Hoppel joined Chart in November 2004 as our Controller. Prior to joining us, Mr. Hoppel served as Vice President, Finance for W.W. Holdings, LLC, a manufacturer and distributor of doors and hardware. Prior to joining W.W. Holdings in 2001, Mr. Hoppel held various finance and accounting positions with different organizations, including the Transaction Services and Audit practices of PricewaterhouseCoopers LLP in Cleveland, Ohio.

Kenneth W. Moore has been a member of our board of directors since the Acquisition in October 2005. Mr. Moore is a Managing Director of First Reserve Corporation and joined that firm in January 2004. Prior to joining First Reserve Corporation, Mr. Moore was a Vice President at Morgan Stanley, an investment bank, from 2000 until 2004. Prior to joining Morgan Stanley, Mr. Moore was an Associate at Chase Securities from 1998 until 2000. Mr. Moore also serves as a director of Dresser-Rand Group, Inc.

Timothy H. Day has been a member of our board of directors since the Acquisition in October 2005. Mr. Day is a Director of First Reserve Corporation, which he joined in November 2000. Before joining First Reserve Corporation, Mr. Day was employed at WorldOil.com where he was a Vice President in charge of Operations.

Prior to that time, Mr. Day spent three years with SCF Partners, a private equity investment group and three years with CS First Boston and Salomon Brothers.

Steven W. Krablin became a director on July 25, 2006.  From January 1996 until April 2005, Mr. Krablin served as the Senior Vice President and Chief Financial Officer of National Oilwell Varco Inc. or its predecessors, a major manufacturer and distributor of oil and gas drilling equipment and related services for land and offshore drilling rigs. Prior to 1996, Mr. Krablin served as Senior Vice President and Chief Financial Officer of Enterra Corporation until its merger with Weatherford International. Mr. Krablin also serves as a director of Penn Virginia Corporation, an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas, and Hornbeck Offshore Services, Inc., a provider of offshore vessels to the offshore oil and gas industry.

Michael W. Press became a director on August 15, 2006 and has been designated as our lead independent director.  Mr. Press has been self-employed since 2001. Prior to that, he spent 27 years in the energy industry in senior management and executive positions. From 1997 to 2001, Mr. Press was Chief Executive Officer of KBC Advanced Technologies plc, an international petroleum consulting firm. Mr. Press also serves as a director of Petrofac Ltd. and T-3 Energy Services, Inc.

Richard E. Goodrich became a director on August 15, 2006. Mr. Goodrich is a retired Executive Vice President and Chief Financial Officer of Chicago Bridge & Iron Company N.V. (“CB&I”), an engineering, procurement and construction company that provides services to customers in the chemicals and energy industries. Prior to retiring, Mr. Goodrich served as Executive Vice President and Chief Financial Officer of CB&I from 2001 to 2005, and until June 2006, as acting Chief Financial Officer. Mr. Goodrich serves as a director of Gundle/SLT Environmental, Inc.

Composition of the Board of Directors

Our board of directors currently consists of six directors and has one vacancy. Each of Messrs. Goodrich, Krablin and Press is independent under the listing standards of the Nasdaq Global Market. The listing standards of the Nasdaq Global Market generally require that a majority of an issuer’s board of directors consist of independent directors, but provide for a phase-in period of one year from the date of listing. In accordance with this phase-in rule, we intend to have a board of directors consisting of a majority of independent directors within one year of our initial public offering. Mr. Press has been designated as our lead independent director.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominations and corporate governance committee.

Audit Committee

Our audit committee consists of Richard E. Goodrich, Steven W. Krablin and Michael W. Press. Mr. Krablin serves as the audit committee chairman. Our board of directors has determined that each of Messrs. Goodrich and Krablin qualifies as an audit committee “financial expert” as such term is defined in Item 401(h) of Regulation S-K. The audit committee is governed by a written charter which will be reviewed, and amended if necessary, on an annual basis. The audit committee’s responsibilities include (1) appointing, retaining, compensating, evaluating and terminating our independent auditors and approving in advance any audit or non-audit engagement or relationship between us and such auditor, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditors, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the audit committee’s written charter, (12) reviewing with management any legal matters that may have a material impact on us and our financial statements and (13) reporting regularly to the full board of directors.

The audit committee has approved and adopted a Code of Ethical Business Conduct for all employees and an additional Officer Code of Ethics for all of our executives and financial officers, copies of which are available on our website at www.chart-ind.com. Information contained on this website does not constitute a part of this prospectus.

Compensation Committee

Our compensation committee consists of Richard E. Goodrich, Steven W. Krablin and Michael W. Press. Mr. Goodrich serves as the compensation committee chairman. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our chief executive officer and other executive officers, (3) developing and recommending to the board of directors compensation for board members, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans, (7) overseeing compliance with any applicable compensation reporting requirements of the SEC, (8) approving the appointment and removal of trustees and investment managers for pension fund assets, (9) retaining consultants to advise the committee on executive compensation practices and policies and (10) handling such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

Nominations and Corporate Governance Committee

Our nominations and corporate governance committee consists of Richard E. Goodrich, Steven W. Krablin, and Michael W. Press. Mr. Press serves as the chairman of the committee. The nominations and corporate governance committee is responsible for (1) developing, recommending and reviewing the adequacy of the corporate governance principles applicable to us, (2) consulting with our audit committee and the board of directors regarding the adoption of a code of conduct applicable to all employees and directors when required by the rules of Nasdaq and adopting procedures for monitoring and enforcing compliance with such code of conduct, (3) reviewing our compliance with state and federal laws and regulations and with the Nasdaq corporate governance listing requirements, (4) making recommendations to the board of directors regarding the size and composition of the board of directors, (5) establishing criteria for the selection of new directors to serve on the board of directors and reviewing the appropriate skills and characteristics required of directors, (6) identifying, screening and recommending nominees to be proposed by us for election as directors at the annual meeting of stockholders, or to fill vacancies, (7) considering and reviewing the qualifications of any nominations of director candidates validly made by stockholders, (8) reviewing the committee structure of the board of directors and recommending directors to serve as members of each committee, (9) overseeing the annual evaluation of management, the board of directors, its members and committees and (10) establishing criteria for and leading the annual performance self-evaluation of the board of directors and each committee.

Compensation Committee Interlocks and Insider Participation

Since May 23, 2007, our compensation committee has consisted of Richard E. Goodrich, Steven W. Krablin and Michael W. Press. From August 15, 2006 until May 23, 2007, our compensation committee consisted of Richard E. Goodrich, Timothy H. Day and Michael W. Press. During 2006, Ben A. Guill (a former director) and Kenneth W. Moore also served as members of our compensation committee. None of Messrs. Goodrich, Krablin, Press, Day, Guill or Moore is a present or past employee or officer of ours or any of our subsidiaries. Messrs. Day and Moore are employees of First Reserve, a related party with which we have engaged in certain transactions described in “Certain Related Party Transactions.” None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation committee.

Executive Compensation

Compensation Discussion and Analysis

The primary objectives of the compensation committee of our board of directors with respect to the determination and administration of our company’s executive compensation programs historically have been to:

•	create and enhance stockholder value by attracting and retaining key executive talent;

•	align our executive officers’ incentives with stockholder value creation by tying compensation to the achievement of measurable operational and strategic objectives; and

•	award compensation at levels commensurate with each executive officer’s performance, experience and responsibilities.

Historically, our committee’s guiding philosophy with respect to executive officer compensation has emphasized performance-based compensation. Accordingly, our committee historically has provided for significant cash incentive compensation awards and the vesting of a portion of stock option grants based upon financial and stock performance, including, in the case of pre-initial public offering stock option grants, the return on investment that First Reserve Fund X, L.P. realizes when and if it disposes of its remaining ownership interest in us. To achieve its objectives, our compensation committee historically has maintained compensation plans that tie a substantial portion of overall compensation for our named executive officers to our financial performance and the price of our common stock. Historically, our executive compensation program has been intended to provide base salaries below the median of executives at companies considered to be peers, with a total potential compensation package (including performance-based compensation) above median among such historical peers if maximum performance levels were achieved. Companies that may have been considered peers or potential peers for compensation purposes before our initial public offering, however, may not be the same companies that our compensation committee selects as peers for compensation purposes in the future.

Since October 2005, we have been controlled by our largest stockholder, FR X Chart Holdings, LLC, an affiliate of First Reserve. With the exception of 2007 targets under the Chart Industries, Inc. Incentive Compensation Plan and 2007 base salary levels, described below, all compensation arrangements currently in place were put in place prior to our initial public offering, which was completed on July 31, 2006, and were not modified, except for those modifications necessary to reflect our company’s public company status, in connection with the initial public offering. Although our board of directors and compensation committee were responsible for the implementation and administration of all of our current benefit and compensation plans before our initial public offering, all compensation decisions relating to the Chief Executive Officer and the other executive officers named in the 2006 Summary Compensation Table below were subject to the review of First Reserve directly or through its representatives. Moreover, the board of directors under which our executive compensation plans were adopted before our initial public offering was comprised of Mr. Ben A. Guill (a former director), Mr. Day, Mr. Moore and Mr. Thomas. The compensation committee of the board of directors was comprised of Mr. Guill, Mr. Day and Mr. Moore, all of whom are affiliated with First Reserve.

As part of and subsequent to our initial public offering, we have appointed three additional independent directors to our board of directors and have altered the membership of our compensation committee so that a majority of the members were independent directors until May 23, 2007 and all of the members are independent at the present time. Currently, the compensation committee is comprised of Mr. Goodrich (Chairperson), Mr. Press and Mr. Krablin. Mr. Day was a member of our compensation committee until May 23, 2007, when he was replaced on the committee by Mr. Krablin. Our compensation committee presently is undertaking a review of our entire executive compensation program for our executive officers, with the assistance of Mercer Human Resource Consulting, an independent outside compensation consulting firm, engaged by the committee. This review includes a study to determine the companies that should be considered as peer group companies for executive compensation purposes, as well as a review of our compensation objectives and philosophy, and the individual components of our total compensation package for executive officers. This review is ongoing at the present time. Accordingly, except as otherwise indicated, this Compensation Discussion and Analysis reflects a discussion of our historical compensation objectives and philosophy, as well as the historical elements of our total executive officer compensation package.

At the time of the Acquisition, while we were a private company, we entered into new employment agreements with Mr. Thomas and Mr. Biehl, and the compensation committee implemented new executive compensation programs, substantially as they are today. We subsequently entered into employment agreements with Mr. Klaben and Mr. Hoppel in March and May of 2006, respectively, while we were a private company before our initial public offering. The terms of all four employment agreements were negotiated by or with the input of representatives of First Reserve based upon prevailing market conditions for private equity investments and factors specific to the circumstances of our company and our executive officers.

Our Chief Executive Officer periodically evaluates the performance of all other senior executives, and our board and compensation committee periodically evaluate the Chief Executive Officer’s and other executive officers’ performance, in each case based on quantitative and qualitative performance criteria. These evaluations take place informally as well as formally in the setting of board and compensation committee meetings, and are considered by the committee in making individual compensation determinations.

Elements of Compensation

Executive compensation consists of the following primary components:

Base Salary.  Base salaries are reviewed annually, and adjusted from time to time to reflect performance, experience, responsibilities and market conditions. Salary review is conducted by the compensation committee before or during the early part of the fiscal year for which the base salary will become effective. The compensation committee is responsible for setting the base salary of the Chief Executive Officer, and historically has taken into account his individual responsibilities, performance and experience, and the competitive market compensation paid by other companies of similar size in a similar industry. The current base salary for the CEO, which is $450,000 for 2007, an increase from $400,000 for 2006, was determined after a survey of certain potential peer group companies and based on the experience of the members of the compensation committee, taking into account his individual responsibilities, performance and experience relative to those of chief executive officers at companies similarly situated to the company. Increases in base salary with respect to the executive officers, other than the Chief Executive Officer, are recommended to the compensation committee by the Chief Executive Officer. In making this recommendation, the CEO considers each executive officer’s individual responsibilities, performance and experience, and competitive market compensation paid by similarly situated companies in similar geographic markets. However, any increase in base salary is granted at the sole discretion of the compensation committee. The current base salaries for the executive officers other than the Chief Executive Officer and President are $245,000 for the Executive Vice President, Chief Financial Officer and Treasurer for 2007 (an increase from $235,000 for 2006), $200,000 for the Vice President, General Counsel and Secretary for 2007 (an increase from $193,000 for 2006) and $170,000 for the Chief Accounting Officer, Controller and Assistant Treasurer (an increase from $154,000 for 2006).

Annual and Other Cash Incentive Awards.  In addition to their base salary, executive officers are eligible to earn an annual cash incentive bonus. Under the 2006 Chart Executive Incentive Compensation Plan (the “2006 Bonus Plan”), adopted by the board of directors and approved by our stockholders on March 1, 2006 and July 18, 2006, respectively, executive officers were eligible to earn a cash incentive bonus for 2006 if performance exceeded threshold amounts in an amount up to a pre-determined percentage, ranging from 90% to 165% of the executive officer’s base salary (with higher ranked officers being compensated at a higher percentage of base salary), at maximum performance levels. The compensation committee established performance targets under the 2006 Bonus Plan for the 2006 fiscal year. The material targets included working capital and EBITDA targets. When these targets were set in early 2006, they were set at levels that were believed to represent significant performance that would involve some difficulty at the threshold levels, increased difficulty at the 100% target levels, and significant difficulty at the maximum target levels, in each case relative to historical trends and future expectations at the time the levels were set. Management believes that EBITDA is a typical performance measure among private equity portfolio companies, and that EBITDA and working capital also reflect key performance measures used to track the company’s value, operational performance and cash flow externally and internally. The 2006 Bonus Plan provides that if actual performance falls below the minimum threshold for a performance objective, the executive officer will receive no payment based on that objective, and provides for payment determination on a straight-line basis for performance between the minimum performance threshold and 100% target and between 100% target and maximum target level. Following the end of the fiscal year, the compensation committee determines (i) whether and to what extent any of the established performance objectives have been satisfied, and (ii) for each executive officer employed as of the last day of the fiscal year, the actual bonus to which such executive officer shall be entitled. The committee has determined that our financial performance for our 2006 fiscal year has exceeded the maximum target levels for each executive officer performance measure under the 2006 Bonus Plan. Accordingly, we paid the following cash payments under the 2006 Bonus Plan to our executive officers on March 15, 2007: Chief Executive Officer and President, $660,000; Executive Vice President, Chief Financial Officer and Treasurer, $352,500; Vice President, General Counsel and Secretary, $202,650; and Chief Accounting Officer, Controller and Assistant Treasurer, $138,600.

In addition to any incentive awards granted under the 2006 Bonus Plan, Mr. Klaben received a signing bonus, in the amount of $25,000, as an inducement related to his joining our company in March 2006.

In March 2006, Messrs. Thomas, Biehl and Hoppel received annual bonus incentive compensation, pursuant to the terms of the Chart Industries, Inc. 2005 Incentive Compensation Plan, in the amount of $600,000, $319,800 and $106,500, respectively. Mr. Klaben did not receive a cash incentive bonus under this plan, as he was not our employee during our 2005 fiscal year. The target amounts, performance measures (which included earnings before interest, taxes, depreciation, amortization and restructuring charges (EBITDAR), but not working capital) and thresholds set under our 2005 Incentive Compensation Plan, which was adopted before we were acquired by affiliates of First Reserve in October 2005, were different than those under our 2006 Bonus Plan, reflecting anticipated performance of the company and performance measure priorities in early 2005 as set by our compensation committee and board of directors in the period prior to the Acquisition.

Beginning with our 2007 fiscal year and going forward, annual cash bonuses, if any, will be awarded under the Chart Industries, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”), which was adopted by the board of directors and approved by our stockholders on July 17 and July 18, 2006, respectively. The Incentive Compensation Plan provides the compensation committee with greater flexibility to establish performance criteria and performance periods for which cash incentive compensation will be awarded. Under the Incentive Compensation Plan, a performance period may be for a fiscal year or a multi-year cycle, as determined by the compensation committee, and the performance objectives upon the attainment of which target incentive bonuses will be awarded may be based on one or more of certain performance criteria which may relate to us, one or more of our subsidiaries, our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the committee shall determine. The compensation committee may appropriately adjust any performance evaluation under a performance objective or objectives to reflect or exclude certain extraordinary events that may occur during the performance period. If there is a change in control, as defined in the Incentive Compensation Plan, the compensation committee will determine promptly, in its discretion, whether and to what extent the performance criteria have been met or will be deemed to have been met for the year in which the change in control occurs and for any completed performance period for which a determination under the plan has not been made. If the committee determines the criteria have been met, participants will receive their bonuses as soon as practicable, but in no event more than 30 days after the determination.

Pursuant to the terms of the Incentive Compensation Plan, no executive officer or other participant may receive a bonus, with respect to any fiscal year, in excess of $5.0 million. The committee has absolute discretion to reduce or eliminate the amount otherwise payable under the Incentive Compensation Plan and to establish rules or procedures which limit the amount payable to a participant to an amount that is less than the amount otherwise approved as that participant’s target incentive bonus.

Our compensation committee has set annual incentive compensation targets and performance measures for our 2007 fiscal year under the Incentive Compensation Plan. Under these targets, our executive officers are eligible to earn a cash incentive bonus for our 2007 fiscal year if performance exceeds threshold amounts in an amount up to a pre-determined percentage, ranging from 97.5% to 165% of the executive officer’s base salary (with higher ranked officers being compensated at a higher percentage of base salary), at maximum performance levels. The performance measures established under the Incentive Compensation Plan for the 2007 fiscal year for executive officers are operating income, net income and working capital. The committee selected these measures for 2007 in an effort to more closely align executive officer cash bonus measures to measures that are believed to be meaningful indications of our performance for our public stockholders. These performance measures were set at levels that were believed to represent, when they were set in early 2007, significant performance that would involve some difficulty at the threshold levels, increased difficulty at the 100% target levels, and significant difficulty at the maximum levels, in each case relative to historical trends and future expectations at the time the levels were set. Following the end of the 2007 fiscal year, the compensation committee will determine (i) whether and to what extent any of the established performance objectives have been satisfied for 2007, and (ii) for each executive officer employed as of the last day of 2007, the actual bonus to which such executive officer will be entitled for 2007. Executive officers will be entitled to the following cash payments under the Incentive Compensation Plan for 2007, based on a percentage of 2007 base salary, if company performance meets the minimum performance threshold for each performance measure, meets the 100% target for each performance measure, or meets or exceeds the maximum target level for each performance measure for 2007, respectively: Chief Executive Officer and President, $0, $495,000 and $742,500, respectively; Executive Vice President, Chief Financial Officer and Treasurer, $0, $245,000 and $367,500, respectively; Vice President, General Counsel and Secretary, $0, $140,000 and $210,000, respectively; and Chief Accounting Officer, Controller and Assistant Treasurer, $0, $110,500 and $165,750, respectively. If actual performance falls below the minimum performance threshold for a performance measure, the executive officer will receive no payment based on that measure, and for performance levels between the minimum performance threshold and 100% target, and between 100% target and the maximum target level, payments are determined based on a straight-line relationship. Once bonus amounts have been determined, those bonuses, if any, are required to be paid to executive officers by March 15, 2008.

Payments made under the 2006 Bonus Plan and the Incentive Compensation Plan are intended to be exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code under transition reliance period rules applicable to compensation paid pursuant to a plan that existed before we became publicly held and that was disclosed in our initial public offering prospectus.

Consistent with our historical compensation philosophy, the annual incentive performance bonus historically has been a significant portion of total compensation. The purpose of both the 2006 Bonus Plan and the Incentive Compensation Plan is to attract, retain, motivate and reward participants by providing them with the opportunity to earn competitive compensation directly linked to our performance. The plans were designed to provide our executive officers with incentive compensation based upon the achievement of pre-established performance goals. The performance criteria are tied to company, rather than individual performance. This approach historically has been taken by our company in light of our historical emphasis on performance-based compensation tied to company financial and stock performance, rather than qualitative individual performance assessments.

Equity Compensation.  All of our executive officers have received equity compensation under one or both of our 2004 Stock Option and Incentive Plan or our Amended and Restated 2005 Stock Incentive Plan. We have not adopted stock ownership guidelines, and, therefore, our stock incentive plans have provided the principal method for our executive officers to acquire equity interests in our company.

Amended and Restated 2005 Stock Incentive Plan

The Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) was initially adopted effective November 23, 2005, in connection with the Acquisition. The plan, as amended and restated, was adopted by the board of directors and approved by our stockholders in connection with our initial public offering. The 2005 Stock Incentive Plan was amended and restated at that time to reflect the fact that our public company status made certain provisions under the original plan no longer applicable. The 2005 Stock Incentive Plan provides for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based grants, including shares of our common stock sold to our non-employee directors, executive officers, other key employees and consultants. The 2005 Stock Incentive Plan is administered by our board of directors, which may delegate its duties and powers in whole or in part to any committee thereof. The board has delegated administration of the 2005 Stock Incentive Plan to the compensation committee.

Despite the flexibility afforded under the 2005 Stock Incentive Plan to award a variety of equity-based awards, the compensation committee has awarded to the executive officers only stock options to date. The compensation committee may in the future, as part of its evaluation of overall executive compensation arrangements, make grants of other kinds of equity compensation awards to our executive officers or other employees. To date, the compensation committee has granted to our executive officers under the 2005 Stock Incentive Plan certain options as non-qualified stock options, which have been granted as follows: approximately 35% vest and become exercisable over the passage of time, which we refer to as “time options,” assuming the holder thereof continues to be employed by us, and the remaining portion vests and becomes exercisable based upon the achievement of certain performance targets, which we refer to as “performance options.” Time options generally become exercisable by the holder of the option in installments of 20% on each of the first five anniversaries of the grant date. The performance based stock options vest based upon the return on investment that First Reserve Fund X, L.P. realizes if and when it liquidates its ownership interest in us. Performance options generally become exercisable based upon the “Fund X Net Return,” which is the amount received by First Reserve Fund X, L.P. in cash (and/or in-kind based upon the fair market value of securities or other property received by First Reserve Fund X, L.P.) in respect of its investment in us divided by the amount of the investment by First Reserve Fund X, L.P. in us, which we refer to as the Fund X Investment.

In our 2006 fiscal year, we awarded options covering a total of 108,555 shares of common stock, at an exercise price of $12.16 per share, to executive officers, under the 2005 Stock Incentive Plan. Mr. Klaben was awarded an option covering 99,592 shares of common stock, in connection with the commencement of his employment as Vice President, General Counsel and Secretary of the company on March 29, 2006 as a result of negotiations between us and Mr. Klaben to induce Mr. Klaben to accept employment with us, and Mr. Hoppel was awarded an option covering 8,963 shares of common stock in recognition of Mr. Hoppel’s appointment as our Chief Accounting Officer, in connection with grants to a number of employees, on April 27, 2006. Each of the options granted on March 29 and April 27, 2006 have similar terms, which are as follows: they have a 10-year term unless they are earlier terminated and approximately 35% are “time options,” and the remaining portion are “performance options,” each as described above.

With respect to the non-qualified stock options granted under the 2005 Stock Incentive Plan, we will be entitled to a tax deduction in the year in which the non-qualified stock option is exercised in an amount equal to the amount by which the fair market value of the shares underlying the non-qualified stock options on the date of exercise exceeds the exercise price of the option. For a description of the compensation expense we incurred in 2006 related to stock options held by executive officers, and related valuation assumptions under, see note (1) to “2006 Summary Compensation Table.”

The 2005 Stock Incentive Plan is intended to aid us in recruiting and retaining key employees, directors and consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of us and our affiliates by providing incentives through the granting of awards. Our compensation committee historically has taken the view that providing our executive officers with a proprietary interest in our success further aligns the incentives of our executive officers with those of our stockholders. The allocation of option awards between time vesting and performance vesting allows us to satisfy both components of our compensation philosophy which focuses on retaining top executive talent and aligning the incentives of our executive officers with our stockholders. The fact that the vesting of 65% of the stock options that have been granted to our executive officers are tied directly to the return on the Fund X Investment is consistent with the fact that the grants were made during a time when the company was under the control of a private equity investor. However, this is not inconsistent with our overall executive compensation philosophy, as an increase in stock value which benefits a significant stockholder should benefit all stockholders.

In connection with the completion of our initial public offering, we made a 9.95928-for-one adjustment with respect to the number of shares underlying options outstanding under our 2005 Stock Incentive Plan at the time of our initial public offering and a corresponding adjustment to the exercise prices of such options. These options included the options under the 2005 Stock Incentive Plan held by executive officers. The 9.95928-for-one adjustment with respect to the number of shares underlying options outstanding at the time of our initial public offering reflected both the 4.6263-for-one stock split on our shares of common stock outstanding before the consummation of the initial public offering, plus additional adjustments to both the exercise price and the number of shares underlying the options in order also to take into account, consistent with applicable tax standards and in accordance with the terms of the 2005 Stock Incentive Plan, the decrease in value of our pre-initial public offering common stock which resulted from the payment of the dividends received by our stockholders existing immediately prior to the initial public offering. Other than through these adjustments to their options, option holders would not have participated in the stock split or the dividends. In accordance with SFAS 123(R), “Share Based Payments”, we concluded that this cumulative 9.95928-for-one adjustment to the shares underlying options resulted in no additional stock-based compensation expense because our 2005 Stock Incentive Plan includes an anti-dilution modification provision that applies to share splits and extraordinary cash dividends, such as those that took place in connection with our initial public offering, and this modification represents an adjustment to keep the option holders in the same economic position as they were in before our initial public offering with respect to their options.

2004 Stock Option and Incentive Plan

The Chart Industries, Inc. 2004 Stock Option and Incentive Plan (the “2004 Stock Plan”), was adopted effective February 12, 2004 and approved by our stockholders on July 18, 2006. The 2004 Plan permits the grant of nonqualified stock options to our and our affiliates’ employees. Prior to the consummation of our initial public offering, all options that were outstanding under the 2004 Stock Plan were fully vested and exercised, and no options remain outstanding under the 2004 Stock Plan. We have not made any additional grants under the 2004 Stock Plan since the completion of our initial public offering, and we do not intend to make any grants under the 2004 Stock Plan going forward. For a description of stock options under our 2004 Stock Option Plan exercised in 2006 by executive officers, consisting of options held by Messrs. Thomas and Biehl, see “2006 Stock Option Exercises and Stock Vested Table.” Those employees who exercised their options outstanding under the 2004 Stock Plan in 2006 before our initial public offering, including Messrs. Thomas and Biehl, became holders of our common stock before our initial public offering and, accordingly, participated ratably in the cash dividend paid to our stockholders existing immediately prior to the initial public offering from the net proceeds of the initial public offering, and participated ratably in the stock dividend we distributed to the same pre-initial public offering stockholders on August 25, 2006 as part of the initial public offering, which we distributed after our initial public offering underwriters did not exercise their over-allotment option. Messrs. Thomas and Biehl received $5,866,697 and $328,493, respectively, as stockholders in the cash dividend and 73,181 and 4,097 shares of our common stock, respectively, as stockholders in the stock dividend. See “Management Equity” below.

Deferred Compensation.  The terms of our Amended and Restated Voluntary Deferred Income Plan are described below under “2006 Nonqualified Deferred Compensation Table.” Participation in this plan is entirely voluntary, and we presently do not offer any matching monies or contributions. We offered this plan to our executive officers to defer their compensation to subsequent years to help with their personal tax planning. Of the executive officers, only Mr. Thomas elected to participate in this plan in 2006, and he deferred part of his bonus payable for our 2005 fiscal year in 2006 under this plan.

Other Benefits.  Executive officers are eligible to participate in all of our employee benefit plans, including our 401(k) Plan, health, life and disability insurance, retirement, deferred compensation and fringe benefits, as well as any equity compensation plans, as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of the company.

Additionally, all of our executive officers receive automobile allowances. In accordance with our performance-based compensation philosophy, we intend to continue to maintain modest executive benefits and perquisites for officers; however, the compensation committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable.

Option Grant Policies

For stock options granted under the 2005 Stock Incentive Plan, the exercise price per share is equal to the fair market value on the applicable date of grant. In March 2006 we hired an independent valuation firm to determine the fair market value of our common stock as of March 31, 2006. All stock options granted to our employees, including our executive officers, during our 2006 fiscal year and prior to our initial public offering were granted at fair market value, on the grant date in accordance with the valuation determined by our independent, outside valuation firm. The value of these options is reflected in our consolidated financial statements, based upon the applicable accounting guidance, using a fair market value formulation derived from the price at which we initially proposed to offer our stock to the public in our initial public offering, which was significantly higher than the price at which we actually offered our stock to the public. Equity grants in the form of restricted stock units made to our non-employee directors, as discussed below under “Director Compensation,” were granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value, as determined by the market price per share of a share of our common stock on the date of grant. Other than with respect to regular annual grants of restricted stock units made to our non-employee directors as described below, we do not have any program, plan or policy which requires us to grant equity compensation on specified dates; however, we have not made any equity grants in connection with the release or withholding of material non-public information.

Change in Control Payments

None of the executive officers’ respective employment agreements provide for change in control payments; however accelerated vesting of outstanding time options will occur upon a change in control (as defined in the 2005 Stock Incentive Plan) pursuant to the terms of the 2005 Stock Incentive Plan. Immediately prior to a change in control of us, the exercisability of the time options will automatically accelerate with respect to 100% of the shares of our common stock subject to the time options. In addition, subject to the holder of the option’s continued employment, in the event First Reserve Fund X, L.P. sells 100% of its interest in us to a third party prior to October 17, 2008 and, as a result of such sale, the Fund X Net Return is less than 2.50 times the Fund X Investment, but an internal rate of return of greater than 30% is realized, the performance options will accelerate with respect to 45% of the shares of our common stock subject to the performance option.

Immediately upon any change in control (as defined in our Amended and Restated Voluntary Deferred Income Plan) Mr. Thomas’ interest in all amounts credited to his account under the plan shall fully and immediately vest and become nonforfeitable. There currently are no company contributions credited to Mr. Thomas’ account or any other employees’ account under this plan. In addition, our executive officers may receive payments under our Incentive Compensation Plan following a change in control (as defined in the Incentive Compensation Plan) if the compensation committee determines the performance criteria have been met, as described above under “Elements of Compensation — Annual and Other Cash Incentive Awards.”

For more information on change in control and severance benefits, see “Other Potential Post-Employment Payments” below.

Anticipated Changes in Executive Compensation

Our executive compensation programs will continue in their current form until such time as the compensation committee determines in its discretion that revisions to our current plans or replacement plans are advisable. As discussed above, our compensation committee presently is undertaking a review of our entire executive compensation program for our executive officers, with the assistance of an independent outside compensation consulting firm engaged by the committee. This review and determinations of our compensation committee may result in changes in our compensation arrangements and analysis in the future, including the peers against which our committee measures executive compensation, changes in equity or other long-term incentives, and other changes as the committee may determine.

As mentioned above, following our initial public offering, the membership of the compensation committee was altered to include two independent directors. Since May 23, 2007, our compensation committee has consisted solely of independent directors.

2006 Summary Compensation Table

The following table and related notes and discussion summarize compensation earned for our 2006 fiscal year by our four executive officers who served as executive officers during and at the end of 2006, who we refer to as our “named executive officers,” presented in accordance with SEC rules.

					Option	Non-Equity	All Other
Name and Principal		Salary	Bonus		Awards	Incentive Plan	Compensation	Total
Position	Year	($)	($)		($)(1)	Compensation(2)	($)(3)	($)

Samuel F. Thomas	2006	$400,000	—		$384,618	$660,000	$30,404	$1,475,022
(Chairman, Chief Executive Officer and President)
Michael F. Biehl	2006	$235,000	—		$115,385	$352,500	$33,089	$735,974
(Executive Vice President, Chief Financial Officer and Treasurer)
Matthew J. Klaben	2006	$146,977	$25,000	(5)	$169,021	$202,650	$10,818	$554,466
(Vice President, General Counsel and Secretary)(4)
James H. Hoppel, Jr.	2006	$153,000	—		$52,178	$138,600	$36,993	$380,771
(Chief Accounting Officer, Controller and Assistant Treasurer)

(1)	The option awards and the dollar values included in the option awards column are set forth in the table below. These awards were all granted pursuant to the 2005 Stock Incentive Plan and include awards granted in and prior to 2006. The dollar values shown in the table above are the aggregate dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R), “Share-Based Payment,” and SEC rules for executive compensation disclosure. The following assumptions were used in calculating the amounts listed:

The fair value of the options granted on November 23, 2005 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 4.80 percent; dividend yields of 0.0 percent; volatility factors of the expected market price of the Company’s common shares of 47.0 percent and a weighted average expected life of 7.5 years for the options.

The fair value of the options granted on March 29, 2006 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.0 percent; dividend yields of 0.0 percent; volatility factors of the expected market price of the Company’s common shares of 47.0 percent and a weighted average expected life of 7.5 years for the options.

The fair value of the options granted on April 27, 2006 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.3 percent; dividend yields of 0.0 percent; volatility factors of the expected market price of the Company’s common shares of 47.0 percent and a weighted average expected life of 7.5 years for the options.

Volatility was calculated using an average of the Predecessor Company’s historical closing stock price on the OTCBB from October 2, 2003 to October 14, 2005.

	Performance Options(x)			Time Options(y)
			Compensation			Compensation
		Number of	Expense		Number of	Expense
	Grant Date	Options	($)(z)	Grant Date	Options	($)(z)

Samuel F. Thomas	11/23/2005	435,215	$—	11/23/2005	237,388	$384,618
Michael F. Biehl	11/23/2005	130,563	$—	11/23/2005	71,216	$115,385
Matthew J. Klaben	3/29/2006	64,735	$—	3/29/2006	34,857	$169,021
James H. Hoppel, Jr.	11/23/2005	43,525	$—	11/23/2005	23,738	$38,462
	4/27/2006	5,826	$—	4/27/2006	3,137	$13,716

(x)	Performance option grants are described below under “Equity and Incentive Plan Awards — Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan” and generally become exercisable based on the “Fund X Net Return” which is based on the amount received by First Reserve Fund X, L.P. in respect of its investment in us, as described below under “Equity and Incentive Plan Awards — Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan.” None of the performance options have vested and we have not been able to predict when or if the Fund X Net Return will reach a minimum threshold amount or other events will occur that will result in any performance option grants ever becoming exercisable. Accordingly, under applicable accounting rules, we did not recognize any expense with respect to these options for 2006. We may record additional stock-based compensation expense in future periods related to the performance options granted under the 2005 Stock Incentive Plan to the named executive officers, if it becomes probable that any of the future performance criteria will be achieved. Primarily as a result of the vesting of the performance-based options based on the Fund X Net Return upon completion of this offering, we estimate that we will incur a pre-tax, non-cash stock-based compensation expense of approximately $7.0 million in the period in which this offering is consummated (assuming a sale price equal to the last reported sale price of our common stock on May 25, 2007).

(y)	Time option grants are described below under “Equity and Incentive Plan Awards — Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan” and become exercisable annually and ratably over five years after the grant date as described below under “Equity and Incentive Plan Awards — Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan.”

(z)	Aggregate dollar amounts recognized as stock-based compensation expense for financial statement reporting purposes under SFAS 123(R) for fiscal 2006.

(2)	Reflects amounts of incentive compensation earned under our 2006 Bonus Plan. Our compensation committee determined that our financial performance for 2006 has exceeded the maximum target levels for each named executive officer performance measure under the 2006 Bonus Plan. We paid the 2006 Bonus Plan cash payments to our named executive officers on March 15, 2007.

(3)	All Other Compensation includes the following payments made on behalf of our executive officers. All amounts are calculated based on the aggregate incremental actual cost, in dollars, to us of the benefit listed.

		Perquisites
		and Other	Company
		Personal	Contributions
		Benefits	to 401(k) Plan	Total
	Year	($)(x)	($)(y)	($)

Samuel F. Thomas	2006	$12,000	$18,404	$30,404
Michael F. Biehl	2006	$12,000	$21,089	$33,089
Matthew J. Klaben	2006	$7,200	$3,618	$10,818
James H. Hoppel, Jr.	2006	$16,867	$20,126	$36,993

(x)	In 2006, each of the named executive officers received an automobile allowance. In addition to his automobile allowance in the amount of $9,600, Mr. Hoppel received a travel allowance in the amount of $7,267 in connection with his efforts related to our initial public offering.

(y)	Includes 401(k) plan matching contributions made by us and 401(k) plan profit sharing. Company contributions under our 401(k) plan for 2006 are subject to adjustment downward based on nondiscrimination testing in the first quarter of 2007.

(4)	Mr. Klaben joined our company on March 29, 2006.

(5)	Mr. Klaben received a $25,000 signing bonus in connection with commencement of his employment with us in March 2006.

2006 Grants of Plan-Based Awards Table

The following table and related notes and discussion summarize grants of equity and non-equity incentive compensation awards to our named executive officers for our 2006 fiscal year, presented in accordance with SEC rules.

													All Other
													Option
													Awards:
								Estimated Future Payouts					Number of	Exercise or
					Estimated Future Payouts Under			Under Equity					Securities	Base Price		Grant Date
					Non-Equity Incentive Plan Awards			Incentive Plan Awards					Underlying	of Option		Fair Value
			Approval		Threshold	Target	Maximum	Threshold		Target	Maximum		Options	Awards		of Option
Name	Grant Date		Date		($)	($)	($)	(#)		(#)	(#)		(#)	($/Sh)(3)		Awards

Samuel F. Thomas		(1)			$—	$440,000	$660,000
Michael F. Biehl		(1)			$—	$235,000	$352,500
Matthew J. Klaben		(1)			$—	$135,100	$202,650
	3/29/2006	(2)	3/22/2006	(2)									34,857	$12.16	(3)	$487,709
	3/29/2006	(4)	3/22/2006	(4)				14,889	(4)	$—	64,735	(4)		$12.16	(3)	$—
James H. Hoppel, Jr.		(1)			$—	$92,400	$138,600
	4/27/2006	(2)											3,137	$12.16	(3)	$44,036
	4/27/2006	(4)						1,340	(4)	$—	5,826	(4)		$12.16	(3)	$—

(1)	Granted pursuant to the Chart Industries, Inc. 2006 Bonus Plan, described in “Equity and Incentive Plan Awards — 2006 Chart Executive Incentive Compensation Plan” below.

(2)	Time options granted pursuant to the 2005 Stock Incentive Plan, described in “Equity and Incentive Plan Awards — Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan” below.

(3)	In March 2006, we hired an independent valuation firm to determine the fair market value of our common stock as of March 31, 2006. All stock options granted to our employees, including our executive officers, during fiscal 2006 and prior to our initial public offering were granted at fair market value on the grant date in accordance with the valuation determined by our independent, outside valuation firm. The value of these options is reflected in our consolidated financial statements, based upon the applicable accounting guidance, using a fair market value formulation derived from the price at which we initially proposed to offer our stock to the public in our initial public offering, which was significantly higher than the price at which we actually offered our stock to the public.

(4)	Performance options granted pursuant to the 2005 Stock Incentive Plan, as described in “Equity and Incentive Plan Awards — Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan” below. The performance options become exercisable based upon the “Fund X Net Return,” which is the amount received by First Reserve Fund X, L.P. in cash (and/or in-kind based upon the fair market value of securities or other property received by First Reserve) in respect of its investment in us divided by the amount of the investment by First Reserve Fund X, L.P. in us, which we refer to as the Fund X Investment. In the event the Fund X Net Return is less than 2.25 times the Fund X Investment, the performance options will be cancelled. If the Fund X Net Return is 2.25 times the Fund X Investment, then 23% of the performance options will vest, which we have presented in the table above as the “threshold” amount. Subject to the holder of the option’s continued employment, in the event First Reserve Fund X, L.P. sells 100% of its interest in us to a third party prior to October 17, 2008 and, as a result of such sale, the Fund X Net Return is less than 2.50 times the Fund X Investment, but an internal rate of return of greater than 30% is realized by First Reserve Fund X, L.P., the performance options granted prior to completion of our initial public offering will vest with respect to 45% of the shares of our common stock subject to the performance options. In the event the Fund X Net Return is 4.00 times the Fund X Net Investment or greater, the performance options granted prior to completion of our initial public offering will vest with respect to 100% of the shares of our common stock subject to performance options which we have presented in the table above as the “maximum” amount. No “target” amount is presented for the performance options, as the vesting of the performance options is based entirely on the Fund X Net Return and there is no target for that measure.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

We are party to an employment agreement with each of our named executive officers. Each employment agreement sets forth the terms of that officer’s employment, including among other things, salary, bonus, certain non-equity incentive plan benefits and other compensation. Certain material terms of each executive officer’s employment agreement are described below. For more terms, including post-termination and restrictive covenants, see “Other Potential Post-Employment Payments — Restrictive Covenants that Apply During and After Termination of Employment.”

In 2006, we granted time options and performance options to each of Mr. Klaben and Mr. Hoppel. The material terms of the grants and the 2005 Stock Incentive Plan under which they were granted are described below. See “— Equity and Incentive Plan Awards — Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan.”

Samuel F. Thomas

On November 23, 2005, we entered into an employment agreement with Samuel F. Thomas, pursuant to which Mr. Thomas serves as our Chairman, Chief Executive Officer and President for a three year rolling term. Under the agreement, Mr. Thomas is entitled to an annual base salary of $450,000 for 2007 payable in regular installments in accordance with our usual payroll practices. Mr. Thomas is also eligible to earn an annual bonus award, for each full year during the term of his employment agreement, of up to 150% of his annual bonus target, which target for calendar year 2006 was $440,000 and for calendar year 2007 is $495,000 under our Incentive Compensation Plan and may be increased in the sole discretion of our board of directors, based upon the achievement of annual performance targets established by our board. Mr. Thomas is also generally entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other senior executives. Under the employment agreement, Mr. Thomas is entitled to receive an automobile allowance in the amount of $1,000 per month.

Michael F. Biehl

On December 1, 2005, we entered into an employment agreement with Michael F. Biehl, pursuant to which Mr. Biehl serves as our Executive Vice President, Chief Financial Officer and Treasurer for a two year rolling term. Under the agreement, Mr. Biehl is entitled to an annual base salary of $245,000 for 2007 payable in regular installments in accordance with our usual payroll practices. Mr. Biehl is also eligible to earn an annual bonus award, for each full year during the term of his employment agreement, of up to 150% of his annual base salary, based upon the achievement of annual performance targets established by our board under our Incentive Compensation Plan. Mr. Biehl is also generally entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other senior executives. Under the employment agreement, Mr. Biehl is entitled to receive an automobile allowance in the amount of $1,000 per month.

Matthew J. Klaben

On March 29, 2006, we entered into an employment agreement with Matthew J. Klaben, pursuant to which Mr. Klaben serves as our Vice President and General Counsel for a rolling one year term. Under the agreement, Mr. Klaben is entitled to an annual base salary of $200,000 for 2007, payable in regular installments in accordance with our usual payroll practices. Mr. Klaben received a one-time $25,000 signing bonus in 2006 and is eligible to earn an annual bonus award, for each full year during the term of his employment agreement, of up to 105% of his annual base salary, based upon the achievement of annual performance targets established by our board under our Incentive Compensation Plan. Mr. Klaben is also generally entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other senior executives. Under the employment agreement, Mr. Klaben is entitled to receive an automobile allowance in the amount of $800 per month.

James H. Hoppel, Jr.

On May 5, 2006, we entered into an employment agreement with James H. Hoppel, Jr. pursuant to which Mr. Hoppel serves as our Chief Accounting Officer, Controller and Assistant Treasurer for a rolling term of one year. Under the agreement, Mr. Hoppel is entitled to an annual base salary of $170,000 for 2007, payable in regular installments in accordance with our usual payroll practices. Mr. Hoppel is also eligible to earn an annual bonus award for the 2007 fiscal year and subsequent years during the term of his employment agreement, of up to 97.5% of his annual base salary, based upon the achievement of annual performance targets established by our board under our Incentive Compensation Plan. Mr. Hoppel is also generally entitled to participate in our employee benefit plans on the same terms as those benefits are generally made available to our other senior executives. Under the employment agreement, Mr. Hoppel is entitled to receive an automobile allowance in the amount of $800 per month.

Our compensation committee has determined that our financial performance for 2006 has exceeded the maximum target levels for each named executive officer performance measure under our 2006 Bonus Plan. Accordingly, we paid the following cash incentive bonuses to our named executive officers under the 2006 Bonus Plan on March 15, 2007: Mr. Thomas, $660,000, Mr. Biehl, $352,500; Mr. Klaben, $202,650; and Mr. Hoppel, $138,600. Based on these amounts, each executive officer’s salary paid for 2006 and incentive bonus under the 2006 Bonus Plan accounts for the following percentage of his total 2006 compensation, respectively, based on the total amount shown in the 2006 Summary Compensation Table: Mr. Thomas, 27% and 45%; Mr. Biehl, 32% and 48%; Mr. Klaben, 27% and 37%; and Mr. Hoppel, 40% and 36%.

Equity and Incentive Plan Awards

2006 Chart Executive Incentive Compensation Plan

Cash bonuses payable to the executive officers are payable pursuant to and in accordance with the 2006 Bonus Plan. We adopted the 2006 Bonus Plan effective March 1, 2006. The 2006 Bonus Plan was approved by our stockholders on July 18, 2006. The material performance targets under the 2006 Bonus Plan, as established by the compensation committee of the board, include working capital and EBITDA targets. Management believes that EBITDA is a typical performance measure among private equity portfolio companies, and EBITDA and working capital also reflect key performance measures used to track our company’s value, operational performance and cash flow externally and internally. If our performance relative to the 2006 Bonus Plan’s targets exceeds threshold amounts, participants may earn a bonus of up to a pre-determined percentage of the participant’s base salary, ranging from 90% to 165% of the participant’s base salary at maximum performance levels. Actual performance below the minimum performance threshold for a performance objective will result in no payment based on that objective. Our compensation committee has determined that our financial performance for 2006 has exceeded the maximum target levels for each named executive officer performance measure under the 2006 Bonus Plan. We paid the cash payments to our named executive officers set forth in the 2006 Summary Compensation Table under the caption “Non-Equity Incentive Plan Compensation.”

Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan

We initially adopted the 2005 Stock Incentive Plan effective November 23, 2005. We adopted the amended and restated 2005 Stock Incentive Plan on July 17, 2006 and the 2005 Stock Incentive Plan was approved by our stockholders on July 18, 2006.

The 2005 Stock Incentive Plan provides for the grant of (1) options that are not incentive stock options, (2) stock appreciation rights, which we refer to as SARs, (3) restricted stock, (4) restricted stock units, and (5) other stock-based grants, including the shares of our common stock sold to our non-employee directors, executive officers, other key employees and consultants. As of April 30, 2007, there were 3,414,916 shares of common stock reserved for issuance under the 2005 Stock Incentive Plan.

The 2005 Stock Incentive Plan is administered by our board of directors, which has delegated its duties and powers in whole or in part to our compensation committee. The committee has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the 2005 Stock Incentive Plan and to waive any such terms and conditions at any time. The committee also has the authority to grant awards under the 2005 Stock Incentive Plan. The committee is authorized to interpret the 2005 Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2005 Stock Incentive Plan and to make any other determinations that it deems necessary or desirable for the administration of the 2005 Stock Incentive Plan. The committee is authorized to correct any defect or supply any omission or reconcile any inconsistency in the 2005 Stock Incentive Plan in the manner and to the extent the committee deems necessary or desirable.

The exercise price per share for options is equal to the fair market value on the applicable date of grant, subject to any adjustments to outstanding options permitted in connection with significant transactions, such as our initial public offering. An option holder may exercise an option by written notice and payment of the exercise price (1) in cash, (2) to the extent permitted by the board, by the surrender of a number of shares of common stock already owned by the option holder for at least six months (or such other period as established from time to time by the board to avoid adverse accounting treatment applying generally accepted accounting principles), (3) in a combination of cash and shares of common stock (as qualified by clause (2)), (4) through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and deliver to us an amount equal to the exercise price for the shares of common stock being purchased or (5) through such cashless exercise procedures as the board may permit. Option holders who are subject to the withholding of federal and state income tax as a result of exercising an option may satisfy the income tax withholding obligation through the withholding of a portion of the shares of common stock to be received upon exercise of the option.

Prior to completion of our initial public offering, we granted under the 2005 Stock Incentive Plan options to acquire an aggregate of 2,441,190 shares of common stock as non-qualified stock options. In fiscal 2006, Mr. Klaben was awarded an option to purchase 99,592 shares of our common stock, consisting of time options to purchase 34,857 shares of our common stock and performance options to purchase 64,735 shares of our common stock, in connection with the commencement of his employment as Vice President, General Counsel and Secretary of the company on March 29, 2006, and Mr. Hoppel was awarded an option to purchase 8,963 shares of our common stock, consisting of a time option to purchase 3,137 shares of our common stock and a performance option to purchase 5,826 shares of our common stock, in connection with grants to a number of employees prior to our initial public offering to incentivize their future service to us, on April 27, 2006. Each of the options granted prior to the initial public offering, including those granted on March 29 and April 27, 2006, have similar terms, which are as follows: approximately 35% vest and become exercisable over the passage of time, which we refer to as “time options,” assuming the holder thereof continues to be employed by us, and the remaining portion vests and becomes exercisable based upon the achievement of certain performance targets, which we refer to as “performance options.” The time options become exercisable by the holder of the option in installments of 20% on each of the first five anniversaries of the grant date. The performance options become exercisable based upon the Fund X Net Return. Each of the options granted on March 29 and April 27, 2006, as listed in the table above, have a 10-year term unless they are earlier terminated. See “— Executive Compensation — Compensation Discussion and Analysis — Amended and Restated 2005 Stock Incentive Plan.”

Immediately prior to a change in control of us (as defined in the 2005 Stock Incentive Plan), the exercisability of the time options granted prior to completion of our initial public offering will automatically accelerate with respect to 100% of the shares of our common stock subject to the unvested time options. In addition, subject to the holder of the option’s continued employment, in the event First Reserve Fund X, L.P. sells 100% of its interest in us to a third party prior to October 17, 2008 and, as a result of such sale, the Fund X Net Return is less than 2.50 times the Fund X Investment, but an internal rate of return of greater than 30% is realized by First Reserve Fund X, L.P., the performance options granted prior to completion of our initial public offering will vest with respect to 45% of the shares of our common stock subject to the performance option. As of the date of this prospectus, we have made additional stock option grants to employees other than executive officers covering an aggregate of 50,000 shares of common stock since completion of our initial public offering, but we have made no additional grants of stock options to executive officers. We have also made grants of restricted stock units to non-employee directors, as described below. See “Director Compensation.”

2006 Outstanding Equity Awards at Fiscal Year-End Table

The following table and related notes and discussion present information about equity awards held by our named executive officers at December 31, 2006.

	Option Awards
				Equity
				Incentive
				Plan
				Awards:
	Number			Number of
	of	Number of		Securities
	Securities	Securities		Underlying
	Underlying	Underlying		Unexercised
	Unexercised	Unexercised		Unearned		Option	Option
	Options (#)	Options (#)		Options		Exercise	Expiration
Name	Exercisable	Unexercisable(1)		(#)		Price ($)	Date

Samuel F. Thomas	—	—		100,099	(3)	$6.50	11/23/2015
	47,478	189,910	(2)	—		$6.50	11/23/2015
Michael F. Biehl	—	—		30,029	(3)	$6.50	11/23/2015
	14,243	56,973	(2)	—		$6.50	11/23/2015
Matthew J. Klaben	—	—		14,889	(3)(7)	$12.16	3/29/2016
	—	34,857	(4)(6)	—		$12.16	3/29/2016
James H. Hoppel, Jr.	—	—		10,011	(3)	$6.50	11/23/2015
	4,748	18,990	(2)	—		$6.50	11/23/2015
	—	—		1,340	(3)(7)	$12.16	4/27/2016
	—	3,137	(5)(6)	—		$12.16	4/27/2016

(1)	The securities underlying unexercised options which are unexercisable are also included in the aggregate dollar amount recognized for financial statement reporting purposes, in accordance with SFAS 123(R) and SEC rules for executive compensation disclosure, in the “Option Awards” column of the 2006 Summary Compensation Table.
(2)	These securities underlying unexercised options represent time options granted under the 2005 Stock Incentive Plan on November 23, 2005, which will vest ratably on each of November 23, 2007, 2008, 2009 and 2010.

(3)	These securities underlying unexercised options represent performance options granted under the 2005 Stock Incentive Plan. The performance options become exercisable based upon the “Fund X Net Return,” which is the amount received by First Reserve Fund X, L.P. in cash (and/or in-kind based upon the fair market value of securities or other property received by First Reserve Fund X, L.P.) in respect of its investment in us divided by the amount of the investment by First Reserve Fund X, L.P. in us, which we refer to as the Fund X Investment. The performance options are reported in the table above based on our achieving threshold performance levels, or a Fund X Net Return of 2.25 times the Fund X Investment, at which level 23% of the performance options would vest. At a Fund X Net Return below that level, no performance options would become exercisable, except that, subject to the holder of the option’s continued employment, in the event First Reserve sells 100% of its interest in us to a third party prior to October 17, 2008 and, as a result of such sale, the Fund X Net Return is less than 2.50 times the Fund X Investment, but an internal rate of return of greater than 30% is realized by First Reserve Fund X, L.P., the performance options granted prior to completion of our initial public offering will vest with respect to 45% of the shares of our common stock subject to the performance option. This measure has not been used for purposes of presenting the table above, as it was not possible on December 31, 2006 to estimate when First Reserve Fund X, L.P. may sell 100% of its investment in us. See “Equity and Incentive Plan Awards — Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan” for more information about these options and the 2005 Stock Incentive Plan.

(4)	These securities underlying unexercised options represent time options granted under the 2005 Stock Incentive Plan, which will vest ratably on each of March 29, 2007, 2008, 2009, 2010 and 2011.
(5)	These securities underlying unexercised options represent time options granted under the 2005 Stock Incentive Plan, which will vest ratably on each of April 27, 2007, 2008, 2009, 2010 and 2011.
(6)	These stock options are also included in the “All Other Option Awards” column of the 2006 Grants of Plan-Based Awards Table.
(7)	These stock options are also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2006 Grants of Plan-Based Awards Table.

2006 Option Exercises and Stock Vested Table

The following table and related notes and discussion present information about the number of shares issued upon option exercises, and the value realized on exercise, by our named executive officers in 2006.

	Option Awards
	Number of
	Shares		Value
	Acquired		Realized
	on Exercise		on Exercise
Name	(#)		($)

Samuel F. Thomas	437,645	(1)(2)	$9,924,381	(3)
Michael F. Biehl	24,505	(1)(2)	$555,708	(3)

(1)	These stock options, which were granted under our 2004 Stock Plan, were exercised on May 19, 2006, prior to our initial public offering. The options became exercisable on multiple dates on or before October 17, 2005.

(2)	The number of shares acquired on exercise has been adjusted to give effect to a 4.6263-for-one stock split of our common stock that occurred on July 20, 2006.

(3)	In March 2006, we hired an independent valuation firm to determine the fair market value of our common stock as of March 31, 2006. The value realized upon exercise is based on the difference between that fair market value, as determined by the independent valuation firm (which we consider to be the fair market value of our stock on May 19, 2006), and the pre-initial public offering exercise price of the options. The fair market value of our stock on May 19, 2006, the date of option exercise, before our initial public offering, is not comparable to the fair market value of our stock after our initial public offering as a result of the significant changes to our equity capital structure that took place immediately before and as part of our initial public offering. The value realized upon exercise has not been adjusted to reflect the income and other taxes paid or owed by Messrs. Thomas and Biehl upon exercise of the options, which were substantial and all of which have been borne personally by Messrs. Thomas and Biehl.

2006 Nonqualified Deferred Compensation Table

The following table and related notes and discussion present information about the amount of compensation deferred, and the earnings accrued thereon, by our named executive officers in 2006.

Aggregate
	Executive		Registrant	Aggregate	Aggregate	Balance
	Contributions in		Contributions in	Earnings	Withdrawals/	at Last
	Last FY		Last FY	in Last FY	Distributions	FYE
Name	($)		($)	($)	($)	($)

Samuel F. Thomas	$99,600	(1)	$—	$10,354	$—	$109,954

(1)	The amount of executive contributions listed in the table was included in the aggregate amount of bonus earned by Mr. Thomas in the bonus column of our 2005 Summary Compensation Table.

Pursuant to the Company’s Amended and Restated Chart Industries, Inc. Voluntary Deferred Income Plan (the “Deferred Income Plan”), eligible employees are entitled to elect to defer up to 100% of their compensation, consisting of total salary, bonuses and commissions payable in a calendar year. Regardless of the circumstances under which a participant’s relationship with the Company terminates, all deferrals made pursuant to the plan will be fully vested. Contributions made by the Company, and any gains or losses on such contributions, vest as follows: 33% upon completion of one year of participation; 67% upon completion of two years of participation; and 100% upon completion of three years of participation in the plan. Elections are made by participants in the taxable year immediately prior to the taxable year to which the deferral pertains, and are effective as of the first day of such taxable year. The Deferred Income Plan is unfunded and all benefits under the plan are payable solely from the general assets of the Company.

Benefits under the Deferred Income Plan are payable upon the participant’s reaching his or her normal or early retirement date or termination of employment. Payments are made either in a lump sum, or in equal annual installments for a period of years, as designated by the participant at the time of deferral. Payments may be accelerated under the Deferred Income Plan in the event that (1) a participant’s interest upon termination does not exceed $10,000; (2) a plan interest is awarded to a former spouse of a participant under court order; (3) a “change in control” (as defined under the operation of the Deferred Income Plan) occurs; (4) a participant has an unforeseeable emergency; (5) a participant becomes disabled; or (6) death occurs prior or subsequent to commencement or completion of payment of benefits, respectively. In no event may a participant receive more than one distribution as a result of an unforeseeable emergency in any calendar year. A participant may also elect to receive an in-service distribution at the time of completing an election of deferral, and such payment is payable in a lump sum on the in-service withdrawal date. For information regarding post-termination payments under the plan, see “— Other Potential Post-Employment Payments.”

Participants in the Deferred Income Plan may direct the investment of their balance held within the plan among a number of alternative investment fund options, and earnings and losses on participants’ investments are determined based on the individual performance of the underlying investment options. A participant may regularly change their investment allocation within the plan. A rabbi trust has been established under the plan to hold assets separate from our other assets for the purpose of paying future participant benefit obligations. Assets held in the rabbi trust are available to our general creditors in the event of our insolvency.

Notwithstanding anything in the Deferred Income Plan to the contrary, the Deferred Income Plan is administered in accordance with the requirements of, or to meet the requirements for exemption from, Section 409A of the Internal Revenue Code.

Other Potential Post-Employment Payments

The table below reflects the amount of compensation payable to each of the named executive officers of our company in the event of termination of the executive’s employment. The amount of compensation payable to each named executive officer upon termination by us without Cause (as defined below) or resignation by the executive with Good Reason (as defined below), termination by us with Cause or resignation by the executive without Good Reason, in the event of Disability (as defined below) or death and termination following a Change in Control (as defined below) are set forth below. All of the compensation arrangements described below were put in place prior to our initial public offering, which occurred on July 25, 2006. Although our board of directors and compensation committee were responsible for the implementation of all of the payment arrangements described below, the terms of all of the post-employment payment arrangements were subject to the review of First Reserve directly or through its representatives on our board of directors.

The amounts shown assume that such termination was effective as of December 29, 2006, the last business day of 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s separation from our company.

Payments made upon Involuntary Termination for “Cause” or Resignation without “Good Reason”

Salary, Bonus and Benefits.  Pursuant to the terms of each named executive officer’s employment agreement, in the event that a named executive officer is terminated by us for “Cause” or resigns for “Good Reason”, he will be entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination in a lump sum. Under the terms of each employment agreement, “Cause” is defined as the executive’s willful failure to perform duties, commission of, or plea of guilty or no contest to a felony or crime involving moral turpitude, willful malfeasance or misconduct which is demonstrably injurious to us or our subsidiaries, material breach of the material terms of the agreement, commission of an act of gross negligence, corporate waste, disloyalty or unfaithfulness to us which adversely affects our business or that of our subsidiaries or affiliates, or any other act or course of conduct which will demonstrably have a material adverse effect on us or a subsidiary or an affiliate’s business. Under the terms of each employment agreement, “Good Reason” is defined as any of the following events occurring without the executive’s consent: a substantial diminution in the executive’s position or duties, material adverse change in reporting lines or assignment of duties materially inconsistent with his position, or any reduction in base salary or material reduction in employee benefits not affecting all other senior executives.

Treatment of Nonqualified Stock Options.  Under the terms of the stock option agreement under which the non-qualified stock options were awarded to the named executive officers, in the event that a named executive officer is terminated by us for Cause or resigns without Good Reason, the unvested portion of all time options and all performance options will be cancelled.

Treatment of Deferred Compensation.  Under the terms of the Deferred Income Plan, in the event that Mr. Thomas’ employment is terminated due to (i) conviction of certain crimes enumerated in the Deferred Income Plan; or (ii) any breach of the duty of loyalty to us, any acts of omission in the performance of his company duties not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction in the performance of his company duties from which he derived an improper personal benefit (“Cause Under Deferred Income Plan”), Mr. Thomas will not be entitled to receive any benefits or payments under the terms of the plan, other than his deferrals, which would be paid in a lump sum.

Payments made upon Involuntary Termination Without Cause or Resignation for “Good Reason”

Salary, Bonus and Benefits.  Pursuant to the terms of each named executive officer’s employment agreement, in the event that a named executive officer is terminated by us without Cause or resigns for Good Reason, he will be entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination and, subject to the execution and delivery of a release of claims against us and compliance with the restrictive covenants described below under — “Restrictive Covenants that Apply During and After Termination of Employment”, (i) the greater of the executive’s current base salary or highest base salary paid within the employment term, payable in installments as follows: Mr. Thomas, for three years; Mr. Biehl, for two years; Mr. Klaben and Mr. Hoppel, for one year; and (ii) continued coverage under our group health plans on the same basis as active employees as follows: Mr. Thomas, for three years; Mr. Biehl, for two years; Mr. Klaben and Mr. Hoppel, for one year. To the extent that continued coverage is not permissible under the terms of such plans beyond eighteen months, we may instead pay an amount equal to the premium subsidy we would have otherwise paid on the executive officer’s behalf for such coverage.

Treatment of Nonqualified Stock Options.  Under the terms of the stock option agreement under which the non-qualified stock options were awarded to the named executive officers, in the event that a named executive officer is terminated by us without Cause or resigns for Good Reason, including retirement at age 60, provided the executive has completed ten years of service with us (“Retirement”), any unvested time options will be cancelled by us without consideration. No named executive officer was eligible for Retirement on December 29, 2006, and accordingly, the table below does not present any option benefits associated with Retirement. With respect to performance options, we will determine whether and to what extent the performance options would have vested as of the date of such termination, based upon the Fund X Net Return net of all expenses, taxes incurred by us or one of our subsidiaries, and payment of management options and based upon the fair market value of us, as determined in good faith by the board, in its sole discretion, assuming a hypothetical liquidation of us or the sale of us to a third party, subject to certain appraisal rights. Any portion of the performance options that we, or an independent investment banker, as applicable, determines would have vested, will be deemed vested, and the remainder of the unvested options will be forfeited.

Treatment of Deferred Compensation.  Under the terms of the Deferred Income Plan, in the event that Mr. Thomas’ employment is terminated by us without Cause Under Deferred Income Plan or by resignation for Good Reason, Mr. Thomas will be entitled to receive an amount equal to his vested account, payable as a lump sum. The payment will be made on or about the first day of the third month following termination.

Payments made upon Termination by Reason of Death or Disability

Salary, Bonus and Benefits.  Pursuant to the terms of each named executive officer’s employment agreement, in the event that a named executive officer is terminated by reason of death or becomes physically or mentally incapacitated and therefore unable to for a period of six consecutive months or an aggregate of nine months in any twenty-four consecutive month period to perform his duties (“Disability”) he will be entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination and, a pro rata portion of the annual bonus, if any, that the executive would have been entitled to receive for the year in which the termination occurs, based on our actual results for the year and the percentage of the fiscal year that has elapsed through the date of the executive’s termination of employment.

Treatment of Nonqualified Stock Options.  Under the terms of the stock option agreement under which the non-qualified stock options were awarded to the executive officers, in the event that a named executive officer is terminated due to death or Disability, any time options that would have vested in the calendar year in which such termination occurs, will become fully vested. With respect to performance options, we will determine whether and to what extent the performance option would have vested as of the date of such termination, based upon the Fund X Net Return net of all expenses, taxes incurred by us or one of our subsidiaries, and payment of management options and based upon the fair market value of us, as determined in good faith by the board, in its sole discretion, assuming a hypothetical liquidation of us or the sale of us to a third party, subject to certain appraisal rights. Any portion of the performance option that we, or an independent investment banker, as applicable, determines would have vested, will be deemed vested, and the remainder of the unvested options will be forfeited.

Treatment of Deferred Compensation.  Under the terms of the Deferred Income Plan, in the event that Mr. Thomas’ employment is terminated due to Disability (as defined in the Deferred Income Plan), the benefit payable to him under the Deferred Income Plan will vest, as of the date of the disability determination. In the event that Mr. Thomas’ employment is terminated due to death, we will distribute Mr. Thomas’ account as soon as practicable following the date of death. In the event that either death or Disability occurs prior to commencement of the payment of benefits, payments will be made as a lump sum. In the event that Mr. Thomas’ employment is terminated due to death following the commencement of the payment of benefits, but prior to the completion of all such benefits, we will continue to make installment payments over the remainder of the period, as though he had survived.

Payments made upon Expiration of Employment Term

Salary, Bonus and Benefits.  Pursuant to the terms of each named executive officer’s employment agreement, in the event that the employment of a named executive officer is terminated upon expiration of the employment term without renewal, he will be entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination. No named executive officer’s employment agreement could have terminated on December 29, 2006 as a result of the rolling term of the agreement, since we could not have provided the required notice one, two or three years before expiration under the terms of the applicable agreement. Accordingly, no benefits are shown in the table below related to expiration of the employment agreement term on December 29, 2006.

Treatment of Nonqualified Stock Options.  Under the terms of the stock option agreement under which the non-qualified stock options were awarded to the executive officers, in the event that the employment of a named executive officer is terminated upon expiration of the employment term without renewal, the unvested portion of all time options and all performance options will be cancelled by us without consideration..

Treatment of Deferred Compensation.  Under the terms of the Deferred Income Plan, in the event that Mr. Thomas’ employment is terminated upon expiration of the employment term without renewal, Mr. Thomas will be entitled to receive an amount equal to his vested account, payable as a lump sum. The payment will be made on or about the first day of the seventh month following termination.

Payments made upon Change in Control

Salary, Bonus and Benefits.  The named executive officers’ employment agreements do not address termination of employment upon a change in control. Accordingly, any benefits or payments in such a case would be determined by the nature of the termination of employment, such as resignation without Good Reason, resignation with Good Reason, termination by us for Cause, termination by us without Cause, or otherwise.

Treatment of Nonqualified Stock Options.  Under the terms of the stock option agreement under which the non-qualified stock options were awarded to the named executive officers, in the event of the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all, of our assets to any person or group, other than First Reserve Fund X, L.P., its affiliates and certain other persons, as specified in the 2005 Stock Incentive Plan; (ii) any person or group, other than First Reserve Fund X, L.P., it affiliates and certain other persons, as specified in the 2005 Stock Incentive Plan, is or becomes the beneficial owner of more than 50% of the total voting power of the our total stock, including by way of merger, consolidation, tender or exchange offer or otherwise; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board (together with any new directors whose election by such board or whose nomination for election by our stockholders was approved by a vote of a majority of our directors, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board then in office (each, a “Change in Control”), the time options will immediately become fully vested and exercisable.

Treatment of Deferred Compensation.  Under the terms of the Deferred Income Plan, in the event that (1) a person other than our employee stock ownership trust, becomes the beneficial owner, directly or indirectly, of our outstanding common stock having 51% or more of the total number of votes which may be cast for directors; or (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by such board or whose nomination for election by the our stockholders was approved by a vote of two-thirds of the our directors, then still in office, who were either directors at the beginning of such period) cease for any reason to constitute a majority of the board, then in office, Mr. Thomas’ interest in all amounts credited to his account under the plan will fully and immediately vest and become nonforfeitable.

Restrictive Covenants that Apply During and After Termination of Employment

Each of Messrs. Thomas, Biehl, Klaben and Hoppel is also subject under the terms of his employment agreement to a customary covenant not to disclose confidential information during the term of his employment and at all times thereafter and to customary covenants not to compete and not to solicit employees or customers during the employment term and for (a) three years following termination of employment for any reason, in the case of Mr. Thomas, (b) two years following termination of employment for any reason, in the case of Mr. Biehl, and (c) one year following termination of employment for any reason, in the case of Messrs. Klaben and Hoppel.

Assuming that the employment of each named executive officer was terminated under each of the following circumstances on December 29, 2006, the last business day of 2006, and based on the terms of the applicable agreements and plans described above, payments made and benefits provided would have the following estimated values:

	Involuntary	Involuntary
	Termination for	Termination without
	Cause/Resignation by	Cause/Resignation by
	Executive without	Executive for		Change in
	Good Reason	Good Reason	Disability/Death	Control(7)

Base Salary(1)
Samuel F. Thomas	$—	$1,200,000	$—	$—
Michael F. Biehl	$—	$470,000	$—	$—
Matthew J. Klaben	$—	$193,000	$—	$—
James H. Hoppel, Jr.	$—	$154,000	$—	$—
Annual Bonus(2)
Samuel F. Thomas	$—	$—	$656,384	$—
Michael F. Biehl	$—	$—	$350,568	$—
Matthew J. Klaben	$—	$—	$201,540	$—
James H. Hoppel, Jr.	$—	$—	$137,841	$—

	Involuntary	Involuntary
	Termination for	Termination without
	Cause/Resignation by	Cause/Resignation by
	Executive without	Executive for		Change in
	Good Reason	Good Reason	Disability/Death	Control(7)

Health and Welfare Benefits(3)
Samuel F. Thomas	$—	$40,373	$—	$—
Michael F. Biehl	$—	$24,805	$—	$—
Matthew J. Klaben	$—	$11,829	$—	$—
James H. Hoppel, Jr.	$—	$11,829	$—	$—
Accelerated vesting of time options(4)
Samuel F. Thomas	$—	$—	$—	$1,844,030
Michael F. Biehl	$—	$—	$—	$553,206
Matthew J. Klaben	$—	$—	$—	$141,171
James H. Hoppel, Jr.	$—	$—	$—	$197,101
Accelerated vesting of performance options(5)
Samuel F. Thomas	$—	$1,901,672	$1,901,672	$—
Michael F. Biehl	$—	$570,495	$570,495	$—
Matthew J. Klaben	$—	$117,980	$117,980	$—
James H. Hoppel, Jr.	$—	$200,800	$200,800	$—
Deferred Compensation(6)
Samuel F. Thomas	$—	$—	$—	$—
TOTAL
Samuel F. Thomas	$—	$3,142,045	$2,558,056	$1,844,030
Michael F. Biehl	$—	$1,065,300	$921,063	$553,206
Matthew J. Klaben	$—	$322,809	$319,520	$141,171
James H. Hoppel, Jr.	$—	$366,629	$338,641	$197,101

(1)	The base salary levels of the executive officers under their employment agreements at December 31, 2006 were as follows: Mr. Thomas, $400,000; Mr. Biehl, $235,000; Mr. Klaben, $193,000; and Mr. Hoppel, $154,000. These 2006 amounts were used in calculating the hypothetical payment shown. The base salary levels of the executive officers have been adjusted, effective January 1, 2007, as follows: Mr. Thomas, $450,000; Mr. Biehl, $245,000; Mr. Klaben, $200,000; and Mr. Hoppel, $170,000. The amounts in the table do not include accrued but unused vacation, since the policy governing vacation for the executive officers mandates the forfeiture of all accrued vacation for the current year not used by the end of the year, and each scenario assumed termination of employment with no business days remaining in the year.

(2)	Our 2006 Bonus Plan, under which incentive bonuses would be paid for 2006, generally requires a participant to be employed on the last day of the fiscal year in order to receive a bonus. Since each executive officer is assumed to be terminated before the end of the year in the table above, no bonus amounts are shown for the year in question unless otherwise required under the terms of the executive officer’s employment agreement. The bonus amounts payable upon termination due to death or disability as set forth above assumes realization of our maximum performance goals under the 2006 Bonus Plan, as set forth under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” portion of the 2006 Grants of Plan-Base Awards Table above and in the 2006 Summary Compensation Table above, and have been prorated based on the number of days in the year through December 29 relative to a full 365-day year.

(3)	Heath and welfare benefits consist of health care and dental. These benefits after termination of employment for 2007 have been calculated based on actual cost to us for 2007. Health and welfare benefits for 2008, in the case of Messrs. Thomas and Biehl, and 2009, in the case of Mr. Thomas, have been calculated on the basis of actual cost for 2007 plus an assumed 10% annual increase in medical benefits cost and an assumed 3% annual increase in dental benefit cost.

(4)	The value of the time options that vest upon a Change in Control represents the difference between the aggregate market value of the shares underlying the unvested portion of these options on December 29, 2006, at $16.21 per share, the closing price of our common stock on that day, and the aggregate exercise price of the options. The calculation for each named executive officer is as follows: Mr. Thomas, 189,910 shares, at a market price of $16.21 per share, for an aggregate market value of $3,078,448, minus $1,234,418, the aggregate exercise price for the shares; Mr. Biehl, 56,973 shares, at a market price of $16.21 per share, for an aggregate market value of $923,529, minus $370,323, the aggregate exercise price for the shares; Mr. Klaben, 34,857 shares, at a market price of $16.21 per share, for an aggregate market value of $565,032, minus $423,861, the aggregate exercise price for the shares; and Mr. Hoppel, 22,127 shares, at a market price of $16.21 per share, for an aggregate market value of $358,685, minus $161,584, the aggregate exercise price for the shares.

(5)	The performance options that were granted under the 2005 Stock Incentive Plan could partially vest under the option agreements as of the date of termination of employment as a result of involuntary termination without Cause, resignation for Good Reason, or termination due to Disability or death based upon calculation of a hypothetical Fund X Net Return at the date of termination, net of certain deductions. The Fund X Net Return is calculated assuming a hypothetical liquidation of us or a sale of us to a third party implying a fair market value at such date, net of expenses, taxes incurred by us and payment of management options. The Fund X Net Return net of the applicable deductions was calculated, solely for purposes of the presentation above, and based on actual vesting examples upon termination of employment of optionees during 2007, to reach the 45% performance option vesting threshold under our option agreements at December 29, 2006 using a fair market value based on a stock price of $16.21 per share, which represented the closing price of our common stock on December 29, 2006, and the amounts initially invested in us by First Reserve Fund X, L.P. and the cash returned to First Reserve Fund X, L.P. before December 29, 2006 and cash expected to be returned to First Reserve Fund X, L.P. in respect of its initial investment in us in the hypothetical transaction, less estimated expenses, taxes and payment of management options based on a hypothetical sale of us in a change in control transaction. Actual amounts may have resulted in different payouts than those shown in the table above. Therefore, 45% of the performance options were assumed to vest at the termination date based on the foregoing. Because of the uncertainty in calculating the components of the applicable formula, actual vesting may have been higher or lower than this amount, had an actual calculation been performed in connection with an actual employment termination on December 29, 2006. The calculation of the value shown in the table for each named executive officer is as follows: Mr. Thomas, 195,847 shares, at a market price of $16.21 per share, for an aggregate market value of $3,174,678, minus $1,273,006, the aggregate exercise price for the shares; Mr. Biehl, 58,753 shares, at a market price of $16.21 per share, for an aggregate market value of $952,392, minus $381,897, the aggregate exercise price for the shares; Mr. Klaben, 29,131 shares, at a market price of $16.21 per share, for an aggregate market value of $472,209, minus $354,229, the aggregate exercise price for the shares; and Mr. Hoppel, 22,208 shares, at a market price of $16.21 per share, for an aggregate market value of $359,991, minus $159,191, the aggregate exercise price for the shares. We do not believe any named executive officer would have had the right at December 29, 2006 to terminate his employment under the circumstances described above.

(6)	No benefit is shown for deferred compensation because there are no contributions by us or any above-market returns on any participant moneys in the Deferred Income Plan for any named executive officer. All balances in the Deferred Income Plan represent solely the named executive officer’s contributions or market earnings on those contributions. For more information, see “— 2006 Nonqualified Deferred Compensation Table.”

(7)	Assumes termination of employment results from resignation without Good Reason. If resignation were for Good Reason, or if termination resulted from involuntary termination without Cause, see the applicable column in the table for the salary continuation, acceleration of performance options, or other applicable benefits that could apply in such case.

2006 Director Compensation Table

The following table and related notes and discussion summarize compensation paid to our non-employee directors for our 2006 fiscal year, presented in accordance with SEC rules.

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($)(1)	($)

Timothy H. Day	$24,000	$40,000	$64,000
Richard E. Goodrich	$28,500	$40,000	$68,500
Ben A. Guill	$22,000	$40,000	$62,000
Steven W. Krablin	$30,500	$40,000	$70,500
Kenneth W. Moore	$22,000	$40,000	$62,000
Michael W. Press	$26,000	$40,000	$66,000

(1)	As of December 31, 2006, the directors held restricted stock units in the following amounts: Timothy H. Day, 2,666 restricted stock units; Ben A. Guill, 2,666 restricted stock units; Richard E. Goodrich, 2,658 restricted stock units; Steven W. Krablin, 2,666 restricted stock units; Kenneth W. Moore, 2,666 restricted stock units; and Michael W. Press, 2,658 restricted stock units. The grant date fair value of each restricted stock unit grant reported in this column, calculated in accordance with SFAS 123R, is $40,000. The 2,666 unvested restricted stock units received by Mr. Guill were forfeited to us as a result of Mr. Guill’s March 19, 2007 resignation from our board of directors.

Director Compensation

Directors who are also employees do not receive any additional compensation for services performed as a member of our board of directors or any committees thereof. We pay our non-employee directors an annual retainer of $32,000, payable in equal quarterly installments, and grant annually to each non-employee director restricted stock units covering a number of shares of common stock with a fair market value of $40,000 on the date of grant under the 2005 Stock Incentive Plan. The restricted stock units fully vest on the first anniversary of the date of grant or earlier, in the event of a change in control (as defined in the 2005 Stock Incentive Plan) or the director ceasing to serve on the board due to death or disability (as defined in the 2005 Stock Incentive Plan). The restricted stock units are expected to be settled in shares of our common stock, the receipt of which may be deferred by each director for a period ranging from the first anniversary of the restricted stock unit vesting date to the tenth anniversary of the restricted stock unit vesting date, or, if elected, earlier upon separation of service from the board or a change in control, in both cases, to the extent permitted under Section 409A of the Internal Revenue Code. Messrs. Guill, Day, Krablin and Moore each received 2,666 restricted stock units in our 2006 fiscal year at the time of our initial public offering, and each of Messrs. Press and Goodrich received 2,658 restricted stock units in connection with their appointment to our board of directors in our 2006 fiscal year. The 2,666 unvested restricted stock units received by Mr. Guill were forfeited to us as a result of Mr. Guill’s March 19, 2007 resignation from our board of directors. Messrs. Day, Goodrich, Krablin, Moore and Press each received 1,787 restricted stock units on May 23, 2007 in connection with their re-election as directors at our 2007 annual meeting of stockholders.

In addition to the compensation described above, the chairperson of our audit committee receives an additional $8,000 annual retainer, and the chairpersons of our other board committees receive an additional $4,000 annual retainer, in each case in equal quarterly installments. Additionally, we pay our non-employee directors a fee of $2,000 for board meetings attended in person (up to six meetings and $1,000 per meeting thereafter) and a fee of $1,000 for board meetings attended telephonically. In connection with meetings of the committees of our board of directors, we pay our non-employee directors who attend committee meetings in person a fee of $1,000 per meeting and a fee of $500 per meeting for committee meetings attended telephonically. In addition, directors must accumulate investments of at least $100,000 in our common stock during their first 24 months on our board. Shares of our common stock issued upon settlement of restricted stock units will count towards the $100,000 requirement.

Management Equity

In connection with the Acquisition, the compensation committee elected to adjust, in accordance with the terms of our 2004 Stock Plan and the agreement and plan of merger, a portion of certain then-outstanding stock options held by certain executive officers or members of senior management to represent options to acquire shares of our common stock after the Acquisition. All other then-outstanding stock options were cashed out pursuant to the merger agreement. All such rollover options were exercised in the second quarter of 2006 for $3.50 per share. All shares of common stock acquired upon the exercise of such rollover options are now subject to the terms of the management stockholder’s agreements. See “Certain Related Party Transactions.”

PRINCIPAL AND SELLING STOCKHOLDERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of April 30, 2007 before and after this offering by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each member of our board of directors and each of our named executive officers;

•	all members of our board of directors and our executive officers as a group; and

•	each selling stockholder selling shares in this offering.

The number of shares and percentages of beneficial ownership after the offering are based on 27,539,688 shares of our common stock that will be issued and outstanding immediately after this offering, assuming exercise of the underwriters’ over-allotment option in full, including 1,891,897 shares that may be sold to the underwriters pursuant to their over-allotment option and shares currently subject to options that are expected to be exercised in connection with this offering. Stock options that may vest as a result of First Reserve Fund X, L.P.’s sale of shares in the offering have not been shown in the table below.

	Shares Beneficially			Shares Beneficially
	Owned Immediately			Owned Immediately
	Prior to this Offering		Shares to	After this Offering
		Percent of	be sold in		Percent of
Name of Beneficial Holder	Number	Common	this Offering	Number	Common

First Reserve Fund X, L.P.(2)	12,376,214	48.3%	12,376,214	0	*
Capital Research and Management Company(3)	2,266,400	8.9%	0	2,266,400	8.2%
Samuel F. Thomas(4)	498,304	1.9%	120,000	378,304	1.4%
Michael F. Biehl(5)	42,845	*	20,000	22,845	*
Matthew J. Klaben(6)	9,471	*	0	9,471	*
James H. Hoppel, Jr.(7)	7,875	*	0	7,875	*
Kenneth W. Moore(8)(9)	0	*	0	0	*
Timothy H. Day(8)(10)	0	*	0	0	*
Steven W. Krablin(11)	0	*	0	0	*
Michael W. Press(12)	2,000	*	0	2,000	*
Richard E. Goodrich(13)	2,000	*	0	2,000	*
Thomas M. Carey(14)	37,559	*	26,481	11,078	*
Steven T. Shaw(15)	33,758	*	33,758	0	*
Gerd Kirchgassner(16)	6,330	*	6,330	0	*
Mark H. Ludwig(17)	22,346	*	7,161	15,185	*
Toni M. Massa(18)	3,902	*	3,164	738	*
Eric M. Rottier(19)	7,914	*	7,914	0	*
Gregory F. Zaic(20)	6,441	*	6,348	93	*
Kevin J. Blount(21)	2,655	*	2,373	282	*
James Fischman(22)	2,270	*	1,583	687	*
William P. Haukoos(23)	1,328	*	1,187	141	*
Ian Blackham(24)	885	*	135	750	*
All directors and officers as a group (9 persons)	562,495	2.2%		422,495	1.5%

(1)	We will grant the underwriters an option to purchase an additional 1,891,897 shares in this offering. In accordance with Commission rules, each beneficial owner’s holdings have been calculated assuming full exercise of outstanding options covering Common Stock, if any, exercisable by such owner within 60 days after April 30, 2007, but no exercise of outstanding options covering Common Stock held by any other person.

(2)	48.3% of our common stock is owned by FR X Chart Holdings LLC, or Chart Holdings, which in turn is 100% owned and managed by First Reserve Fund X, L.P., or Fund X. First Reserve GP X, L.P., or GP X, is the general partner of Fund X. First Reserve GP X, Inc., or GP X, Inc., is the general partner of GP X. First Reserve Corporation is the advisor to Fund X. (In this footnote we refer to Fund X, GP X and GP X, Inc. collectively as, the “Fund Entities.”) The officers of GP X Inc. are William E. Macaulay, John A. Hill, Alan G. Schwartz, Cathleen M. Ellsworth, J.W.G. (Will) Honeybourne, Alex T. Krueger, Mark A. McComiskey, Kenneth W. Moore, Thomas J. Sikorski, Jennifer C. Zarrilli, Timothy H. Day, Joseph Robert Edwards, J. Hardy Murchison, Glenn J. Payne, Kristin A. Custar, Rahman P. D’Argenio, Brian K. Lee, Bingfeng Leng, Timothy K. O’Keefe, Jeffrey K. Quake, Daniel S. Rice, Anne E. Gold, Valeria A. Thomason, Damien T.J. Harris, Francesco Giuliani, Neil J. Hartley, Joshua R. Weiner, Avik Dey, Dod E. Wales, Joel C. Lambert and Matthew S. Raben who are all employees of First Reserve. Decisions with respect to voting and investments are made by the Investment Committee of First Reserve, made up of a subset of these officers that includes the officers named above except for Ms. Thomason and Mr. Harris. With respect to investments held by these entities, decisions with respect to operations oversight are made by the subset of these officers that work most closely on a given investment, which includes Messrs. Macaulay, Moore and Day in the case of Chart Industries, Inc. The shares consist of 12,376,214 shares directly owned by Chart Holdings. In addition, there are 8,906 aggregate shares of Common Stock underlying the restricted stock units of the company issued to each of Messrs. Day and Moore under the 2005 Stock Incentive Plan, 5,332 of which will vest on July 25, 2007 and 3,574 of which will vest on May 23, 2008. These shares have not been included in the table above. The Fund Entities (but not Chart Holdings) are entitled to a portion of the profits from the sale of such restricted stock units and any underlying shares of Common Stock, and may therefore be deemed to share beneficial ownership over such securities. The address of FR X Chart Holdings LLC, Fund X, GP X, GP X, Inc. and First Reserve is c/o First Reserve Corporation, One Lafayette Place, Greenwich, Connecticut 06830.

(3)	According to a Schedule 13G filed with the SEC on February 12, 2007, Capital Research and Management Company, as of December 29, 2006, has sole voting power and sole dispositive voting power over 2,266,400 shares. Capital Research and Management Company is located at 333 South Hope Street, Los Angeles, California 90071.

(4)	Shares beneficially owned by Mr. Thomas include 134,998 shares that were transferred to a trust of which Mr. Thomas is the grantor and the current beneficiary and 47,478 shares which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(5)	Shares beneficially owned by Mr. Biehl include 14,243 shares prior to this offering and 6,243 shares after this offering, which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(6)	Shares beneficially owned by Mr. Klaben include 6,971 shares which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(7)	Shares beneficially owned by Mr. Hoppel include 5,375 shares which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(8)	Mr. Moore is a Managing Director of First Reserve Corporation and GP X, Inc. Mr. Day is a Director of First Reserve Corporation and GP X, Inc. Mr. Moore and Mr. Day each disclaim beneficial ownership of any shares of the issuer’s equity securities owned by such entities or their affiliates (including First Reserve Fund X, L.P.).

(9)	Shares beneficially owned by Mr. Moore consist of 2,666 restricted stock units, which will vest on July 25, 2007, and 1,787 restricted stock units, which will vest on May 23, 2008. These shares have not been included in the table above. See footnote 2.

(10)	Shares beneficially owned by Mr. Day consist of 2,666 restricted stock units, which will vest on July 25, 2007, and 1,787 restricted stock units, which will vest on May 23, 2008. These shares have not been included in the table above. See footnote 2.

(11)	Shares beneficially owned by Mr. Krablin consist of 2,666 restricted stock units, which will vest on July 25, 2007, and 1,787 restricted stock units, which will vest on May 23, 2008. These shares have not been included in the table above.

(12)	Shares beneficially owned by Mr. Press include 2,658 restricted stock units, which will vest on August 15, 2007, and 1,787 restricted stock units, which will vest on May 23, 2008. These shares have not been included in the table above.

(13)	Shares beneficially owned by Mr. Goodrich include 2,658 restricted stock units, which will vest on August 15, 2007, and 1,787 restricted stock units, which will vest on May 23, 2008. These shares have not been included in the table above.

(14)	Shares beneficially owned by Mr. Carey include 11,078 shares prior to this offering and after this offering which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(15)	Shares beneficially owned by Mr. Shaw include 11,078 shares prior to this offering and 0 shares after this offering which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(16)	Shares beneficially owned by Mr. Kirchgassner include 6,330 shares prior to this offering and 0 shares after this offering which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(17)	Shares beneficially owned by Mr. Ludwig include 5,185 shares prior to this offering and after this offering which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(18)	Shares beneficially owned by Ms. Massa include 3,602 shares prior to this offering and 438 shares after this offering which she has the right to acquire within 60 days at April 30, 2007 through the exercise of stock options.

(19)	Shares beneficially owned by Mr. Rottier include 7,914 shares prior to this offering and 0 shares after this offering which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(20)	Shares beneficially owned by Mr. Zaic include 885 shares prior to this offering and 93 shares after this offering which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(21)	Shares beneficially owned by Mr. Blount include 2,655 shares prior to this offering and 282 shares after this offering which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(22)	Shares beneficially owned by Mr. Fischman include 1,770 shares prior to this offering and 187 shares after this offering which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(23)	Shares beneficially owned by Mr. Haukoos include 1,328 shares prior to this offering and 141 shares after this offering which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

(24)	Shares beneficially owned by Mr. Blackham include 885 shares prior to the offering and 750 shares after this offering which he has the right to acquire within 60 days of April 30, 2007 through the exercise of stock options.

*	Less than 1%.

CERTAIN RELATED PARTY TRANSACTIONS

Management Stockholder’s Agreements

In connection with our initial public offering, we entered into amended and restated management stockholder’s agreements, effective as of April 1, 2006, with certain members of our management, including Messrs. Thomas, Biehl, Klaben and Hoppel, which we refer to as the management stockholders, and FR X Chart Holdings LLC.

Tag-Along Rights.  If FR X Chart Holdings LLC wishes to transfer shares of common stock other than pursuant to a registered offering, a transfer pursuant to Rule 144 under the Securities Act, a transfer with the approval of the members of the board not affiliated with FR X Chart Holdings LLC or a transfer by FR X Chart Holdings LLC to any of its affiliates or partners or our employees, then each management stockholder shall have the right to tag-along and participate, on a pro rata basis, in such transfer of common stock. The tag-along rights will terminate upon the date that FR X Chart Holdings LLC and its affiliates cease to be the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of at least 30% of our outstanding common stock.

“Piggyback” Registration Rights.  Pursuant to and subject to the terms of the amended and restated management stockholder’s agreements, each management stockholder will have the opportunity to include in registered sales of our common stock (other than an initial public offering or relating to any employee benefit plan or corporate merger, acquisition or reorganization) and any shelf registration statement filed by us with respect to our common stock, all or any part of the “registrable securities” (as such term is defined in the amended and restated management stockholder’s agreements) then held by such management stockholder. We will pay all of the expenses associated with an offering of such shares. Underwriting discounts will be shared proportionately.

Stockholders Agreement

In connection with the initial public offering, we and First Reserve or one of its affiliates entered into a stockholders agreement pursuant to which First Reserve or its affiliates has the right to request us to register the sale of securities held by First Reserve or its affiliates, on their behalf and may require us to make available shelf registration statements permitting sales of securities into the market from time to time over an extended period. In addition, First Reserve or one of its affiliates has the ability to exercise certain piggyback registration rights in connection with registered offerings initiated by us.

In addition, pursuant to the terms of the stockholders agreement, for so long as First Reserve or one of its affiliates continues to hold (1) less than 50% but at least 25% of our outstanding common stock, it shall have the right to designate three director nominees, (2) less than 25% but more than 10% of our outstanding common stock, it will have the right to designate two director nominees, and (3) 10% of our outstanding common stock, it will have the right to designate one director nominee. Once First Reserve or its affiliates holds less than 10% of our outstanding common stock, it will have no right to designate directors pursuant to the stockholders agreement. We have agreed that neither First Reserve nor any affiliate, director, officer or employee of First Reserve who may serve as officer, director and/or employee of ours will be liable to us (i) by reason of any business decision or transaction undertaken by First Reserve, which may be adverse to our interests, (ii) by reason of any activity undertaken by First Reserve or by any other person in which First Reserve may have an investment or other financial interest which is in competition with us or (iii) without limiting the effect of Section 144 of the Delaware General Corporation Law, by reason of any transaction with First Reserve, or any transaction in which First Reserve will have a financial interest, unless the party seeking to assert such liability proves, by clear and convincing evidence, that such transaction was not fair to us at the time it was authorized by the board of directors or a committee thereof.

Warrant to Purchase our Shares

On November 23, 2005, we issued a warrant to FR X Chart Holdings LLC to purchase up to 2,651,012 shares of our common stock at a per share purchase price of $14.00 (subject to adjustment per the terms of the warrant). The warrant was exercised on a cash basis in May 2006 and we issued 2,651,012 shares to FR X Chart Holdings LLC under the warrant.

Legal Fees

On April 1, 2006, Matthew J. Klaben became our Vice President, General Counsel and Secretary. Prior to joining us in March 2006, Mr. Klaben was a partner with the law firm of Calfee, Halter & Griswold LLP. During the three months ended March 31, 2006, we paid $41,765 in legal fees and expenses to the law firm of Calfee, Halter & Griswold LLP for legal services rendered.

DESCRIPTION OF INDEBTEDNESS

Senior Secured Credit Facility

Overview

In connection with the Acquisition, we entered into a senior secured credit facility with Citicorp North America, Inc., as administrative agent, Citigroup Global Markets Inc., as joint lead arranger and joint book manager, Morgan Stanley Senior Funding, Inc., as joint lead arranger, joint book manager and syndication agent and each lender party thereto. In connection with our initial public offering, we received the requisite consents and commitments from existing lenders and other financial institutions to amend the senior secured credit facility to increase the size of the revolving credit facility by $55.0 million to $115.0 million, remove certain restrictions on our ability to consummate the initial public offering and on the use of proceeds as well as make certain other amendments. The amendment was effective as of the date of the consummation of the initial public offering. The description of our senior secured credit facility that follows gives effect to this amendment.

The senior secured credit facility provides senior secured financing of $295.0 million, consisting of:

•	a $180.0 million term loan facility; and

•	a $115.0 million revolving credit facility.

The term loan portion of our senior secured credit facility was fully funded on October 17, 2005 and we had approximately $92.4 million of borrowing capacity under the revolving portion of our senior secured credit facility at March 31, 2007, after giving effect to approximately $22.6 million of letters of credit and bank guarantees outstanding at that date. Since October 17, 2005, we have repaid $60.0 million in principal amount of the term loan facility.

Upon the occurrence of certain events, we may request an increase to the existing term loan facility and/or the existing revolving credit facility in an amount not to exceed $100.0 million, subject to receipt of commitments by existing lenders or other financial institutions reasonably acceptable to the administrative agent.

We are the borrower for the term loan facility and the revolving credit facility. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

Interest Rate and Fees

Borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the highest of (1) the rate that the administrative agent announces from time to time as its base commercial lending rate, (2) the three month certificate of deposit rate plus 0.5% and (3) the federal funds rate plus 0.5% or (b) a LIBOR rate determined by the applicable screen rate or by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs.

The initial applicable margin for borrowings under the revolving credit facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. After we deliver our financial statements for the first fiscal quarter ending at least six months after the closing date, such applicable margin will be reduced to 1.25% and 2.25%, respectively if our leverage ratio is less than 5.0 to 1.0 but greater than or equal to 4.0 to 1.0, and to 1.00% and 2.00%, respectively if our leverage ratio is less than 4.0 to 1.0. The applicable margin for borrowings under the term loan facility is presently 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR borrowings.

In addition to paying interest on outstanding principal under the senior secured credit facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum (which fee will be reduced to 0.375% per annum if our leverage ratio is less than 4.0 to 1.0). We also have to pay letter of credit fees equal to the applicable margin then in effect with respect to LIBOR loans under the revolving credit facility on the aggregate undrawn amount of all letters of credit outstanding. We also have to pay to each bank issuing a letter of credit fees equal to 0.25% on the face amount of each letter of credit and other customary documentary and processing charges.

Prepayments

The senior secured credit facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	beginning in the year ending December 31, 2006, 75% (which percentage will be reduced to 50% if our leverage ratio is equal to or less than 4.75 and greater than 3.75 to 1.00, and to 25% if our leverage ratio is equal to or less than 3.75 to 1.00 and greater than 2.75 to 1.00, and to 0% if our leverage ratio is equal to or less than 2.75 to 1.00) of our annual excess cash flow;

•	100% of the net cash proceeds in excess of an amount to be determined from non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or contract to reinvest those proceeds within 12 months and use such proceeds within 18 months of receipt, subject to certain limitations;

•	100% of the net cash proceeds of any incurrence of debt, other than certain debt permitted under the senior secured credit facility; and

•	100% of amounts in excess of an aggregate amount of $5.0 million in respect of certain claims arising out of the Acquisition, subject to certain exceptions.

The foregoing mandatory prepayments other than from excess cash flow will be applied first, to the next eight installments of the term loan facility and second, to the remaining installments of the term loan facility on a pro rata basis. Mandatory prepayments from excess cash flow and optional prepayments will be applied to the remaining installments of the term loan facility at our direction. Each lender has the right to decline any mandatory prepayment of its term loans in which case the amount of such prepayment will be retained by us.

We may voluntarily prepay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

We are required to repay installments on the loans under the term loan facility in quarterly principal amounts equal to 0.25% of their funded total principal amount for the first six years and nine months, subject to reduction of these quarterly amortization payments based on term loan prepayments, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facility.

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, five years from the date of the closing of the senior secured credit facility.

Guarantee and Security

All our obligations under the senior secured credit facility are unconditionally guaranteed by each of our existing and future domestic wholly-owned subsidiaries (subject to exceptions with respect to immaterial subsidiaries and with respect to any guaranty that could create materially adverse tax consequences) referred to, collectively, as “Domestic Guarantors.”

All our obligations under the senior secured credit facility and the guarantees of our obligations under the senior secured credit facility by the Domestic Guarantors are secured by substantially all our assets and the assets of each Domestic Guarantor, including, but not limited to, the following:

•	subject to certain exceptions, a pledge of the capital stock of each direct and indirect domestic subsidiary owned by us or a Domestic Guarantor (other than subsidiaries substantially all of whose assets consist of stock in controlled foreign corporations) and 65% of the capital stock of each first tier foreign subsidiary owned by us or a Domestic Guarantor and of each first tier domestic subsidiary owned by us or a Domestic Guarantor substantially all of whose assets consist of stock in controlled foreign corporations; and

•	subject to certain exceptions, a security interest in substantially all of the tangible and intangible assets owned by us and each Domestic Guarantor.

Certain Covenants and Events of Default

The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of each of our subsidiaries to:

•	sell assets;

•	incur additional indebtedness;

•	prepay, redeem or repurchase other indebtedness (including the notes);

•	pay dividends and distributions or repurchase capital stock;

•	create liens on assets;

•	make investments, loans or advances;

•	make capital expenditures;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing indebtedness (including the notes);

•	change the business conducted by us and our subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into sale and lease-back transactions; and

•	enter into swap agreements.

In addition, the senior secured credit facility requires us to maintain the following financial covenants:

•	a maximum consolidated net leverage ratio; and

•	a minimum interest coverage ratio.

The senior secured credit facility also contains certain customary affirmative covenants and events of default.

As of December 31, 2006, we were in compliance in all material respects with all covenants and provisions contained under our senior secured credit facility.

Senior Subordinated Notes

General

In October 2005, we issued 9 1/8% senior subordinated notes that mature on October 15, 2015 in an aggregate principal amount of $170.0 million in a private transaction not subject to the registration requirements under the Securities Act. The net proceeds from that financing were used to finance the Acquisition and pay related fees and expenses. On March 8, 2007, we commenced an exchange offer to exchange the notes for identical freely tradeable notes registered under the Securities Act.

Guarantees

The notes are guaranteed, on a senior subordinated, unsecured basis, by each of our direct and indirect wholly-owned subsidiaries that were domestic subsidiaries on the issue date.

Ranking

The notes are our general unsecured senior subordinated obligations that rank junior to our existing and future senior indebtedness, including obligations under the senior secured credit facility, equally in right of payment with all of our future senior subordinated debt and senior in right of payment to all of our future subordinated debt, if any. They are effectively subordinated in right of payment to all of our existing and future secured debt to the extent of the value of the assets securing such debt, and are structurally subordinated to all obligations of our subsidiaries that are not guarantors.

Optional Redemption

At any time prior to October 15, 2008, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes issued after the issue date) at a redemption price of 109.125% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date, with the net cash proceeds of one or more equity offerings (such as this offering); provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by us and our subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such equity offering.

Except pursuant to the preceding paragraph or as otherwise set forth below, the notes will not be redeemable at our option prior to October 15, 2010. We are not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

On or after October 15, 2010, we may redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the notes to be redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on October 15 of the years indicated below, subject to the rights of holders on the relevant record date to receive interest on the relevant interest payment date.

Year	Percentage

2010	104.563%
2011	103.042%
2012	101.521%
2013 and thereafter	100.000%

In addition, at any time prior to October 15, 2010, we may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus the applicable premium (an amount intended to approximate a “make-whole” price based on the price of a U.S. treasury security plus 50 basis points) as of, and accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date, subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date. Though the notes may be redeemed prior to October 15, 2010 in this way, because any “make-whole” premium would be prohibitively expensive, we do not expect to make a redemption pursuant to this provision of the indenture.

Change of Control

In the event of a change of control, which is defined in the indenture governing the notes, each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants

The indenture governing the notes contains certain covenants that, among other things, limit our ability and the ability of some of our subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our or any of our restricted subsidiaries’ capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain debt without securing the notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Events of Default

The indenture governing the notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such notes to become or to be declared to be due and payable.

As of December 31, 2006 we were in compliance in all material respects with all covenants and provisions contained under the indenture governing the notes.

Exchange Offer

The registration rights agreement related to the senior subordinated notes required us to file an Exchange Offer Registration Statement and complete the exchange offer for the senior subordinated notes by August 14, 2006. Since the exchange offer was not completed when required, additional interest at a rate of 0.25% was incurred for the 90-day period commencing August 14, 2006, additional interest at a rate of 0.50% was incurred for the 90-day period commencing November 12, 2006 and additional interest at a rate of 0.75% was incurred for the 90-day period commencing February 10, 2007. The exchange offer was completed on April 6, 2007 and the additional interest ceased accruing as of that date.

Chart Ferox Credit Facility

Chart Ferox, a.s., our wholly-owned subsidiary located in the Czech Republic, currently maintains secured revolving credit facilities with borrowing capacity of up to $9.6 million, of which $4.4 million is available only for letters of credit and bank guarantees. At December 31, 2006, there were no borrowings outstanding under, and $1.5 million of bank guarantees supported by, the Ferox revolving credit facilities. Ferox is the only borrower under these revolving credit facilities.

Under the revolving credit facility, Ferox may make borrowings in Czech Koruna, Euros and U.S. dollars. Borrowings in Koruna are at PRIBOR, borrowings in Euros are at EURIBOR and borrowings in U.S. dollars are at LIBOR, each with a fixed margin of 0.6%. Ferox is not required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. Ferox must pay letter of credit and guarantee fees equal to 0.75% on the face amount of each guarantee.

Ferox’s land and buildings secure and accounts receivable secure $4.6 million and $2.5 million, respectively, of this revolving credit facility.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. We refer you to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

As of April 30, 2007, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, of which 25,636,713 shares were issued and outstanding (including shares currently subject to options that are expected to be exercised in connection with this offering), and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are currently issued and outstanding.

Common Stock

Voting Rights.  Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights.  Subject to the rights of the holders of any preferred stock that may be outstanding, holders of our common stock are entitled to receive equally and ratably, share for share dividends as may be declared by our board of directors out of funds legally available to pay dividends. Dividends upon our common stock may be declared by the board of directors at any regular or special meeting, and may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the board of directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property, or for any proper purpose, and the board of directors may modify or abolish any such reserve. The senior secured credit facility and the indenture governing the notes impose restrictions on our ability to declare dividends with respect to our common stock.

Liquidation Rights.  Upon liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding preferred stock. Neither a sale of substantially all of the property and assets of the corporation nor a consolidation or merger of the corporation into another corporation shall be deemed a liquidation of the company.

Other Matters.  The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company, or upon any distribution of assets of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	the preferences and special rights, if any, of the series and the qualifications and restrictions, if any, of the series;

•	the voting rights, if any, of the holders of the series; and

•	such other rights, powers and preferences with respect to the series as our board of directors may deem advisable.

Anti-Takeover Effects of Certain Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation provides that (i) prior to the date on which First Reserve or an affiliate ceases to own at least 40% of the voting power of all shares of stock entitled to vote generally in the election of directors, directors may be removed for any reason upon the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) on and after the date on which First Reserve or an affiliate ceases to own at least 40% of the voting power of all shares of stock entitled to vote generally in the election of directors, directors may be removed with or without cause, at any time by the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated bylaws also provide that any vacancies on our board of directors will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum or by the sole remaining director.

No Cumulative Voting

The Delaware General Corporation Law, or DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibits cumulative voting.

Calling of Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of our stockholders may be called at any time only by the chairman of the board of directors, the board of directors or a committee of the board which has been designated by the board of directors.

Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation precludes stockholder action by written consent after the date on which First Reserve or an affiliate ceases to hold at least 40% in voting power of all shares entitled to vote generally in the election of our directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting or at such other time as specified in our amended and restated bylaws. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that the following provisions in our amended and restated certificate of incorporation and amended and restated bylaws may only be amended, altered, repealed or rescinded by a vote of at least 75% of the voting power of all of the outstanding shares of our stock entitled to vote generally in the election of directors:

•	the removal of directors;

•	the limitation of stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in our chairman of the board, our board of directors and any committee of the board of directors which has been designated by our board of directors;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	the amendment provision requiring that the above provisions be amended only with a 75% supermajority vote.

In addition, our amended and restated certificate of incorporation grants our board of directors the authority to amend or repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We have entered into indemnification agreements with each of our directors and officers providing for additional indemnification protection beyond that provided by the directors’ and officers’ liability insurance policy. In the indemnification agreements, we have agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the amended and restated certificate of incorporation, the DGCL, or by any amendment(s) thereto.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Delaware Anti-takeover Statute

We have opted out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts.

Transfer Agent and Registrar

National City Bank is the transfer agent and registrar for our common stock.

Listing

Our common stock trades on the Nasdaq Global Market under the symbol “GTLS.”

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as our common stock is listed on the Nasdaq Global Market, require stockholder approval of certain issuances (other than a public offering) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, as well as for certain issuances of stock in compensatory transactions. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

As of April 30, 2007, we had a total of 25,636,713 shares of common stock outstanding (including shares currently subject to options that are expected to be exercised in connection with this offering). Of the outstanding shares, the shares sold in our initial public offering and in this offering or resold in reliance on securities law exemptions will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our “affiliates,” as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of common stock will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or Rule 701 under the Securities Act, which are summarized below.

Under our stockholders agreement and management stockholder’s agreements, we may be required to register the sale of any remaining shares held by First Reserve or its affiliates and of shares of certain management stockholders. First Reserve or its affiliates (to the extent of its remaining shares) and certain management stockholders will have the ability to exercise certain registration rights in connection with registered offerings initiated by us or requested by First Reserve or its affiliates. Immediately after this offering First Reserve (assuming the sale of all of its shares), and assuming the underwriters’ over-allotment option is exercised in full, First Reserve and executive officers will beneficially own no shares and 418,495 shares, respectively, entitled to these registration rights, disregarding any performance options that may vest as a result of the offering. See “Certain Related Party Transactions.”

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock, or approximately 256,367 shares assuming no exercise by the underwriters of their option to purchase additional shares; and

•	the average weekly reported volume of trading in the common stock on the Nasdaq Global Market during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us pursuant to options granted prior to our initial public offering under our then-existing stock option plans or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. The 418,495 shares that will be held by management immediately after this offering are presently eligible for resale, subject to the lock-up agreements described below.

Lock-Up Agreements

In connection with this offering, we, the selling stockholders (except FR X Chart Holdings LLC assuming it sells all of its shares in this offering), each of our executive offices and directors and certain members of management that are parties to the management stockholders agreements have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock, during the period ending 90 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See “Underwriting.”

MATERIAL UNITED STATES FEDERAL INCOME AND
ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of material United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity that is treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to non-U.S. holders that are subject to special treatment under the United States federal income tax laws (including United States expatriates, “controlled foreign corporations,” “passive foreign investment companies,” companies that accumulate earnings to avoid United States federal income tax, foreign tax-exempt organizations, partnerships or other pass-through entities for United States federal income tax purposes (or one of such entities’ beneficial owners), banks, financial institutions or insurance companies, dealers or traders in securities, and persons that hold our common stock as part of “straddle”, “hedge”, “conversion transaction”, or other integrated risk transaction). We cannot assure non-U.S. holders that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the United States tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Non-U.S. holders that are partners of a partnership holding our common stock should consult their tax advisors.

Non-U.S. holders that are considering the purchase of our common stock should consult their own tax advisors concerning the particular United States federal income and estate tax consequences of the ownership of the common stock, as well as the consequences arising under the laws of any other taxing jurisdiction.

Dividends

Dividends received by a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, on the gross amount of any dividends received in respect of our common stock. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment (or, for a non-U.S. holder that is an individual, a fixed base) of the non-U.S. holder) are not subject to the withholding tax, provided the non-U.S. holder submits to us a completed Internal Revenue Service Form W-8 ECI (or other applicable form). Instead, such dividends are generally subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a non-U.S. holder that is a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment (or, for a non-U.S. holder that is an individual, a fixed base) of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. holder’s holding period for our common stock.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale in the same manner as if the non-U.S. holder were a United States person as defined under the Code. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual who is a non-U.S. person (as defined for U.S. federal estate tax purposes) at the time of death will be included in such individual’s gross estate for United States federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding (currently at the rate of 28%) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. person (and the payor does not have actual knowledge or reason to know that such person is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Goldman, Sachs & Co. will act as joint book-runners and representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated in the table below.

Underwriters	Number of Shares

Morgan Stanley & Co. Incorporated
Lehman Brothers Inc.
Goldman, Sachs & Co.
Natexis Bleichroeder Inc.
Simmons & Company International

Total	12,612,648

The underwriters are offering the common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $      a share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $      a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,891,897 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $     , the total underwriters’ discounts and commissions would be $     , total proceeds to the selling stockholders would be $      and total proceeds to us would be $     .

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders and us. Such amounts are shown assuming both no exercise and full exercise by the underwriters of their over-allotment option.

Paid by the Selling Stockholders	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Paid by Chart Industries, Inc.	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

The expenses of this offering payable by us, not including the underwriting discounts and commissions, are estimated at $0.9 million.

Our common stock is listed on the Nasdaq Global Market under the symbol “GTLS.”

We, the selling stockholders (except FR X Chart Holdings LLC, assuming it sells all of its shares in this offering), each of our executive officers and directors and certain members of management parties to management stockholders agreements have agreed that, without the prior written consent of the representatives, none of us will, during the period ending 90 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or file any registration statement under the Securities Act of 1933 (other than a registration statement on Form S-8) with respect to the foregoing; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the previous paragraph do not apply to:

•	the sale of shares to the underwriters pursuant to the underwriting agreement;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	grants, issuances, or exercises under our existing employee benefits plans;

•	the issuance of common stock in connection with the acquisition of, or joint venture with, another company, provided that the recipient agrees to be bound by the restrictions described in the previous paragraph;

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

•	transfers by any person other than us of shares of common stock or any security convertible, exchangeable for or exercisable into common stock as a bona fide gift or gifts as a result of operation of law or testate or in testate succession, provided that such transferee agrees to be bound by the restrictions described in the previous paragraph;

•	transfers by any person other than us to a trust, partnership, limited liability company or other entity, all of the beneficial interests of which are held, directly, or indirectly by such person or such person’s spouse or children, provided that such transferee agrees to be bound by the restrictions described in the previous paragraph; or

•	distributions by any person other than us of shares of common stock or any security convertible, exchangeable for or exercisable into common stock to limited partners or stockholders of such person, provided that such distributee agrees to be bound by the restrictions described in the previous paragraph.

In the event FR X Chart Holdings LLC does not sell all of its shares, they have agreed to be subject to the foregoing restrictions during the period ending 60 days after the date of this prospectus.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is “covered” if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a “naked” short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions, or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

In connection with this offering, the underwriters and any selling group members who are a qualified market maker on the Nasdaq Global Market, may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange of 1934, as amended, during the period beginning on the later of one business day before the pricing of this offering or the commencement of offers or sales of the common stock, and ending through the completion of distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker’s bid, however the bid must then be lowered when purchase limits are exceeded.

A prospectus in electronic format may be made available by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

From time to time, some of the underwriters and their affiliates have provided, and may continue to provide, investment banking, commercial banking and capital raising services to us and our affiliates for fees and commissions that we believe are customary. Morgan Stanley Senior Funding, Inc. acts as joint lead arranger, joint bookrunner and syndication agent and Natexis Banques Populaires acts as co-documentation agent and are lenders under our senior secured credit facility. Morgan Stanley & Co. Incorporated and Natexis Bleichroeder Inc. acted as placement agents for our senior subordinated notes and all of the underwriters, except Goldman, Sachs & Co., acted as underwriters for our initial public offering.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant

Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

VALIDITY OF THE SHARES

The validity of the issuance of the shares of common stock to be sold in this offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Shearman & Sterling LLP, New York, New York will act as counsel to the underwriters. Shearman & Sterling LLP represents First Reserve on other matters.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accompanying consolidated balance sheets of Chart Industries, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2006, the period from October 17, 2005 through December 31, 2005, the period from January 1, 2005 through October 16, 2005 and the year ended December 31, 2004, which are referred to and made part of this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the sale of shares of our common stock being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and exhibits and schedules. For further information with respect to us and the shares of our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are currently subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. The registration statement and the exhibits and schedules to the registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2006 and 2005	F-3
Consolidated Statements of Operations for the Year Ended December 31, 2006, the period from October 17, 2005 to December 31, 2005, the period from January 1, 2005 to October 16, 2005 and the Year Ended December 31, 2004
F-4
Consolidated Statements of Shareholders’ Equity (Deficit)	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2006, the period from October 17, 2005 to December 31, 2005, the period from January 1, 2005 to October 16, 2005, and the Year Ended December 31, 2004
F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of March 31, 2007 and December 31, 2006	F-48
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2007 and 2006	F-49
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2007 and 2006	F-50
Notes to Unaudited Condensed Consolidated Financial Statements	F-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Chart Industries, Inc.

We have audited the accompanying consolidated balance sheets of Chart Industries, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2006, the period from October 17, 2005 through December 31, 2005, the period from January 1, 2005 through October 16, 2005, and the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chart Industries, Inc. and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the year ended December 31, 2006, the period from October 17, 2005 through December 31, 2005, the period from January 1, 2005 through October 16, 2005, and the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As more fully described in Notes H and I to the consolidated financial statements on December 31, 2006 and October 17, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158 “Employees Accounting for Defined Benefit Pension and Other Post-Retirement Plans,” and changed its method of accounting for stock based compensation by adopting the fair value recognition provisions of Statement of Financial Accounting Standards No.  123(R), “Share Based Payments,” respectively.

/s/  ERNST & YOUNG LLP

Cleveland, Ohio
March 13, 2007

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(Dollars in thousands, except per share amounts)

ASSETS
Current Assets
Cash and cash equivalents	$18,854	$11,326
Accounts receivable, net	76,762	62,463
Inventories, net	72,857	53,132
Unbilled contract revenue	32,993	21,305
Prepaid expenses	5,558	3,037
Other current assets	20,527	12,552
Assets held for sale	3,084	3,084

Total Current Assets	230,635	166,899
Property, plant and equipment, net	85,723	63,701
Goodwill	247,144	236,742
Identifiable intangible assets, net	146,623	154,063
Other assets, net	14,750	14,236

TOTAL ASSETS	$724,875	$635,641

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$48,031	$30,328
Customer advances and billings in excess of contract revenue	45,200	24,683
Accrued salaries, wages and benefits	24,734	19,797
Warranty reserve	4,765	3,598
Other current liabilities	15,761	17,606
Short-term debt	750	2,304

Total Current Liabilities	139,241	98,316
Long-term debt	290,000	345,000
Long-term deferred tax liability, net	55,466	56,038
Other long-term liabilities	20,434	19,957
Shareholders’ Equity
Common stock, par value $.01 per share — 150,000,000 and 9,500,000 shares authorized, as of December 31, 2006 and 2005, respectively, 25,588,043 and 7,952,180 shares issued and outstanding at December 31, 2006 and 2005, respectively — See Note A	256	80
Additional paid-in capital — See Note A	185,567	117,304
Retained earnings (deficit)	26,389	(506)
Accumulated other comprehensive income (loss)	7,522	(548)

	219,734	116,330

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$724,875	$635,641

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Company		Predecessor Company
	Year	October 17,	January 1,	Year
	Ended	2005 to	2005 to	Ended
	December 31,	December 31,	October 16,	December 31,
	2006	2005	2005	2004
	(Dollars and shares in thousands, except per share amounts)

Sales	$537,454	$97,652	$305,497	$305,576
Cost of sales	382,535	75,733	217,284	211,770

Gross profit	154,919	21,919	88,213	93,806
Selling, general and administrative expenses	72,214	13,659	57,140	50,565
Amortization expense	15,438	2,973	2,686	2,809
Acquisition expenses	—	—	6,602	—
Employee separation and plant closure costs	396	139	1,057	3,169
Loss (gain) on sale of assets	—	78	(131)	133
Equity expense in joint venture	—	—	—	51

	88,048	16,849	67,354	56,727

Operating income	66,871	5,070	20,859	37,079
Other income (expense)
Interest expense, net	(25,461)	(5,565)	(4,192)	(4,760)
Financing costs amortization	(1,536)	(308)	—	—
Derivative contracts valuation income	—	9	28	48
Foreign currency gain (loss)	533	(101)	(659)	465

	(26,464)	(5,965)	(4,823)	(4,247)

Income (loss) before income taxes and minority interest	40,407	(895)	16,036	32,832
Income tax expense (benefit)
Current	19,376	1,902	9,420	8,031
Deferred	(6,332)	(2,343)	(2,261)	2,103

	13,044	(441)	7,159	10,134

Income (loss) before minority interest	27,363	(454)	8,877	22,698
Minority interest, net of taxes	(468)	(52)	(19)	(98)

Net income (loss)	$26,895	$(506)	$8,858	$22,600

Net income (loss) per common share — basic	$1.70	$(0.06)	$1.65	$4.22
Net income (loss) per common share — diluted	$1.65	$(0.06)	$1.57	$4.10
Weighted average number of common shares outstanding:
Basic	15,835	7,952	5,366	5,351
Diluted	16,269	7,952	5,638	5,516

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock				Accumulated	Total
			Additional	Retained	Other	Shareholders’
	Shares		Paid-In	Earnings	Comprehensive	Equity
	Outstanding	Amount	Capital	(Deficit)	(Loss) Income	(Deficit)
	(Dollars and shares in thousands)

Balance at December 31, 2003, Predecessor Company	5,325	53	89,812	31	911	90,807
Net income	—	—	—	22,600	—	22,600
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	2,635	2,635
Minimum pension liability adjustment, net of taxes of $671	—	—	—	—	(1,243)	(1,243)

Comprehensive income						23,992
Issuance of common shares	33	1	840	—	—	841

Balance at December 31, 2004, Predecessor Company	5,358	54	90,652	22,631	2,303	115,640
Net income	—	—	—	8,858	—	8,858
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	(2,240)	(2,240)

Comprehensive income						6,618
Stock option pay-out adjustment, net of tax of $1,621	—	—	(2,628)	—	—	(2,628)
Issuance of common shares	51	—	1,691	—	—	1,691

Balance at October 16, 2005, Predecessor Company	5,409	$54	$89,715	$31,489	$63	$121,321

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY — (Continued)

	Common Stock				Accumulated
			Additional	Retained	Other	Total
	Shares		Paid-In	(Loss)	Comprehensive	Shareholders’
	Outstanding	Amount	Capital	Earnings	(Loss) Income	Equity
	(Dollars and shares in thousands)

Balance at October 17, 2005 (Date of Acquisition)	—	$—	$—	$—	$—	$—
Equity contributions:
Cash investment	7,952	17	111,281	—	—	111,298
Rollover of Predecessor Company vested stock options	—	—	5,947	—	—	5,947
Net loss	—	—	—	(506)	—	(506)
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	(286)	(286)
Minimum pension liability adjustment, net of taxes of $162	—	—	—	—	(262)	(262)

Comprehensive (loss)	—	—	—	—	—	(1,054)
Compensation expense recognized for employee stock options	—	—	139	—	—	139
Stock split (See Note A)	—	63	(63)	—	—	—

Balance at December 31, 2005, Company	7,952	$80	$117,304	$(506)	$(548)	$116,330
Equity contributions:
Net income	—	—	—	26,895	—	26,895
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	6,638	6,638
Minimum pension liability adjustment, net of taxes of $885	—	—	—	—	1,432	1,432

Comprehensive income						8,070
Compensation expense recognized for employee stock options	—	—	1,748	—	—	1,748
Initial public offering, net proceeds	12,500	125	172,367	—	—	172,492
Cash dividends	—	—	(150,313)	—	—	(150,313)
Exercise of warrants	2,651	26	37,077	—	—	37,103
Exercise of options	610	6	2,128	—	—	2,134
Stock dividend	1,875	19	(19)	—	—	—
Tax benefit on non-qualifying stock options	—	—	5,275	—	—	5,275

Balance at December 31, 2006, Company	25,588	$256	$185,567	$26,389	$7,522	$219,734

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Company		Predecessor Company
	Year	October 17,	January 1,	Year
	Ended	2005 to	2005 to	Ended
	December 31,	December 31,	October 16,	December 31,
	2006	2005	2005	2004
	(Dollars in thousands)

OPERATING ACTIVITIES
Net income (loss)	$26,895	$(506)	$8,858	$22,600
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Inventory purchase accounting charge	—	8,903	—	—
Reorganization value in excess of amounts allocable to identifiable assets	—	—	—	1,430
Financing costs amortization	1,536	308	—	—
Employee stock and stock option related compensation expense	1,907	437	9,509	2,433
Employee separation and plant closure costs	—	—	—	177
Loss (gain) on sale of assets	—	78	(131)	133
Purchased in-process research and development charge	—	—	2,768	—
Depreciation and amortization	20,913	4,088	6,808	8,490
Equity loss from joint venture	—	—	—	51
Foreign currency transaction (gain) loss	(533)	101	659	(465)
Minority interest	734	95	29	198
Deferred income tax expense (benefit)	(6,332)	(2,343)	(2,261)	2,103
Changes in assets and liabilities, net of effects from Acquisition:
Accounts receivable	(9,621)	(8,267)	(8,611)	(4,661)
Inventory	(15,366)	2,812	(6,463)	(11,566)
Unbilled contract revenues and other current assets	(19,974)	2,687	(11,039)	2,903
Accounts payable and other current liabilities	21,049	2,317	6,634	4,602
Deferred income taxes	(1,599)	779	731	—
Customer advances and billings in excess of contract revenue	16,789	3,146	8,150	6,631

Net Cash Provided By Operating Activities	36,398	14,635	15,641	35,059
INVESTING ACTIVITIES
Capital expenditures	(22,253)	(5,601)	(11,038)	(9,379)
Proceeds from sale of assets	—	—	2,220	6,057
Acquisition of business, net of cash acquired	(15,927)	—	(12,147)	—
Payments to Predecessor Company shareholders for Acquisition	—	(356,649)	—	—
Other investing activities	(484)	—	166	5

Net Cash Used In Investing Activities	(38,664)	(362,250)	(20,799)	(3,317)
FINANCING ACTIVITIES
Proceeds from long-term debt	—	350,000	—	—
Borrowings on revolving credit facilities	4,250	2,605	18,901	1,742
Payments on revolving credit facilities	(4,339)	(4,790)	(15,916)	(1,742)
Principal payments on long-term debt	(56,517)	(81,457)	(2,968)	(33,148)
Proceeds from equity contribution	—	111,298	—	—
Payment of financing costs	(854)	(11,558)	—	—
Payment of exercised stock options	—	(15,756)	—	—
Payment of Acquisition costs	—	(1,853)	—	—
Initial public offering proceeds, net	172,496	—	—	—
Dividend payment	(150,313)	—	—	—
Warrant and option exercise proceeds	39,237	—	—	—
Debt restructuring-related fees paid	—	—	—	(1,882)
Payments on interest rate collars	—	—	—	(805)
Proceeds from sale of stock	—	—	1,691	400
Tax benefit from exercise of stock options	5,275	—	—	—
Other financing activities	—	—	—	(309)

Net Cash Provided By (Used In) Financing Activities	9,235	348,489	1,708	(35,744)

Net increase (decrease) in cash and cash equivalents	6,969	874	(3,450)	(4,002)
Effect of exchange rate changes on cash	559	(1,018)	106	216
Cash and cash equivalents at beginning of period	11,326	11,470	14,814	18,600

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$18,854	$11,326	$11,470	$14,814

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars and shares in thousands, except per share amounts)

NOTE A — Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations:  Chart Industries, Inc. (the “Company”), is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. The Company has developed an expertise in cryogenic systems and equipment, which operate at low temperatures sometimes approaching absolute zero. The majority of the Company’s products, including vacuum-insulated containment vessels, heat exchangers, cold boxes and other cryogenic components, are used throughout the liquid-gas supply chain for the purification, liquefaction, distribution, storage and use of industrial gases and hydrocarbons. The Company has domestic operations located in seven states, including the principal executive offices located in Garfield Heights, Ohio, and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.

Principles of Consolidation:  The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions are eliminated in consolidation. Investments in affiliates where the Company’s ownership is between 20 percent and 50 percent, or where the Company does not have control but has the ability to exercise significant influence over operations or financial policy, are accounted for under the equity method. The Company’s Chart Heat Exchangers Limited (“CHEL”) subsidiary, the equity of which was 100 percent owned by the Company, filed for a voluntary administration under the U.K. Insolvency Act of 1986 on March 28, 2003, as more fully described in Note K to the consolidated financial statements. Since CHEL is not under the control of the Company subsequent to March 28, 2003, the consolidated financial statements do not include the accounts or results of CHEL subsequent to this date.

Basis of Presentation:  The consolidated financial statements have been adjusted as of and for the year ended December 31, 2005 to give effect to the 4.6263-for-one stock split of the Company’s common stock that occurred on July 20, 2006, and related adjustments to its capital structure and stock options that were effected upon the completion of the Company’s initial public offering (“IPO”) further described below.

On July 31, 2006, the Company completed its IPO of 12,500 shares of its common stock for net proceeds of $175,313. As a result of the IPO, FR X Chart Holdings LLC, an affiliate of First Reserve Fund X, L.P (“First Reserve”), was no longer the majority shareholder of the Company. On August 1, 2006, $25,000 of the net proceeds was used to repay a portion of the term loan portion of the senior secured credit facility. The remaining $150,313 of net proceeds was used to pay a dividend to the stockholders existing immediately prior to the completion of the IPO, consisting of affiliates of First Reserve and certain members of management. On August 25, 2006, a stock dividend of 1,875 shares was issued to the stockholders existing immediately prior to the completion of the IPO.

On August 2, 2005, the Company, certain stockholders of the Company (the “Principal Stockholders”), First Reserve Fund X, L.P. (“First Reserve”) and CI Acquisition, Inc., a wholly owned subsidiary of First Reserve (“CI Acquisition”), entered into an agreement and plan of merger (“Merger Agreement”). The Merger Agreement provided for the sale of shares of common stock of the Company owned by the Principal Stockholders (“Principal Stockholders Shares”) to CI Acquisition, which is referred to as the “Stock Purchase”, and the merger of CI Acquisition with and into the Company, with the Company surviving the merger as a wholly-owned indirect subsidiary of First Reserve, which is referred to as the “Merger”. The Stock Purchase and Merger are collectively referred to as the “Acquisition”. Upon satisfaction of the conditions to the Stock Purchase, CI Acquisition agreed to purchase the Principal Stockholders Shares for a purchase price (the “Per Share Purchase Price”) equal to $65.74 per share in cash, minus the result of (i) the expenses of the Company related to the Acquisition (as provided in the Merger Agreement) divided by (ii) the number of fully-diluted shares of Company common stock outstanding immediately before the closing (assuming full exercise of all Company stock options and warrants). The Merger Agreement provided for the occurrence of the Merger after the closing of the Stock Purchase, and provided that at the effective time of the Merger each share of Company common stock outstanding (other than treasury stock, shares held by Buyer or CI Acquisition, and shares with respect to which appraisal rights have been exercised under Delaware law) will be converted into the right to receive the Per Share Purchase Price (or the price paid in the Stock

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

Purchase, if greater) in cash, without interest (the “Merger Consideration”). Furthermore, the Merger Agreement provided that the holders of outstanding warrants and stock options to acquire shares of common stock of the Company (other than any stock options adjusted to represent options to acquire stock of the surviving corporation in the Merger) will be entitled to receive an amount in cash equal to the product of (i) the number of shares of common stock of the Company issuable upon the exercise of the surrendered warrant or option, as applicable, as of immediately prior to the effective time of the Merger multiplied by (ii) the excess of the Merger consideration over the per share exercise price of the warrant or option, subject to applicable withholding taxes. The Merger Agreement further provided that after the Merger, no holders of common stock, warrants or options (other than any stock options adjusted to represent options to acquire stock of the surviving corporation in the Merger) outstanding before the Merger will have any rights in respect of such common stock, warrants or options, other than the right to receive the cash referred to above.

On October 17, 2005, the closing of the Acquisition (the “Closing Date”) took place under the terms of the Merger Agreement. The Stock Purchase was made by CI Acquisition for a Per Share Purchase Price of $64.75 per share of common stock ($65.74 per share, less the Company’s transaction expenses of $0.99 per share) and immediately following the Stock Purchase, the Merger occurred. At the effective time of the Merger, each outstanding share of the Company’s common stock (other than treasury stock, shares held by First Reserve or CI Acquisition, and shares as to which appraisal rights were exercised under Delaware law) was converted into the right to receive $64.75 per share and CI Acquisition merged with and into Chart Industries, Inc. (which is referred to after the merger as the “Company”). In the Merger, outstanding warrants and stock options to acquire common stock of the Company (other than any stock options adjusted to represent options to acquire the stock of the surviving corporation in the Merger) were likewise cancelled and treated in accordance with the terms of the Merger Agreement. Certain stock options outstanding immediately before the Merger were not cancelled and were adjusted under the terms of the Merger Agreement to represent options to acquire the Company’s common stock after the Merger. The purchase price related to the Acquisition was $456,662 and included $356,649 of cash paid for common stock and warrants outstanding, $15,756 of cash paid for Predecessor Company stock options, repayment of $76,458 of existing pre-Acquisition credit facility and certain other debt, $1,852 of First Reserve’s acquisition expenses and vested stock options of the Company and its subsidiaries prior to the Acquisition (“Predecessor Company”) valued at $5,947 to acquire stock of the Company.

The table below summarizes the fair value assigned to the Company’s assets and liabilities within the balance sheet as of October 17, 2005 as a result of the Acquisition, in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations”:

Cash and cash equivalents	$20,861
Accounts receivable, net	54,594
Inventories, net	65,005
Unbilled contract revenue	22,667
Prepaid expenses	3,544
Other current assets	5,396
Assets held for sale	3,084
Deferred income taxes, net	4,900

Total Current Assets	180,051

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

Property, plant and equipment	61,189
Goodwill	236,823
Identifiable intangible assets	157,162
Other assets	13,357

Total Assets	$648,582

Accounts payable	$31,469
Customer advances and billings in excess of contract revenue	23,546
Accrued salaries, wages and benefits	16,069
Warranty reserve	3,439
Other current liabilities	25,620
Short-term debt	4,486

Total Current Liabilities	104,629
Long-term debt	350,000
Long-term deferred tax liability, net	56,978
Other non-current liabilities	18,392
Minority interest	1,337
Shareholder’s equity	$117,246

Total Liabilities and Shareholder Equity	$648,582

The consolidated financial statements and accompanying notes as of December 31, 2006 and 2005, and the year ended December 31, 2006 and the period October 17, 2005 to December 31, 2005 are for the Company. The consolidated financial statements and the accompanying notes for the period from January 1 to October 16, 2005 and for the year ended December 31, 2004 are for the Predecessor Company.

Cash and Cash Equivalents:  The Company considers all investments with an initial maturity of three months or less when purchased to be cash equivalents. The December 31, 2006 and 2005 balances include money market investments.

Concentrations of Credit Risks:  The Company sells its products to gas producers, distributors and end-users across the industrial gas, hydrocarbon and chemical processing industries in countries all over the world. Approximately 52%, 51% and 52% of sales were made in or exported to foreign countries in 2006, 2005 and 2004, respectively. While no single customer exceeded ten percent of consolidated sales in 2006, 2005 or 2004, sales to the Company’s top ten customers accounted for 42%, 39% and 45% of consolidated sales in 2006, 2005 and 2004, respectively. The Company’s sales to particular customers fluctuate from period to period, but the gas producer and distributor customers of the Company tend to be a consistently large source of revenue for the Company. To minimize credit risk from trade receivables, the Company reviews the financial condition of potential customers in relation to established credit requirements before sales credit is extended and monitors the financial condition of customers to help ensure timely collections and to minimize losses. Additionally, for certain domestic and foreign customers, particularly in the Energy and Chemicals segment, the Company requires advance payments, letters of credit and other such guarantees of payment. Certain customers also require the Company to issue letters of credit or performance bonds, particularly in instances where advance payments are involved, as a condition of placing the order.

The Company is also subject to concentrations of credit risk with respect to its cash and cash equivalents and forward foreign currency exchange contracts. To minimize credit risk from these financial instruments, the Company enters into these arrangements with major banks and other high credit quality financial institutions and

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

invests only in high-quality instruments. The Company does not expect any counterparties to fail to meet their obligations in this area.

Allowance for Doubtful Accounts:  The Company evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filings, or substantial downgrading of credit scores), a specific reserve is recorded to reduce the receivable to the amount the Company believes will be collected. The Company also records allowances for doubtful accounts based on the length of time the receivables are past due and historical experience. The allowance for doubtful accounts balance at December 31, 2006 and 2005 was $1,125 and $1,304, respectively.

Inventories:  Inventories are stated at the lower of cost or market with cost being determined by the first-in, first-out (“FIFO”) method at December 31, 2006 and 2005. The components of inventory are as follows:

	December 31,
	2006	2005

Raw materials and supplies	$32,404	$26,385
Work in process	20,974	13,003
Finished goods	19,479	13,744

	$72,857	$53,132

Inventory Valuation Reserves:  The Company determines inventory valuation reserves based on a combination of factors. In circumstances where the Company is aware of a specific problem in the valuation of a certain item, a specific reserve is recorded to reduce the item to its net realizable value. The Company also recognizes reserves based on the actual usage in recent history and projected usage in the near-term. If circumstances change (e.g., lower-than-expected or higher-than-expected usage), estimates of the net realizable value could be changed by a material amount.

Property, Plant and Equipment:  At October 17, 2005, property, plant and equipment was recorded at fair value under SFAS 141 “Business Combinations”. The depreciable lives were adjusted to reflect the estimated remaining useful life of each asset and all existing accumulated depreciation of the Predecessor Company was eliminated. Subsequent to October 17, 2005, all capital expenditures for property, plant and equipment are stated on the basis of cost. Expenditures for maintenance, repairs and renewals are charged to expense as incurred, whereas major improvements are capitalized. The cost of applicable assets is depreciated over their estimated useful lives. Depreciation is computed using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Depreciation expense was $5,475 for the year ended December 31, 2006, $1,115 for the period from October 17, 2005 to December 31, 2005, $4,122 for the period January 1, 2005 to October 16, 2005, and $5,681 for the year ended December 31, 2004. The following table summarizes the components of property, plant and equipment:

		December 31,
Classification	Estimated Useful Life	2006	2005

Land and buildings	20-35 years (buildings)	$43,379	$33,886
Machinery and equipment	3-12 years	28,908	19,750
Computer equipment, furniture and fixtures	3-7 years	3,626	2,383
Construction in process		17,795	8,244

		93,708	64,263
Less accumulated depreciation		(7,985)	(562)

Total property, plant and equipment, net		$85,723	$63,701

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

The Company monitors its property, plant and equipment, and finite-lived intangible assets for impairment indicators on an ongoing basis in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” If impairment indicators exist, the Company performs the required analysis and records impairment charges in accordance with SFAS No. 144. In conducting its analysis, the Company compares the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. If the undiscounted cash flows exceed the net book value, the long-lived assets are considered not to be impaired. If the net book value exceeds the undiscounted cash flows, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived assets. Fair value is estimated based upon either discounted cash flow analyses or estimated salvage values. Cash flows are estimated using internal forecasts as well as assumptions related to discount rates. Changes in economic or operating conditions impacting these estimates and assumptions could result in the impairment of long-lived assets.

Goodwill and Other Intangible Assets:  In conjunction with the Acquisition as previously, the Company recorded $236,742 of goodwill and $153,320 of other intangible assets. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, the Company does not amortize goodwill or other indefinite-lived intangible assets, but reviews them at least annually for impairment using a measurement date of October 1st. The Company amortizes intangible assets that have finite useful lives over their useful lives.

SFAS No. 142 requires that indefinite-lived intangible assets be tested for impairment and that goodwill be tested for impairment at the reporting unit level on an annual basis. Under SFAS No. 142, a company determines the fair value of any indefinite-lived intangible assets, compares the fair value to its carrying value and records an impairment loss if the carrying value exceeds its fair value. Goodwill is tested utilizing a two-step approach. After recording any impairment losses for indefinite-lived intangible assets, a company is required to determine the fair value of each reporting unit and compare the fair value to its carrying value, including goodwill, of such reporting unit (step one). If the fair value exceeds the carrying value, no impairment loss would be recognized. If the carrying value of the reporting unit exceeds its fair value, the goodwill of the reporting unit may be impaired. The amount of the impairment, if any, would then be measured in step two, which compares the implied fair value of the reporting

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

unit’s goodwill with the carrying amount of that goodwill. The following table displays the gross carrying amount and accumulated amortization for finite-lived intangible assets and indefinite-lived intangible assets:

	Weighted	December 31, 2006		December 31, 2005
	Average	Gross		Gross
	Estimated	Carrying	Accumulated	Carrying	Accumulated
	Useful Life	Amount	Amortization	Amount	Amortization

Finite-lived assets
Unpatented technology	9 years	$9,400	$(1,364)	$9,400	$(235)
Patents	10 years	8,138	(1,287)	8,138	(298)
Product names	14 years	2,580	(255)	940	(10)
Backlog	14 months	6,720	(6,336)	5,440	(1,110)
Non-compete agreements	3 years	3,474	(977)	1,344	(280)
Licenses and certificates	18 months	48	(48)	48	(20)
Customer relations	13 years	101,066	(8,647)	96,906	(1,480)
Other	—	60	(9)	—	—

		$131,486	$(18,923)	$122,216	$(3,433)

Indefinite-lived intangible assets:
Goodwill		$247,144		$236,742
Trademarks and trade names		34,060		35,280

		$281,204		$272,022

Amortization expense for intangible assets subject to amortization was $15,438 for the year ended December 31, 2006, $2,973 for the period October 17, 2005 to December 31, 2005, $2,686 for the period January 1, 2005 to October 16, 2005, and $2,809 for the year ended December 31, 2004, and is estimated to range from approximately $10,800 to $9,500 annually for fiscal years 2007 through 2011, respectively.

Financial Instruments:  The fair values of cash equivalents, accounts receivable and short-term bank debt approximate their carrying amount because of the short maturity of these instruments.

Derivative Instruments:  The Company utilizes certain derivative financial instruments to enhance its ability to manage risk, including interest rate risk and foreign currency risk that exists as part of ongoing business operations. Derivative instruments are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. The Company does not enter into contracts for speculative purposes, nor is it a party to any leveraged derivative instrument.

The Company’s primary interest rate risk exposure results from various floating rate pricing mechanisms in the consolidated term loan and revolving credit facility. This interest rate risk has been partially managed by the use of an interest rate derivative contract relating to a portion of the term debt. The interest rate derivative contract was a collar and resulted in putting a cap on the base LIBOR interest rate at approximately 7.0 percent and a floor at approximately 5.0 percent on certain portions of the Company’s floating rate term debt. The Predecessor Company entered into an interest rate collar in March 1999 to manage interest rate risk exposure relative to its term debt. This collar, in the amount of $4,430 at December 31, 2005, expired in March 2006. The Company’s interest rate collar did not qualify as a hedge under the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which required such a collar to be recorded in the consolidated balance sheet at fair value. Changes in their fair value must be recorded in the consolidated statement of operations. The fair value of the contract related to the collar outstanding at December 31, 2005 of $5 is recorded in accrued interest.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

The change in fair value for the period October 17, 2005 to December 31, 2005, period January 1, 2005 to October 16, 2005, and year ended December 31, 2004, of $9, $28 and $48, respectively, is recorded in derivative contracts valuation income.

The Company is exposed to foreign currency exchange risk as a result of transactions in currencies other than the functional currency of certain subsidiaries. The Company utilizes foreign currency forward purchase and sale contracts to manage the volatility associated with foreign currency purchases and certain intercompany transactions in the normal course of business. Contracts typically have maturities of less than one year. Principal currencies include the Euro, British Pound and Czech Koruna. The Company’s foreign currency forward contracts do not qualify as hedges under the provisions of SFAS No. 133.

The Company held foreign exchange forward sale contracts for notional amounts as follows:

	December 31
	2006	2005

Euros	7,200	2,400

Product Warranties:  The Company provides product warranties with varying terms and durations for the majority of its products. The Company records warranty expense in cost of sales. The Company estimates product warranty costs and accrues for these costs as products are sold. Estimates are principally based upon historical product warranty claims experience over the warranty period for each product line. The changes in the Company’s consolidated warranty reserve are as follows:

	Company		Predecessor Company
	Year	October 17,	January 1,	Year
	Ended	2005 to	2005 to	Ended
	December 31,	December 31,	October 16,	December 31,
	2006	2005	2005	2004
Balance at beginning of period	$3,598	$3,439	$2,812	$3,208
Warranty expense	4,210	515	2,206	1,522
Warranty usage	(3,043)	(356)	(1,579)	(1,918)

Balance at end of period	$4,765	$3,598	$3,439	$2,812

Shareholders’ Equity:  The Company reports comprehensive income in its consolidated statement of shareholders’ equity. The components of accumulated other comprehensive income (loss) are as follows:

	December 31,	December 31,
	2006	2005

Foreign currency translation adjustments	$6,352	$(286)
Minimum pension liability adjustments net of taxes of $885 and $162 at December 31, 2006 and 2005, respectively	$1,170	(262)

	$7,522	$(548)

In 2004, the Company finalized the liquidation of the BioMedical operation in Solingen, Germany and recognized $403 of foreign currency gain, $258 net of tax, related to the elimination of the foreign currency translation adjustments previously recorded as part of this entity.

Revenue Recognition:  For the majority of the Company’s products, revenue is recognized when products are shipped, title has transferred and collection is reasonably assured. For these products, there is also persuasive evidence of an arrangement and the selling price to the buyer is fixed or determinable. For brazed aluminum heat exchangers, cold boxes, liquefied natural gas fueling stations and engineered tanks, the Company uses the percentage of completion method of accounting. Earned revenue is based on the percentage that incurred costs

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

to date bear to total estimated costs at completion after giving effect to the most current estimates. Earned revenue on contracts in process at December 31, 2006, 2005 and 2004, totaled $216,760, $126,122 and $47,978, respectively. Timing of amounts billed on contracts varies from contract to contract and could cause significant variation in working capital needs. Amounts billed on percentage of completion contracts in process at December 31, 2006, 2005 and 2004 totaled $224,366, $125,971 and $43,343, respectively. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the proper period as these changes become known. Earned revenue reflects the original contract price adjusted for agreed upon claims and change orders, if any. Losses expected to be incurred on contracts in process, after consideration of estimated minimum recoveries from claims and change orders, are charged to operations as soon as such losses are known. Change orders resulting in additional revenue and profit are recognized upon approval by the customer based on the percentage that incurred costs to date bear to total estimated costs at completion.

Distribution Costs:  The Company records distribution costs, including warehousing and freight related to product shipping, in cost of sales.

Advertising Costs:  The Company incurred advertising costs of $2,684 for the year ended December 31, 2006, $556 for the period October 17, 2005 to December 31, 2005, $2,151 for the period January 1, 2005 to October 16, 2005, and $2,833 for the year ended December 31, 2004. Such costs are expensed as incurred.

Research and Development Costs:  The Company incurred research and development costs of $3,876 for the year ended December 31, 2006, $805 for the period October 17, 2005 to December 31, 2005, $2,198 for the period January 1, 2005 to October 16, 2005, and $3,279 for the year ended December 31, 2004. Such costs are expensed as incurred.

Foreign Currency Translation:  The functional currency for the majority of the Company’s foreign operations is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The resulting translation adjustments are recorded as a component of shareholders’ equity. Gains or losses resulting from foreign currency transactions are charged to operations as incurred.

Deferred Income Taxes:  The Company and its U.S. subsidiaries file a consolidated federal income tax return. Deferred income taxes are provided for temporary differences between financial reporting and the consolidated tax return in accordance with the liability method. A valuation allowance is provided against net deferred tax assets if conditions indicate that it is more likely than not that the benefit related to such assets will not be realized.

Employee Stock Options:  In 2005 and 2006, the Company granted stock options (“New Options”), under the 2005 Stock Incentive Plan (“Stock Incentive Plan”) to certain management employees. In addition, under the Company’s 2004 Stock Option and Incentive Plan (“2004 Plan”) certain management employees rolled over stock options (“Rollover Options”). The Company adopted SFAS 123(R)“Share- Based Payments”, on October 17, 2005 using the modified prospective method, to account for these New Options. The New Options are exercisable for a period of ten years and have two different vesting schedules. The time-based (“Time-based Options”) vest annually in equal installments over a five-year period and the performance-based (“Performance-based Options”) vest based upon specified actual returns on First Reserve’s investment in the Company. Furthermore, certain of the Rollover Options were vested on the Closing Date of the Acquisition. In April 2006, the Board of Directors took action to vest all remaining Rollover Options that had not been previously vested. The New Options generally may not be transferred. The Company’s policy is to issue authorized shares upon the exercise of any stock options. In addition, all of the 2004 stock options under the 2004 Plan of the Predecessor Company, except for the Rollover Options described above, were deemed to be exercised in conjunction with the Acquisition. These 2004 Options were accounted for under the intrinsic value method of APB Opinion No. 25 “Accounting for Stock Issued to Employees”

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

and related interpretations in accounting for employee stock options. See Note I for further discussions regarding the stock options.

Earnings per share:  The following table presents calculations of income (loss) per share of common stock:

	Company		Predecessor Company
	Year	October 17,	January 1,	Year
	Ended	2005 to	2005 to	Ended
	December 31,	December 31,	October 16,	December 31,
	2006	2005	2005	2004
Net income (loss)	$26,895	$(506)	$8,858	$22,600

Net income (loss) per common share — basic	$1.70	$(0.06)	$1.65	$4.22
Net income (loss) per common share — diluted	$1.65	$(0.06)	$1.57	$4.10
Weighted average number of common shares outstanding — basic	15,835	7,952	5,366	5,351
Incremental shares issuable upon assumed exercise of stock warrants	—	—	61	15
Incremental shares issuable upon assumed conversion and exercise of stock options	434	—	211	150

Total shares — diluted	16,269	7,952	5,638	5,516

The assumed conversion of the Company’s potentially dilutive stock options and warrants was anti-dilutive for the period from October 17, 2005 to December 31, 2005. For the purposes of computing diluted earnings per share, weighted average common share equivalents do not include 1,041 stock options and 1,360 warrants for the period from October 17, 2005 to December 31, 2005 as the effect would be anti-dilutive.

Reclassifications:  Certain prior year amounts have been reclassified to conform to current year presentation.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recently Adopted Accounting Standards:  In December 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 requires abnormal amounts of inventory costs related to idle facility, freight handling and wasted material expenses to be recognized as current period charges. Additionally, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company adopted the statement on January 1, 2006 and the statement did not have a material effect on our financial position, results of operations, liquidity or cash flows.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle. SFAS 154 also requires that a change in method of depreciating and amortizing a long-lived asset be accounted for prospectively as a change in estimate, and the correction of errors in previously issued financial statements should be termed a restatement. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The implementation of SFAS 154 did not have an impact on our present consolidated financial statements and will only affect financial statements to the extent there are future accounting changes or errors.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123(R) is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and eliminates the pro forma disclosure option allowed under SFAS 123. SFAS 123(R)is effective for nonpublic entities for fiscal years beginning after December  15, 2005. We adopted SFAS 123(R) on October 17, 2005 in conjunction with the Acquisition.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Pension Benefit Plans and Other Postretirement Plans”. This statement requires recognition on the balance sheet of the underfunded or overfunded status of pension and postretirement benefit plans. SFAS No. 158 also requires the recognition of changes in the funded status through other comprehensive income in the year that the changes occur. In addition, SFAS No. 158 requires additional disclosures about the future effects on net periodic benefit cost that arise from the delayed recognition of gains or losses. SFAS No. 158 also requires that defined benefit plan assets and obligations be measured as of the date of the employer’s fiscal year end balance sheet. The recognition and disclosure provisions of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end balance sheet is effective for fiscal years ending after December 15, 2008. The Company adopted SFAS No. 158 as of December 31, 2006 (See Note H). The adoption of this statement had no effect on our financial position, results of operations, liquidity or cash flows.

Recently Issued Accounting Pronouncements.  In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48. “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing thresholds and attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of adopting FIN 48 on its financial position and results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157) which is effective for fiscal years beginning after November 15, 2007. SFAS No. 157 defines fair value to be applied to U.S. GAAP guidance requiring use of fair value, establishes a framework for measuring fair value and expands the disclosure requirements for fair value measurements. The Company is currently evaluating the impact of SFAS No. 157 on its financial position and results of operations.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

NOTE B — Balance Sheet Components

The following table summarizes the components of other current assets, other assets, net, other current liabilities and other long-term liabilities on the Company’s consolidated balance sheet as of December 31, 2006 and 2005:

	December 31,
	2006	2005

Other current assets:
Deposits	$2,003	$306
Deferred income taxes	7,417	6,429
Other receivables	11,107	5,817

	$20,527	$12,552

Other assets net:
Deferred financing costs	$11,068	$11,749
Cash value life insurance	1,640	1,265
Other	2,042	1,222

	$14,750	$14,236

Other current liabilities:
Accrued interest	$5,144	$4,599
Accrued other taxes	678	1,948
Accrued rebates	4,013	3,152
Accrued employee separation and plant closure costs	1,868	1,986
Accrued other	4,058	5,921

	$15,761	$17,606

Other long-term liabilities:
Accrued environmental	$6,658	$6,608
Accrued pension cost	3,355	7,233
Minority interest	2,111	1,103
Accrued contingencies and other	8,310	5,013

	$20,434	$19,957

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

NOTE C — Debt and Credit Arrangements

The following table shows the components of the Company’s borrowings at December 31, 2006 and 2005, respectively.

	December 31,
	2006	2005

Senior term loan, due October 2012 and September 2009, respectively, average interest rate of 6.93% and 6.62% at December 31, 2006 and 2005, respectively	$120,000	$175,000
Subordinated notes, due 2015, interest accrued at 9.125%	170,000	170,000
Revolving foreign credit facility and other short-term debt	750	2,304

Total debt	290,750	347,304
Less: current maturities	750	2,304

Long-term debt	$290,000	$345,000

In connection with the Acquisition, the Company entered into a senior secured credit facility (the “Senior Credit Facility”) and completed a $170,000 offering of 9 1/8% senior subordinated notes (the “Subordinated Notes”). The Company repaid the then existing credit facility of the Predecessor Company, as described further below, and certain other debt on or before October 17, 2005, the Closing Date of the Acquisition. The Senior Credit Facility consists of a $180,000 term loan facility (the “Term Loan”) and a $115,000 revolving credit facility (the “Revolver”), of which $55,000 may be used for letters of credit extending beyond one year from their date of issuance. The Term Loan and Subordinated Notes were fully funded on the Closing Date. The Term Loan matures on October 17, 2012 and the Revolver matures on October 17, 2010. As a result of four voluntary principal prepayments in December 2005, and March, June and August 2006, the Term Loan does not require any principal payments prior to the maturity date. The interest rate under the Senior Credit Facility is, at the Company’s option, the Alternative Base Rate (“ABR”) plus 1.0% or LIBOR plus 2.0% on the Term loan and ABR plus 1.5% or LIBOR plus 2.5% on the Revolver. The applicable interest margin on the Revolver could decrease based upon the leverage ratio calculated at each fiscal quarter end. In addition, the Company is required to pay an annual administrative fee of $100, a commitment fee of 0.5% on the unused Revolver balance, a letter of credit participation fee of 2.5% per annum on the letter of credit exposure and a letter of credit issuance fee of 0.25%. The obligations under the Senior Credit Facility are secured by substantially all of the assets of the Company’s U.S. Subsidiaries and 65% of the capital stock of the Company’s non-U.S. Subsidiaries.

The Subordinated Notes are due in 2015 with interest payable semi-annually on April 15th and October 15th. The registration rights agreement required the Company to file an Exchange Offer Registration Statement and complete the exchange offer for the Subordinated Notes by August 14, 2006. Since the exchange offer was not completed when required, additional interest at a rate of 0.25% per annum accrued on the Subordinated Notes for the 90-day period ending November 11, 2006. Additional interest will accrue in further increments of 0.25%, per annum up to a maximum of 1.0%, per annum each subsequent 90-day period until the exchange offer is completed. On November  12, 2006 and February 10, 2007, the additional interest rate on the Subordinated Notes increased by 0.50% per annum and 0.75% per annum, respectively. The Company expects the exchange offer to be completed in April 2007 at which time additional interest will cease accruing.

Any of the Subordinated Notes may be redeemed solely at the Company’s option beginning on October 15, 2010. The initial redemption price is 104.563 percent of the principal amount, plus accrued interest. Also, any of the notes may be redeemed solely at the Company’s option at any time prior to October 15, 2010, plus accrued interest and a “make-whole” premium. In addition, before October 15, 2008, up to 35 percent of the Subordinated Notes may be redeemed solely at the Company’s option at a price of 109.125 percent of the principal amount, plus accrued

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

interest, using the proceeds from sales of certain kinds of capital stock. The Subordinated Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior debt of the Company, including the Senior Credit Facility, pari passu in right of payment with all future senior subordinated indebtedness of the Company, senior in right of payment with any future indebtedness of the Company that expressly provided for its subordination to the Subordinated Notes, and unconditionally guaranteed jointly and severally by substantially all of the Company’s U.S. Subsidiaries.

The Senior Credit Facility agreement and provisions of the indenture governing the Subordinated Notes contain a number of customary covenants, including, but not limited to, restrictions on the Company’s ability to incur additional indebtedness, create liens or other encumbrances, sell assets, enter into sale and lease-back transactions, make certain payments, investments, loans, advances or guarantees, make acquisitions and engage in mergers or consolidations, pay dividends and distributions, and make capital expenditures. The Senior Credit Facility also includes covenants relating to leverage and interest coverage. At December 31, 2006, there was $120,000 and $170,000 outstanding under the Term Loan and Subordinated Notes, respectively, and letters of credit and bank guarantees totaling $30,570 supported by the Revolver.

Chart Ferox, a.s. (“Ferox”), a wholly-owned subsidiary of the Company, maintains secured revolving credit facilities with borrowing capacity, including overdraft protection, of up to $9,600, of which $4,400 is available only for letters of credit and bank guarantees. Under the revolving credit facilities, Ferox may make borrowings in Czech Koruna, Euros and U.S. dollars. Borrowings in Koruna are at PRIBOR, borrowings in Euros are at EUROBOR and borrowings in U.S. dollars are at LIBOR, each with a fixed margin of 0.6 percent. Ferox is not required to pay a commitment fee to the lenders under the revolving credit facilities in respect to the unutilized commitments thereunder. Ferox must pay letter of credit and guarantee fees equal to 0.75 percent on the face amount of each guarantee. Ferox’s land and buildings, and accounts receivable secure $4,600 and $2,500, respectively, of the revolving credit facilities. At December 31, 2006, there were no borrowings outstanding under, and $1,511 of bank guarantees supported by the Ferox revolving credit facilities.

The scheduled annual maturities of long-term debt and credit arrangements at December 31, 2006, are as follows:

Year	Amount

2007	$—
2008	—
2009	—
2010	—
2011 and thereafter	$290,000

$290,000

The Company paid interest of $25,570 for the year ended December 31, 2006, $1,085 for the period October 17, 2005 to December 31, 2005, $4,397 for the period January 1, 2005 to October 16, 2006, and $5,615 for the year ended December 31, 2004.

The Company believes that the fair value of its Subordinated Notes is approximately $180,000 at December 31, 2006 based on actual market trading and approximates carrying value at December 31, 2005. The fair value of the term loan portion of its Senior Credit Facility is estimated based on the present value of the underlying cash flows discounted at the Company’s estimated borrowing rate. Under such method the Company’s Term Loan approximated its carrying value at December 31, 2006 and 2005.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

NOTE D — Employee Separation and Plant Closure Costs

In 2004, the Company continued its manufacturing facility reduction plan, which commenced in 2002. These actions resulted in the announcements of the closure of the Company’s Distribution and Storage segment manufacturing facility in Plaistow, New Hampshire and the BioMedical segment manufacturing and office facility in Burnsville, Minnesota, respectively. In 2004, the Company completed the shutdown of the Plaistow, New Hampshire manufacturing facility and continued the shutdown of the Burnsville, Minnesota manufacturing facility, which was completed in the first quarter of 2005. In each of these facility closures, the Company did not exit the product lines manufactured at those sites, but moved the manufacturing to other facilities with available capacity, most notably New Prague, Minnesota for engineered tank production and Canton, Georgia for medical respiratory production. During 2006, 2005 and 2004, the Company recorded employee separation and plant closure costs related to these facility reduction plans and also recorded non-cash inventory valuation charges included in cost of sales at certain of these sites.

The following tables summarize the Company’s employee separation and plant closure costs activity for 2006, 2005 and 2004.

	Year Ended December 31, 2006 — Company
		Distribution	Energy &
	BioMedical	& Storage	Chemicals	Corporate	Total

One-time employee termination costs	$—	$—	$—	$—	$—
Other associated costs	—	396	—	—	396

Employee separation and plant closure costs	—	396	—	—	396
Reserve usage	(118)	(396)	—	—	(514)

Change in reserve	(118)	—	—	—	(118)
Reserves as of January 1, 2006	239	190	1,557	—	1,986

Reserve as of December 31, 2006	$121	$190	$1,557	$—	$1,868

	October 17, 2005 to December 31, 2005 — Company
		Distribution	Energy &
	BioMedical	& Storage	Chemicals	Corporate	Total

One-time employee termination costs	$17	$(120)	$78	$86	$61
Other associated costs	2	102	(26)	—	78

Employee separation and plant closure costs	19	(18)	52	86	139
Inventory valuation in cost of sales	149	—	—	(34)	115

	168	(18)	52	52	254
Reserve usage	(33)	(97)	(48)	(57)	(235)

Change in reserve	135	(115)	4	(5)	19
Reserves as of October 17, 2005	104	305	1,553	5	1,967

Reserve as of December 31, 2005	$239	$190	$1,557	$—	$1,986

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

	January 1, 2005 to October 16, 2005 — Predecessor Company
		Distribution	Energy &
	BioMedical	& Storage	Chemicals	Corporate	Total

One-time employee termination costs	$—	$41	$—	$(159)	$(118)
Other associated costs	540	465	129	41	1,175

Employee separation and plant closure costs	540	506	129	(118)	1,057
Inventory valuation in cost of sales	643	—	—	—	643

	1,183	506	129	(118)	1,700
Reserve usage	(1,451)	(542)	(133)	(370)	(2,496)

Change in reserve	(268)	(36)	(4)	(488)	(796)
Reserves as of January 1, 2005	372	341	1,557	493	2,763

Reserve as of October 16, 2005	$104	$305	$1,553	$5	$1,967

	Year Ended December 31, 2004 — Predecessor Company
		Distribution	Energy &
	BioMedical	& Storage	Chemical	Corporate	Total

One-time employee termination costs	$381	$215	$303	$398	$1,297
Contract termination costs	—	317	29	—	346
Other associated costs	406	726	412	(18)	1,526

Employee separation and plant closure costs	787	1,258	744	380	3,169
Inventory valuation in costs of sales	97	80	—	—	177

	884	1,338	744	380	3,346
Reserve usage	(512)	(1,530)	(1,369)	(562)	(3,973)

Change in reserve	372	(192)	(625)	(182)	(627)
Reserves as of January 1, 2004	—	533	2,182	675	3,390

Reserve as of December 31, 2004	$372	$341	$1,557	$493	$2,763

NOTE E — Acquisitions

On May 26, 2006, the Company acquired the common stock of Cooler Service Company, Inc. (“CSC”) based in Tulsa, OK. The consideration paid was $15,927, net of cash acquired, including transaction costs. The acquisition was funded with cash on hand. The fair value of the net assets acquired and goodwill at the date of acquisition was $8,050 and $8,654, respectively. CSC designs and manufactures air cooled heat exchangers for multiple markets, including hydrocarbon, petrochemical and industrial gas processing, and power generation. CSC has been included in the Company’s Energy and Chemical segment and contributed $17,774 of sales to the 2006 consolidated statement of operations from the date of acquisition through December 31, 2006.

On May 16, 2005, the Company acquired 100 percent of the equity interest in Changzhou CEM Cryo Equipment Co., Ltd. (“CEM”), a foreign owned enterprise established under the laws of the People’s Republic of China. The purchase price was $13,664, consisting of cash of $12,147 and the issuance of a promissory note of $1,466 payable to the seller. The fair value of the net assets acquired and goodwill at the date of acquisition was $8,894 and $4,770, respectively. For the period January 1, 2005 to October 17, 2005, the Company recorded a

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

charge of $2,768 for the write-off of purchased in-process research and development that was included in the fair value of net assets acquired. CEM has been included in the Company’s Distribution and Storage operating segment.

On February 27, 2004, the Company’s Coastal Fabrication joint venture (“Coastal Fabrication”) executed an agreement to redeem the joint venture partner’s 50 percent equity interest of $289 for cash consideration of $250 and the possibility of additional consideration being paid based upon the number of direct labor manufacturing hours performed at the Company’s New Iberia, LA facility during 2004 and 2005. The $39 difference between the cash consideration paid and the value of the 50 percent equity interest was recorded by Coastal Fabrication as a reduction of certain fixed assets. As a result of the elimination of the joint venture partner and the assumption of 100 percent of control by the Company, the assets, liabilities and operating results of Coastal Fabrication are included in these consolidated financial statements subsequent to February 27, 2004.

NOTE F — Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2006	2005

Deferred tax assets:
Accruals and reserves	$8,871	$7,665
Pensions	1,197	2,699
Inventory	1,283	1,288
Foreign tax credit carryforward	390	—
Other — net	2,752	3,370

Total deferred tax assets	$14,493	$15,022

Deferred tax liabilities:
Property, plant and equipment	$6,546	$5,795
Intangibles	55,996	58,836

Total deferred tax liabilities	$62,542	$64,631

Net deferred tax (liabilities)	$(48,049)	$(49,609)

As of December 31, 2006, the Company has foreign tax credit carryforwards of $390 which will begin to expire in 2014 through 2016.

The Company has not provided for income taxes on approximately $27,162 of foreign subsidiaries’ undistributed earnings as of December 31, 2006, since the earnings retained have been reinvested indefinitely by the subsidiaries. It is not practicable to estimate the additional income taxes and applicable foreign withholding taxes that would be payable on the remittance of such undistributed earnings.

Congress passed the American Jobs Creation Act in October 2004. The Act provided for a special one-time tax deduction of 85 percent of certain foreign earnings that are repatriated (as defined in the Act) in 2005. During the period January 1, 2005 to October 17, 2005, the Company recorded income tax expense of $156 for the repatriation of $2,970 of foreign earnings under the Act.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

Income (loss) before income taxes and minority interest consists of the following:

	Company		Predecessor Company
		October 17,	January 1,
	Year Ended	2005 to	2005 to	Year Ended
	December 31,	December 31,	October 16,	December 31,
	2006	2005	2005	2004
United States	$22,673	$(1,425)	$10,718	$25,566
Foreign	17,734	530	5,318	7,266

	$40,407	$(895)	$16,036	$32,832

Significant components of the provision for income taxes are as follows:

	Company		Predecessor Company
		October 17,	January 1,
	Year Ended	2005 to	2005 to	Year Ended
	December 31,	December 31,	October 16,	December 31,
	2006	2005	2005	2004
Current:
Federal	$13,995	$1,476	$6,601	$5,224
State	1,722	199	1,013	928
Foreign	3,659	227	1,806	1,879

	19,376	1,902	9,420	8,031

Deferred:
Federal	(5,838)	(2,055)	(1,793)	1,692
State	(544)	(185)	(161)	166
Foreign	50	(103)	(307)	245

	(6,332)	(2,343)	(2,261)	2,103

	$13,044	$(441)	$7,159	$10,134

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

The reconciliation of income taxes computed at the U.S. federal statutory tax rates to income tax expense is as follows:

	Company		Predecessor Company
		October 17,	January 1,
	Year Ended	2005 to	2005 to	Year Ended
	December 31,	December 31,	October 16,	December 31,
	2006	2005	2005	2004
Income tax (benefit) expense at U.S. statutory rates	$14,142	$(313)	$5,691	$11,491
State income taxes, net of federal tax benefit	766	9	554	711
Credit on foreign taxes paid	(544)	(127)	(408)	—
Effective tax rate differential of earnings outside of U.S.	(1,967)	(71)	(463)	(488)
Federal tax benefit of foreign sales	(676)	(130)	(648)	(456)
Non-deductible (taxable) items	175	191	1,308	(624)
In-process research and development	—	—	969	—
Repatriation of foreign earnings	—	—	156	—
Provision (income) for tax contingencies	1,148	—	—	(500)

	$13,044	$(441)	$7,159	$10,134

The taxing rules of the various jurisdictions in which the Company operates or does business often are complex and subject to various interpretations and tax authorities may challenge tax positions that are taken or have historically been taken, and may assess additional taxes, penalties and interest. A state in which the Company operates has asserted that the Company may be liable for substantial state income taxes, penalties and interest related to the state from 1993 to 2000. As of December 31, 2006, the Company has not accrued a liability for this potential contingency as the loss is not probable or estimatible.

For the period January 1, 2005 to October 16, 2005, the Company received a tax benefit of $5,818 from the exercise of stock options as a result of the Acquisition. The Company had net income tax payments of $10,543 in 2006, $3,113 for the period October 17, 2005 to December 31, 2005, $11,160 for the period January 1, 2005 to October 16, 2005 and $8,035 in 2004.

NOTE G — Assets Held for Sale

In June 2004, the Company executed an agreement to sell its Burnsville, MN BioMedical facility for $4,500. Because the net sales price, estimated to be $4,175 after selling costs, was lower than the carrying value, the assets were written down to the net sales price by recording a $404 loss on sale of assets in 2004. The net proceeds from this sale were used to pay down $880 of debt outstanding under an industrial revenue bond and the remainder was used for working capital purposes.

In June 2004, the Company decided to sell a building, parcel of land and manufacturing equipment at its Plaistow, NH Distribution and Storage manufacturing and office facility. The manufacturing equipment was sold in August 2004 for $1,082 resulting in a gain on sale of assets of $549. In September 2004, the Company entered into an agreement, which expired in July 2005, to sell the idle Plaistow land and building for $3,567, net of selling costs. It was determined the net sales price per the agreement was lower than the carrying value and the Company recorded a fair value impairment loss of $386 in 2004. During the January 1, 2005 to October 16, 2005 Period, an additional $483 fair value impairment loss was recognized by the Predecessor Company as the Company entered into another agreement to sell the land and building that expired in the first quarter of 2006. In March 2007, the Company entered into an agreement to sell a portion of the land and all of the buildings and expects the transaction to close in the

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

second quarter of 2007. At December 31, 2006, the carrying value of this property equaled $3,084. The Plaistow facility is classified as held for sale on its consolidated balance sheet as of December 31, 2006 and 2005.

NOTE H — Employee Benefit Plans

The Company has four defined benefit pension plans (the “Plans”) covering certain U.S. hourly and salary employees. Effective as of February 28, 2006, all of the Plans were frozen.

The following table sets forth the components of net periodic pension (benefit) cost for the year ended December 31, 2006, the period October 17, 2005 to December 31, 2005, the period January 1, 2005 to October 16, 2005 and the year ended December 31, 2004, based on a December 31st measurement date.

	Company		Predecessor Company
		October 17,	January 1,
	Year Ended	2005 to	2005 to	Year Ended
	December 31,	December 31,	October 16,	December 31,
	2006	2005	2005	2004
Service cost	$—	$53	$205	$887
Interest cost	2,042	410	1,559	2,056
Expected return on plan assets	(2,475)	(474)	(1,807)	(2,135)
Amortization of net (gain)	—	—	(6)	(48)
Amortization of prior service cost	—	—	(141)	—

Total pension (benefit) cost	$(433)	$(11)	$(190)	$760

The following table sets forth changes in the projected benefit obligation and plan assets, the funded status of the plans and the amounts recognized in the consolidated balance sheet:

	December 31,	December 31,
	2006	2005

Change in projected benefit obligation:
January 1 projected benefit obligation	$37,404	$36,104
Service cost	—	258
Interest cost	2,042	1,969
Benefits paid	(1,112)	(990)
Actuarial (gains) losses and plan changes	(934)	63

December 31 projected benefit obligation	$37,400	$37,404

Change in plan assets:
Fair value at January 1	$30,104	$27,789
Actual return	3,857	2,359
Employer contributions	1,263	946
Benefits paid	(1,112)	(990)

Fair value at December 31	$34,112	$30,104

Funded status (plan assets less than projected benefit obligations)	$(3,288)	$(7,300)

At December 31, 2006 and 2005, the Company recorded an unrecognized actuarial (gain) loss of ($1,892) and $424 in accumulated other comprehensive income, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

A minimum pension liability adjustment was required as of December 31, 2005 as the actuarial present value of a projected benefit obligations exceeded plan assets and accrued pension liabilities.

The actuarial assumptions used in determining the funded status information and subsequent net periodic pension cost are as follows:

	Company		Predecessor Company
		October 17,	January 1,
	Year Ended	2005 to	2005 to	Year Ended
	December 31,	December 31,	October 16,	December 31,
	2006	2005	2005	2004
United States Plans
Discount rate	5.75%	5.50%	5.75%	5.75%
Weighted average rate of increase in compensation	*	*	3.00%	4.00%
Expected long-term weighted average rate of return on plan assets	8.25%	8.25%	8.25%	8.25%

*	No longer applicable as Plans were frozen and participants are no longer accruing benefits.

The expected long-term weighted average rate of return on plan assets was established using the Company’s target asset allocation for equity and debt securities and the historical average rates of return for equity and debt securities. The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of short- and long-term plan liabilities, plan funded status and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value, and small and large capitalizations. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset/liability studies. The Company’s pension plan weighted-average actual (which is periodically rebalanced) and target asset allocations by asset category at December 31 are as follows:

		Actual
	Target	2006	2005

Stocks	59%	65%	57%
Fixed income funds	39%	33%	41%
Cash and cash equivalents	2%	2%	2%

Total	100%	100%	100%

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

The Company’s funding policy is to contribute at least the minimum funding amounts required by law. Based upon current actuarial estimates, the Company expects to contribute $674 to its defined benefit pension plans in 2007 and expects the following benefit payments to be paid by the plans:

2007	$1,300
2008	1,378
2009	1,464
2010	1,577
2011	1,711
In aggregate during five years thereafter	10,514

$17,944

The Company presently makes contributions to one bargaining unit supported multi-employer pension plan resulting in expense of $440 for the year ended December 31, 2006, $78 for the period October 17, 2005 to December 31, 2005, $282 for the period January 1, 2005 to October 16, 2005, and $313 for the year ended December 31, 2004. As part of the closure of Plaistow, NH facility in 2004, the Company withdrew from the multi-employer plan upon final termination of all employees at such facility. The Company has recorded a related estimated withdrawal liability of $170 at December 31, 2006, and 2005. Any additional liability over this accrued amount is not expected to have a material adverse impact on the Company’s financial position, liquidity, cash flows or results of operations.

The Company has a defined contribution savings plan that covers most of its U.S. employees. Company contributions to the plan are based on employee contributions, and a Company match and discretionary contributions. Expenses under the plan totaled $3,685 for the year ended December 31, 2006, $517 for the period October 17, 2005 to December 31, 2005, $2,188 for the period January  1, 2005 to October 16, 2005, and $1,483 for the year ended December 31, 2004.

NOTE I — Stock Option Plans

In 2005 and 2006, 2,442 New Options were granted to certain management employees of the Company, under the 2005 Stock Incentive Plan. The 2005 New Options were granted at an exercise price of $6.50 per share, and the 2006 New Options were granted at an exercise price of $12.16 per share. The New Options are exercisable for a period of ten years and have two vesting schedules. 861 of the New Options are time-based (“Time-based Options”) and vest equally in annual installments over a five year period and 1,581 of the New Options are performance-based (“Performance-based Options”) and vest based upon specified actual returns on First Reserve’s investment in the Company. The New Options generally may not be sold, transferred, assigned or disposed of. In addition, the remaining 43 Rollover Options from the 2004 Plan, as described further below, were all vested by April 2006 and stock-based compensation expense recognized there upon. In April and May 2006, all 610 Rollover Options were exercised. As of December 31, 2006, there were 2,442 New Options outstanding of which 153 were vested and 2,289 were unvested. For the year ended December 31, 2006 and the period October 17, 2005 to December 31, 2005, $1,906 and $437, respectively, was recognized for the New Options and the Rollover Options. As of December 31, 2006, the unrecognized total share-based compensation expense to be recorded over the next five years related to the unvested Time-based Options is $2,378.

As of December 31, 2006, the maximum share-based compensation expense for the Performance-based Options was $7,700 which will be recognized if and to the extent it becomes probable that the specified actual returns on First Reserve’s investment will be achieved.

On October 17, 2005, in conjunction with the Acquisition, all of the unvested 2004 Options under the Predecessor Company’s 2004 Plan were vested upon the change of control, except for 43 Rollover Options. As a

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

result of normal vesting and the change in control, $9,508 of share-based compensation expense was recognized for the period January 1, 2005 to October 16, 2005. In addition, certain members of management rolled over 610 Rollover Options from the 2004 Plan, including the 43 Rollover Options that were vested in 2006 as described above. These Rollover Options had an exercise price of $3.50 per share.

On March 19, 2004, the Predecessor Company granted 436 2004 Options to purchase shares of the Company’s common stock with an exercise price of $13.89 per share when the closing market price of the Company’s common stock was $28.00 per share. These 2004 Options were accounted for under the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). These non-qualified stock options were exercisable for a period of 10 years and have two different vesting schedules: 320 options were scheduled to vest in equal annual installments over a four-year period and 116 options were scheduled to vest over a 45-month period, which commenced April 1, 2004, based upon the achievement of specific operating performance goals during that 45-month period as determined by the Compensation Committee of the Board of Directors. The 320 2004 Options on the time-based vesting schedule were accounted for as a fixed compensatory plan under APB 25. For these options, the Company expected to record $4,313 as compensation expense over the vesting period based on the $14.11 difference between the closing market price and the exercise price on the date of grant. The 116 2004 Options on the performance-based vesting schedule were accounted for as a variable compensatory plan under APB 25. For these options, the Company recorded compensation expense over the vesting period based upon the difference between the closing market price of the Company’s stock and the exercise price at each balance sheet measurement date, and the Company’s estimate of the number of options that will ultimately vest based upon actual and estimated performance in comparison to the performance targets.

During 2004, 14 options on the time-based vesting schedule and 14 options on the performance-based vesting schedule were cancelled due to the resignation of eligible employees, and 42 additional 2004 Options on the time-based vesting schedule and 30 additional 2004 Options on the performance-based vesting schedule were issued at the closing market price on the date of grant to then new eligible employees and non-employee members of the Company’s Board of Directors. The 42 2004 Options with the time-based vesting schedule were accounted for as a fixed plan under APB 25. For these options, the Company recorded no compensation expense, since the exercise price was equal to the market price at the date of grant. The 30 Options with the performance-based vesting schedule were accounted for as a variable compensatory plan under APB 25 and the Company recorded compensation expense using the same method as the initial 116 performance-based options. As of December 31, 2004, there were 480 options outstanding. For the year ended December 31, 2004, the Company recognized $1,998 of stock-based compensation expense.

The fair value of the New Options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.8 percent; dividend yields of 0.0 percent; volatility factors of the expected market price of the Company’s common shares of 47.0 percent; and a weighted-average expected life of 7.5 years for the options. Volatility was calculated using an average of the Predecessor Company’s historical closing stock price on the OTCBB from October  2, 2003 to October 14, 2005. Stock-based compensation expense for the Time-based Options is recorded on an accrual basis over the vesting period.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

Certain information for the years ended December 31, 2006 and 2005, relative to the Company’s stock option plans is summarized below:

	December 31, 2006			December 31, 2005
		Weighted	Weighted		Weighted	Weighted
		Average	Average		Average	Average
	Number	Grant Date	Exercise	Number	Grant Date	Exercise
	of Shares	Fair Value	Price	of Shares	Fair Value	Price
Outstanding balance at beginning of period	2,785	$2.90	$5.84	—	$—	$—
Rollover	—	—	—	610	—	3.50
Granted	267	14.05	12.16	2,175	3.72	6.50
Exercised	(610)	—	3.50	—	—	—
Expired or canceled	—	—	—	—	—	—

Outstanding at end of period	2,442	$4.85	$7.12	2,785	$2.90	$5.84

Exercisable at end of year *	135	$3.72	$5.84	567	$—	$3.50

Participants at end of year	34			32

Available for future grant at end of year	963			67

*	Remaining contractual term of 8 years and 11 months.

In July and August 2006, the Company granted restricted stock units covering 16 shares of common stock to non-employee directors. Each of the six grants of restricted stock units had a fair value of $40 on the date of grant. The restricted stock units are expected to fully vest on the first anniversary of the date of grant or earlier in the event of a change of control as defined in the 2005 Stock Incentive Plan. For the year ended December 31, 2006, the Company recognized $100 of director compensation expense related to these restricted stock units.

NOTE J — Lease Commitments

The Company incurred $4,373, $717, $2,665 and $3,478 of rental expense under operating leases for the year ended December 31, 2006, the period October  17, 2005 to December 31, 2005, the period January 1, 2005 to October 16, 2005 and the year ended December 31, 2004. Certain leases contain rent escalation clauses and lease concessions that require additional rental payments in the later years of the term. Rent expense for these types of leases are recognized on a straight-line basis over the minimum lease term. In addition, the Company has the right, but no obligation, to renew certain leases for various renewal terms. At December 31, 2006, future minimum lease payments for non-cancelable operating leases for the next five years total $13,421 and are payable as follows: 2007 — $3,905; 2008 — $3,324; 2009 — $2,558; 2010 — $1,960; and 2011 — $1,674.

NOTE K — Contingencies

Environmental

The Company is subject to federal, state and local environmental laws and regulations concerning, among other matters, waste water effluents, air emissions and handling and disposal of hazardous materials such as cleaning fluids. The Company is involved with environmental compliance, investigation, monitoring and remediation activities at certain of its owned manufacturing facilities and at one owned facility that is leased to a third party, and, except for these continuing remediation efforts, believes it is currently in substantial compliance with all known environmental regulations. At December 31, 2006 and 2005, the Company had

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

undiscounted accrued environmental reserves of $6,658 and $6,608, respectively, recorded in other long-term liabilities. The Company accrues for certain environmental remediation-related activities for which commitments or remediation plans have been developed and for which costs can be reasonably estimated. These estimates are determined based upon currently available facts and circumstances regarding each facility. Actual costs incurred may vary from these estimates due to the inherent uncertainties involved. Future expenditures relating to these environmental remediation efforts are expected to be made over the next 8 to 14 years as ongoing costs of remediation programs.

Although the Company believes it has adequately provided for the cost of all known environmental conditions, the applicable regulatory agencies could insist upon different and more costly remediation than those the Company believes are adequate or required by existing law. The Company believes that any additional liability in excess of amounts accrued which may result from the resolution of such matters will not have a material adverse effect on the Company’s financial position, liquidity, cash flows or results of operations.

Appraisal Rights

In conjunction with the Acquisition and the Notice of Merger dated October  25, 2005, certain of the former shareholders of the Predecessor Company representing 244 shares of common stock, gave notice of their right under Delaware General Corporation Law to exercise appraisal rights. In February 2006, before the former shareholders filed suit in court under Delaware General Corporation Law, the Company settled this appraisal rights matter by paying additional proceeds to these former shareholders of $0.5 million. This settlement amount was accrued at December 31, 2005 and paid in 2006.

CHEL

In March 2003, the Company completed the closure of its Wolverhampton, United Kingdom manufacturing facility, operated by CHEL, and all current heat exchanger manufacturing is being conducted at the Company’s La Crosse, WI facility. On March 28, 2003, CHEL filed for a voluntary administration under the United Kingdom (“U.K.”) Insolvency Act of 1986. CHEL’s application for voluntary administration was approved on April 1, 2003 and an administrator was appointed. Additionally, the Company received information that indicated that CHEL’s net pension plan obligations had increased significantly primarily due to a decline in plan asset values and interest rates as well as increased plan liabilities, resulting in an estimated plan deficit of approximately $12.0 million as of March 2003. Based on the Company’s financial condition in March 2003, it determined not to advance funds to CHEL in amounts necessary to fund CHEL’s obligations. Since CHEL was unable to fund its net pension deficit, pay remaining severance due to former employees, or pay other creditors, the trustees of the CHEL pension plan requested a decision to wind-up the plan from a U.K. pension regulatory board. That board approved the wind-up as of March  28, 2003.

The Company does not believe that it is legally obligated to fund the net pension deficit of the CHEL pension plan because CHEL, which is no longer one of the Company’s consolidated subsidiaries, was the sponsor of the pension plan and the entity with primary responsibility for the plan. In addition, the Company considered itself and its consolidated subsidiaries legally released from being the primary obligor of any CHEL liabilities. Further, at the time the insolvency administrator assumed control of CHEL, the Company no longer had control of the assets or liabilities of CHEL. As a result, in March 2003, the Company wrote-off its net investment in CHEL. In addition, any claims of CHEL against the Company were discharged in bankruptcy as part of the Company’s Reorganization Plan.

While no claims presently are pending against the Company related to CHEL’s insolvency, persons impacted by the insolvency or others could bring a claim against the Company asserting that the Company is directly responsible for pension and benefit related liabilities of CHEL. Although the Company would vigorously contest any claim of this kind, it can provide no assurance that claims will not be asserted against it in the future. To the

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

extent the Company has a significant liability related to CHEL’s insolvency and pension wind-up, satisfaction of that liability could have a material adverse impact on the Company’s liquidity, results of operations and financial position.

Chapter 11 Reorganization

On July 8, 2003, the Pre-Predecessor Company and all of its then majority-owned U.S. subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware to implement an agreed upon senior debt restructuring plan through a pre-packaged plan of reorganization. None of the Pre-Predecessor Company’s non-U.S. subsidiaries were included in the filing in the Bankruptcy Court. On September 15, 2003, the Predecessor Company and all of its majority-owned U.S. subsidiaries emerged from Chapter 11 proceedings pursuant to the Amended Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries, dated September 3, 2003. The Company has resolved all proofs of claim asserted in the bankruptcy proceedings, including the settlement in July 2005 of a finders’ fee claim in the amount of $1.1 million asserted by a former shareholder of the Company, against which the Company had filed an objection in the Bankruptcy Court. All bankruptcy proceedings were closed in May 2006.

Performance Under Contracts

The Company is occasionally subject to various other legal proceedings or claims related to performance under contracts, and other matters, several of which claim substantial damages, in the ordinary course of its business. Based on the Company’s historical experience in litigating these claims, as well as the Company’s current assessment of the underlying merits of the actions and applicable insurance, the Company believes the resolution of these other legal claims will not have a material adverse effect on the Company’s financial position, liquidity, cash flows or results of operations. Future developments may, however, result in resolution of these legal claims in a way that could have a material adverse effect.

Legal Proceedings

The Company is a party to product liability and other legal proceedings incidental to the normal course of its business. Based on the Company’s historical experience in litigating these actions, as well as the Company’s current assessment of the underlying merits of the actions and applicable insurance, management believes that the final resolution of these matters will not have a material adverse affect on the Company’s financial position, liquidity, cash flows or results of operations. Future developments may, however, result in resolution of these legal claims in a way that could have a material adverse effect.

NOTE L — Reporting Segments

The Company’s structure of its internal organization is divided into the following three reportable segments: Energy and Chemicals, Distribution and Storage, and BioMedical. The Company’s reportable segments are business units that offer different products. The reportable segments are each managed separately because they manufacture and distribute distinct products with different production processes and sales and marketing approaches. The Energy and Chemicals segment sells heat exchangers, cold boxes and liquefied natural gas vacuum insulated pipe to natural gas, petrochemical processing and industrial gas companies who use them for the liquefaction and separation of natural and industrial gases. The Distribution and Storage segment sells cryogenic bulk storage systems, cryogenic packaged gas systems, cryogenic systems and components, beverage liquid CO2 systems and cryogenic services to various companies for the storage and transportation of both industrial and natural gases. The BioMedical segment sells medical respiratory products, biological storage systems and magnetic resonance imaging cryostat components. Due to the nature of the products that each operating segment sells, there are no inter-segment sales. The Company moved the management and reporting of the LNG alternative fuel systems

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

product line from the Energy and Chemicals segment to the Distribution and Storage segment effective December 31, 2004. All segment information for all periods presented has been restated to conform to this presentation. Corporate headquarters includes operating expenses for executive management, accounting, tax, treasury, human resources, information technology, legal, internal audit, risk management and stock-based compensation expense that are not allocated to the reportable segments.

The Company evaluates performance and allocates resources based on operating income or loss from continuing operations before net interest expense, financing costs amortization expense, derivative contracts valuation expense, foreign currency loss, income taxes, minority interest and cumulative effect of change in accounting principle. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Information for the Company’s three reportable segments and its corporate headquarters, and product revenue and geographic information for the Company, is presented below:

	Company
	Year Ended December 31, 2006
	Reportable Segments
	Energy and	Distribution
	Chemicals	and Storage	BioMedical	Corporate	Total

Revenues from external customers	$190,673	$268,303	$78,478	$—	$537,454
Employee separation and plant closure costs	—	396	—	—	396
Depreciation and amortization expense	8,135	10,168	2,380	230	20,913
Operating income (loss)	18,957	54,545	15,969	(22,600)	66,871
Total assets(A)(B)	224,277	376,168	101,785	22,645	724,875
Capital expenditures	13,365	7,934	864	90	22,253

	Company
	October 17, 2005 to December 31, 2005
	Reportable Segments
	Energy and	Distribution
	Chemicals	and Storage	BioMedical	Corporate	Total

Revenues from external customers	$34,135	$47,832	$15,685	$—	$97,652
Employee separation and plant closure costs (benefit)	52	(18)	19	86	139
Depreciation and amortization expense	1,424	2,152	458	54	4,088
Operating income (loss)	5,092	3,947	714	(4,683)	5,070
Total assets(A)(C)	177,915	339,586	93,929	24,211	635,641
Capital expenditures	877	3,338	1,255	131	5,601

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

	Predecessor Company
	January 1, 2005 to October 16, 2005
	Reportable Segments
	Energy and	Distribution
	Chemicals	and Storage	BioMedical	Corporate	Total

Revenues from external customers	$86,920	$161,329	$57,248	$—	$305,497
Employee separation and plant closure costs (benefit)	129	506	540	(118)	1,057
Depreciation and amortization expense	931	3,694	1,901	282	6,808
Operating income (loss)	13,717	27,005	8,343	(28,206)	20,859
Total assets(A)(D)	85,203	151,404	99,001	7,499	343,107
Capital expenditures	2,817	5,878	1,490	853	11,038

	Predecessor Company
	Year Ended December 31, 2004
	Reportable Segments
	Energy and	Distribution
	Chemicals	and Storage	BioMedical	Corporate	Total

Revenues from external customers	$69,609	$162,508	$73,459	$—	$305,576
Employee separation and plant closure costs	744	1,258	787	380	3,169
Depreciation and amortization expense	1,180	2,614	1,386	3,310	8,490
Equity expense in joint venture	(51)	—	—	—	(51)
Operating income (loss)	11,545	27,951	14,208	(16,625)	37,079
Total assets(A)(D)	65,212	118,555	100,768	22,545	307,080
Capital expenditures	1,681	4,643	2,357	698	9,379

(A)	Corporate assets at December 31, 2006, December 31, 2005, October 16, 2005 and December 31, 2004 consist primarily of cash and cash equivalents and deferred income taxes.

(B)	Total assets at December 31, 2006 include goodwill of $81,941, $129,751 and $35,452 for the Energy and chemicals, Distribution and Storage and BioMedical segments, respectively.

(C)	Total assets at December 31, 2005 include goodwill of $72,833, $128,653 and $35,256 for the Energy and Chemicals, Distribution and Storage, and BioMedical segments, respectively.

(D)	Total assets at October 16, 2005 and December 31, 2004 include goodwill of $31,648, $2,787 and $40,675 for the Energy and Chemicals, Distribution and Storage, and BioMedical segments, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

A reconciliation of the total of the reportable segments’ operating income (loss) to consolidated (loss) income before income taxes and minority interest is presented below:

	Company		Predecessor Company
		October 17,	January 1,
	Year	2005	2005	Year
	Ended	to	to	Ended
	December 31,	December 31,	October 16,	December 31,
	2006	2005	2005	2004
Operating income	$66,871	$5,070	$20,859	$37,079
Other income (expense):
Interest expense, net	(25,461)	(5,565)	(4,192)	(4,760)
Financing costs amortization	(1,536)	(308)	—	—
Derivative contracts valuation income (expense)	—	9	28	48
Foreign currency gain (loss)	533	(101)	(659)	465

Income (loss) before income taxes and minority interest	$40,407	$(895)	$16,036	$32,832

	Company		Predecessor Company
		October 17,	January 1,
	Year	2005	2005	Year
	Ended	to	to	Ended
	December 31,	December 31,	October 16,	December 31,
	2006	2005	2005	2004
Product Revenue Information:
Energy and Chemicals Segment
Heat exchangers	$117,677	$22,218	$52,702	$48,091
Cold boxes and LNG VIP	72,996	11,917	34,218	21,518

	190,673	34,135	86,920	69,609

Distribution and Storage Segment
Cryogenic bulk storage systems	$141,119	$22,626	$70,180	$73,118
Cryogenic packaged gas systems and beverage liquid CO2 systems	93,690	18,150	65,713	59,706
Cryogenic systems and components	12,249	2,862	11,571	14,767
Cryogenic services	21,245	4,194	13,865	14,917

	$268,303	$47,832	$161,329	$162,508

BioMedical Segment
Medical products and biological storage systems	67,236	13,355	48,488	62,873
MRI components and other	11,242	2,330	8,760	10,586

	78,478	15,685	57,248	73,459

Total Sales	$537,454	$97,652	$305,497	$305,576

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

	Company
			October 17, 2005		Predecessor Company
			to		January 1, 2005	Year Ended
	Year Ended		December 31, 2005		to	December 31, 2004
	December 31, 2006			Long-Lived	October 16, 2005		Long-Lived
Geographic Information:	Revenues	Long-Lived Assets	Revenues	Assets	Revenues	Revenues	Assets
United States	$403,523	$393,535	$75,692	$398,576	$233,669	$233,466	$156,181
Czech Republic	73,611	45,530	12,829	27,944	42,645	43,163	5,494
Other Non-U.S. Countries	60,320	55,175	9,131	42,222	29,183	28,947	6,016

Total	$537,454	$494,240	$97,652	$468,742	$305,497	$305,576	$167,691

Note M — Quarterly Data (Unaudited)

Selected quarterly data for the years ended December 31, 2006 and 2005 are as follows:

	Year Ended December 31, 2006
	Company
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

Sales	$120,840	$129,367	$142,825	$144,422	$537,454
Gross Profit	36,987	36,113	39,440	42,379	154,919
Employee separation and plant closure costs	162	69	73	92	396
Operating Income	15,787	14,823	16,869	19,392	66,871
Net Income	6,046	5,308	6,932	8,609	26,895

	Year Ended December 31, 2005
	Predecessor Company				Company
	First	Second	Third	Fourth	Fourth
	Quarter	Quarter	Quarter	Quarter(a)	Quarter(a)

Sales	$85,170	$99,721	$105,787	$14,819	$97,652
Gross Profit	24,898	29,932	30,101	3,282	21,919
Employee separation and plant closure costs	604	201	200	52	139
Operating Income	9,893	15,332	12,505	(16,871)	5,070
Net Income	5,795	8,658	7,228	(12,823)	(506)

(a)	The fourth quarter for the Predecessor Company is the period October 1, 2005 to October 16, 2005 and the fourth quarter for the Company is the period October 17, 2005 to December 31, 2005.

NOTE N — Subsequent Events

In February 2006, the Company paid $1,498, including fees to acquire the remaining 4.3% of minority interest in Chart Ferox, a.s. This transaction was completed in March 2007 and the Company now owns a 100% interest in Chart Ferox, a.s.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

NOTE O — Supplemental Guarantor Financial Information

In connection with the Acquisition, the Company issued $170,000 of senior subordinated notes. The following subsidiaries, all of which are wholly owned, guaranteed the notes on a full, unconditional and joint and several basis: Chart Inc., CAIRE Inc., Chart Energy and Chemicals, Inc., Chart Cooler Service Company, Inc., Chart International Holdings, Inc., Chart Asia, Inc. and Chart International, Inc. The following subsidiaries are not guarantors of the notes:

Non-Guarantor Subsidiaries	Jurisdiction

Chart Australia Pty. Ltd.	Australia
Changzhou CEM Cryo Equipment Co., Ltd.	China
Chart Biomedical Limited	United Kingdom
Chart Cryogenic Engineering Systems (Changzhou) Co., Ltd.	China
Chart Cryogenic Equipment (Changzhou) Co., Ltd.	China
Chart Ferox a.s. (95.7% owned at December 31, 2006)	Czech Republic
Chart Ferox GmbH	Germany
GTC of Clarksville, LLC	Delaware
Lox Taiwan (16% owned)	Taiwan
Zhangjigang Chart Hailu Cryogenic Equipment Co., Ltd.	China

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

The following supplemental condensed consolidating and combining financial information of the Issuer, Subsidiary Guarantors and Subsidiary Non-Guarantors presents statements of operations for the year ended December 31, 2006, the period from October 17, 2005 to December 31, 2005, the period from January 1, 2005 to October 16, 2005 and the year ended December 31, 2004, balance sheets as of December 31, 2006, and December 31, 2005, and statements of cash flows for the year ended December 31, 2006, the period from October 17, 2005 to December 31, 2005, the period from January 1, 2005 to October 16, 2005 and the year ended December 31, 2004.

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2006

		Subsidiary	Subsidiary	Consolidating
	Issuer	Guarantors	Non-Guarantors	Adjustments	Total

ASSETS
Cash and cash equivalents	$6,084	$114	$12,656	$—	$18,854
Accounts receivable, net	—	58,320	18,442	—	76,762
Inventory, net	—	43,559	29,508	(210)	72,857
Other current assets	8,319	39,955	13,888	—	62,162

Total current assets	14,403	141,948	74,494	(210)	230,635
Property, plant and equipment, net	—	57,469	28,254	—	85,723
Goodwill	—	189,671	57,473	—	247,144
Intangible assets, net	—	143,998	2,625	—	146,623
Investments in affiliates	104,109	38,326	—	(142,435)	—
Intercompany receivables	421,549	—	—	(421,549)	—
Other assets	11,126	1,580	2,044	—	14,750

Total assets	$551,187	$572,992	$164,890	$(564,194)	$724,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accruals	$(11,935)	$122,734	$28,908	$(466)	$139,241

Total current liabilities	(11,935)	122,734	28,908	(466)	139,241
Long-term debt	290,000	—	—	—	290,000
Intercompany payables	—	332,535	88,758	(421,293)	—
Other long-term liabilities	53,388	13,614	8,898	—	75,900

Total liabilities	331,453	468,883	126,564	(421,759)	505,141
Common Stock	256	—	—	—	256
Other stockholders’ equity	219,478	104,109	38,326	(142,435)	219,478

Total stockholders’ equity	219,734	104,109	38,326	(142,435)	219,734

Total liabilities and stockholders’ equity	$551,187	$572,992	$164,890	$(564,194)	$724,875

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006

		Subsidiary	Subsidiary	Consolidating
	Issuer	Guarantors	Non-Guarantors	Adjustments	Total

Net sales	$—	$412,282	$128,980	$(3,808)	$537,454
Cost of sales	—	294,657	91,661	(3,783)	382,535

Gross profit	—	117,625	37,319	(25)	154,919
Selling, general and administrative expenses	1,370	75,574	11,095	9	88,048

Operating (loss) income	(1,370)	42,051	26,224	(34)	66,871
Interest expense, net	(25,682)	103	118	—	(25,461)
Other income (expense), net	(1,536)	(70)	603	—	(1,003)
Minority interest, net of tax	—	—	468	—	468

Income (loss) before income taxes and equity in net (income) loss of subsidiaries	(28,588)	42,084	26,477	(34)	39,939
Income tax (benefit) provision	(9,242)	18,814	3,472	—	13,044
Equity in net (income) loss of subsidiaries	(46,241)	(22,971)	—	69,212	—

Net income (loss)	$26,895	$46,241	$23,005	$(69,246)	$26,895

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year Ended December 31, 2006

		Subsidiary	Subsidiary	Consolidating
	Issuer	Guarantors	Non-Guarantors	Adjustments	Total

Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(33,347)	$51,510	$18,080	$155	$36,398

Cash flows from investing activities:
Capital expenditures	—	(17,570)	(4,683)	—	(22,253)
Acquisition of business, net of cash acquired	—	(15,927)	—	—	(15,927)
Other investing activities	(59)	(425)	—	—	(484)

Net cash used in investing activities	(59)	(33,922)	(4,683)	—	(38,664)

Cash flows from financing activities:
Net change in debt	(55,000)	750	(2,356)	—	(56,606)
Initial public offering proceeds, net	172,496	—	—	—	172,496
Dividend payment	(150,313)	—	—	—	(150,313)
Warrant and option exercise proceeds	39,237	—	—	—	39,237
Payment of financing costs	(854)	—	—	—	(854)
Tax benefit from exercise of stock options	5,275	—	—	—	5,275
Intercompany account changes	21,458	(18,515)	(2,788)	(155)	—

Net cash provided by (used in) financing activities	32,299	(17,765)	(5,144)	(155)	9,235

Net (decrease) increase in cash and cash equivalents	(1,107)	(177)	8,253	—	6,969
Effect of exchange rate changes	—	19	540	—	559
Cash and cash equivalents, beginning of period	7,191	272	3,863	—	11,326

Cash and cash equivalents, end of period	$6,084	$114	$12,656	$—	$18,854

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2005

		Subsidiary	Subsidiary	Consolidating
	Issuer	Guarantors	Non-Guarantors	Adjustments	Total

ASSETS
Cash and cash equivalents	$7,191	$272	$3,863	$—	$11,326
Accounts receivable, net	—	48,979	13,484	—	62,463
Inventory, net	—	33,603	19,714	(185)	53,132
Other current assets	6,201	26,967	6,810	—	39,978

Total current assets	13,392	109,821	43,871	(185)	166,899
Property, plant and equipment, net	—	40,429	23,272	—	63,701
Goodwill	—	213,493	23,249	—	236,742
Intangible assets, net	—	150,577	3,486	—	154,063
Investments in affiliates	56,863	5,496	—	(62,359)	—
Other assets	447,380	1,328	999	(435,471)	14,236

Total assets	$517,635	$521,144	$94,877	$(498,015)	$635,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accruals	$1,840	$78,449	$14,866	$857	$96,012
Short term debt	—	—	2,304	—	2,304

Total current liabilities	1,840	78,449	17,170	857	98,316
Long-term debt	345,000	—	—	—	345,000
Intercompany accounts	—	373,063	63,450	(436,513)	—
Other long-term liabilities	54,465	12,769	8,761	—	75,995

Total liabilities	401,305	464,281	89,381	(435,656)	519,311
Common Stock	80	—	—		80
Other stockholders’ equity	116,250	56,863	5,496	(62,359)	116,250

Total stockholders’ equity	116,330	56,863	5,496	(62,359)	116,330

Total liabilities and stockholders’ equity	$517,635	$521,144	$94,877	$(498,015)	$635,641

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Period from October 17, 2005 to December 31, 2005

			Subsidiary
		Subsidiary	Non-	Consolidating
	Issuer	Guarantors	Guarantors	Adjustments	Total

Net sales	$—	$77,591	$20,655	$(594)	$97,652
Cost of sales	—	56,495	19,883	(645)	75,733

Gross profit	—	21,096	772	51	21,919
Selling, general and administrative expenses	423	14,300	2,126	—	16,849

Operating (loss) income	(423)	6,796	(1,354)	51	5,070
Interest expense, net	(4,473)	(1,084)	(8)	—	(5,565)
Other income (expense), net	(300)	(21)	(79)	—	(400)
Minority interest, net of tax	—	—	52	—	52

Income (loss) before income taxes and equity in net (income) loss of subsidiaries	(5,196)	5,691	(1,493)	51	(947)
Income tax (benefit) provision	(2,573)	1,975	157	—	(441)
Equity in net (income) loss of subsidiaries	(2,117)	1,599	—	518	—

Net (loss) income	$(506)	$2,117	$(1,650)	$(467)	$(506)

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Period from October 17, 2005 to December 31, 2005

		Subsidiary	Subsidiary	Consolidating
	Issuer	Guarantors	Non-Guarantors	Adjustments	Total

Cash flows from operating activities:
Net cash provided by (used in) operating activities	$5,811	$(11,947)	$1,534	$19,237	$14,635

Cash flows from investing activities:
Capital expenditures	—	(2,569)	(3,032)	—	(5,601)
Payments to Reorganized Company shareholders for transaction	(356,649)	—	—	—	(356,649)

Net cash (used in) provided by investing activities	(356,649)	(2,569)	(3,032)	—	(362,250)
Cash flows from financing activities:
Net change in debt	268,542	—	(2,185)	—	266,357
Intercompany account changes	1,421	15,758	2,058	(19,237)	—
Proceeds from equity contribution	111,299	—	—	—	111,299
Payment of financing costs	(11,558)	—	—	—	(11,558)
Payment of exercised stock options	(15,756)	—	—	—	(15,756)
Payment of Acquisition costs	(1,853)	—	—	—	(1,853)

Net cash provided by (used in) financing activities	352,095	15,758	(127)	(19,237)	348,489
Net increase (decrease) in cash and cash equivalents	1,257	1,242	(1,625)	—	874
Effect of exchange rate changes	—	(1,120)	102	—	(1,018)
Cash and cash equivalents, beginning of period	5,934	150	5,386	—	11,470

Cash and cash equivalents, end of period	$7,191	$272	$3,863	$—	$11,326

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Period From January 1, 2005 to October 16, 2005

		Subsidiary	Subsidiary	Consolidating
	Issuer	Guarantors	Non-Guarantors	Adjustments	Total

Net sales	$—	$238,459	$68,933	$(1,895)	$305,497
Cost of sales	—	167,517	51,699	(1,932)	217,284

Gross profit	—	70,942	17,234	37	88,213
Selling, general and administrative expenses	7,372	53,485	6,497		67,354

Operating (loss) income	(7,372)	17,457	10,737	37	20,859
Interest expense	(4,524)	197	135	—	(4,192)
Other income (expense), net	28	(123)	(536)	—	(631)
Minority interest, net of tax	—	—	19	—	19

Income (loss) before income taxes and equity in net (income) loss of subsidiaries	(11,868)	17,531	10,317	37	16,017
Income tax (benefit) provision	(4,528)	10,603	1,084	—	7,159
Equity in net (income) loss of subsidiaries	(16,198)	(9,270)	—	25,468	—

Net (loss) income	$8,858	$16,198	$9,233	$(25,431)	$8,858

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Period from January 1, 2005 to October 16, 2005

		Subsidiary	Subsidiary	Consolidating
	Issuer	Guarantors	Non-Guarantors	Adjustments	Total

Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(4,781)	$24,524	$5,820	$(9,922)	$15,641
Cash flows from investing activities:
Capital expenditures	—	(6,681)	(4,357)	—	(11,038)
Proceeds from sale of assets	—	520	1,700	—	2,220
Acquisitions, net of cash	—	(12,147)	—	—	(12,147)
Other investing activities	—	(96)	262	—	166

Net cash (used in) investing activities	—	(18,404)	(2,395)	—	(20,799)

Cash flows from financing activities:
Net change in debt	(1,952)	(1,016)	2,985	—	17
Proceeds from sale of stock	1,691	—	—	—	1,691
Intercompany account changes	657	(5,301)	(5,278)	9,922	—

Net cash provided by (used in) financing activities	396	(6,317)	(2,293)	9,922	1,708

Net increase (decrease) in cash and cash equivalents	(4,385)	(197)	1,132	—	(3,450)
Effect of exchange rate changes		8	98	—	106
Cash and cash equivalents, beginning					—
of period	10,319	339	4,156	—	14,814

Cash and cash equivalents, end of period	$5,934	$150	$5,386	$—	$11,470

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

		Subsidiary	Subsidiary	Consolidating
	Issuer	Guarantors	Non-Guarantors	Adjustments	Total

Net sales	$—	$238,831	$68,763	$(2,018)	$305,576
Cost of sales	—	166,606	47,257	(2,093)	211,770

Gross profit	—	72,225	21,506	75	93,806
Selling, general and administrative expenses	1,488	49,631	5,601	7	56,727

Operating (loss) income	(1,488)	22,594	15,905	68	37,079
Interest expense, net	(4,754)	(38)	32	—	(4,760)
Other income (expense), net	48	596	(131)	—	513
Minority interest, net of tax	—	—	98	—	98

Income (loss) before income taxes and equity in net (income) loss of subsidiaries	(6,194)	23,152	15,708	68	32,734
Income tax (benefit) provision	(2,175)	10,185	2,124	—	10,134
Equity in net (income) loss of subsidiaries	(26,619)	(13,652)	—	40,271	—

Net (loss) income	$22,600	$26,619	$13,584	$(40,203)	$22,600

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004

		Subsidiary	Subsidiary	Consolidating
	Issuer	Guarantors	Non-Guarantors	Adjustments	Total

Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(14,763)	$34,925	$12,214	$2,683	$35,059

Cash flows from investing activities:
Capital expenditures	—	(5,834)	(3,545)	—	(9,379)
Proceeds from sale of assets	—	6,057	—	—	6,057
Other investing activities	—	(354)	359	—	5

Net cash provided by (used in) investing activities	—	(131)	(3,186)	—	(3,317)
Cash flows from financing activities:
Net change in debt	(31,352)	(1,692)	(104)	—	(33,148)
Proceeds from sale of stock	400	—	—	—	400
Intercompany account changes	42,420	(29,029)	(10,708)	(2,683)	—
Other financing activities	(2,679)	(1,179)	862	—	(2,996)

Net cash provided by (used in) financing activities	8,789	(31,900)	(9,950)	(2,683)	(35,744)

Net increase (decrease) in cash and cash equivalents	(5,974)	2,894	(922)	—	(4,002)
Effect of exchange rate changes	—	27	189	—	216
Cash and cash equivalents, beginning of period	16,293	(2,582)	4,889	—	18,600

Cash and cash equivalents, end of period	$10,319	$339	$4,156	$—	$14,814

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$12,359	$18,854
Accounts receivable, net	79,897	76,762
Inventories, net	79,629	72,857
Unbilled contract revenue	43,409	32,993
Other current assets	24,082	26,085
Assets held for sale	3,084	3,084

Total Current Assets	242,460	230,635
Property, plant and equipment, net	88,865	85,723
Goodwill	246,832	247,144
Identifiable intangible assets, net	143,593	146,623
Other assets, net	14,566	14,750

TOTAL ASSETS	$736,316	$724,875

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$49,986	$48,031
Customer advances and billings in excess of contract revenue	52,402	45,200
Accrued expenses and other current liabilities	43,427	45,260
Short-term debt	—	750

Total Current Liabilities	145,815	139,241
Long-term debt	290,000	290,000
Other long-term liabilities	73,538	75,900
Shareholders’ Equity
Common stock, par value $.01 per share — 150,000,000 shares authorized, 25,588,835 and 25,588,043 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	256	256
Additional paid-in capital	185,933	185,567
Retained earnings	33,567	26,389
Accumulated other comprehensive income	7,207	7,522

	226,963	219,734

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$736,316	$724,875

The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date, but does not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements.

See accompanying notes to these unaudited condensed consolidated financial statements. The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006

Sales	$152,463	$120,840
Cost of sales	112,604	83,853

Gross profit	39,859	36,987
Selling, general and administrative expenses	19,445	17,468
Amortization expense	3,028	3,571
Employee separation and plant closure costs	99	162

	22,572	21,201

Operating income	17,287	15,786
Other expenses (income):
Interest expense, net	6,346	6,545
Financing costs amortization	404	370
Foreign currency income	(354)	(148)

	6,396	6,767

Income from operations before income taxes and minority interest	10,891	9,019
Income tax expense	3,713	2,980

Income from operations before minority interest	7,178	6,039
Minority interest, net of taxes	—	(6)

Net income	$7,178	$6,045

Net income per common share — basic	$0.28	$0.76

Net income per common share — diluted	$0.28	$0.73

Weighted average number of common shares outstanding — basic	25,604	7,952

Weighted average number of common shares outstanding — diluted	25,810	8,285

See accompanying notes to these unaudited condensed consolidated financial statements. The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2007	2006

OPERATING ACTIVITIES
Net income	$7,178	$6,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,587	4,824
Employee stock and stock option related compensation expense	361	321
Financing costs amortization	404	370
Other non-cash operating activities	(354)	(159)
Increase (decrease) in cash resulting from changes in operating assets and liabilities:
Accounts receivable	(2,800)	(3,840)
Inventory	(6,812)	30
Unbilled contract revenues and other current assets	(10,481)	(4,764)
Accounts payable and other current liabilities	1,740	566
Customer advances and billings in excess of contract revenue	7,214	8,502

Net Cash Provided By Operating Activities	1,037	11,895
INVESTING ACTIVITIES
Capital expenditures	(5,024)	(2,566)
Acquisition of minority interest and other assets	(1,622)	—

Net Cash Used In Investing Activities	(6,646)	(2,566)
FINANCING ACTIVITIES
Payments on revolving credit facilities or short-term debt	(750)	(839)
Principal payments on long-term debt	—	(5,000)
Payment of financing costs	(183)	—
Other financing activities	5	—

Net Cash Used In Financing Activities	(928)	(5,839)

Net (decrease) increase in cash and cash equivalents	(6,537)	3,490
Effect of exchange rate changes on cash	42	107
Cash and cash equivalents at beginning of period	18,854	11,326

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,359	$14,923

See accompanying notes to these unaudited condensed consolidated financial statements. The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

NOTE A — Basis of Preparation

The accompanying unaudited condensed consolidated financial statements of Chart Industries, Inc. and its subsidiaries (the “Company”) have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for annual financial statements. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Principles of Consolidation:  The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions are eliminated in consolidation. Investments in affiliates where the Company’s ownership is between 20 percent and 50 percent, or where the Company does not have control, but has the ability to exercise significant influence over operations or financial policy, are accounted for under the equity method.

Use of Estimates:  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Nature of Operations:  The Company is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. The Company has developed an expertise in cryogenic systems and equipment, which operate at low temperatures sometimes approaching absolute zero. The majority of the Company’s products, including vacuum-insulated containment vessels, heat exchangers, cold boxes and other cryogenic components, are used throughout the liquid-gas supply chain for the purification, liquefaction, distribution, storage and end-use of industrial gases and hydrocarbons. The Company has domestic operations located in eight states, including its principal executive offices located in Garfield Heights, Ohio and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.

Basis of Presentation:  The consolidated financial statements have been adjusted for the three months ended March 31, 2006 to give effect to the 4.6263-for-one stock split of the Company’s common stock that occurred on July 20, 2006, and related adjustments to its capital structure and stock options that were effected upon the completion of the Company’s initial public offering (“IPO”) on July 31, 2006.

Reclassifications:  Certain prior year amounts have been reclassified to conform to the current year presentation.

Inventories:  Inventories are stated at the lower of cost or market with cost being determined by the first-in, first-out (“FIFO”) method. The components of inventory are as follows:

	March 31,	December 31,
	2007	2006

Raw materials and supplies	$34,038	$32,404
Work in process	27,322	20,974
Finished goods	18,269	19,479

	$79,629	$72,857

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

Revenue Recognition:  For the majority of the Company’s products, revenue is recognized when products are shipped, title has transferred and collection is reasonably assured. For these products, there is also persuasive evidence of an arrangement, and the selling price to the buyer is fixed or determinable. For brazed aluminum heat exchangers, cold boxes, vacuum-insulated pipe, liquefied natural gas fueling stations and engineered tanks, the Company uses the percentage of completion method of accounting. Earned revenue is based on the percentage that incurred costs to date bear to total estimated costs at completion after giving effect to the most current estimates. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the period in which these changes become known. Earned revenue reflects the original contract price adjusted for agreed upon claims and change orders, if any. Losses expected to be incurred on contracts in process, after consideration of estimated minimum recoveries from claims and change orders, are charged to operations as soon as such losses are known. Change orders resulting in additional revenue and profit are recognized upon approval by the customer based on the percentage that incurred costs to date bear to total estimated costs at completion. Timing of amounts billed on contracts varies from contract to contract and could cause a significant variation in working capital requirements.

Product Warranties:  The Company provides product warranties with varying terms and durations for the majority of its products. The Company records warranty expense in cost of sales. The changes in the Company’s consolidated warranty reserve during the three months ended March 31, 2007 and 2006 are as follows:

	Three Months Ended
	March 31,
	2007	2006

Balance as of January 1	$4,765	$3,598
Warranty expense	518	875
Warranty usage	(421)	(713)

Balance as of March 31	$4,862	$3,760

Goodwill and Other Intangible Assets:  In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company does not amortize goodwill or other indefinite lived intangible assets, but reviews them at least annually for impairment using a measurement date of October 1st. The Company amortizes intangible assets that have finite useful lives.

SFAS No. 142 requires that goodwill and other indefinite lived intangible assets be tested for impairment at the reporting unit level on an annual basis. Under SFAS No. 142, a company determines the fair value of any indefinite lived intangible assets, compares the fair value to its carrying value and records an impairment loss if the carrying value exceeds its fair value. Goodwill is tested utilizing a two-step approach. After recording any impairment losses for indefinite lived intangible assets, a company is required to determine the fair value of each reporting unit and compare the fair value to its carrying value, including goodwill, of such reporting unit (step one). If the fair value exceeds the carrying value, no impairment loss would be recognized. If the carrying value of the reporting unit exceeds its fair value, the goodwill of the reporting unit may be impaired. The amount of the impairment, if any, would then be measured in step two, which compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

The following table displays the gross carrying amount and accumulated amortization for all intangible assets.

				December 31,
		March 31, 2007		2006
		Gross		Gross
	Estimated	Carrying	Accumulated	Carrying	Accumulated
	Useful Life	Amount	Amortization	Amount	Amortization

Finite-lived assets:
Unpatented technology	9 years	$9,400	$(1,647)	$9,400	$(1,364)
Patents	10 years	8,138	(1,539)	8,138	(1,287)
Product names	14 years	2,580	(308)	2,580	(255)
Backlog	14 months	6,720	(6,720)	6,720	(6,336)
Non-compete agreements	3 years	3,474	(1,197)	3,474	(977)
Customer relations	13 years	101,066	(10,480)	101,066	(8,647)
Other	—	60	(14)	60	(9)

		$131,438	$(21,905)	$131,438	$(18,875)

Indefinite-lived intangible assets:
Goodwill		$246,832		247,144
Trademarks and trade names		34,060		34,060

		$281,322		$281,204

Amortization expense for finite-lived intangible assets was $3,028 and $3,571 for the three months ended March 31, 2007 and 2006, respectively, and is estimated to be approximately $10,900 for 2007 and $9,800 for fiscal years 2008 through 2012.

Employee Stock Options:  The Company adopted SFAS No. 123(R) “Share-Based Payments”, using the modified prospective method, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

As of March 31, 2007 and 2006, there were 846 and 803 time-based options and 1,555 and 1,472 performance-based options outstanding under the Amended and Restated 2005 Stock Incentive Plan (“Stock Incentive Plan”), respectively. For the three months ended March 31, 2007 and 2006, the Company recorded $302 and $321, respectively, in compensation expense related to the time-based options. As of March 31, 2007, the total share-based compensation expected to be recognized over the weighted average period of approximately 3.6 years is $2,546. Further, the Company may also record additional stock-based compensation expense in future periods related to the 1,555 performance-based options granted under the Stock Incentive Plan to certain members of management, if it becomes probable that any of the future performance criteria will be achieved. The maximum share-based compensation expense relating to the performance-based options is approximately $7,500, which will be recognized if and to the extent it becomes probable that the specified actual returns on First Reserve Fund X, L.P.’s (“First Reserve”) investment will be achieved.

In 2006, the Company granted restricted stock units covering 16 shares of common stock to non-employee directors. Each of the six grants of restricted stock units had a fair market value of $40 on the date of grant. Restricted stock units for 3 shares were forfeited in the first quarter of 2007 upon the resignation of a director. The remaining restricted stock units are expected to fully vest on the first anniversary of the date of grant or earlier in the event of a “change in control” as such term is defined in the Stock Incentive Plan. For the three months ended March 31, 2007, the Company recorded $59 in director compensation expense related to the restricted stock units.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

Recently Issued Accounting Pronouncements:  In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157) which is effective for fiscal years beginning after November 15, 2007. SFAS No. 157 defines fair value to be applied to U.S. GAAP guidance requiring use of fair value, establishes a framework for measuring fair value and expands the disclosure requirements for fair value measurements. The Company is currently evaluating the impact of SFAS No. 157 on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Pension Benefit Plans and Other Postretirement Plans”. This statement requires recognition on the balance sheet of the underfunded or overfunded status of pension and postretirement benefit plans. SFAS No. 158 also requires the recognition of changes in the funded status through other comprehensive income in the year that the changes occur. The amount of net periodic benefit cost recognized in an entity’s results of operation will not change. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end balance sheet is effective for fiscal years ending after December 15, 2008. The Company adopted SFAS No. 158 as of December 31, 2006. The adoption of the statement had no effect on our financial position, results of operations, liquidity or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, with unrealized gains and losses related to these financial instruments reported in earnings at each subsequent reporting date. This statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159 on its financial position and results of operations.

NOTE B — Debt and Credit Arrangements

The Company has a senior secured credit facility (the “Senior Credit Facility”) and $170,000 of 91/8% senior subordinated notes (the “Subordinated Notes”) outstanding. The Senior Credit Facility consists of a $180,000 term loan facility (the “Term Loan”) and a $115,000 revolving credit facility (the “Revolver”), of which $55,000 may be used for letters of credit extending beyond one year from their date of issuance. The Term Loan matures on October 17, 2012 and the Revolver matures on October 17, 2010. The Term Loan does not require any principal payments prior to the maturity date. The interest rate under the Senior Credit Facility is, at the Company’s option, the Alternative Base Rate (“ABR”) plus 1.0% or LIBOR plus 2.0% on the Term Loan and ABR plus 1.5% or LIBOR plus 2.5% on the Revolver. The applicable interest margin on the Revolver could decrease based upon the leverage ratio calculated at each fiscal quarter end. In addition, the Company is required to pay an annual administrative fee of $100, a commitment fee of 0.5% on the unused Revolver balance, a letter of credit participation fee of 2.5% per annum on the letter of credit exposure and a letter of credit issuance fee of 0.25%. The obligations under the Senior Credit Facility are secured by substantially all of the assets of the Company and its U.S. subsidiaries and 65% of the capital stock of the Company’s non-U.S. subsidiaries.

The Subordinated Notes are due in 2015 with interest payable semi-annually on April 15th and October 15th. The registration rights agreement required the Company to file an Exchange Offer Registration Statement and complete the exchange offer for the Subordinated Notes by August 14, 2006. Since the exchange offer was not completed when required, additional interest at a rate of 0.50% was incurred for the 90-day period commencing November 12, 2006 and additional interest at a rate of 0.75% was incurred for the 90-day period commencing February 10, 2007. The exchange offer was completed on April 6, 2007 and this additional interest ceased accruing as of that date. Any of the Subordinated Notes may be redeemed solely at the Company’s option beginning on October 15, 2010. The initial redemption price is 104.563% of the principal amount, plus accrued interest. Also, any of the notes may be redeemed solely at the Company’s option at any time prior to October 15, 2010, plus accrued

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

interest and a “make-whole” premium. In addition, before October 15, 2008, up to 35% of the Subordinated Notes may be redeemed solely at the Company’s option at a price of 109.125% of the principal amount, plus accrued interest, using the proceeds from the sales of certain kinds of capital stock. The Subordinated Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior debt of the Company, including the Senior Credit Facility, pari passu in right of payment with all future senior subordinated indebtedness of the Company, and senior in right of payment with any future indebtedness of the Company that expressly provides for its subordination to the Subordinated Notes. The Subordinated Notes are unconditionally guaranteed jointly and severally by substantially all of the Company’s U.S. subsidiaries.

The Senior Credit Facility agreement and provisions of the indenture governing the Subordinated Notes contain a number of customary covenants, including but not limited to restrictions on the Company’s ability to incur additional indebtedness, create liens or other encumbrances, sell assets, enter into sale and lease-back transactions, make certain payments, investments, loans, advances or guarantees, make acquisitions, engage in mergers or consolidations, pay dividends or distributions, and make capital expenditures. The Senior Credit Facility and indenture governing the Subordinated Notes also include financial covenants relating to leverage, interest coverage and fixed charge coverage ratios. The Company believes that it is in compliance with all covenants. As of March 31, 2007, there was $120,000 outstanding under the Term Loan, $170,000 outstanding under the Subordinated Notes and letters of credit and bank guarantees totaling $22,620 supported by the Revolver.

Chart Ferox a.s. (“Ferox”), a wholly-owned subsidiary of the Company, maintains secured revolving credit facilities with borrowing capacity, including overdraft protection, of up to $9,600, of which $4,400 is available only for letters of credit and bank guarantees. Under the revolving credit facilities, Ferox may make borrowings in Czech Korunas, Euros and U.S. dollars. Borrowings in Koruna are at PRIBOR, borrowings in Euros are at EUROBOR and borrowings in U.S. dollars are at LIBOR, each with a fixed margin of 0.6 percent. Ferox is not required to pay a commitment fee to the lenders under the revolving credit facilities in respect to the unutilized commitments thereunder. Ferox must pay letter of credit and guarantee fees equal to 0.75% on the face amount of each guarantee. Ferox’s land and buildings and accounts receivable secure $4,600 and $2,500, respectively, of the revolving credit facilities. As of March 31, 2007, there were no borrowings outstanding under the Ferox revolving credit facilities. However, there were $1,429 of bank guarantees supported by the Ferox revolving credit facilities.

NOTE C — Earnings per Share

The following table presents calculations of net income per share of common stock for the three months ended March 31, 2007 and 2006:

	Three Months Ended
	March 31,
	2007	2006

Net income	$7,178	$6,045
Net income per common share — basic	$0.28	$0.76
Net income per common share — diluted	$0.28	$0.73
Weighted average number of common shares outstanding — basic	25,604	7,952
Incremental shares issuable upon assumed exercise of stock warrant	—	26
Incremental shares issuable upon assumed conversion and exercise of stock options	206	307

Total shares — diluted	25,810	8,285

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

NOTE D — Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) are as follows:

	March 31,	December 31,
	2007	2006

Foreign currency translation adjustments	$6,037	$6,352
Minimum pension liability adjustments, net of taxes	1,170	1,170

	$7,207	$7,522

Comprehensive income for the three months ended March 31, 2007 and 2006 was $6,863 and $7,495, respectively.

NOTE E — Employee Separation and Plant Closure Costs

For the three months ended March 31, 2007 and 2006, the Company recorded employee separation and plant closure costs of $99 and $162, respectively, primarily related to the closure of the Distribution and Storage segment’s idle Plaistow, New Hampshire facility.

The following table summarizes the Company’s employee separation and plant closure costs activity for the three months ended March 31, 2007 and 2006.

	Three Months Ended March 31, 2007
	Energy &	Distribution
	Chemicals	& Storage	BioMedical	Total

One-time employee termination costs	$—	$—	$—	$—
Other associated costs	—	99	—	99

Employee separation and plant closure costs	—	99	—	99
Reserve usage	—	(99)	(39)	(138)

Change in reserve	—	—	(39)	(39)
Reserves as of January 1, 2007	1,557	190	121	1,868

Reserves as of March 31, 2007	$1,557	$190	$82	$1,829

	Three Months Ended March 31, 2006
	Energy &	Distribution
	Chemicals	& Storage	BioMedical	Total

One-time employee termination costs	$—	$—	$—	$—
Other associated costs	9	153	—	162

Employee separation and plant closure costs	9	153	—	162
Inventory valuation in cost of sales	—	—	—	—

	9	153	—	162
Reserve usage	(9)	(153)	(97)	(259)

Change in reserve	—	—	(97)	(97)
Reserves as of January 1, 2006	1,557	190	239	1,986

Reserves as of March 31, 2006	$1,557	$190	$142	$1,889

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

The employee separation and plant closure costs reserve of $1,829 and $1,889 at March 31, 2007 and 2006, respectively, were for one-time employee termination costs.

NOTE F — Acquisitions

On May 26, 2006, the Company acquired the common stock of Cooler Service Company, Inc. (“CSC”) based in Tulsa, Oklahoma. The consideration paid was $15,927, net of cash acquired, including transaction costs. The acquisition was funded with cash on hand. The estimated fair value of the net assets acquired and goodwill at the date of acquisition was $8,050 and $8,654, respectively. CSC designs and manufactures air cooled heat exchangers for multiple markets, including hydrocarbon, petrochemical and industrial gas processing, and power generation. CSC has been included in the Company’s Energy and Chemical segment.

On March 2, 2007, the Company purchased the remaining minority interest in Chart Ferox a.s for a purchase price of $1,612. The purchase price was applied to eliminate the minority interest in Ferox a.s. of approximately $2,000. The difference between the purchase price and the value of the minority interest eliminated was allocated to adjust the fair value of the assets originally acquired.

NOTE G — Assets Held for Sale

The Company has entered into an agreement to sell the idle building and a portion of the land at its Plaistow, New Hampshire facility. The Company expects to complete the sale in the second or third quarter of 2007. The Plaistow facility is classified as assets held for sale on the Company’s unaudited condensed consolidated balance sheet as of March 31, 2007 and the audited consolidated balance sheet as of December 31, 2006 based on the carrying value of $3,084.

NOTE H — Income Taxes

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies. As required by FIN 48, which clarifies SFAS No. 109, Accounting for Income Taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all tax positions for which the statute of limitations remained open. As a result of the implementation of FIN 48, the Company did not recognize material adjustments in the liability for unrecognized tax benefits.

The amount of unrecognized tax benefits as of January 1, 2007 was $3,900. This amount includes $1,100 of unrecognized tax benefits which, if ultimately recognized, will reduce the Company’s annual effective tax rate. There have been no material changes in unrecognized tax benefits since January 1, 2007.

The Company is subject to income taxes in the U.S. federal jurisdiction, and various states and foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years prior to 2003.

The Internal Revenue Service (“IRS”) commenced an examination of the Company’s U.S. income tax returns for 2004 and 2005 during the three months ended March 31, 2007. The Company expects the examination to be concluded and settled during 2008. The Company is also currently under examination by a number of state tax authorities. The Company also expects those examinations to be concluded and settled during 2008. It is reasonably

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

possible that a change in the unrecognized tax benefits may occur, however, quantification of an estimated range cannot made at this time.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company had accrued approximately $302 for the payment of interest and penalties at March 31, 2007. This amount is included in the unrecognized tax benefits above.

NOTE I — Employee Benefit Plans

The Company has four defined benefit pension plans covering certain U.S. hourly and salary employees. All of these plans were frozen as of February 28, 2006. The defined benefit plans provide benefits based primarily on the participants’ years of service and compensation.

The following table sets forth the components of net periodic pension benefit for the three months ended March 31, 2007 and 2006.

	Three Months Ended
	March 31,
	2007	2006

Service cost	$—	$—
Interest cost	523	510
Expected return on plan assets	(680)	(618)
Recognized actuarial gain	—	—

Total pension benefit	$(157)	$(108)

NOTE J — Reporting Segments

The structure of the Company’s internal organization is divided into the following three reportable segments: Energy and Chemicals (“E&C”), Distribution and Storage (“D&S”) and BioMedical. The Company’s reportable segments are business units that offer different products and are each managed separately because they manufacture and distribute distinct products with different production processes and sales and marketing approaches. The E&C segment sells heat exchangers, cold boxes and liquefied natural gas vacuum-insulated pipe to natural gas, petrochemical processing and industrial gas companies who use them for the liquefaction and separation of natural and industrial gases. The D&S segment sells cryogenic bulk storage systems, cryogenic packaged gas systems, cryogenic systems and components, beverage liquid CO2 systems and cryogenic services to various companies for the storage and transportation of both industrial and natural gases. The BioMedical segment sells medical respiratory products, biological storage systems, other oxygen products and magnetic resonance imaging cryostat components. Due to the nature of the products that each segment sells, there are no intersegment sales. Corporate includes operating expenses for executive management, accounting, tax, treasury, human resources, information technology, legal, internal audit, risk management and stock-based compensation expenses that are not allocated to the reporting segments.

The Company evaluates performance and allocates resources based on operating income or loss before gain on sale of assets, net interest expense, financing costs amortization expense, foreign currency gain or loss, income taxes and minority interest. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

Information for the Company’s three reportable segments and its corporate headquarters is presented below:

	Three Months Ended March 31, 2007
	Energy	Distribution
	and Chemicals	and Storage	BioMedical	Corporate	Total

Sales	$52,277	$76,779	$23,407	$—	$152,463
Operating income (loss)	150	18,038	4,910	(5,811)	17,287

	Three Months Ended March 31, 2006
	Energy	Distribution
	and Chemicals	and Storage	BioMedical	Corporate	Total

Sales	$41,174	$60,318	$19,348	$—	$120,840
Operating income (loss)	5,933	11,053	3,714	(4,914)	15,786

NOTE K — Supplemental Guarantor Financial Information

The Company’s Subordinated Notes issued in October 2005 are guaranteed on a full, unconditional and joint and several basis by the following wholly owned subsidiaries: Chart Inc., CAIRE Inc., Chart Energy and Chemicals, Inc., Chart Cooler Service Company, Inc., Chart International Holdings, Inc., Chart Asia Inc. and Chart International Inc. The following subsidiaries are not guarantors of the notes:

Non-Guarantor Subsidiaries	Jurisdiction

Chart Australia Pty. Ltd.	Australia
Changzhou CEM Cryo Equipment Co., Ltd.	China
Chart Biomedical Limited	United Kingdom
Chart Cryogenic Engineering Systems (Changzhou) Co., Ltd.	China
Chart Cryogenic Equipment (Changzhou) Co., Ltd.	China
Chart Ferox a.s	Czech Republic
Chart Ferox GmbH	Germany
GTC of Clarksville, LLC	Delaware
Lox Taiwan (16% owned)	Taiwan
Zhangjigang Chart Hailu Cryogenic Equipment Co., Ltd.	China

The following supplemental condensed consolidating and combining financial information of the Issuer, Subsidiary Guarantors and Subsidiary Non-Guarantors presents statements of operations for the three months ended March 31, 2007 and 2006, balance sheets as of March 31, 2007 and December 31, 2006 and statements of cash flows for the three months ended March 31, 2007 and 2006.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING BALANCE SHEET
As of March 31, 2007

			Subsidiary
		Subsidiary	Non-	Consolidating
	Issuer	Guarantors	Guarantors	Adjustments	Total

ASSETS
Cash and cash equivalents	$(1,080)	$276	$13,163	$—	$12,359
Accounts receivable, net	—	56,390	23,507	—	79,897
Inventory, net	—	46,896	33,063	(330)	79,629
Other current assets	7,708	48,569	14,298	—	70,575

Total current assets	6,628	152,131	84,031	(330)	242,460
Property, plant and equipment, net	—	59,779	29,086	—	88,865
Goodwill	—	189,671	57,161	—	246,832
Intangible assets, net	—	141,170	2,423	—	143,593
Investments in affiliates	116,153	46,009	—	(162,162)	—
Intercompany receivables	442,863	—	—	(442,863)	—
Other assets	10,911	1,585	2,070	—	14,566

Total assets	$576,555	$590,345	$174,771	$(605,355)	$736,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accruals	$6,204	$111,470	$27,236	$905	$145,815

Total current liabilities	6,204	111,470	27,236	905	145,815
Long-term debt	290,000	—	—	—	290,000
Intercompany payables	—	349,102	94,996	(444,098)	—
Other long-term liabilities	53,388	13,620	6,530	—	73,538

Total liabilities	349,592	474,192	128,762	(443,193)	509,353
Common Stock	256	—	—	—	256
Other stockholders’ equity	226,707	116,153	46,009	(162,162)	226,707

Total stockholders’ equity	226,963	116,153	46,009	(162,162)	226,963

Total liabilities and stockholders’ equity	$576,555	$590,345	$174,771	$(605,355)	$736,316

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING BALANCE SHEET (AUDITED)
As of December 31, 2006

			Subsidiary
		Subsidiary	Non-	Consolidating
	Issuer	Guarantors	Guarantors	Adjustments	Total

ASSETS
Cash and cash equivalents	$6,084	$114	$12,656	$—	$18,854
Accounts receivable, net	—	58,320	18,442	—	76,762
Inventory, net	—	43,559	29,508	(210)	72,857
Other current assets	8,319	39,955	13,888	—	62,162

Total current assets	14,403	141,948	74,494	(210)	230,635
Property, plant and equipment, net	—	57,469	28,254	—	85,723
Goodwill	—	189,671	57,473	—	247,144
Intangible assets, net	—	143,998	2,625	—	146,623
Investments in affiliates	104,109	38,326	—	(142,435)	—
Intercompany receivables	421,549	—	—	(421,549)	—
Other assets	11,126	1,580	2,044	—	14,750

Total assets	$551,187	$572,992	$164,890	$(564,194)	$724,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accruals	$(11,935)	$122,734	$28,908	$(466)	$139,241

Total current liabilities	(11,935)	122,734	28,908	(466)	139,241
Long-term debt	290,000	—	—	—	290,000
Intercompany payables	—	332,535	88,758	(421,293)	—
Other long-term liabilities	53,388	13,614	8,898	—	75,900

Total liabilities	331,453	468,883	126,564	(421,759)	505,141
Common Stock	256	—	—		256
Other stockholders’ equity	219,478	104,109	38,326	(142,435)	219,478

Total stockholders’ equity	219,734	104,109	38,326	(142,435)	219,734

Total liabilities and stockholders’ equity	$551,187	$572,992	$164,890	$(564,194)	$724,875

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2007

			Subsidiary
		Subsidiary	Non-	Consolidating
	Issuer	Guarantors	Guarantors	Adjustments	Total

Net sales	$—	$111,468	42,057	$(1,062)	$152,463
Cost of sales	—	81,985	31,560	(941)	112,604

Gross profit	—	29,483	10,497	(121)	39,859
Selling, general and administrative expenses	651	19,779	2,142	—	22,572

Operating income	(651)	9,704	8,355	(121)	17,287
Interest expense	6,329	54	(37)	—	6,346
Other expense (income), net	404	52	(406)	—	50

(Loss) income before income taxes and equity in net (income) of subsidiaries	(7,384)	9,598	8,798	(121)	10,891
Income tax (benefit) provision	(2,518)	4,506	1,725	—	3,713
Equity in net (income) of subsidiaries	(12,044)	(6,952)	—	18,996	—

Net (loss) income	$7,178	$12,044	$7,073	$(18,996)	$7,178

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2006

			Subsidiary
		Subsidiary	Non-	Consolidating
	Issuer	Guarantors	Guarantors	Adjustments	Total

Net sales	$—	$92,677	28,994	$(831)	$120,840
Cost of sales	—	63,582	21,008	(737)	83,853

Gross profit	—	29,095	7,986	(94)	36,987
Selling, general and administrative expenses	391	18,325	2,476	9	21,201

Operating income	(391)	10,770	5,510	(103)	15,786
Interest expense	6,645	(17)	(83)	—	6,545
Other expense (income), net	370	29	(177)	—	222
Minority interest, net of tax	—	—	6	—	6

(Loss) income before income taxes and equity in net (income) of subsidiaries	(7,406)	10,758	5,776	(103)	9,025
Income tax provision (benefit)	(2,444)	4,778	646	—	2,980
Equity in net (income) of subsidiaries	(11,007)	(5,027)		16,034	—

Net income	$6,045	$11,007	$5,130	$(16,034)	$6,045

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Three Months Ended March 31, 2007

			Subsidiary
		Subsidiary	Non-	Consolidating
	Issuer	Guarantors	Guarantors	Adjustments	Total

Cash flows from operating activities:
Net cash provided by (used in) operating activities	$14,278	$(11,243)	$(3,153)	$1,155	$1,037
Cash flows from investing activities:
Capital expenditures	—	(3,318)	(1,706)	—	(5,024)
Acquisitions of minority interest	—	(1,622)	—	—	(1,622)

Net cash (used in) investing activities	—	(4,940)	(1,706)	—	(6,646)
Cash flows from financing activities:
Net change in debt	—	(750)	—	—	(750)
Payment of financing costs	(183)	—	—	—	(183)
Other financing activities	5	—	—	—	5
Intercompany account changes	(21,264)	17,095	5,324	(1,155)	—

Net cash (used in) provided by financing activities	(21,442)	16,345	5,324	(1,155)	(928)

Net (decrease) increase in cash and cash equivalents	(7,164)	162	465	—	(6,537)
Effect of exchange rate changes	—	—	42	—	42
Cash and cash equivalents, beginning of period	6,084	114	12,656	—	18,854

Cash and cash equivalents, end of period	$(1,080)	$276	$13,163	$—	$12,359

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — March 31, 2007
(Dollars and shares in thousands, except per share amounts)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Three Months Ended March 31, 2006

			Subsidiary
		Subsidiary	Non-	Consolidating
	Issuer	Guarantors	Guarantors	Adjustments	Total

Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(1,973)	$11,681	$2,169	$18	$11,895
Cash flows from investing activities:
Capital expenditures	—	(1,747)	(819)	—	(2,566)

Net cash (used in) investing activities	—	(1,747)	(819)	—	(2,566)
Cash flows from financing activities:
Net change in debt	(5,000)	—	(839)	—	(5,839)
Intercompany account changes	7,898	(9,619)	1,739	(18)	—

Net cash provided by (used in) financing activities	2,898	(9,619)	900	(18)	(5,839)

Net increase in cash and cash equivalents	925	315	2,250	—	3,490
Effect of exchange rate changes	—	—	107	—	107
Cash and cash equivalents, beginning of period	7,191	272	3,863	—	11,326

Cash and cash equivalents, end of period	$8,116	$587	$6,220	$—	$14,923

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$9,088
Printing and Engraving Expenses	$125,000
Blue Sky Fees and Expenses	$20,000
Legal Fees	$325,000
Accounting Fees	$225,000
Registrar and Transfer Agent Fees	$7,500
NASD Filing Fee	$30,104
Miscellaneous Expenses	$108,308

Total	$850,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws for Chart Industries, Inc. provide for such limitations on liability.

We have entered into indemnification agreements with each of our directors and officers providing for additional indemnification protection beyond that provided by the Directors and Officers Liability Insurance Policy. In the indemnification agreements, we have agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the Amended and Restated Certificate of Incorporation, the DGCL, or by any amendment(s) thereto.

Item 15.	Recent Sales of Unregistered Securities.

We have issued unregistered securities in the transactions described below. We have adjusted the number of securities issued and the exercise prices for all issuances occurring on October 17, 2005 or later for the stock split to be effected prior to completion of the offering and certain dividends described in the prospectus included in this registration statement. However, we have not made similar adjustments to any securities issued prior to October 17, 2005 because all such securities were cancelled in the October 17, 2005 acquisition or are no longer outstanding. These securities were offered and sold in reliance upon the exemptions provided for in Section 1145(a) of the U.S. Bankruptcy Code, relating to issuance of securities pursuant to our bankruptcy reorganization plan,

Section 4(2) of the Securities Act, relating to sales not involving any public offering, Rule 506 of the Securities Act relating to sales to accredited investors and Rule 701 of the Securities Act relating to a compensatory benefit plan. The sales were made without the use of an underwriter and any certificates representing the securities sold (other than securities issued pursuant to the exemption provided by Section 1145(a) of the U.S. Bankruptcy Code) contain a restrictive legend that prohibits transfer without registration or an applicable exemption.

Pursuant to the terms of our bankruptcy reorganization plan, on September 15, 2003, we issued an aggregate of 5,325,331 shares of common stock to our then senior lenders and our pre-bankruptcy stockholders and we issued warrants to acquire an aggregate of 280,281 shares of our common stock to our pre-bankruptcy stockholders. These shares of common stock and warrants were issued in accordance with the terms of our reorganization plan, which was confirmed by the U.S. Bankruptcy Court for the District of Delaware by an order entered on September 4, 2003, in reliance on the exemption from the registration requirements of the Securities Act provided by Section 1145(a) of the U.S. Bankruptcy Code. The common stock issued to our then senior lenders was issued in exchange for claims under our pre-bankruptcy senior credit facilities, and the common stock and warrants issued to our pre-bankruptcy stockholders were issued in exchange for their cancelled pre-bankruptcy stock.

The following table shows the shares of our common stock that we have issued upon the exercise of warrants for the prices indicated therein for the past three years.

	Warrants	Exercise	Shares of Common
Date of Exercise	Exercised	Price	Stock Issued

July 15, 2004	2	$32.97	2
August 12, 2004	26,390	$32.97	5,323	cashless
September 29, 2004	53	$32.97	53
October 19, 2004	5	$32.97	5
October 22, 2004	19	$32.97	19
November 11, 2004	1	$32.97	1
November 19, 2004	53	$32.97	53
December 8, 2004	6	$32.97	6
December 10, 2004	24	$32.97	24
January 4, 2005	9	$32.97	9
February 11, 2005	1	$32.97	1
February 25, 2005	1	$32.97	1
March 9, 2005	819	$32.97	819
April 12, 2005	987	$32.97	987
April 12, 2005	107	$32.97	107
April 27, 2005	1	$32.97	1
May 10, 2005	77	$32.97	77
May 16, 2005	53	$32.97	53
May 23, 2005	9	$32.97	9
June 3, 2005	124	$32.97	124
June 20, 2005	2	$32.97	2
June 30, 2005	2	$32.97	2
July 7, 2005	14	$32.97	14
July 12, 2005	20	$32.97	20
July 25, 2005	6	$32.97	6
July 27, 2005	1,157	$32.97	1,157
August 5, 2005	7	$32.97	7
August 5, 2005	1,043	$32.97	1,043
August 10, 2005	2,000	$32.97	2,000

	Warrants	Exercise	Shares of Common
Date of Exercise	Exercised	Price	Stock Issued

August 11, 2005	1,780	$32.97	1,780
August 11, 2005	1,458	$32.97	1,458
August 12, 2005	820	$32.97	820
August 15, 2005	1	$32.97	1
August 15, 2005	5,148	$32.97	5,148
August 18, 2005	32	$32.97	32
August 24, 2005	4,279	$32.97	4,279
August 31, 2005	1	$32.97	1
September 6, 2005	7,116	$32.97	7,116
September 13, 2005	2	$32.97	2
September 14, 2005	2,100	$32.97	2,100
September 16, 2005	7	$32.97	7
September 19, 2005	53	$32.97	53
September 21, 2005	551	$32.97	551
September 28, 2005	15,000	$32.97	15,000
September 29, 2005	300	$32.97	300
October 3, 2005	3,200	$32.97	3,200
October 4, 2005	1,900	$32.97	1,900
October 5, 2005	434	$32.97	434
October 6, 2005	200	$32.97	200
October 7, 2005	357	$32.97	357
October 12, 2005	134	$32.97	134

Total	77,865		56,798

With respect to each of the issuances above, the issuance of the shares of our common stock upon the exercise of the warrants was made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 1145(a) of the U.S. Bankruptcy Code, on the basis that the common stock was offered and sold upon the exercise of warrants that were offered and sold under a plan of a debtor in exchange for an interest in the debtor. The warrants were governed by a Warrant Agreement, dated September 15, 2003, between the Company and National City Bank, as warrant agent. The Warrant Agreement terminated upon consummation of the Acquisition.

On February 26, 2004, we issued an aggregate of 28,797 shares to Samuel F. Thomas, our Chief Executive Officer, for an aggregate purchase price of $399,990 in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) and Rule 506 thereunder on the basis that the transaction did not involve a public offering.

On October 17, 2005, in connection with the Acquisition and in the same merger transaction in which all of our pre-Acquisition securities were cancelled, we issued an aggregate of 7,952,180 shares of our common stock to FR X Chart Holdings LLC pursuant to the terms of the agreement and plan of merger, dated August 2, 2005, by and among certain of our then-existing stockholders, First Reserve Fund X, L.P. and CI Acquisition, a wholly-owned subsidiary of First Reserve Fund X, L.P. in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereunder. These 7,952,180 shares were acquired by a subsidiary of Fund X, FR X Chart Holdings LLC, which was the sole shareholder of CI Acquisition, the company that merged with and into us in the merger, upon the conversion in the merger of the pre-merger shares of CI Acquisition held by FR X Chart Holdings LLC into the only shares of our company that were outstanding immediately following the merger. These shares were acquired for an investment of $14.00 per share, or an aggregate equity investment of approximately $111.3 million by FR X Chart Holdings LLC.

On November 23, 2005, we issued 2,174,800 options at an exercise price of $6.50 under the Amended and Restated 2005 Stock Incentive Plan to 32 employees in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated thereunder.

On March 29, 2006, we issued 99,592 options at an exercise price of $12.16 under the Amended and Restated 2005 Stock Incentive Plan to one of our executive officers in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated thereunder.

On April 27, 2006, we issued 67,206 options at an exercise price of $12.16 under the Amended and Restated 2005 Stock Incentive Plan to 24 employees in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated thereunder.

On April 30, 2006, we issued 61,969 shares to two employees upon the exercise of their options for cash at $3.50 per share in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated thereunder.

On May 3, 2006, we issued 4,760 shares to one employee upon the exercise of his options for cash at $3.50 per share in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated thereunder.

On May 4, 2006, we issued 24,154 shares to one employee upon the exercise of his options for cash at $3.50 per share in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated thereunder.

On May 18, 2006, we issued 2,651,012 shares to FR X Chart Holdings LLC upon the exercise of its warrant for cash at $14.00 per share in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereunder.

On May 19, 2006, we issued 518,972 shares to two executive officers and three employees upon the exercise of their options for cash at $3.50 per share in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated thereunder.

On May 26, 2006, we issued 99,592 options at an exercise price of $12.16 under the Amended and Restated 2005 Stock Incentive Plan to one employee in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated thereunder.

Each of the options granted on November 23, 2005, March 29, 2006, April 27, 2006 and May 26, 2006 have similar terms, which are as follows: they have a 10-year term unless they are earlier terminated and approximately 35% vest and become exercisable over the passage of time, which we refer to as “time options,” assuming the holder thereof continues to be employed by us, and the remaining portion vest and become exercisable based upon the achievement of certain performance targets, which we refer to as “performance options.” Time options generally become exercisable by the holder of the option in installments of 20% on each of the first five anniversaries of the grant date. Performance options generally become exercisable based upon the “Fund X Net Return,” which is the amount received by Fund X in cash (and/or in-kind based upon the fair market value of securities or other property received by Fund X) in respect of its investment in us divided by the amount of the investment by Fund X in us, which we refer to as the Fund X Investment.

Immediately prior to a change in control of us (as defined in our Amended and Restated 2005 Stock Incentive Plan), the exercisability of the time options will automatically accelerate with respect to 100% of the shares of our common stock subject to the time options. In addition, subject to the holder of the option’s continued employment, in the event Fund X sells 100% of its interest in us to a third party prior to October 17, 2008 and, as a result of such sale, the Fund X Net Return is less than 2.50 times the Fund X Investment, but an internal rate of return of greater than 30% is realized, the performance options will accelerate with respect to 45% of the shares of our common stock subject to the performance option.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act.

(b) Financial Statement Schedules

All applicable financial statement schedule disclosure requirements are included in the prospectus which forms a part of this registration statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garfield Heights, State of Ohio, on this 29th day of May, 2007.

CHART INDUSTRIES, INC.

By:	/s/ Michael F. Biehl
Michael F. Biehl
Executive Vice President,
Chief Financial Officer and Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on this 29th day of May, 2007.

Signature	Title

* Samuel F. Thomas	Chairman, Chief Executive Officer, President and a Director (Principal Executive Officer)

* Michael F. Biehl	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

* James H. Hoppel, Jr.	Controller and Chief Accounting Officer (Principal Accounting Officer)

* Timothy H. Day	Director

* Richard E. Goodrich	Director

* Steven W. Krablin	Director

* Kenneth W. Moore	Director

* Michael W. Press	Director

*By: /s/ Matthew J. Klaben Matthew J. Klaben Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description

1.1		Form of Underwriting Agreement.*
2.1		Agreement and Plan of Merger, dated as of August 2, 2005 by and among Chart Industries, Inc., certain of its stockholders, First Reserve Fund X, L.P. and CI Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).
2.2		Asset Purchase Agreement among GT Acquisition Company and Greenville Tube, LLC, dated July 1, 2003 (incorporated by reference to Exhibit 2.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).
3.1		Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).
3.2		Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).
4.1		Form of Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).
4.2		Indenture, dated as of October 17, 2005, between Chart Industries, Inc. and The Bank of New York as trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).
4.3		Registration Rights Agreement, dated October 17, 2005 among Chart Industries, Inc., the subsidiary guarantors party thereto and Morgan Stanley & Co., as representative of the initial purchasers (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).
5.1		Form of Opinion of Simpson Thacher & Bartlett LLP.†
10.1		Underwriting Agreement, dated July 25, 2006, among Chart Industries Inc. and the several underwriters named therein (incorporated by reference to Exhibit 10.1 to Registrant’s quarterly report on Form 10-Q for the period ended September 30, 2006 (File No. 001-11442)).
10.2		Form of Amended and Restated Management Stockholders Agreement (incorporated by reference to Exhibit 10.10 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).
10.3		Stockholder Agreement, dated July 25, 2006, by and between Chart Industries, Inc. and FR X Chart Holdings LLC (incorporated by reference to Exhibit 10.3 to Registrant’s quarterly report on Form 10-Q for the period ended September 30, 2006 (File No. 001-11442)).
10.4		Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10	.4.1	Form of Nonqualified Stock Option Agreement under the 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10	.4.2	Form of Restricted Stock Unit Agreement (for non-employee directors) under the Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.22 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10.5		Chart Industries, Inc. 2004 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10	.5.1	Amendment No. 1 to the 2004 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10	.5.2	Form of Stock Option Agreement under the 2004 Stock Option and Incentive Plan (for Samuel F. Thomas) (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10	.5.3	Form of Stock Option Agreement under the 2004 Stock Option and Incentive Plan (for those other than Samuel F. Thomas) (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**

Exhibit No.		Description

10.6		Amended and Restated Chart Industries, Inc. Voluntary Deferred Income Plan (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10.7		2006 Chart Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.19 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10.8		Incentive Compensation Plan (incorporated by reference to Exhibit 10.19 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10.9		Credit Agreement, dated October 17, 2005, by and among FR X Chart Holdings LLC, CI Acquisition, Inc. and the Lenders thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).
10	.9.1	Amendment No. 1 and Consent to the Credit Agreement and Amendment No. 1 to the Guarantee and Collateral Agreement dated July 31, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).
10.10		Guarantee and Collateral Agreement, dated as of October 17, 2005 among FR X Chart Holdings LLC, as guarantor and pledgor, CI Acquisition, Inc., as borrower, each subsidiary loan party named therein and Citicorp North America, Inc., as collateral agent (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).
10.11		Employment Agreement, dated November 23, 2005, by and between Registrant and Samuel F. Thomas (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10.12		Employment Agreement, dated December 1, 2005, by and between Registrant and Michael F. Biehl (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10.13		Employment Agreement, dated March 29, 2006, by and between Registrant and Matthew J. Klaben (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10.14		Employment Agreement, dated May 5, 2006, by and between Registrant and James H. Hoppel, Jr. (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).**
10.15		Form of Indemnification Agreement (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).
10.16		IAM Agreement 2007-2010, effective February 4, 2007, by and between Chart Energy & Chemicals, Inc. and Local Lodge 2191 of District Lodge 66 of the International Association of Machinists and Aerospace Workers, AFL-CIO.*
21.1		List of Subsidiaries.*
23.1		Consent of Ernst & Young LLP.†
23.2		Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).†
24.1		Power of Attorney (included on signature page).

†	Filed herewith.

*	Previously filed.

**	Management contract or compensatory plan or arrangement.